As filed with the Securities and Exchange Commission on December 22, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2221	42-1558674
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8537 Six Forks Road, Suite 300

Raleigh, North Carolina 27615

(919) 526-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen R. Light

President, Chief Executive Officer and Chairman

Xerium Technologies, Inc.

8537 Six Forks Road, Suite 300

Raleigh, North Carolina 27615

(919) 526-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gerald F. Roach

Amy M. Batten

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

2500 Wachovia Capitol Center

Raleigh, North Carolina 27601

(919) 821-1220

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
8.875% Senior Notes due 2018	$240,000,000	100%	$240,000,000	$27,504
Guarantees of 8.875% Senior Notes due 2018 (2)	—	—	—	(3)

(1)	The registration fee has been calculated, in accordance with Rule 457(f)(2) under the Securities Act of 1933, based on the book value, calculated as of December 22, 2011, of the outstanding 8.875% Senior Notes due 2018 to be cancelled in the exchange transaction hereunder.
(2)	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by each direct and indirect wholly-owned domestic subsidiary of Xerium Technologies, Inc. existing as of the issue date. See the following page for a table of guarantor registrants.
(3)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, there is no separate fee with respect to guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF GUARANTOR REGISTRANTS

Exact name of guarantor as specified in its charter(1)	State or other jurisdiction of formation	I.R.S. Employer Identification Number
Huyck Licensco Inc.	Delaware	06-1260434
Robec Brazil LLC	Delaware	20-3318360
Stowe Woodward LLC	Delaware	51-0394459
Stowe Woodward Licensco LLC	Delaware	06-1260436
Wangner Itelpa I LLC	Delaware	43-2073561
Wangner Itelpa II LLC	Delaware	43-2073562
Weavexx, LLC	Delaware	05-0387869
Xerium Asia, LLC	Delaware	20-8863367
Xerium III (US) Limited	Delaware	51-0394460
Xerium IV (US) Limited	Delaware	51-0394461
Xerium V (US) Limited	Delaware	51-0394462
XTI LLC	Delaware	20-1296754

(1)	The address for each of the additional registrants is c/o Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615, and the telephone number, including area code, of the additional registrants at that address is (919) 526-1400.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED DECEMBER [    ], 2011.

PRELIMINARY PROSPECTUS

Offer to Exchange

$240,000,000 Outstanding 8.875% Senior Notes due 2018

(CUSIP No. 98416J AA8 and U98398 AA5)

for $240,000,000 Registered 8.875% Senior Notes due 2018

On May 26, 2011, we issued $240 million aggregate principal amount of restricted 8.875% senior notes due 2018 in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to as the old notes.

The exchange offer:

•

We are offering to exchange a new issue of 8.875% senior notes due 2018, which we refer to as the exchange notes, for our outstanding old notes. We sometimes refer to the old notes and the exchange notes in this prospectus together as the notes.

•	Our offer to exchange old notes for exchange notes will be open until 5:00 p.m., New York City time, on , 2011, unless extended.

•

The exchange offer is subject to certain conditions, including that the exchange offer does not violate any law or applicable interpretation of any law by the staff of the Securities and Exchange Commission (the “SEC”).

•	You may withdraw your tender of old notes at any time before the exchange offer expires.

•	We will not receive any cash proceeds from the exchange offer.

•

We do not intend to list the exchange notes on any national securities exchange or seek approval through any automated quotation system, and no active market currently exists for the old notes or is anticipated for the exchange notes.

The exchange notes:

•

The terms of the exchange notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the exchange notes will be registered under the Securities Act, and will not be subject to the restrictions on transfer or related provisions relating to additional interest applicable to the old notes.

•	Interest on the exchange notes will accrue at a rate of 8.875% per year, payable on June 15 and December 15 of each year, beginning on June 15, 2012, to the extent not already paid on the old notes.

•

On the issue date, the exchange notes will be guaranteed on a senior basis by all of our direct and indirect wholly-owned domestic subsidiaries. None of our foreign subsidiaries will guarantee the exchange notes.

•

The exchange notes will be our senior obligations, will rank pari passu with all of our and the guarantors’ existing and future senior indebtedness and will rank senior to all our and the guarantors’ existing and future subordinated indebtedness.

•	The exchange notes will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the date of this prospectus, we will make this prospectus available to broker-dealers upon request for use in connection with any such resale. See “Plan of Distribution.”

An investment in the exchange notes involves risks. You should carefully review the risk factors beginning on page 18 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2011

ABOUT THIS PROSPECTUS

In making your decision regarding participation in the exchange offer, you should rely only on the information contained in this prospectus. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in places where offers and sales are not permitted. The information contained in this prospectus and any applicable prospectus supplement is accurate only on the date such information is presented. Our business, financial condition, results of operations and prospectus may have changed since that date. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the website of the SEC or at the offices of the SEC as further described in “Where You Can Find More Information.” You may obtain a copy of the registration statement and its exhibits, free of charge, by oral or written request directed to: Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615, Attention: Corporate Secretary, phone number (919) 526-1400. The exchange offer is expected to expire on                    , 2012 and you must make your exchange decision by this expiration date. To obtain timely delivery of the requested information, you must request this information by                    , 2012, which is five business days before the expiration date of the exchange offer.

i

NON-GAAP FINANCIAL MEASURES

Throughout this prospectus we use the terms “EBITDA” and “Adjusted EBITDA,” which are not indicators of performance or liquidity determined in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) and may not be comparable to similarly titled measures used by other companies. Please see “Prospectus Summary—Selected Consolidated Financial Data” for a more thorough discussion of our use of EBITDA and Adjusted EBITDA in this prospectus, including the reasons that we believe this information is useful to management and why it may be useful to investors, and a reconciliation of EBITDA and Adjusted EBITDA to the most closely comparable financial measures calculated in accordance with GAAP.

MARKET DATA, INDUSTRY FORECASTS AND SIMILAR INFORMATION

We derived or obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research, as well as from industry publications and market research studies conducted by third parties. Industry publications generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Similarly, third-party industry forecasts and market research, while believed to be reliable, have not been independently verified. In particular, our market positions for our market segments, our market positions within segments and the size of the addressable market are based principally on management market knowledge and management estimates. Neither we nor the initial purchasers nor any other third party have independently verified such information, and neither we nor the initial purchasers make any representations as to the accuracy of such information. Investors are advised not to place undue reliance on this information.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect our actual results, levels of activity, performance or achievements include the following items:

•

we are subject to the risk of weaker economic conditions in the locations around the world where we conduct business, including the impact of price pressures and cost reduction strategies by our customers in the paper industry;

•

our strategies and plans, including, but not limited to, those relating to developing and successfully marketing new products, enhancing our operational efficiencies and reducing costs may not result in the anticipated benefits;

•	we may be required to incur significant costs to reorganize our operations in response to market changes in the paper industry;

•	our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates;

•	our manufacturing facilities may be required to operate at or near capacity, which could negatively affect our production, customer order lead time, product quality and labor relations;

•	we may not be successful in developing and marketing new technologies or in competing against new technologies developed by competitors;

•	variations in demand for our products, including our new products, could negatively affect our net sales and profitability;

•	due to our high degree of leverage and significant debt service obligations, we need to generate substantial operating cash flow to fund growth and unexpected cash needs;

•

our credit facility contains restrictive covenants, such as the covenants requiring compliance with minimum interest coverage and maximum leverage ratios, which become more restrictive over time, that may require us to increasingly improve our performance over time to remain compliant;

•

we are subject to the risk of terrorist attacks or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other country in which we conduct business, or any other domestic or international calamity, including natural disasters;

•	we are subject to any future changes in government regulation;

•	we are subject to any changes in U.S. or foreign government policies, laws and practices regarding taxes and the repatriation of earnings; and

•	anti-takeover provisions could make it more difficult for a third-party to acquire us.

Other factors that could materially affect our actual results, levels of activity, performance or achievements can be found in the “Risk Factors” section in this prospectus. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we project. Any forward-looking statement in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read this summary together with the entire prospectus, including the risk factors and the financial statements and the related notes included elsewhere herein, before making a decision with respect to an investment in the exchange notes. Unless otherwise noted, references in this prospectus to (i) ”Xerium,” “we,” “our” and “us” mean Xerium Technologies, Inc. and its subsidiaries and (ii) ”trailing twelve month” and “LTM period” refer to the twelve months ended September 30, 2011.

Our Business

We are a leading global manufacturer and supplier of consumable products for paper production and other manufacturing applications: clothing and roll covers. We market our products through industry-recognized brands, known worldwide for quality, reliability and advanced technology. These brands include:

Brand	Product Category	Geographic Region
Huyck Wangner	Clothing	Worldwide other than North America
Weavexx	Clothing	North America
Value Paper Net	Clothing	Southeast Asia
Stowe Woodward	Roll Covers & Spreader Rolls	Worldwide
Mount Hope	Spreader Rolls	Worldwide
Robec	Spreader Rolls	Europe
Xibe	Roll Covers	China

The primary driver of demand for our products is the volume of global paper production. Our products are installed on paper-making machines and play key roles in the process by which raw materials are converted into finished paper. Our products are used in the production of all major paper types and grades. A fundamental characteristic of our products is that they are consumable in nature and wear down over time in the paper production process, requiring regular replacement and positioning us to make recurring sales to our customers. We have an extensive global footprint of 31 manufacturing facilities in 14 countries, strategically located in the major paper-producing regions of North America, Europe, South America and Asia-Pacific in order to efficiently serve our customers on expedited time frames. We market our products, primarily using our direct sales force, to the paper industry’s leading producers. We believe that our brands are well known and respected in the industry positioning us to be a valued long-term supplier to many of our customers. As of September 30, 2011, we had approximately 3,400 employees worldwide and for the twelve months ended September 30, 2011, we generated net sales of $586.4 million.

We believe that we are a market leader with the number one or number two position in many of the markets we serve. We employ our broad portfolio of patented and proprietary product and manufacturing technologies, as well as our extensive industry experience, to provide our customers with tailored solutions designed to optimize the performance of their equipment and reduce the costs of their operations. Our products also have a significant effect on paper quality and paper-making machine efficiency, adding value to the overall paper-making process. Our products and technologies are the result of substantial continuous investment in research and development and highly sophisticated manufacturing processes.

Our clothing products are highly engineered synthetic textile belts that transport paper as it is processed on a paper-making machine. Clothing plays a significant role in the forming, pressing and drying stages of paper production. Our clothing segment represented 66% of sales for the trailing twelve month period.

Roll cover products cover the rolls on a paper-making machine, which are the large steel cylinders over which clothing is mounted and between which the paper travels as it is processed. Our roll covers provide a surface with the mechanical properties necessary to process the paper sheet in a cost-effective manner that delivers the sheet qualities desired by the paper producer. Our roll cover segment represented 34% of our sales for the trailing twelve month period.

Our products are in constant contact with the paper stock during the manufacturing process through which the stock is processed into finished paper. As a result, our products have a significant effect on paper quality and the ability of a paper producer to differentiate its products, two factors which are increasingly important to paper producers. In addition, while clothing and roll covers represent only approximately 3%, on average, of a paper producer’s production costs, they can help a paper producer improve productivity and reduce overall costs. We have found that, in certain cases, our products and services provide paper producers with cost savings that substantially offset the costs of our products and services, which we believe alleviates pricing pressure as the benefits of installing our products greatly outweighs product costs.

We currently estimate that there are approximately 6,300 paper-making machines in our target markets worldwide, all of which require a regular supply of clothing and roll covers. Clothing and roll covers must be replaced regularly to sustain high quality paper output and efficient operations of paper-making machines. Roll covers also require regular refurbishment, a service that we provide to our customers. Paper producers must typically replace clothing multiple times per year, replace roll covers every two-to-five years and refurbish roll covers several times between each replacement.

We sell our products to a global customer base consisting of leading regional and international pulp and paper producers including International Paper, Smurfit Kappa Group and UPM. We have both a geographically diverse customer base and diversity across paper grades. Our top ten customers accounted for approximately 23% of 2010 net sales, with no single customer accounting for more than 5% of 2010 net sales. We have long-term customer relationships, which typically provide us with consistent year-over-year demand and strong revenue visibility.

Industry Trends and Outlook

Historically, demand for our products has been driven primarily by the volume of paper produced on a worldwide basis. We expect the growth of global paper production from 2011 to 2014 to be between 3% and 4% per annum. Generally, and over time, we expect growth in paper production to be greater in Asia-Pacific, South America and Eastern Europe than in the more mature North American and Western European regions. Between 2008, especially the latter part of the year, and 2009, the global paper industry experienced a sharp reduction in production levels, caused by the general slowdown in economic activity and related paper consumption during the same period. In 2010, however, global paper and board production began to recover, with growth estimated to have rebounded 5.7% in 2010, following a general recovery in global economic conditions. This growth was most prevalent in developing countries. We believe that our increase in net sales volume in the first three quarters of 2011 as compared with the first three quarters of 2010 reflects this recovery, as well as the success of our new products.

The profitability of paper producers has historically been cyclical based on the price of paper, driven to a high degree by the periods when paper producers have more aggregate capacity than the market requires. A sustained downturn in the paper industry, either globally or in a particular region, can cause paper manufacturers to reduce production or cease operations. Since 2000, paper producers have taken actions that seek to structurally improve the balance between the geographical supply of and demand for paper. As part of these efforts, they have permanently shut down many paper-making machines or entire manufacturing facilities. Some papermakers continue to experience low levels of profitability, and we believe that the industry will see further consolidation among papermakers. The reduction in the number of paper producers and shutdowns of paper-making machines and facilities has been occurring largely in Europe and North America, while producers moved operations to lower-cost regions such as Asia and South America, leading to a better balance between supply of and demand for paper. Over a number of years, consumption growth of paper, particularly in South America and Asia-Pacific, is expected to drive an increase in the global production rates.

Global paper production growth that does occur would be moderated by the level of industry consolidation and paper-machine shutdown activity that is a continuing underlying trend in North America and Europe. We also believe that, in addition to industry consolidation and paper machine shutdown activity in North America and Europe, the trend towards new paper machine designs which have fewer rolls and employ extended-life roll cover products has and may continue to impact demand for our products as well as their volume potential. However, we feel that volume declines would be at least partially offset by our introduction of new products with the extended-life qualities that our customers desire and increasing market share of our proprietary products such as SmartRoll™. Additionally, we are seeing a trend that paper producers are placing an increasing emphasis on maintenance cost reduction and, as a result, are extending the life of roll covers through additional maintenance cycles before replacing them.

Though there appears to be a sustained, but slow economic rebound from the 2008 and 2009 lows, we believe that the paper industry will experience increased emphasis on cost reduction, continued paper-machine shutdown activity, and reduced availability of credit than would have been the case in the absence of the economic downturn.

Products

We operate through two principal business segments, clothing and roll covers. Our clothing segment products include various types of industrial textiles used on paper-making machines and other industrial applications. Through our roll covers segment, we manufacture various types of roll covers, refurbish previously installed roll covers, provide mechanical services for the internal mechanisms of rolls used on paper-making machines and manufacture spreader rolls.

Clothing Products

We manufacture the three general types of clothing products used on paper-making machines—forming fabrics, press felts and dryer fabrics—each of which is located in a different section of a machine.

Forming Fabrics. Forming fabrics are used at the beginning of paper-making machines, where highly diluted paper stock is deposited on the forming fabric while the fabric is traveling at a very high speed.

Press Felts. Press felts are used to carry the paper sheet through a series of press rolls that mechanically press water from the sheet under high pressure.

Dryer Fabrics. Dryer fabrics are used to transport the paper sheet through the drying section of paper-making machines, where high temperatures from large, steam-heated dryer cylinders evaporate the remaining moisture from the paper sheet.

Industrials and Other. We also manufacture other types of clothing used in other industrial applications, such as steel, plastics, leather and textiles manufacturing. We also manufacture auto-joining equipment used on paper-making machines.

New Clothing Products. In recent years, we have focused our research and development efforts on higher-value-added, technologically advanced products, such as forming fabrics and press felts, which offer paper producers the greatest potential for differentiating their products through quality improvements while also increasing their operating efficiency. Our research and development efforts have resulted in several innovative new forming fabric and press felt products, including a number of high performance products, such as triple layer forming fabrics, for use on high performance paper-making machines. In addition, we have developed new clothing products aimed at segments of the paper-making process that we have not historically served, such as the growing market for shoe press belts and other clothing products designed for use in the technologically-advanced press section of a paper-making machine.

Roll Covers Products and Services

In our roll covers segment, the majority of our sales are generated through the manufacture of roll covers. We also refurbish previously installed roll covers, provide general mechanical maintenance and repair services for the internal mechanisms of rolls and manufacture spreader rolls.

Roll Covers. We manufacture, refurbish and replace covers for three kinds of rolls on paper-making machines: working rolls (including vacuum rolls and press rolls), calendar rolls and coater rolls. Roll cover replacement is performed at the manufacturing facility of the supplier, such as Xerium, which necessitates removing the roll from the paper-making machine, transporting it to the supplier’s site and using a spare in the interim.

Roll Cover Refurbishment Services and Mechanical Services. Our roll cover refurbishment services typically include the regrinding of the roll cover to standard specifications and inspecting the bearings and other mechanical components of the roll. We also offer a wide range of mechanical maintenance and repair services for the internal mechanisms of rolls.

Spreader Rolls. We manufacture and repair spreader rolls, which are small-diameter curved rolls used throughout a paper-making machine to stretch, smooth and remove wrinkles from the paper and clothing.

New Roll Products. We have introduced a number of innovations to our roll cover and spreader roll products in recent years, including shoe press belts that utilize our expertise in polyurethane material and manufacturing technologies, composite calendar roll covers that use nanoparticle technology to improve roll cover durability and paper gloss, as well as covers that use an improved polyurethane to increase abrasion and moisture resistance as well as responsiveness and stability. We are evaluating new products, which will use different materials and utilize different sales channels and provide enhancements to our existing product line. In late 2008, we introduced SmartRoll™, the first continuous pressure sensing paper machine roll. SmartRoll™ enables the paper maker to maximize performance by qualitatively measuring the operating pressures of the paper machine while the machine is running. As of September of 2011, customers have ordered 160 SmartRoll™ units, confirming market acceptance.

Key Strengths

We believe that the following competitive strengths support our leadership position in our key markets and our strong financial performance:

Global Market Leader with Well Known Brands. We believe that we are the leading global manufacturer and supplier of roll covers and are among the top three global manufacturers of clothing. We believe that we hold number one or number two market positions in many of the markets we serve.

Technologically Advanced Product Offerings with a Strong Pipeline of Next Generation Products. We have a reputation for technological innovation in the paper-making industry and a pipeline of patented and proprietary products and product enhancements under development. Our ongoing focus on research and development results in continuous product improvements and new product innovation, which we believe will further enhance our ability to gain market share.

Strong Relationships with Our Diversified Global Customer Base. We believe that our long-term working relationships with our global customer base allow us to offer tailored product solutions and provide us with opportunities to expand our market share. Our manufacturing operations are strategically located in order to best serve our customers. Additionally, our highly advanced products and services are instrumental to the operations of our customers.

Improved Cost Structure with Significant Operating Leverage. We have implemented and are implementing various cost-saving initiatives, designed to significantly improve our operating efficiency and to provide us with the flexibility to expand production without proportional increases in our costs or capital expenditures. We have recently completed several global facility rationalization programs in order to optimize our cost structure and drive operating leverage.

Significant Operating Cash Flow Generation and Financial Flexibility. We have been able to generate significant operating cash flow over the past few years due to the recurring nature of our business and to our increased productivity. In addition, our capital expenditure programs are efficiently managed to drive strong returns on invested capital through our new product introductions.

Experienced Management Team. We have a highly-experienced management team with a proven record of increasing productivity, reducing costs and developing and maintaining long-standing customer relationships. Our senior management team has an average of over 15 years of experience in the industry and averages over eight years with us.

Business Strategy

The primary components of our business strategy are:

Focus on Delivering Value to Our Customers and Enhancing Profitability. We plan to continue our successful strategy of increasing the share of new products in our lineup and improving and increasing the technological sophistication of all our products, both to enhance our profitability and to help our customers increase productivity and reduce manufacturing costs.

Manage in a Fiscally Responsible Manner. We have a successful record of improving our productivity through cost reduction programs and other productivity initiatives, and we plan to continuously reduce operating expenses to run leaner and efficiently manage our capital expenditure programs to maximize our return on invested capital.

Pursue Disciplined Expansion in High Growth Regions. In addition to maintaining our leadership positions in more mature paper markets, we plan to continue to expand our presence in the less mature, higher-growth regions of the world. Our manufacturing facilities are strategically located in developing markets in order to facilitate this strategy.

Engage Workforce. We used the reorganization, discussed below, as an opportunity to streamline the workforce and to place the best people in the right jobs. We plan to continue to upgrade our talent pool and to further align management’s and the workforce’s incentives with the goals of Xerium’s shareholders.

New Credit Facility and Notes

On May 26, 2011, we completed a refinancing transaction, which replaced certain of our then outstanding indebtedness with a private placement of $240 million of our 8.875% senior unsecured notes due 2018 and a new approximately $278 million multi-currency senior secured credit facility, or the New Credit Facility, comprised of approximately $248 million of senior secured term loans and a $30 million senior secured revolving credit facility. The goal of the refinancing was to extend the maturity of, and fix the interest rate on, a portion of our debt, while providing increased operational flexibility.

The Corporate Reorganization and Chapter 11 Proceedings

Our operations are highly dependent upon general trends in the paper production industry as well as the degree to which the paper production industry is affected by global economic conditions. Beginning in 2008 and continuing through most of 2009, paper producers saw decreased demand for their products as a result of the global economic crisis, which prompted a dramatic slow-down in print advertising as well as in packaging materials. The drop in global demand for paper products resulted in a surplus of paper inventory at paper-making companies and corresponding curtailments and idling of papermaking machines. As our customers reduced their production of paper, demand for our products and services contracted.

Our revenues and profitability were adversely affected by the reduced demand from our customers. In response, we took a variety of cost cutting initiatives designed to improve our competitive position, including the closure of manufacturing facilities. Our operational restructuring initiatives, however, were unable to match the decline in the paper production industry brought on by the global economic recession and other factors. We anticipated that we would not be in compliance with certain financial covenants under our then-existing credit facilities for the period ended September 30, 2009. Accordingly, we entered into waivers and amendments of those credit facilities, and, on December 22, 2009, we reached an agreement in principle to pursue a financial restructuring.

The purpose of the financial restructuring was to reduce our leverage to enhance our long-term growth and competitive position. The planned financial restructuring contemplated that our total outstanding debt obligations would be reduced from approximately $640 million as of December 31, 2009, including swap termination liabilities, to approximately $480 million on a pro forma basis as of the consummation of the financial restructuring.

To implement this financial restructuring, we and certain of our subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended, on March 30, 2010 in the United States Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, pursuant to our joint prepackaged plan of reorganization, or the Plan. On April 1, 2010, following approval by the Bankruptcy Court, we entered into a debtor-in-possession financing facility, or the DIP Facility, consisting of a $20 million revolving credit facility and $60 million term loan, which was subsequently converted into an exit facility consisting of a $20 million revolving credit facility and a $60 million term loan, or the Exit Facility, upon our emergence from Chapter 11. On May 12, 2010, the Bankruptcy Court held a hearing to consider confirmation of our Plan and entered an order, or the Confirmation Order, confirming the Plan.

On May 25, 2010, or the Effective Date, the Plan became effective, at which time we emerged from Chapter 11. On the Effective Date, the provisions of the Plan became binding on us, certain of our subsidiaries, any entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor or equity interest holder of us and certain of our subsidiaries. Pursuant to the Plan, all allowed general unsecured claims were unaffected by the Chapter 11 case and were satisfied in full. Also on the Effective Date, except as otherwise provided in the Plan, the Confirmation Order discharged us from any and all debts, claims, and interests that arose before entry of the Confirmation Order and substituted for such debt, claims, and interests the obligations specified under the confirmed Plan. On June 29, 2010, we were notified by the New York Stock Exchange, or the NYSE, that we had regained full compliance with NYSE’s continued listing criteria.

Our Corporate Information

Our principal executive office is located at 8537 Six Forks Road, Suite 300, Raleigh, North Carolina, and our telephone number is (919) 526-1400. We maintain a website at www.xerium.com. Information contained on our website does not constitute a part of the prospectus and is not being incorporated by reference herein.

Summary of the Terms of the Exchange Offer

On May 26, 2011, we completed a private placement of $240 million in aggregate principal of the old notes and the related guarantees. As part of the private offering, we entered into a registration rights agreement with the purchasers of the old notes. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	The exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	The exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	Our obligation to pay additional interest on the old notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

The following is a summary of the exchange offer:

Exchange Offer	We are offering to exchange up to $240 million aggregate principal amount of our exchange notes and the guarantees thereof that have been registered under the Securities Act for an equal principal amount of our old notes.

Expiration Date; Withdrawal of Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we decide to extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•

tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to US Bank, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange Agent;” or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, US Bank, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Procedures for Tendering—Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but:

•	the old notes are not immediately available,

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or

•	the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer,

then you may tender old notes by following the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2012. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer—Withdrawal Rights.”

U.S. Federal Income Tax Considerations	The exchange of the exchange notes for the old notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. For more information, please see “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding old notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the old notes. See “Use of Proceeds.”

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	We have appointed US Bank as exchange agent for the exchange offer. You can find the address, telephone number and fax number of the exchange agent under the caption “The Exchange Offer—Exchange Agent.”

Resales of Exchange Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the exchange notes are being acquired in the ordinary course of business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

•	you are not our affiliate; and

•	you are not a broker-dealer tendering old notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer—Resales of Exchange Notes” for more information regarding resales of the exchange notes.

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Summary of the Terms of the Exchange Notes

The following is a brief summary of the principal terms of the exchange notes. For a more detailed description of the exchange notes, see “Description of Exchange Notes” in this prospectus.

Issuer	Xerium Technologies, Inc.

Securities Offered	$240 million aggregate principal amount of 8.875% senior unsecured notes due 2018.

Maturity Date	June 15, 2018.

Interest	Interest on the exchange notes is payable semiannually in cash in arrears on June 15 and December 15 of each year, commencing on June 15, 2012, to the extent not already paid on the old notes.

Security	The exchange notes will be unsecured.

Guarantees	Each direct and indirect wholly-owned domestic subsidiary of Xerium Technologies, Inc. existing as of the issue date will fully and unconditionally guarantee the exchange notes on a senior unsecured basis. The guarantees by the guarantors of the exchange notes will rank pari passu with all existing and future senior indebtedness of the guarantors. The exchange notes will not be guaranteed by any of our foreign subsidiaries. Our non-guarantor subsidiaries accounted for approximately 77.3% of our net sales for the LTM period ended September 30, 2011 and approximately 75.4% and 59.8% of our total assets and liabilities, respectively, as of September 30, 2011.

Ranking	The exchange notes will be our senior unsecured obligations. They will rank pari passu in right of payment with our existing and future senior indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The exchange notes will be effectively subordinated to all of our secured debt to the extent of the value of the assets securing such debt and structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes. As of September 30, 2011, Xerium had approximately $235.4 million of secured indebtedness, of which $115.7 million had been borrowed by our non-guarantor subsidiaries.

Optional Redemption	At any time prior to June 15, 2014, we may redeem the exchange notes, in whole or in part, at a price equal to 100% of the principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date, as described under the caption “Description of Exchange Notes—Optional Redemption.” On and after June 15, 2014, we may redeem the exchange notes, in whole or in part, at the redemption prices specified under the caption “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, at any time prior to June 15, 2014, we may redeem up to 35% of the aggregate principal amount of the exchange notes together with any additional notes issued under the indenture with the net cash proceeds of certain equity offerings as described under the caption “Description of Exchange Notes—Optional Redemption.”

Change of Control	If a change of control occurs, we must give holders of the exchange notes an opportunity to sell to us their exchange notes at a purchase price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the purchase date, subject to certain conditions. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Certain Covenants	The indenture governing the exchange notes contains covenants that restrict our ability and the ability of certain of our subsidiaries to, among other things:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions to stockholders;

•	purchase or redeem capital stock or subordinated indebtedness;

•	create liens;

•	incur restrictions on the ability of our subsidiaries to make dividends or make other payments to us;

•	sell assets;

•	consolidate or merge with or into other companies or transfer all or substantially all of our assets; and

•	engage in transactions with affiliates.

These covenants are subject to a number of important qualifications and exceptions. See “Description of Exchange Notes—Certain Covenants.”

No Prior Market	The exchange notes are a new issue of securities and there is currently no established trading market for the exchange notes. An active or liquid market may not develop for the exchange notes. See “Plan of Distribution.”

Risk Factors	Investing in the exchange notes involves substantial risk. You should carefully consider all information in this prospectus before you decide whether to invest in the exchange notes. In particular, you should evaluate the specific risks described in the section entitled “Risk Factors” beginning on page 18 in this prospectus for a discussion of risks relating to us and an investment in the exchange notes.

Summary Consolidated Financial Data

The summary consolidated financial data relates to each of the years in the three-year period ended December 31, 2010 and the nine-month periods ended September 30, 2010 and 2011. The consolidated statement of operations data, cash flow data and other financial data for the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010, and 2009 were derived from our audited consolidated financial statements contained elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2008 were derived from our audited consolidated financial statements which are not included in this prospectus. The financial data as of and for the nine months ended September 30, 2011 and 2010 were derived from our unaudited condensed consolidated financial statements contained elsewhere in this prospectus, which in the opinion of management, reflect all adjustments necessary consisting only of normal recurring adjustments, for a fair presentation of the interim period financial data. These operating results are not necessarily indicative of the results of operations that may be expected for any future period.

You should read this information together with our financial statements and related notes thereto and the information under “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which are included elsewhere in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2009	2008	2011	2010
				(unaudited)
			(in thousands)
Statement of operations data:
Net sales	$548,334	$500,091	$638,139	$441,771	$403,741
Costs and expenses:
Cost of products sold	333,958	312,596	394,467	275,768	247,671
Selling	72,883	66,808	80,175	59,848	53,986
General and administrative	74,798	56,169	92,112	47,560	60,097
Restructuring and impairments	10,004	4,080	16,968	1,287	7,433
Research and development	11,427	11,309	11,740	8,920	8,707
Goodwill impairment	—	80,600	—	—	—
Curtailment/settlement gains	—	—	(39,968)	—	—

Total operating costs and expenses	503,070	531,562	555,494	393,383	377,894

Income (loss) from operations	45,264	(31,471)	82,645	48,388	25,847
Other income (expense):
Interest expense, net	(56,795)	(67,300)	(58,504)	(29,709)	(44,529)
Loss on extinguishment of debt	—	—	—	(2,926)	—
Foreign exchange gain (loss)	1,668	(905)	6,356	(284)	736

(Loss) Income before reorganization items and provision for income taxes	(9,863)	(99,676)	30,497	15,469	(17,946)
Reorganization items	(44,957)	—	—	—	(44,374)

(Loss) Income before provision for income taxes	(54,820)	(99,676)	30,497	15,649	(62,320)
Provision for income taxes	18,266	12,317	3,901	9,711	11,504

Net (loss) income	$(73,086)	$(111,993)	$26,596	$5,758	$(73,824)

Balance sheet data (at end of period):
Unrestricted cash and cash equivalents	$38,701	$23,039	$34,733	$42,957	$48,135
Total assets	700,143	693,511	818,097	690,010	694,864
Senior debt	475,563	583,564	606,200	471,695	475,563
Total debt	481,361	640,121	616,957	475,356	481,177
Total stockholders’ equity (deficit)	18,735	(119,657)	(27,581)	15,055	19,683
Cash flow data:
Net cash provided by (used in) operating activities	$20,734	$16,131	$77,068	$30,836	$3,465
Net cash used in investing activities	(37,488)	(14,171)	(35,233)	2,494	(29,639)
Net cash provided by (used in) financing activities	32,626	(14,630)	(32,312)	(28,905)	35,534
Other financial data:
Depreciation and amortization	$41,281	$41,867	$45,928	$33,302	$30,763
Capital expenditures	27,928	19,532	39,028	18,930	14,405
EBITDA(1)	43,256	9,491	134,929	78,480	12,972
Adjusted EBITDA(1)	114,050	105,525	129,380	84,946	78,799
Ratio of earnings to fixed charges(2)	0.83	(0.44)	1.50	1.50	(0.36)
Proforma ratio of earnings to fixed charges(2)	1.17	—	—	1.48	—

(1) We use EBITDA and Adjusted EBITDA (as defined in the New Credit Facility) as supplementary non-GAAP financial measures to assist us in evaluating our liquidity and financial performance, specifically our ability to service indebtedness and to fund ongoing capital expenditures. The New Credit Facility includes covenants based on Adjusted EBITDA. If our Adjusted EBITDA declines below certain levels, we may violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP). The definitions of EBITDA and Adjusted EBITDA in the New Credit Facility are substantially unchanged from the definitions of those terms in the Second Amended and Restated Credit and Guaranty Agreement, or the Amended and Restated Credit Facility, dated as of May 25, 2010, except that financial restructuring costs are not added back under the New Credit Facility.

Adjusted EBITDA for the nine months ended September 30, 2011 is presented based on the New Credit Facility. However, Adjusted EBITDA for the nine months ended September 30, 2010 and the years ended December 31, 2008, 2009 and 2010 are presented based on the credit facility in place for those periods. Specifically, financial restructuring costs are not adjustments added back to net income (loss) under the definition of Adjusted EBITDA in the New Credit Facility to arrive at Adjusted EBITDA for periods beginning after the quarter ended June 30, 2011. For the nine months ended September 30, 2010, and the years ended December 31, 2010 and December 31, 2009, as applicable, such items were added back to net income (loss) based upon the terms of the existing credit facility. Had these adjustments not been in place for those periods, Adjusted EBITDA would have decreased by $25.6 million, $26.2 million and $8.7 million, respectively.

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

“Adjusted EBITDA” under the New Credit Facility means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) noncash charges or gains resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period) and (xiii) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xiii) (other than, in the case of clause (xiii), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined in the New Credit Facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the New Credit Facility and (iv) any gains resulting from the returned surplus assets of any pension plan.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before reorganization items and provision for income taxes plus fixed charges. Fixed charges include interest expense on all indebtedness, amortized premiums, discounts and capitalized expenses related to indebtedness and 30% of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges by $9.8 million, $99.7 million (primarily resulting from a write-off of goodwill of $80.6 million), $152.6 million (primarily resulting from a write-off of goodwill of $185.3 million) and $62.3 million (primarily resulting from $44.4 million of reorganization expenses) in the years ended December 31, 2010, December 31, 2009, December 31, 2007 and nine months ended September 30, 2010, respectively. The pro forma ratio of earnings to fixed charges gives effect to the refinancing transactions that closed on May 26, 2011 as if they occurred on the first day of the applicable period.

The following table provides reconciliation from net income (loss) and operating cash flows, which are the most directly comparable GAAP financial measures, to EBITDA and Adjusted EBITDA.

	Year Ended			Nine Months Ended September 30,
	2010	2009	2008	2011	2010
Net income (loss)	$(73,086)	$(111,993)	$26,596	$5,758	$(73,824)
Goodwill impairment	—	80,600	—	—	—
Stock-based compensation	7,310	2,305	4,275	2,253	5,212
Depreciation	38,963	39,539	42,963	31,573	29,026
Amortization of intangibles	2,318	2,328	2,965	1,729	1,737
Curtailment/settlement gain	—	—	(39,968)	402	—
Deferred financing cost amortization	5,953	5,417	4,670	1,613	5,721
Unrealized foreign exchange loss (gain) on revaluation of debt	(1,621)	(1,626)	(10,272)	1,070	(725)
Deferred taxes	8,614	7,586	(12,948)	2,246	4,305
(Gain) loss on disposition of property and equipment	(2,105)	(1,979)	(3,080)	(604)	(62)
Asset impairment	2,890	1,669	3,989	—	2,871
Non-cash interest expense related to interest rate swaps	9,721	3,818	(1,668)	—	7,518
Loss on extinguishment of debt	—	—	—	2,926	—
Non-cash reorganization items	28,683	—	—	—	28,683
Reorganization expenses accrued	115	—	—	—	1,315
Net change in operating assets and liabilities	(7,021)	(11,533)	59,546	(18,130)	(8,312)

Net cash provided by operating activities	20,734	16,131	77,068	30,836	3,465
Interest expense, excluding amortization	41,121	58,065	55,502	28,096	31,290
Net change in operating assets and liabilities	7,021	11,533	(59,546)	18,130	8,312
Current portion of income tax expense	9,652	4,731	16,849	7,465	7,199
Goodwill impairment	—	(80,600)	—	—	—
Stock-based compensation	(7,310)	(2,305)	(4,275)	(2,253)	(5,212)
Curtailment/settlement gain	—	—	39,968	(402)	—
Asset impairment	(2,890)	(1,669)	(3,989)	—	(2,871)
Unrealized foreign exchange gain (loss) on revaluation of debt	1,621	1,626	10,272	(1,070)	725
Gain (loss) on disposition of property and equipment	2,105	1,979	3,080	604	62
Non-cash reorganization items	(28,798)	—	—	—	(29,998)
Loss on extinguishment of debt	—	—	—	(2,926)	—

EBITDA	43,256	9,491	134,929	78,480	12,972
Financial restructuring costs (A)	26,197	—	—	—	25,613
Write-off of deferred financing costs	14,283	—	—	2,926	14,283
Expenses incurred in connection with indebtedness or refinancing transaction	14,400	—	—	—	14,400
Non-cash compensation and related expenses	7,310	2,305	2,009	2,253	5,498
Operational restructuring expenses	7,114	2,411	5,000	1,287	7,433
Non-cash impairment charges	2,890	82,269	3,989	—	—
Inventory write-offs under restructuring programs	—	349	455	—	—
Amendment/termination costs	—	—	6,766	—	—
Change in fair value of interest rate swaps	—	(3,818)	13,686	—	—
Unrealized foreign exchange gain (loss) on revaluation of debt	—	—	(1,985)	—	—
Change in fair value of other derivatives.	—	—	(2,126)	—	—
Growth program costs	—	—	1,764	—	—
Non-cash change in accounting estimates	(1,400)	—	—	—	(1,400)

Adjusted EBITDA	$114,050	$93,007	$164,487	$84,946	$78,799

(A)	Financial restructuring costs are not adjustments under the definition of Adjusted EBITDA in the New Credit Facility to arrive at Adjusted EBITDA for periods beginning after the quarter ended June 30, 2011. For the three and nine months ended September 30, 2010, as applicable, such items were added back to Adjusted EBITDA based upon the terms of the Amended and Restated Credit Facility. Had these adjustments not been in place in 2010, Adjusted EBITDA would have decreased by $25.6 million for the nine months ended September 30, 2010.

RISK FACTORS

In addition to the other information provided herein, you should consider the following factors carefully in evaluating whether to invest in the notes. Additional risks and uncertainties not presently known to us that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, such as competitive conditions, may also impair our business operations. If any of the following risks occurs, our business, financial condition and results of operations could be materially adversely affected.

Risks Relating to Our Business and the Industry

A sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our net sales and profitability.

Historically, demand for our products has been driven primarily by the volume of paper produced on a worldwide basis. As a result, trends that affect production levels of the paper industry will impact our business and financial results.

The profitability of paper producers has historically been highly cyclical due to wide swings in the price of paper, driven to a high degree by the oversupply of paper during periods when paper producers have more aggregate capacity than the market requires. A sustained downturn in the paper industry, either globally or in a particular region, can cause paper manufacturers to reduce production or cease operations, which could adversely affect our net sales and profitability.

In response to significant changes in the sector, particularly in late 2008 and 2009, paper producers have continually sought to structurally improve the balance between the supply of and demand for paper. As part of these efforts, they have permanently shut down many paper-making machines or entire manufacturing facilities. Should papermakers continue to experience low levels of profitability, we would expect that further consolidation among papermakers, reducing the number of paper producers, and shutdowns of paper-making machines or facilities could occur in Europe and North America, until there is a better balance between supply and demand for paper and the profit levels of paper producers improve.

Global paper production growth that does occur could be moderated by the level of industry consolidation and paper-machine shutdown activity that appears to be an underlying trend in North America and Europe. We believe that industry consolidation in both North America and Europe appears to have bottomed as market-related curtailment has abated. During 2010, global paper demand increased and machine operating rates escalated across most paper grades and geographic regions. However, we continue to see the trend that paper producers are focusing on cost reduction strategies and, as a result, are extending the life of roll covers and clothing products through additional maintenance cycles before replacing them. We anticipate that pricing pressure for our products may continue with the consolidation among paper producers and as the shift of paper production growth in Asia-Pacific develops.

The objectives of our reorganization may not be achieved.

Our 2010 reorganization was designed to improve our consolidated balance sheet and capital structure by decreasing our outstanding consolidated debt and significantly reducing our annual interest expense. However, these efforts may not be sufficient to enable us to improve our operating results. Although we recently reduced our debt obligations under the Plan, we continue to have a significant amount of debt and incurred additional debt through the refinancing. Our ability to satisfy our ongoing debt service obligations will depend on our financial performance. These forecasts are based on certain assumptions regarding foreign currency exchange rates, demand for paper products, the level of paper production and inventories, the number of mills producing paper and the financial health and access to capital of the paper producers. Should these assumptions prove to be incorrect, our future financial forecasts may vary significantly from what we anticipated during our restructuring, jeopardizing our ability to satisfy our debt service obligations. Accordingly, we cannot assure you that we will be able to achieve our objectives with respect to the business restructuring strategy.

We may be required to restructure our operations in response to changing conditions in the paper industry, which may require significant expenditures and may not be successful.

In the past several years, we have undertaken various operational restructuring measures in response to changing market conditions in the paper industry triggered by the decline in paper prices that began in 2001. For example, between 2002 and 2010, we incurred costs of approximately $86 million in connection with our cost reduction programs including the closure of 14 manufacturing facilities worldwide.

In connection with any future plant closures, delays or failures in the transition of production from a closed facility to our other facilities could also adversely affect our financial performance. We may engage in additional cost reduction programs in the future. We may not recoup the costs of programs we have already initiated, or other programs we may in the future decide to engage in, the costs of which may be significant. In addition, our profitability may decline if our restructuring efforts do not sufficiently reduce our future costs while at the same time positioning us to maintain or increase our sales.

Fluctuations in currency exchange rates could adversely affect our net sales, profitability and compliance with our debt covenants.

Our foreign operations expose us to fluctuations in currency exchange rates and currency devaluations. We report our financial results in U.S. Dollars, but a substantial portion of our sales, expenses and debt are denominated in Euros and other currencies. As a result, changes in the relative values of U.S. Dollars, Euros and other currencies will affect our levels of net sales and profitability. Currency fluctuations, as they pertain to the Euro, generally have a greater effect on the level of our net sales due to the amount of business conducted in Euros. An increase in the U.S. Dollar against the Euro generally results in a decrease to net sales and net income. Increases in the U.S. Dollar against other currencies, such as the Brazilian Real, would not impact consolidated net sales as much, as a significant portion of sales in that country is significantly denominated in or indexed to U.S. Dollars, but generally would increase net income as local currency costs would be translated into lower U.S. Dollar expenses for financial reporting purposes. We would expect a similar but opposite effect in a period in which the value of the U.S. Dollar decreases against these currencies. Although in certain circumstances we attempt to hedge our exposure to fluctuations in currency exchange rates, our hedging strategies may not be effective.

In addition, our New Credit Facility contains financial covenants that require us to maintain a minimum interest coverage ratio, a maximum leverage ratio and an annual limitation on capital expenditures. See “Description of Other Indebtedness.” Our ability to comply with these covenants will depend in part upon our reported financial results, which as indicated above, are directly affected by currency fluctuations. Since each of the financial ratio covenants are calculated by reference to the amount of our Adjusted EBITDA, currency fluctuations alone could lower the amount of our Adjusted EBITDA and therefore affect our ability to remain in compliance with our financial ratio covenants. For the purposes of computing debt, which is a key component in the calculation of the leverage ratio, indebtedness which is payable in foreign currencies shall be converted into U.S. Dollars using the average exchange rate for the most recently ended four fiscal quarters for which our financial statements are available.

Increased price competition in our industry could adversely affect our gross margins and net sales.

Historically, we and our competitors have been able to sell clothing and roll covers products and services at favorable prices that reflect the value they deliver to customers. This favorable pricing has been particularly available for our more technologically advanced products, such as forming fabrics, press felts and roll covers. In recent years, the financial health of our customers and continued pricing pressure from our competitors required us to reduce prices in some cases, and eliminate or decrease the size of proposed price increases in other cases, resulting in price decreases in both of our business segments. Further pricing pressure from our competitors may require further price decreases or make us unable to affect planned price increases and, thereby, adversely affect our profitability.

Our industry is competitive and our future success will depend on our ability to effectively develop and market competitive products.

The paper-making consumables industry is highly competitive. Some of our competitors are larger than us, have greater financial and other resources and are well-established as suppliers to the markets we serve. For example, while we are targeting expansion of our business in China, we face substantial competition from manufacturers already operating there that are more established and familiar with the Chinese marketplace. In addition, some of our competitors also manufacture paper-making machines and have the ability to initially package sales of their clothing and roll cover products with the sale of their machines and/or to tie the warranties on their machines to the use of their clothing and roll cover products. Our products may not be able to compete successfully with the products of our competitors, which could result in a loss of customers and, as a result, decreased net sales and profitability. We compete primarily based on the value our products deliver to our customers. Our value proposition is based on a combination of price and the technology and performance of our products, including the ability of our products to help reduce our customers’ production costs and increase the quality of the paper they produce. Our competitors could develop new technology or products that lead to a reduced demand for our products. In addition, our business depends on our customers regularly needing to replace the clothing and roll covers used on their paper-making machines. Either we or our competitors could develop new technologies that increase the useful life of clothing or roll covers, which could reduce the frequency with which our customers would need to replace their clothing and refurbish or replace their roll covers, and consequently lead to fewer sales.

Because we have substantial operations outside the United States, we are subject to the economic and political conditions of foreign nations.

We have manufacturing facilities in 14 foreign countries. In 2010, we sold products in approximately 67 countries other than the United States, which represented approximately 73.1% of our net sales. As of September 30, 2011, approximately 70.5% of our net sales occurred outside the United States. We operate in a number of foreign countries and may face challenges unique to those countries such as in hiring employees, our relations with various parties, including suppliers and governmental agencies, and in production. In the second quarter of 2010, we executed a memorandum of understanding with a Chinese paper machine clothing manufacturer which calls for us and the manufacturer to enter into discussions regarding a potential business collaboration, which, if fully implemented, could provide Xerium with in-country manufacturing capabilities within China.

Furthermore, we may decide to do business in countries where we have not previously done business.

In such countries we face the additional uncertainty of entering a new market and its social customs, laws and practices. Should these challenges be realized, our operating results could be adversely impacted and our business or production may be delayed.

Our foreign operations are subject to a number of risks and uncertainties, including risks that:

•	foreign governments may impose limitations on our ability to repatriate funds;

•	foreign governments may impose withholding or other taxes on remittances and other payments to us, or the amount of any such taxes may increase;

•	an outbreak or escalation of any insurrection or armed conflict may occur;

•	foreign governments may impose or increase investment barriers or other restrictions affecting our business; or

•	changes in tax policies of foreign governments may adversely affect our foreign subsidiaries.

The occurrence of any of these conditions could disrupt our business in particular countries or regions of the world, or prevent us from conducting business in particular countries or regions, which could adversely affect our net sales and profitability. In addition, as a holding company we rely on dividends and other payments or distributions from our subsidiaries to meet our debt obligations. If foreign governments impose limitations on our ability to repatriate funds or impose or increase taxes on remittances or other payments to us, the amount of dividends and other distributions we receive from our subsidiaries could be reduced, which could reduce the amount of cash available to us to meet our debt obligations.

Energy price increases may negatively impact our results of operations.

Certain of the components that we use in our manufacturing activities are petroleum-based. In addition, we, along with our suppliers and customers, rely on various energy sources (including oil) in our transportation activities. While significant uncertainty currently exists about the future levels of energy prices, a significant further increase is possible. Increased energy prices could cause an increase to our raw material costs and transportation costs. In addition, increased transportation costs of certain of our suppliers could be passed along to us. We may not be able to increase our prices enough to offset these increased costs. In addition, any increase in our prices may reduce our future customer orders and profitability.

Our manufacturing facilities may be required to operate at or near capacity, which could negatively affect our production, customer order time, product quality and labor relations.

As part of our efforts to reduce our costs, we have attempted to reduce or eliminate excess manufacturing capacity through closure of certain of our manufacturing plants and consolidation of our production. As a result, however, from time to time our ability to meet customer demand for our products may rely on our ability to operate our remaining manufacturing facilities at or near capacity on an uninterrupted basis. Our manufacturing facilities are dependent on critical equipment, and operating such equipment at or near capacity for extended periods may result in increased equipment failures or other reliability problems, which may result in production shutdowns or periods of reduced production. Such disruptions could have an adverse effect on our operations and financial results. In addition, insufficient manufacturing capacity or other delays may cause our customer order times to increase and our product quality to decrease, which may increase warranty costs and negatively affect customer demand for our products and customer relations generally. Operating our facilities at or near capacity may also negatively affect relations with our employees, which could result in higher employee turnover, labor disputes and disruptions in our operations.

We must continue to innovate and improve our products to maintain our competitive advantage.

Our ability to retain our customers and increase our business depends on our ability to continually develop new, technologically superior products. We cannot assure that our investments in technological development will be sufficient, that we will be able to create and market new products, that such new products will be accepted by our customers or that we will be successful in competing against new technologies developed by competitors.

We believe that market recognition of the extended life of our roll cover products and the trend towards new paper-making machine designs which have fewer rolls will continue to negatively impact the demand for our roll cover products.

We have seen a trend that paper producers are placing an increasingly strong emphasis on maintenance cost reduction and, as a result, are extending the life of roll covers through additional maintenance cycles before replacing them. Market recognition of the extended life of our roll cover products negatively impacts the demand for these products. In addition, we have seen a trend towards new paper-making machine designs which have fewer rolls, also negatively impacting the demand for our roll cover products. If we are not able to offset these negative impacts on the demand for our roll cover products with growth from new roll cover products, the sale of roll cover products in regions which we believe have high growth potential such as China, or from other sources, the volume of our roll cover sales will be adversely affected.

The loss of our major customers could have a material adverse effect on our net sales and profitability.

Our top ten customers generated 22.7% of our net sales during 2010. The loss of one or more of our major customers, financial difficulties faced by our customers or a substantial decrease in such customers’ purchases from us, could have a material adverse effect on our net sales and profitability. Because we do not generally have binding long-term purchasing agreements with our customers, there can be no assurance that our existing customers will continue to purchase products from us.

We may fail to adequately protect our proprietary technology, which would allow competitors or others to take advantage of our research and development efforts.

We rely upon trade secrets, proprietary know-how, and continuing technological innovation to develop new products and remain competitive. If our competitors learn of our proprietary technology, they may use this information to produce products that are equivalent or superior to our products, which could reduce the net sales of our products. Our employees, consultants, and corporate collaborators may breach their obligations not to reveal our confidential information, and any remedies available to us may be insufficient to compensate our damages. Even in the absence of such breaches, our trade secrets and proprietary know-how may otherwise become known to our competitors, or be independently discovered by our competitors, which could adversely affect our competitive position.

Our success and ability to compete in the future may depend upon obtaining sufficient patent protection for proprietary technology.

Our patent applications may not result in issued patents, and even if they result in issued patents, the patents may not have claims of the scope we seek. Even in the event that these patents are not issued, the applications may become publicly available and proprietary information disclosed in the applications will become available to others. In addition, any issued patents may be challenged, invalidated or declared unenforceable. The term of any issued patent in the United States would be 20 years from its filing date, and if our applications are pending for a long time period, we may have a correspondingly shorter term for any patent that may be issued. Our present and future patents may provide only limited protection for our technology and may not be sufficient to provide competitive advantages to us. For example, competitors could be successful in challenging any issued patents or, alternatively, could develop similar or more advantageous technologies on their own or design around our patents. Also, patent protection in certain foreign countries may not be available or may be limited in scope and any patents obtained may not be as readily enforceable as in the United States, making it difficult for us to effectively protect our intellectual property from misuse or infringement by other companies in these countries. Our inability to obtain and enforce our intellectual property rights in some countries may harm our business. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important.

We may be liable for product defects or other claims relating to our products.

Our products could be defective, fail to perform as designed or otherwise cause harm to our customers, their equipment or their products. If any of our products are defective, we may be required to recall the products and/or repair or replace them, which could result in substantial expenses and affect our profitability. Any problems with the performance of our products could harm our reputation, which could result in a loss of sales to customers and/or potential customers. In addition, if our customers believe that they have suffered harm caused by our products, they could bring claims against us that could result in significant liability. A failure of our products could cause substantial damage to a paper-making machine. Any claims brought against us by customers may result in:

•	diversion of management’s time and attention;

•	expenditure of large amounts of cash on legal fees, expenses, and payment of damages;

•	decreased demand for our products and services; and

•	injury to our reputation.

Our insurance may not sufficiently cover a large judgment against us or a large settlement payment, and is subject to customary deductibles, limits and exclusions.

We may be adversely affected if we fail to attract and retain key personnel.

Our future success depends on the continued contributions of our key senior management personnel. The loss of services of any of our key personnel might significantly delay or prevent the achievement of our business objectives and could cause us to incur additional costs to recruit replacements. Each member of our executive management team may terminate his or her employment at any time. We do not maintain “key person” life insurance with respect to any of our executives.

We could incur substantial costs as a result of violations of or liabilities under laws protecting the environment and human health.

Our operations and facilities are subject to a number of national, state and local laws and regulations protecting the environment and human health in the United States and foreign countries that govern, among other things, the handling, storage and disposal of hazardous materials, discharges of pollutants into the air and water and workplace safety. The U.S. Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, or CERCLA, provides for responses to, and, in some instances, joint and several liability for releases of hazardous substances into the environment. Environmental laws also hold current owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants, including petroleum and petroleum products. Because of our operations, the history of industrial uses at some of our facilities, the operations of predecessor owners or operators of some of the businesses, and the use and release of hazardous substances at these sites, the liability provisions of environmental laws may affect us. Many of our facilities have experienced some level of regulatory scrutiny in the past and are or may be subject to further regulatory inspections, future requests for investigation or liability for regulated materials management practices.

We cannot assure that we have been or will be at all times in complete compliance with all laws and regulations applicable to us which are designed to protect the environment and human health. We could incur substantial costs, including clean-up costs, fines and sanctions and third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws, relevant common law or the environmental permits required for our operations. While we believe that the current level of reserves is adequate, the adequacy of these reserves may change in the future due to new developments in particular matters.

Adverse labor relations could harm our operations and reduce our profitability.

As of December 31, 2010, we had 3,404 employees, approximately 36% of whom were subject to protection of various collective bargaining agreements and approximately 35% of whom were subject to job protection as members of trade unions, employee associations or workers’ councils. As of December 31, 2010, approximately 65% of the employees subject to collective bargaining agreements (or approximately 24% of our total employees) were covered by collective bargaining agreements that were set to expire prior to December 31, 2011. As of November 30, 2011, we had renewed all but one collective bargaining agreement covering the employees at our facilities. We cannot be certain that we will be able to renew the remaining collective bargaining agreement, or enter into a new collective bargaining agreement, which does not adversely affect our operating results and that we will be without production interruptions, including labor stoppages. In addition, as of December 31, 2010 approximately 69% of the employees subject to job protection as members of trade unions, employee associations or workers’ councils (or approximately 2% of our total employees) were subject to arrangements that were set to expire prior to December 31, 2011, all but one of which have been renewed. We cannot be certain that the terms of employment applicable to such employees will not change in the future in a manner which adversely affects our operating results. We cannot be certain that we will not experience disruptions in our operations as a result of labor disputes or experience other labor relations issues. If we are unable to maintain good relations with our employees, our ability to produce our products and provide services to our customers could be reduced and/or our production costs could increase, either of which could disrupt our business and reduce our net sales and profitability.

We may be subject to assessment of income taxes for which we have not accrued any liability.

We accrue for certain known and reasonably anticipated income tax obligations after assessing the likely outcome. In the event that actual results differ from these accruals or if we become subject to a tax obligation for which we have made no accrual, we may need to make adjustments, which could materially impact our financial condition and results of operations. For example, taxing authorities may disagree with our tax accounting methodologies and may subject us to inquiries regarding such taxes, which potentially could result in additional income tax assessments against us. We do not accrue for any such potential tax obligations unless we deem it is more likely than not that we will not prevail. In November 2011, one of our subsidiaries, Xerium Technologies Brasil Indústria e Comércio S.A., a Brazilian indirect subsidiary, received a notice of proposed income tax assessment from the Federal Revenue Department of the Ministry of Finance of Brazil totaling approximately $43.1 million (subject to currency exchange rates). Although there can be no assurances, we believe at December 16, 2011, that it is more likely than not that we will prevail and therefore have not accrued any amounts related to this assessment at this time. Because we are at a preliminary stage of the process for resolving this dispute with the Federal Revenue Department, we cannot assure a favorable outcome and cannot currently estimate the timing of the final resolution of this matter. We believe we have meritorious defenses and will vigorously contest this matter. However, if the Federal Revenue Department’s initial position is sustained, the amount assessed would result in a material adjustment to our consolidated financial statements and would adversely impact our financial condition and results of operations.

Certain shareholders have significant influence over our business and significant transactions.

On the Effective Date, by operation of the Plan, all of our common stock then outstanding, par value $0.01, or the old common stock, was cancelled and approximately 82.6% of our new common stock, par value $0.001, or the new common stock, was issued to our lenders. Holders of our old common stock were issued approximately 17.4% of the new common stock, along with warrants to purchase up to an additional 10% of the new common stock outstanding on the Effective Date on a fully diluted basis. Also pursuant to the Plan, a majority of the directors serving on our reconstituted Board of Directors were nominated by certain of our lenders at that time, including American Securities LLC, or, together with its affiliates, American Securities, and Carl Marks Strategic Investments, L.P., or, together with its affiliates, Carl Marks. On the Effective Date, we also entered into (i) a Director Nomination Agreement with AS Investors, LLC, and (ii) a Director Nomination Agreement with Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Opportunities Fund, L.P., or, both agreements together, the Director Nomination Agreements, and the lender parties thereto, the Nominating Lenders. Under the Director Nomination Agreements, the applicable Nominating Lender(s) may designate one individual for nomination to our Board of Directors, so long as the Nominating Lender(s) continues to own at least 50% of the new common stock issued to such lender(s) on the Effective Date.

As of September 30, 2011, American Securities holds 14.3% of the outstanding shares of new common stock and Mr. Saiontz, a member of our Board of Directors, is a managing director of American Securities LLC. In addition, Carl Marks owns 12.0% of the outstanding shares of new common stock. Mr. Wilson, who is a general partner of Carl Marks Management Company, is also a member of our Board of Directors. As a result, American Securities and Carl Marks have a strong ability to influence our business, policies and affairs.

Risks Relating to Our Indebtedness and the Notes

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to plan for and react to changes in the economy, our industry or our business and prevent us from meeting our obligations under the notes.

We are significantly leveraged. As of September 30, 2011, our total indebtedness was approximately $475.4 million. Our substantial degree of leverage could have important consequences for you, including the following:

•

it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions or general corporate or other purposes;

•

a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures, and other business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the notes;

•	certain of our borrowings, including borrowings under our New Credit Facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•

it may limit our flexibility in planning for, or our ability to adjust to, changes in our business or the industry in which we operate, and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable to a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Forward-Looking Statements.” If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the New Credit Facility or the indenture that governs the notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our New Credit Facility and the indenture that governs the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of Exchange Notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding amounts under the notes to be due and payable;

•

the lenders under our New Credit Facility could terminate their commitments to lend us money, declare all outstanding amounts thereunder due and payable, and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. If we incur any additional indebtedness that ranks pari passu with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. Additionally, our New Credit Facility includes up to a $30.0 million revolving credit facility, under which we may borrow from time to time. Furthermore, we have an uncommitted incremental credit facility allowing for increases under the revolving credit facility and term loans, and borrowing of new tranches of term loans, in each case, up to an aggregate principal amount not to exceed the greater of (i) $100.0 million and (ii) our and our subsidiaries’ Adjusted EBITDA (as defined in the agreement governing our New Credit Facility) for the most recent four fiscal quarters. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Our New Credit Facility and the indenture governing our notes include a number of significant restrictions and covenants that limit our flexibility in operating our business.

Our New Credit Facility and the indenture governing our notes include a number of customary and significant restrictions and covenants, subject to certain restrictions, that limit our ability to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell stock of our subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into certain transactions with affiliates; and

•	enter into mergers or consolidations.

In addition, the restrictive covenants in our New Credit Facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet them. A breach of any of these covenants could result in a default under our New Credit Facility. Upon the occurrence of an event of default under our New Credit Facility, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our New Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our New Credit Facility. If the lenders under our New Credit Facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our New Credit Facility and our other indebtedness, including the notes, or borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of Other Indebtedness.”

Not all of our subsidiaries guarantee our obligations under the notes, and the notes are structurally subordinated to all indebtedness of our non-guarantor subsidiaries.

The notes are guaranteed by each of our existing and subsequently acquired, direct or indirect wholly-owned domestic subsidiaries. Except for such subsidiary guarantors of the notes, our subsidiaries, including all of our foreign subsidiaries and our subsidiaries that are less than wholly-owned, have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

The notes are structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary, even if such obligations do not constitute senior indebtedness, such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any non-guarantor subsidiary, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment. As a result, the notes are effectively subordinated to all liabilities of our non-guarantor subsidiaries.

Our non-guarantor subsidiaries also may be subject to restrictions on their ability to distribute cash to us as a result of law and, as a result, we may not be able to access their cash flows to service our debt obligations, including the notes.

Our non-guarantor subsidiaries accounted for approximately $453.2 million or 77.3% of our net sales for the twelve month period ended September 30, 2011 and $520.5 million or 75.4% of our total assets and $403.8 million or 59.8% of our total liabilities as of September 30, 2011.

Your right to receive payments on the notes are effectively junior to those lenders who have a security interest in our assets.

Our obligations under the notes and the guarantors’ obligations under their guarantees of the notes are unsecured. As a result, the notes and the related guarantees are effectively subordinated to all of our and the guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness. Our obligations under our New Credit Facility are secured by a pledge of substantially all of our and our guarantors’ tangible and intangible assets. In the event that we or a guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, our obligations under our New Credit Facility and any other secured obligations will be entitled to be paid in full from our assets or the assets of such guarantor, as the case may be, pledged as security for such obligation before any payment may be made with respect to the notes. Holders of the notes would participate ratably in our remaining assets or the remaining assets of the guarantor, as the case may be, with all holders of unsecured indebtedness that are deemed to rank equally with the notes, based upon the respective amount owed to each creditor. In addition, if we default under our New Credit Facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture under which the notes were issued at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that subsidiary guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of September 30, 2011, we and our guarantor subsidiaries had $231.7 million of secured indebtedness under our New Credit Facility which does not include additional borrowing availability of up to $30.0 million under our new revolving credit facility or any incremental facility. The indenture governing the notes permits the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness. Any secured indebtedness incurred would rank senior to the notes to the extent of the value of the assets securing such indebtedness.

Our ability to repay the notes depends on the performance of our subsidiaries, including our non-guarantor subsidiaries, and their ability to make payments or distributions.

We conduct a significant portion of our operations through our subsidiaries. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries, including all of our foreign subsidiaries, do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions.

If cash flow from our U.S. operations is insufficient to make payments of principal and interest on our debt, including amounts due under the notes, we must rely on cash flow from our foreign operations to make these payments.

In addition, our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries may be limited by tax, foreign exchange or other laws. Foreign earnings may be subject to withholding requirements for foreign taxes. Cash we hold in foreign entities may become subject to exchange controls that prevent their being converted into other currencies, including dollars. Foreign tax laws may affect our ability to repatriate cash from foreign subsidiaries in a tax efficient manner or at all. Legal and contractual dividend restrictions may prevent foreign subsidiaries from paying dividends or other cash distributions to service payments on the notes, and directors and officers of such foreign subsidiaries may therefore be unable or unwilling to authorize such payments or such loans. If these or other risks limit our ability to transfer cash generated by our foreign operations to the issuer, our ability to make payments on our debt, including amounts due under the notes, would be harmed.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

In the event of a change of control, each holder of notes may require us to purchase all or a portion of its notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. Our ability to repurchase the notes upon a change of control is limited by the terms of our New Credit Facility and our other debt. Upon a change of control, we may be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed by us under the New Credit Facility. We cannot assure you that we would be able to repay amounts outstanding under the New Credit Facility or obtain necessary consents under the New Credit Facility to repurchase the notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our other outstanding debt, which we may not be able to do. In addition, even if we were able to refinance this debt, the refinancing may not be on terms favorable to us. Our failure to purchase the notes would be a default under the indenture governing the notes.

The change of control provision in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change of the magnitude required under the definition of change of control triggering event in the indenture to trigger our obligation to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in an event of a takeover, recapitalization or similar transaction.

Fluctuations in interest rates could adversely affect our liquidity, interest expense and financial results.

Our current credit facilities have variable interest rates. To the extent that we do not enter into hedging arrangements that effectively fix the interest rate on a portion of our senior debt, the interest rate on all of the debt covered by our credit facilities will fluctuate based on LIBOR, Euribor or other variable interest rates. To the extent these interest rates increase, our interest expense may increase, in which event, we may have difficulty making interest payments and funding our other costs and our ability to comply with the financial covenants in our credit facilities may be adversely affected. We entered into interest rate caps on August 8, 2011, which provide interest rate protection in the event LIBOR or Euribor exceed 3.0%. Consequently, our financial statements are exposed to the effects of interest rate fluctuations below 3.0%, which could have a material impact on our results of operations.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (i) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (ii) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees, and, in the case of (ii) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guarantee of the notes contains a provision designed to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, there is some doubt as to whether this provision is effective to protect such guarantee from being voided under fraudulent transfer law. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the applicable guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Risks Relating to the Exchange Offer

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes or the exchange notes; and

•	prevailing interest rates.

Historically, the market for non-investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. Therefore, we cannot assure you that you will be able to sell your exchange notes at a particular time or that the price you receive when you sell will be favorable.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your old notes only if you properly tender the old notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender on your behalf.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

If you do not exchange your old notes, they may be difficult to resell.

It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will continue to be subject to the restrictions on transfer described in the legend on the global security representing the outstanding old notes. These restrictions on transfer exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes will remain restricted securities. Accordingly, those old notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

The market price for the exchange notes may be volatile.

Historically, the market for non-investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions, and any such disruptions may adversely affect the value of your exchange notes. You may not be able to sell your exchange notes at a particular time, and the price you receive when you sell may not be favorable.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold $240,000,000 aggregate principal amount of the old notes in a private offering, which was completed on May 26, 2011. In connection with the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file a registration statement relating to an offer to exchange the old notes for the exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC.

Pursuant to the exchange offer, we will issue the exchange notes in exchange for old notes. The terms of the exchange notes are identical in all material respects to those of the old notes, except that the exchange notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any additional interest related to the obligation to register. Please read “Description of the Exchange Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, or the Depository, who desires to deliver such old notes by book-entry transfer at the Depository.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

In order to participate in the exchange offer, you must represent to us in writing, among other things, that, at the time of the consummation of the exchange offer:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of business;

•	you are not engaged in, do not intend to engage in and do not and will not have any arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $240,000,000 aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the exchange notes being issued in the exchange offer are the same as the form and terms of the old notes except that:

•	the exchange notes being issued in the exchange offer will have been registered under the Securities Act;

•	the exchange notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes being issued in the exchange offer will not contain the registration rights contained in the old notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 P.M., New York City time, on                     , 2012. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the exchange offer. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our sole reasonable discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to US Bank, the exchange agent, at the address listed below under the caption “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through the Depository’s Automated Tender Offer Program, referred to as ATOP.

In addition, you must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time;

•

deliver a timely confirmation of the book-entry transfer of the old notes into the exchange agent’s account at the Depository, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by the Depository to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that the Depository has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution.”

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through the Depository’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of the Depository on such dates.

No old notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in the Depository’s ATOP system may make book-entry delivery of the old notes by causing the Depository to transfer the old notes into the exchange agent’s account. The tender by a holder of old notes, including pursuant to the delivery of an agent’s message through the Depository’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole reasonable discretion or by the exchange agent, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

Although we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any old notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at the Depository for purposes of the exchange offer. Any financial institution that is a participant in the Depository’s system may make book-entry delivery of old notes by causing the Depository to transfer those old notes into the exchange agent’s account at the Depository in accordance with the Depository’s procedure for transfer. The participant should transmit its acceptance to the Depository at or prior to the expiration time or comply with the guaranteed delivery procedures described below. The Depository will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at the Depository and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that the Depository has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at the Depository. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to the Depository in accordance with the Depository’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•

prior to the expiration time, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us:

1.	stating the name and address of the holder of old notes and the amount of old notes tendered,

2.	stating that the tender is being made, and

3.	guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

We will determine, in our sole reasonable discretion, all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the exchange notes promptly after acceptance of the old notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each old note accepted for exchange, the holder will receive a new note having a principal amount equal to that of the surrendered old note. As a result, registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from the date of original issue. Old notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer.

In all cases, issuance of exchange notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with the Depository as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note.

Interest Payments on the Exchange Notes

The exchange notes will bear interest from the most recent date to which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, and holders will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

Tenders of old notes may be properly withdrawn at any time prior to the close of business, New York time, on the last business day that the exchange offer is open.

For a withdrawal to be effective with respect to old notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “—Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through the Depository’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including certificate numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•

other than a notice transmitted through the Depository’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. Exchange notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.

Properly withdrawn old notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any exchange notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•

there shall occur a change in the current interpretation by the staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•

trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•

an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of such exchange offer; or

•

any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the exchange notes, which in our sole judgment in any case makes it inadvisable to proceed with such exchange offer and/or with such acceptance for exchange or with such exchange.

If any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of such exchange offer in any respect. Please read “—Expiration, Extension and Amendment” above.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered old notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered old notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our sole reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the exchange notes are acquired in the ordinary course of the holder’s business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act; and

•	the holders are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for exchange notes will be required to represent that it meets the above four requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing exchange notes or any broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes must acknowledge that the old notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of exchange notes received in exchange for old notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

US Bank has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. Bank National Association

Charlotte, NC 28202

Delivery by Registered or Certified Mail:	Facsimile Transmissions: (Eligible Institutions Only)	Overnight Delivery, Regular Mail or In Person by Hand:
U.S. Bank National Association 214 North Tryon Street, 27th Floor Charlotte, NC 28202 Attn: Corporate Trust Services— Katherine Esber	(704) 335-4676 Attn: Corporate Trust Services— Katherine Esber	U.S. Bank National Association 214 North Tryon Street, 27th Floor Charlotte, NC 28202 Attn: Corporate Trust Services— Katherine Esber

To Confirm by Telephone or for Information Call:
(704) 335-4655 Attn: Corporate Trust Services— Katherine Esber

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will pay the expenses of soliciting tenders pursuant to this exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange Outstanding Securities

Holders who desire to tender their old notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes as provided in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Holders of the exchange notes issued in the exchange offer and any old notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the exchange notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive old notes in a like principal amount. Old notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

We used the net proceeds from the offering of the old notes to repay all amounts outstanding under our prior credit facilities and to pay fees and expenses relating to that offering.

CAPITALIZATION

The following table sets forth our restricted and unrestricted cash and cash equivalents and capitalization of Xerium Technologies, Inc. as of September 30, 2011. The information in this table should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto, which are included elsewhere in this prospectus.

September 30, 2011
(in thousands)
Unrestricted cash and cash equivalents	$42,957
Senior Bank Debt (Secured):
First lien debt, payable quarterly, U.S. Dollar denominated—LIBOR, 5.5% as of September 30, 2011, matures May of 2017	119,679
First lien debt, payable quarterly, Euro denominated—EURIBOR, 5.8% as of September 30, 2011, matures May of 2017	112,016

274,652
Senior Notes (Unsecured), payable semi-annually—U.S. Dollar denominated , interest rate fixed at 8.875%, matures June of 2018	240,000
Other Long-Term Debt:
Unsecured, interest rate fixed at 2.00% to 2.50%, Euro denominated, primarily short-term	1,714
Unsecured, interest rate fixed at 1.31% to 3.40%, Yen denominated, primarily short-term	1,947

518,313
Less current payments	5,325

Total	512,988
Shareholders’ equity	15,055

Total capitalization	$528,043

As of September 30, 2011, an aggregate of $16.9 million is available for additional borrowings under the New Credit Facility. This is comprised of the $30.0 million Revolving Facility less $13.1 million committed for letters of credit.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected consolidated financial data for and at the end of each of the years in the five-year period ended December 31, 2010 and the nine month periods ended September 30, 2011 and 2010. The consolidated statement of operations data, cash flow data and other financial data for the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010 and 2009 were derived from our audited consolidated financial statements contained elsewhere in this prospectus. The financial data as of and for the years ended December 31, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2008, 2007 and 2006 were derived from our audited consolidated financial statements, which are not included in this prospectus. The financial data as of and for the nine months ended September 30, 2011 and 2010 were derived from our unaudited condensed consolidated financial statements contained elsewhere in this prospectus and which in the opinion of management, reflect all adjustments necessary consisting only of normal recurring adjustments, for a fair presentation of the interim period financial data. These operating results are not necessarily indicative of the results of operations that may be expected for any future period. All per share amounts have been adjusted to reflect the effective 20-to-1 reverse stock split of our common stock on May 25, 2010.

You should read this information together with our financial statements and related notes thereto and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which is contained elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2010	2009	2008	2007	2006	2011	2010
	(in thousands, except per share and ratio data)
						(unaudited)
Statement of operations data:
Net sales	$548,334	$500,091	$638,139	$615,426	$601,439	$441,771	$403,741
Costs and expenses:
Cost of products sold	333,958	312,596	394,467	361,913	355,375	275,768	247,671
Selling	72,883	66,808	80,175	79,157	76,313	59,848	53,986
General and administrative	74,798	56,169	92,112	70,218	70,621	47,560	60,097
Restructuring and impairments	10,004	4,080	16,968	7,733	4,736	1,287	7,433
Research and development	11,427	11,309	11,740	10,189	9,878	8,920	8,707
Goodwill impairment	—	80,600	—	185,300	—	—	—
Curtailment/settlement gains	—	—	(39,968)	—	—	—	—

Total operating costs and expenses	503,070	531,562	555,494	714,510	516,923	393,383	377,894

Income (loss) from operations	45,264	(31,471)	82,645	(99,084)	84,516	48,388	25,847
Other income (expense):
Interest expense, net	(56,795)	(67,300)	(58,504)	(53,126)	(40,016)	(29,709)	(44,529)
Loss on extinguishment of debt	—	—	—	—	—	(2,926)	—
Foreign exchange gain (loss)	1,668	(905)	6,356	(347)	(105)	(284)	736

Income (loss) before reorganization items and provision for income taxes	(9,863)	(99,676)	30,497	(152,557)	44,395	15,469	(17,946)
Reorganization items	(44,957)	—	—	—	—	—	(44,374)

Income (loss) before provision for income taxes	(54,820)	(99,676)	30,497	(152,557)	44,395	15,469	(62,320)
Provision (benefit) for income taxes	18,266	12,317	3,901	(2,345)	13,107	9,711	11,504

Net income (loss)	$(73,086)	$(111,993)	$26,596	$(150,212)	$31,288	$5,758	$(73,824)

Net income (loss) per common share—basic	$(7.29)	$(45.80)	$11.53	$(67.14)	$14.30	$0.38	$(8.84)

Net income (loss) per common share—diluted	$(7.29)	$(45.80)	$11.51	$(67.14)	$14.26	$0.38	$(8.84)

Shares used in computing net income (loss) per common share—basic	10,019,098	2,445,381	2,306,692	2,237,265	2,188,430	15,059,320	8,350,635

Shares used in computing net income (loss) per common share—diluted	10,019,098	2,445,381	2,309,823	2,237,265	2,194,815	15,068,679	8,350,635

Cash dividends per common share	$—	$—	$—	$11.25	$18.00	$—	$—

	Year Ended December 31,					Nine Months Ended September 30,
	2010	2009	2008	2007	2006	2011	2010
	(in thousands, except per share and ratio data)
					(unaudited)
Balance sheet data (at end of period):
Unrestricted cash and cash equivalents	$38,701	$23,039	$34,733	$24,218	$16,816	$42,957	$48,135
Total assets	700,143	693,511	818,097	899,027	996,174	690,010	694,864
Senior debt	475,563	583,564	606,200	657,506	628,317	471,695	475,563
Total debt	481,361	640,121	616,957	666,801	639,060	475,356	481,177
Total stockholders’ equity (deficit)	18,735	(119,657)	(27,581)	(1,052)	116,580	15,055	19,683
Cash flow data:
Net cash provided by (used in) operating activities	$20,734	$16,131	$77,068	$89,020	$69,236	$30,836	$3,465
Net cash used in investing activities	(37,488)	(14,171)	(35,233)	(57,200)	(37,940)	2,494	(29,639)
Net cash provided by (used in) financing activities	32,626	(14,630)	(32,312)	(27,237)	(78,208)	(28,905)	35,534
Other financial data:
Depreciation and amortization	$41,281	$41,867	$45,928	$45,540	$45,392	$33,302	$30,763
Capital expenditures	27,928	19,532	39,028	47,859	32,456	(18,930)	(14,405)
Ratio of earnings to fixed charges(1)	0.83	(0.44)	1.50	(1.79)	2.07	1.50	(0.36)
Pro forma ratio of earnings to fixed charges(1)	1.17	—	—	—	—	1.48	—

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before reorganization items and provision for income taxes plus fixed charges. Fixed charges include interest expense on all indebtedness, amortized premiums, discounts and capitalized expenses related to indebtedness and 30% of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges by $9.8 million, $99.7 million (primarily resulting from a write-off of goodwill of $80.6 million), $152.6 million (primarily resulting from a write-off of goodwill of $185.3 million) and $62.3 million (primarily resulting from $44.4 million of reorganization expenses) in the years ended December 31, 2010, December 31, 2009, December 31, 2007 and nine months ended September 30, 2010, respectively. The pro forma ratio of earnings to fixed charges gives effect to the refinancing transactions that closed on May 26, 2011 as if they occurred on the first day of the applicable period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the entire prospectus, including the risk factors and the financial statements and related notes included elsewhere herein.

Recent Developments

Global Economic Environment

Our operations are highly dependent upon the paper production industry and the degree to which the paper industry is affected by global economic conditions and the availability of credit.

Beginning in 2008 and continuing through most of 2009, the global paper industry experienced a sharp reduction in production levels, caused by the general slowdown in economic activity and related paper consumption during the same period and the paper manufacturers’ reducing excessive inventories. The slowdown of production was across most grades of paper production, but most notably in packaging and newsprint grades. For packaging grades, demand is directly related to broad manufacturing and transportation activity reduction, while newsprint demand has been declining over a number of years due to the greater prevalence of electronic media, exacerbated during the recession by a reduction in print advertising. One of the results of this recession driven reduction in demand for paper products was that the paper manufacturers dramatically and quickly reduced production through curtailments of machines and complete mill shutdowns. These curtailments, which began in late 2008, served to reduce inventories and match output with demand. By early 2010, most mills and equipment not permanently shuttered had resumed production.

In 2010, however, global paper and board production began to recover, particularly in developing countries. As international shipments of manufactured goods recovered, containerboard production recovered particularly strongly, contributing over 50% of the total global improvement, though the rate of recovery slowed somewhat during the second half of 2010. Going forward, we expect that global paper and board manufacturers’ operating rates will remain near their current high levels as capacity keeps pace with production, which may have a positive impact on the demand for some of our products. While there continues to be price pressure due to our competitors pursuing increased market share in 2010, as compared with 2009, we were successful in increasing our pricing levels in our roll covers segment and maintaining them relatively constant in our clothing segment.

Overview

We are a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper—clothing and roll covers. Our operations are strategically located in the major paper-making regions of the world, including North America, Europe, South America and Asia-Pacific.

Our products play key roles in the formation and processing of paper along the length of a paper-making machine. Paper producers rely on our products and services to help improve the quality of their paper, differentiate their paper products, operate their paper-making machines more efficiently and reduce production costs. Our products and services typically represent only a small fraction of a paper producer’s overall production costs, yet they can reduce costs by permitting the use of lower-cost raw materials and reducing energy consumption. Paper producers must replace clothing and refurbish or replace roll covers regularly as these products wear down during the paper production process. Our products are designed to withstand extreme temperature, chemical and pressure conditions, and are the result of a substantial investment in research and development and highly sophisticated manufacturing processes.

We operate in two principal business segments: clothing and roll covers. In our clothing segment, we manufacture and sell highly engineered synthetic textile belts that transport paper as it is processed on a paper-making machine. Clothing plays a significant role in the forming, pressing and drying stages of paper production. Because paper-making processes and machine specifications vary widely, the clothing size, form, material and function is selected to fit each individual paper-making machine and process. For the nine months ended September 30, 2011 and the year-ended December 31, 2010, our clothing segment represented approximately 66% of our net sales.

Our roll cover products provide a surface with the mechanical properties necessary to process the paper sheet in a cost-effective manner that delivers the sheet qualities desired by the paper producer. Roll covers are tailored to each individual paper-making machine and process, using different materials, treatments and finishings. In addition to manufacturing and selling new roll covers, we also provide refurbishment services for previously installed roll covers and manufacture spreader rolls. For the nine months ended September 30, 2011 and the year-ended December 31, 2010, our roll covers segment represented approximately 34% of our net sales.

In 2010, net sales in other industrial applications outside of the paper industry, such as steel, plastics and textiles, accounted for approximately 11% and 7% of the net sales in our clothing segment and roll covers segment, respectively.

Industry Trends and Outlook

Historically, demand for our products has been driven primarily by the volume of paper produced on a worldwide basis. We expect the growth of global paper production from 2011 to 2014 to be between 3% and 4% per annum. Generally, and over time, we expect growth in paper production to be greater in Asia-Pacific, South America and Eastern Europe than in the more mature North American and Western European regions. Between 2008, especially the latter part of the year, and 2009, the global paper industry experienced a sharp reduction in production levels, caused by the general slowdown in economic activity and related paper consumption during the same period. In 2010, however, global paper and board production began to recover, with growth estimated to have rebounded 5.7% in 2010, following a general recovery in global economic conditions. This growth was most prevalent in developing countries. We believe that our increase in net sales volume in the first three quarters of 2011 as compared with the first three quarters of 2010 reflects this recovery, as well as the success of our new products.

The profitability of paper producers has historically been cyclical based on the price of paper, driven to a high degree by the periods when paper producers have more aggregate capacity than the market requires. A sustained downturn in the paper industry, either globally or in a particular region, can cause paper manufacturers to reduce production or cease operations. Since 2000, paper producers have taken actions that seek to structurally improve the balance between the geographical supply of and demand for paper. As part of these efforts, they have permanently shut down many paper-making machines or entire manufacturing facilities. Some papermakers continue to experience low levels of profitability, and we believe that the industry will see further consolidation among papermakers. The reduction in the number of paper producers, and shutdowns of paper-making machines and facilities has been occurring largely in Europe and North America, while producers moved operations to lower-cost regions such as Asia and South America, leading to a better balance between supply and demand for paper. Over a number of years, consumption growth of paper, particularly in South America and Asia-Pacific, is expected to drive an increase in the global production rates.

Global paper production growth that does occur would be moderated by the level of industry consolidation and paper-machine shutdown activity that is a continuing underlying trend in North America and Europe. We also believe that, in addition to industry consolidation and paper machine shutdown activity in North America and Europe, the trend towards new paper machine designs which have fewer rolls and employ extended-life roll cover products has and may continue to impact demand for our products as well as their volume potential. However, we feel that volume declines would be at least partially offset by our introduction of new products with the extended-life qualities that our customers desire and increasing market share of our proprietary products such as SmartRoll™. Additionally, we are seeing a trend that paper producers are placing an increasing emphasis on maintenance cost reduction and, as a result, are extending the life of roll covers through additional maintenance cycles before replacing them.

We anticipate that pricing pressure for our products will continue with the consolidation among paper producers and as the shift of paper production growth in Asia-Pacific develops. In response to this pricing pressure, we expect to increase our expenditure levels on research and development, and continue to enhance and deploy our value added selling approach as part of our strategy to differentiate our products, while at the same time we remain focused on cost reduction and efficiency programs. The negative paper industry trends described above are likely to continue. Though there appears to be a sustained, but slow economic rebound from the 2008 and 2009 lows, we believe that the paper industry will experience increased emphasis on cost reduction, continued paper-machine shutdown activity, and reduced availability of credit than would have been the case in the absence of the economic downturn. These industry dynamics could negatively impact our business, results of operations and financial condition.

Net sales and Expenses

Net sales in both our clothing and roll covers segments are primarily driven by the following factors:

•	The volume of worldwide paper production;

•	Our ability to introduce new products that our customers value;

•	Advances in the technology of our products, which can provide value to our customers by improving the efficiency of paper-making machines and reducing their manufacturing costs;

•	Our ability to provide products and services which reduce paper-making machine downtime, while at the same time allowing the manufacture of high quality paper products; and

•	The impact of currency fluctuations.

Net sales in our roll covers segment include our mechanical services business. We have expanded this business in response to demand from paper producers that we perform work on the internal mechanisms of a roll while we refurbish or replace a roll cover.

In our clothing segment, a small portion of our business has been conducted pursuant to consignment arrangements under which we do not recognize a sale of a product to a customer until the customer places the product into use, which typically occurs some period after the product is shipped to the customer or to a warehouse location near the customer’s facility. As part of the consignment agreement we deliver the goods to a location designated by the customer. In addition, the customer and we agree to a “sunset” date, which represents the date by which the customer must accept all risks and rewards of ownership of the product and payment terms begin. For consignment sales, revenue is recognized on the earlier of the actual product installation date or the “sunset” date.

Our operating costs are primarily driven by total sales volume, the impact of inflation, foreign currency fluctuations and the level and impact of cost reduction programs.

The level of our cost of products sold is primarily attributable to labor costs, raw material costs, product shipping costs, plant overhead and depreciation, with labor costs constituting the largest component. We invest in facilities and equipment that enable innovative product development and improve production efficiency and costs. Recent examples of capital spending for such purposes include faster weaving looms, needling machines and seaming machines with accurate electronic controls, automated compound mixing equipment and computer-controlled lathes and mills.

The level of research and development spending is driven by market demand for technology enhancements, including both specific customer needs and general market requirements, as well as by our own analysis of applied technology opportunities. With the exception of purchases of equipment and similar capital items used in our research and development activities, all research and development costs are expensed as incurred. Research and development expenses were $8.9 million and $8.7 million for the nine months ended September 30, 2011 and 2010, respectively. Research and development expenses were $11.4 million, $11.3 million and $11.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Foreign Exchange

We have a geographically diverse customer base. In the nine months ended September 30, 2011, we generated approximately 36% of our net sales in North America, 34% in Europe, 10% in South America, 19% in Asia-Pacific and 1% in the rest of the world. In 2010, we generated approximately 36% of our net sales in North America, 34% in Europe, 10% in South America, 17% in Asia-Pacific and 3% in the rest of the world.

A substantial portion of our net sales is denominated in Euros or other currencies. As a result, changes in the relative values of U.S. Dollars, Euros and other currencies affect our reported levels of net sales and profitability as the results are translated into U.S. Dollars for reporting purposes. In particular, decreases in the value of the U.S. Dollar relative to the value of the Euro and these other currencies positively impact our levels of revenue and profitability because the translation of a certain number of Euros or units of such other currencies into U.S. Dollars for financial reporting purposes will represent more U.S. Dollars than it would have prior to the relative decrease in the value of the U.S. Dollar.

For certain transactions, our net sales are denominated in U.S. Dollars but all or a substantial portion of the associated costs are denominated in a different currency. As a result, changes in the relative values of U.S. Dollars, Euros and other currencies can affect the level of the profitability of these transactions. The largest proportion of such transactions consist of transactions in which the net sales are denominated in or indexed to the U.S. Dollar and all or a substantial portion of the associated costs are denominated in Brazilian Reals or other currencies.

Currency fluctuations have a greater effect on the level of our net sales than on the level of our income (loss) from operations. For example, in the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010, the change in the value of the U.S. Dollar against most of the currencies we conduct our business in resulted in net currency increases in net sales of $17.1 million and net currency decreases in income from operations of $1.3 million. In 2010 as compared to 2009, the change in the value of the U.S. Dollar against most of the currencies we conduct our business in resulted in net currency decreases in net sales and income from operations of $2.8 million and $1.3 million, respectively. Although the above results reflect a period in which the value of the U.S. Dollar decreased against the Euro, we would expect an opposite effect in a period in which the value of the U.S. Dollar increases.

During the nine months ended September 30, 2011 and the year ended December 31, 2010, we conducted business in 9 foreign currencies. The following table provides the average exchange rate for the nine months ended September 30, 2011 and the nine months ended September 30, 2010 of the U.S. Dollar against each of the four foreign currencies in which we conduct the largest portion of our operations.

Currency	Average exchange rate of the U.S. Dollar in the nine months ended September 30, 2011	Average exchange rate of the U.S. Dollar in the nine months ended September 30, 2010
Euro	$1.41 = 1 Euro	$1.32 = 1 Euro
Brazilian Real	$0.61 = 1 Brazilian Real	$0.56 = 1 Brazilian Real
Canadian Dollar	$1.02 = 1 Canadian Dollar	$0.97 = 1 Canadian Dollar
Australian Dollar	$1.04 = 1 Australian dollar	$0.90 = 1 Australian dollar

The following table provides the average exchange rate in 2010 and 2009 of the U.S. Dollar against each of the four foreign currencies in which we conduct the largest portion of our operations.

Currency	Average exchange rate of the U.S. Dollar in 2010	Average exchange rate of the U.S. Dollar in 2009
Euro	$1.33 = 1 Euro	$1.39 = 1 Euro
Brazilian Real	$0.57 = 1 Brazilian Real	$0.51 = 1 Brazilian Real
Canadian Dollar	$0.97 = 1 Canadian Dollar	$0.88 = 1 Canadian Dollar
Australian Dollar	$0.92 = 1 Australian Dollar	$0.79 = 1 Australian Dollar

In the nine months ended September 30, 2011, we conducted approximately 40% of our operations in Euros, approximately 8% in the Brazilian Real (although a significant portion of Brazil net sales are in US Dollars) and approximately 6% in the Canadian Dollar. Over the prior two fiscal years, we conducted approximately 40% of our operations in Euros, approximately 9% in the Brazilian Real (although a significant portion of Brazil net sales are in US Dollars) and approximately 7% in the Canadian Dollar.

To mitigate the risk of transactions in which a sale is made in one currency and associated costs are denominated in a different currency, we may utilize forward currency contracts in certain circumstances to lock in exchange rates with the objective that the gain or loss on the forward contracts will approximate the loss or gain that results from the transaction or transactions being hedged. We determine whether to enter into hedging arrangements based upon the size of the underlying transaction or transactions, an assessment of the risk of adverse movements in the applicable currencies and the availability of a cost effective hedge strategy. To the extent we do not engage in hedging or such hedging is not effective, changes in the relative value of currencies can affect our profitability.

At the present time, we have been entering into fewer foreign currency hedging arrangements than we had historically. As a result, our financial statements are more exposed to the effects of currency fluctuations, both favorable and unfavorable, which could have a material impact on our results of operations.

Domestic and Foreign Operating Results:

The following is an analysis of our domestic and foreign operations during the three and nine months ended September 30, 2011 and 2010 and a discussion of the results of operations during those periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Domestic	$3,546	$1,300	$5,924	$(9,430)
Foreign	13,368	11,437	42,464	35,277

Total	$16,914	$12,737	$48,388	$25,847

The Company’s domestic operations represented approximately 29% of its total net sales and the Company’s foreign operations represented approximately 71% of its total net sales during the nine months ended September 30, 2011. During the three and nine months ended September 30, 2011, domestic gross margin rates were lower than foreign gross margin rates, primarily due to product mix and market differences. In addition, during the three and nine months ended September 30, 2011, domestic selling, general and administrative and research and development expenses were higher as a percentage of net sales, as certain large corporate overhead costs were included in the domestic results. These domestic overhead costs included $9.9 million of financial restructuring costs, and contributed to the volatility between our domestic and foreign operations in the three and nine months ended September 30, 2010.

Cash flows from the above foreign income from operations typically remains reinvested in the foreign subsidiaries. However, there is no legal restriction or material adverse consequence for repatriating the cash flows to the domestic subsidiaries to assist in debt repayment, capital expenditures and other expenses of our operations.

Debt Refinancing

On May 26, 2011, we completed a refinancing transaction, which replaced certain of our then outstanding indebtedness with a private placement of $240 million of our 8.875% senior unsecured notes due 2018 (the “Notes”) and a new approximately $278 million multi-currency senior secured credit facility (the “New Credit Facility”), comprised of approximately $248 million of senior secured term loans and a $30 million senior secured revolving credit facility. The goal of the refinancing was to extend the maturity of, and fix the interest rate on, a portion of our debt, while providing increased operational flexibility. See “Credit Facilities and Notes” for a discussion of the Notes and New Credit Facility.

Chapter 11 Filing, Emergence and Plan of Reorganization

We and certain of our subsidiaries filed voluntary petitions for relief under the Bankruptcy Code on March 30, 2010 in the Bankruptcy Court. On April 1, 2010, following approval by the Bankruptcy Court, we entered into a debtor-in-possession financing facility (the “DIP Facility”) consisting of a $20 million revolving credit facility and $60 million term loan. On May 12, 2010, the Bankruptcy Court held a hearing to consider confirmation of the Plan and entered the Confirmation Order confirming the Plan.

On the May 25, 2010 (“Effective Date”), the Plan became effective, at which time we emerged from Chapter 11. On the Effective Date, the provisions of the Plan became binding on us, certain of our subsidiaries, any entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor or equity interest holder of us and certain of our subsidiaries. Also on the Effective Date, except as otherwise provided in the Plan, the Confirmation Order discharged us from any and all debts, claims, and interests that arose before entry of the Confirmation Order and substituted for such debt, claims, and interests the obligations specified under the confirmed Plan. Pursuant to the Plan, all allowed general unsecured claims were unaffected by the Chapter 11 case and were satisfied in full.

On May 18, 2010, prior to completing the restructuring, we were notified by the New York Stock Exchange (the “NYSE”) that we had regained compliance with NYSE’s 30-trading-day $1 minimum share price standard for continued listing of our common stock, and on June 29, 2010 we were notified that we had regained full compliance with all NYSE continued listing criteria. There can be no assurance that we will remain in compliance with the NYSE continued listing criteria in the future.

Additionally, as a result of the changes in ownership on the Effective Date, we are no longer considered a “Controlled Company” under Section 303A of the New York Stock Exchange Listed Company Manual.

Pursuant to the Plan, on the Effective Date:

•

20 million shares of our New Common Stock were authorized, of which an aggregate of 14,970,050 shares were issued and outstanding, as described below. In addition, 1,000,000 shares of preferred stock, par value $0.001, were authorized, of which 20,000 shares were designated as Series A Junior Participating Preferred Stock;

•	All of the shares of our Old Common Stock were cancelled and replaced with 2,566,150 shares of New Common Stock, which was equivalent to a 20 to 1 reverse split of our Old Common Stock;

•

The lenders under our pre-petition credit facility and the interest rate swap termination counterparties (collectively, the “Lenders”) received, among other things, their ratable shares of (a) $10 million in cash, (b) $410 million in principal amount of term notes, to be issued pursuant to the Amended and Restated Credit Facility (defined below), and (c) 12,403,900 shares of New Common Stock;

•

Holders of our Old Common Stock also received warrants to purchase an aggregate of 1,663,760 shares of New Common Stock (the “Warrants”), representing approximately 0.0324108 Warrants for each share of Old Common Stock. The Warrants are exercisable for a term of four years from the issue date at an exercise price of $19.55 per share of New Common Stock. The exercise price was determined in accordance with a formula based on the final amount of allowed claims of the Lenders;

In addition, pursuant to the Plan, we entered into a number of material agreements and engaged in a series of transactions on the Effective Date, which are described below.

Amended and Restated Credit Facility and Exit Facility

Pursuant to the Plan, on the Effective Date, our existing senior credit facility was amended and restated as the Second Amended and Restated Credit and Guaranty Agreement (the “Amended and Restated Credit Facility”), dated as of May 25, 2010. Also on the Effective Date, the DIP Facility was converted into an exit facility consisting of a $20 million revolving credit facility and a $60 million term loan (collectively, the “Exit Facility”) that was used to satisfy our obligations under the Plan and for ongoing working capital (including letters of credit) requirements. As of December 31, 2010, costs of approximately $3.2 million related to the Exit Facility have been deferred to be amortized over the life of the facility. See “—Credit Facilities” for further discussion of these credit facilities.

Rights Agreement

Pursuant to the Plan, on the Effective Date, we issued a dividend of one preferred share purchase right (a “Right”) for each share of New Common Stock outstanding. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price of $60.00 per one one-thousandth of a Preferred Share, subject to adjustment.

Subject to limited exceptions, in the event a person (which includes affiliates and associates) acquires beneficial ownership of 15% or more of New Common Stock without prior approval of our Board of Directors, holders of the New Common Stock, other than the acquirer, may exercise their Rights to purchase New Common Stock (or, in certain circumstances, Preferred Shares or other of our similar securities) having a value equal to two times the exercise price of the Right. Until such time as the Rights become exercisable, are redeemed or expire, the Rights will be attached to shares of New Common Stock and may be transferred with and only with shares of New Common Stock.

Registration Rights Agreement

Pursuant to the Plan, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) on the Effective Date with Apax WW Nominees Ltd, Apax-Xerium Apia L.P., AS Investors, LLC, Carl Marks Strategic Investments, L.P., and Carl Marks Strategic Opportunities Fund, L.P. (the “RRA Parties”). Pursuant to the Registration Rights Agreement, we agreed that commencing on the 90th day after the Effective Date, any of the RRA Parties or group of RRA Parties may request registration under the Securities Act of 1933, as amended (the “Securities Act”), of all or any portion of the New Common Stock held by such RRA Party on Form S-1 or Form S-3, as applicable. A RRA Party may not demand registration rights unless (A) the total offering price of the shares is reasonably expected to be at least $50 million (in the case of a Form S-1) or $20 million (in the case of a Form S-3) or (B) the shares to be registered represent at least 10% of the outstanding New Common Stock. In addition, the Registration Rights Agreement provides the RRA Parties with certain piggyback registration rights.

Director Nomination Agreements

Pursuant to the Plan, we entered into (i) a Director Nomination Agreement with AS Investors, LLC, and (ii) a Director Nomination Agreement with Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Opportunities Fund, L.P. (both agreements together, the “Director Nomination Agreements,” and the lender parties thereto, the “Nominating Lenders”) on the Effective Date. Each of the Director Nomination Agreements provides that as long as the applicable Nominating Lender(s) is the beneficial owner of a number of shares of New Common Stock that is 50% or more of the number of shares distributed to such Nominating Lender(s)

pursuant to the Plan (in such capacity, a “Continuing 50% Holder”), we will nominate for election to membership on our Board of Directors one individual designated by each such Continuing 50% Holder.

2010 Equity Incentive Plan

Pursuant to the Plan, we adopted the 2010 Equity Incentive Plan (the “2010 Plan”) on the Effective Date which was subsequently amended. The 2010 Plan provides for the grant of awards consisting of any or a combination of stock options, stock appreciation rights, restricted stock, unrestricted stock or stock unit awards. The maximum number of shares that may be delivered under or in satisfaction of awards under the 2010 Plan is 913,525 shares of New Common Stock, provided, however, that to the extent that equity incentive awards granted prior to the Effective Date pursuant to our 2005 Equity Incentive Plan, as amended, or employment agreements with our senior management do not vest on or after the Effective Date in accordance with their terms, the number of shares of New Common Stock reserved pursuant to the Plan with respect to such unvested awards shall be added to the number of shares of New Common Stock that may be delivered under the 2010 Plan. The number of shares deliverable under the 2010 Plan is subject to adjustment in the case of stock dividends and other transactions affecting our New Common Stock.

Cost Reduction Programs

An important part of our strategy is to seek to reduce our overall costs and improve our competitiveness. As a part of this effort, we engage in cost reduction programs, which are designed to improve the cost structure of our global operations in response to changing market conditions. These cost reduction programs include headcount reductions throughout the world as well as plant closures that have rationalized production among our facilities to better enable us to meet customer demands. Cost savings have been realized in labor costs and other production overhead, other components of costs of products sold, general and administrative expenses and facility costs. The majority of the cost savings were recognized at the time of the headcount reductions and plant closure, with the remaining cost savings recognized over subsequent periods. Cost savings from headcount reductions have not been offset by related increases in other expenses. Cost savings related to plant closures have been partially offset by the reduction of revenues associated with those closed facilities in subsequent periods and additional costs incurred in the facilities that assumed the operations of the closed facility.

Our cost reduction efforts between 2002 and 2010 included the closing of 14 manufacturing facilities. During this same period, our headcount was lowered by almost 800 individuals as a result of these actions.

In 2008, we charged a total of $17.0 million to restructuring and impairments expense related to the continual streamlining of our operating structure, the closing of our roll covers manufacturing facilities in Sherbrooke, Canada and Sweden, and our plan to cease production in Australia and to discontinue construction of our Vietnam facility.

In 2009, we charged a total of $4.1 million to restructuring and impairments expense related to the continual streamlining of our operating structure and asset impairments, partially offset by a gain on sale of our rolls manufacturing facility in Sweden.

We incurred restructuring expenses of approximately $10.0 million in the aggregate during 2010, primarily related to the North Bay, Ontario closure, the closure of a rolls plant in Germany, asset impairment charges in Vietnam and to headcount reductions resulting from the integration of the regional management structure in North America and Europe. During the nine months ended September 30, 2011, we recorded restructuring and impairment expenses of approximately $1,287. We expect to incur restructuring expenses of approximately of up to $2.0 million in the aggregate during 2011, primarily related to the continuation of streamlining our operations.

Results of Operations

Results of Operations for the Nine Month Periods Ended September 30, 2011 and 2010

The tables that follow set forth for the periods presented certain consolidated operating results and the percentage of net sales they represent.

Consolidated Operating Results

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$148.2	$135.9	$441.8	$403.7
Cost of products sold	94.0	83.3	275.8	247.7
Selling expenses	19.8	18.0	59.8	54.0
General and administrative expenses	14.0	15.7	47.6	60.1
Restructuring and impairments expenses	0.6	3.3	1.3	7.4
Research and development expenses	2.9	2.9	8.9	8.7

Income from operations	16.9	12.7	48.4	25.8
Interest expense, net	(9.8)	(12.0)	(29.7)	(44.4)
Loss on debt extinguishment	—	—	(2.9)	—
Foreign exchange (loss) gain	(0.3)	0.8	(0.3)	0.7

Income (loss) before reorganization expenses and provision for income taxes	6.8	1.5	15.5	(17.9)
Reorganization expenses	—	(0.8)	—	(44.4)

Income (loss) before provision for income taxes	6.8	0.7	15.5	(62.3)
Provision for income taxes	3.3	4.3	9.7	11.5

Net income (loss)	$3.5	$(3.6)	$5.8	$(73.8)

Percentage of Net Sales

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	63.4	61.3	62.4	61.4
Selling expenses	13.4	13.2	13.5	13.4
General and administrative expenses	9.4	11.6	10.8	14.9
Restructuring and impairments expenses	0.4	2.4	0.3	1.8
Research and development expenses	2.0	2.1	2.0	2.2

Income from operations	11.4	9.3	11.0	6.4
Interest expense, net	(6.6)	(8.8)	(6.7)	(11.0)
Loss on debt extinguishment	—	—	(0.7)	—
Foreign exchange (loss) gain	(0.2)	0.6	(0.1)	0.2

Income (loss) before reorganization expenses and provision for income taxes	4.6	1.1	3.5	(4.4)
Reorganization expenses	—	(0.6)	—	(11.0)

Income (loss) before provision for income taxes	4.6	0.5	3.5	(15.4)
Provision for income taxes	2.2	3.2	2.2	2.8

Net income (loss)	2.4%	(2.6)%	1.3%	(18.3)%

Three Months Ended September 30, 2011 Compared to the Three Months Ended September 30, 2010

Net Sales. Net sales for the three months ended September 30, 2011 increased by $12.3 million, or 9.1%, to $148.2 million from $135.9 million for the three months ended September 30, 2010. For the three months ended September 30, 2011, approximately 66% of our net sales were in our clothing segment and approximately 34% were in our roll covers segment.

In our clothing segment, net sales for the three months ended September 30, 2011 increased by $7.2 million, or 8.0%, to $97.5 million from $90.3 million for the three months ended September 30, 2010, primarily due to favorable currency effects of $4.3 million and increased sales volume of $2.8 million in Asia Pacific and $2.1 million in North America. These increases were partially offset by a decrease in sales volume of $1.8 million in Europe.

In our roll covers segment, net sales for the three months ended September 30, 2011 increased by $5.1 million or 11.2%, to $50.7 million from $45.6 million for the three months ended September 30, 2010. The increase is primarily due to increased sales volume of $2.7 million in Asia Pacific and $1.2 million in North America and favorable currency effects of $2.1 million. These increases were partially offset by a decrease in sales volume of $0.8 million in Europe.

Cost of Products Sold. Cost of products sold for the three months ended September 30, 2011 increased by $10.7 million, or 12.8%, to $94.0 million from $83.3 million for the three months ended September 30, 2010.

In our clothing segment, cost of products sold, as a percentage of net sales, increased by 1.4% to 62.9% of sales for the three months ended September 30, 2011 from 61.5% of net sales for the three months ended September 30, 2010. Cost of products sold increased $5.8 million, or 10.5%. This increase is primarily driven by unfavorable currency effects of $3.6 million, higher sales volume resulting in increased cost of $1.7 million and increased excess and obsolescence expense of $1.1 million, primarily due to improved recovery in 2010 related to the sale of aged inventories.

In our roll covers segment, cost of products sold, as a percentage of net sales, increased by 4.1% to 65.9% of net sales for the three months ended September 30, 2011 from 61.8% of net sales for the three months ended September 30, 2010. Cost of products sold increased $5.2 million, or 18.3%. This increase is primarily driven by unfavorable currency effects of $1.2 million, unfavorable material costs of $2.0 million due to higher purchase prices, unfavorable product mix related to higher growth of lower margin product lines and increased sales volume resulting in increased cost of $1.7 million.

Selling Expenses. For the three months ended September 30, 2011, selling expenses increased by $1.8 million, or 10.0%, to $19.8 million from $18.0 million for the three months ended September 30, 2010 primarily due to unfavorable currency effects of $1.2 million and a $0.6 million increase related to increased compensation and commissions as a result of increased sales volume in 2011.

General and Administrative Expenses. For the three months ended September 30, 2011, general and administrative expenses decreased by $1.7 million, or 10.8% to $14.0 million for the three months ended September 30, 2011 from $15.7 million for the three months ended September 30, 2010. The decrease was primarily due to a decrease of $0.9 million in management incentive compensation in 2011 and an increase of $1.7 million in management incentive compensation in 2010. In addition, the decrease was a result of a reduction of $0.8 in environmental costs in 2011. These decreases were partially offset by unfavorable currency effects of $0.9 million, a recovery of $0.6 million of payroll taxes in South America in 2010, and an increase in bad debt expense of $0.5 million due to the bankruptcy of a customer.

Restructuring and Impairments Expenses. For the three months ended September 30, 2011, restructuring and impairments expenses decreased by $2.7 million, or 82.0%, to $0.6 million from $3.3 million for the three months ended September 30, 2010. For the most part, restructuring expenses incurred in 2011 and 2010 resulted from our long-term strategy in 2010 to reduce production costs and improve long-term competitiveness as described above under “Cost Reduction Programs” by closing and/or transferring production from certain of our manufacturing facilities and through headcount reductions.

Interest Expense, Net. Net interest expense for the three months ended September 30, 2011 decreased by $2.2 million or 18.3%, to $9.8 million from $12.0 million for the three months ended September 30, 2010. The decrease was primarily attributable to $2.2 million of interest rate swaps being fully amortized at December 31, 2010 and $1.4 million lower net interest expense due to lower debt balances and interest rates from 2010 to 2011. These decreases were partially offset by an increase of $0.8 million of amortization of deferred financing costs in 2011 as a result of the refinancing and unfavorable currency effects of $0.4 million.

Foreign Exchange Gain (Loss). For the three months ended September 30, 2011 we had a foreign exchange loss of $(0.3) million. For the three months ended September 30, 2010 we had a foreign exchange gain of $0.8 million. Foreign exchange gains and losses are primarily the result of hedging activities, intercompany activities and purchases and sales in non-functional currencies.

Reorganization Expenses. Reorganization expenses amounting to $0.8 million are presented separately in our condensed consolidated statements of operations for the three months ended September 30, 2010 and represent expenses that we had identified as directly relating to legal and professional fees in connection with the Chapter 11 proceedings in 2010. For the three months ended September 30, 2011, we had no reorganization expenses.

Provision for Income Taxes. For the three months ended September 30, 2011 and 2010, the provision for income taxes was $3.3 million and $4.3 million, respectively. We recorded lower tax expense in 2011 as compared with 2010 principally due to changes in the amount of income we earned in tax paying jurisdictions relative to the amount of income we earned in non-tax paying jurisdictions. Our effective income tax rate for the three months ended September 30, 2011 was 48.3% as compared with our effective rate for the three months ended September 30, 2010 of 652.3%. Our effective income tax rate is primarily impacted by income we earn in tax paying jurisdictions relative to income we earn in non-tax paying jurisdictions. The majority of income recognized for purposes of computing our effective tax rate is earned in countries where the statutory income tax rates range from 25% to 41%; however, permanent income adjustments recorded against pre-tax earnings may result in an effective tax rate that is higher or lower than the statutory tax rate in these jurisdictions. We generate losses in certain jurisdictions for which we receive no tax benefit as the deferred tax assets in these jurisdictions (including net operating losses) are fully reserved in our valuation allowance. For this reason, we recognize minimal income tax expense or benefit in these jurisdictions, of which the most material jurisdictions are the United States, the United Kingdom and Australia. Due to these reserves, the geographic mix of our pre-tax earnings has a direct correlation with how high or low our annual effective tax rate is relative to consolidated earnings.

Nine Months Ended September 30, 2011 Compared to the Nine Months Ended September 30, 2010

Net Sales. Net sales for the nine months ended September 30, 2011 increased by $38.1 million, or 9.4%, to $441.8 million from $403.7 million for the nine months ended September 30, 2010. For the nine months ended September 30, 2011, approximately 66% of our net sales were in our clothing segment and approximately 34% were in our roll covers segment.

In our clothing segment, net sales for the nine months ended September 30, 2011 increased by $23.1 million, or 8.6%, to $291.1 million from $268.0 million for the nine months ended September 30, 2010, primarily due to increased sales volume of $7.7 million and $5.9 million in our North America and Asia Pacific regions, respectively, and favorable currency effects of $11.8 million.

In our roll covers segment, net sales for the nine months ended September 30, 2011 increased by $15.0 million or 11.1%, to $150.7 million from $135.7 million for the nine months ended September 30, 2010. The increase is primarily due to increased sales volume of $3.5 million and $6.2 million in our North America and Asia Pacific regions, respectively, and favorable currency effects of $5.3 million.

Cost of Products Sold. Cost of products sold for the nine months ended September 30, 2011 increased by $27.1 million, or 10.9%, to $275.8 million from $247.7 million for the nine months ended September 30, 2010.

In our clothing segment, cost of products sold, as a percentage of net sales, increased by 0.8% to 61.7% in the nine months ended September 30, 2011 from 60.9% in the nine months ended September 30, 2010. Cost of products sold increased $16.2 million or 9.9%. This increase is primarily driven by unfavorable currency effects of $9.3 million, higher sales volume resulting in increased cost of products sold of $4.6 million and unfavorable regional sales mix due to higher sales growth in regions with lower margins.

In our roll covers segment, cost of products sold, as a percentage of revenue, increased by 1.8% to 65.1% in the nine months ended September 30, 2011 from 63.3% in the nine months ended September 30, 2010. Cost of products sold increased $12.1 million or 14.1%. This increase is driven by unfavorable currency effects of $3.1 million, increased sales volume resulting in increased cost of $4.2 million, increased material cost of $4.3 million, primarily due to higher purchase costs and higher sales growth in product lines with lower margins.

Selling Expenses. For the nine months ended September 30, 2011, selling expenses increased by $5.8 million, or 10.7%, to $59.8 million from $54.0 million for the nine months ended September 30, 2010 primarily due to a $1.4 million increase in compensation, $0.8 million higher sales commissions due to higher sales volume and unfavorable currency effects of $3.1 million.

General and Administrative Expenses. For the nine months ended September 30, 2011, general and administrative expenses decreased by $12.5 million, or 20.8%, to $47.6 million from $60.1 million for the nine months ended September 30, 2010. The decrease is primarily due to (1) lower bank, consulting and legal fees of $9.9 million as a result of the reorganization in 2010, (2) a decrease of $2.4 million in management incentive compensation from 2010 to 2011, (3) a decrease of $1.4 million due to additional stock compensation expense recorded in 2010 as a result of the acceleration of certain performance restricted stock plans in connection with the reorganization in 2010, (4) a decrease of $1.5 million in other general and administrative expenses from 2010 to 2011, (5) the reversal of $1.1 million in 2011 related to a previously accrued value added tax amount in South America as a result of a favorable ruling by the taxing authorities in 2011 and (6) a decrease of $0.8 million in environmental costs in 2011. These decreases were partially offset by unfavorable currency effects of $2.6 million and an increase in bad debt expense of $1.9 million, primarily related to a reduction in the required reserve in 2010 and increases in the reserve in 2011.

Restructuring and Impairments Expenses. For the nine months ended September 30, 2011, restructuring and impairments expenses decreased by $6.1 million, or 82.4%, to $1.3 million from $7.4 million for the nine months ended September 30, 2010. For the most part, restructuring expenses in 2011 and 2010 resulted from our long-term strategy to reduce production costs and improve long-term competitiveness as described above under “Cost Reduction Programs” by closing and/or transferring production from certain of our manufacturing facilities and through headcount reductions. For the nine months ended September 30, 2011, restructuring expenses included $1.6 million for cost reduction programs, including a $0.4 million charge to wind up the North Bay, Canada pension plan as this facility was closed and sold in 2010. Partially offsetting these charges was a $0.3 million gain recorded as a result of the sale of the Sherbrooke, Canada facility.

Interest Expense, Net. Net interest expense for the nine months ended September 30, 2011 decreased by $14.7 million or 33.1%, to $29.7 million from $44.4 million for the nine months ended September 30, 2010. The decrease was primarily attributable to $7.5 million of interest rate swaps being fully amortized at December 31, 2010, a $4.7 million lower interest expense due to lower debt balances and interest rates from 2010 to 2011, and

$4.1 million lower amortization of deferred financing costs in 2011, primarily as a result of $3.9 million in amortization of the Debtor in Possession deferred financing fees in 2010 prior to the refinancing in 2010. These decreases were partially offset by unfavorable currency effects of $1.0 million.

Loss on Debt Extinguishment. The loss on debt extinguishment of $2.9 million in the nine months ended September 30, 2011 resulted from the refinancing of debt that closed on May 26, 2011. (See Note 6 of the Condensed Consolidated Financial Statements and “Credit Facilities and Notes” below for further discussion on the refinancing). In 2010, as part of the reorganization, $14.4 million represented loss on debt extinguishment, and is included in reorganization expenses on the Unaudited Condensed Consolidated Statements of Operations. See below for further discussion.

Foreign Exchange Gain (Loss). For the nine months ended September 30, 2011 we had a foreign exchange loss of $(0.3) million. For the nine months ended September 30, 2010 we had a foreign exchange gain of $0.7 million. Foreign exchange gains and losses are primarily the result of hedging activities, intercompany activities and U.S. Dollar denominated debt held by foreign entities.

Reorganization Expenses. Reorganization expenses amounting to $44.4 are presented separately in our Condensed Consolidated Statements of Operations for the nine months ended September 30, 2010 and represent expenses that we had identified as directly relating to legal and professional fees of $15.7 million, a loss on extinguishment of debt of $14.4 million and $14.3 million related to the expenses incurred in connection with the Chapter 11 proceedings in 2010. As the proceedings were completed in May of 2010, we had no reorganization expenses in 2011.

Provision for Income Taxes. For the nine months ended September 30, 2011 and 2010, the provision for income taxes was $9.7 million and $11.5 million, respectively. We recorded lower tax expense in 2011 as compared with 2010 principally due to non-recurring tax expense recorded in the quarter ended June 30, 2010 to increase our gross uncertain tax position which did not affect 2011. Our effective income tax rate for the nine months ended September 30, 2011 was 62.8% as compared with our effective rate for the nine months ended September 30, 2010 of (18.5)%. Our effective income tax rate is primarily impacted by income we earn in tax paying jurisdictions relative to income we earn in non-tax paying jurisdictions. The majority of income recognized for purposes of computing our effective tax rate is earned in countries where the statutory income tax rates range from 25% to 41%; however, permanent income adjustments recorded against pre-tax earnings may result in an effective tax rate that is higher or lower than the statutory tax rate in these jurisdictions. We generate losses in certain jurisdictions for which we receive no tax benefit as the deferred tax assets in these jurisdictions (including net operating losses) are fully reserved in our valuation allowance. For this reason, we recognize minimal income tax expense or benefit in these jurisdictions, of which the most material jurisdictions are the United States, the United Kingdom and Australia. Due to these reserves, the geographic mix of our pre-tax earnings has a direct correlation with how high or low our annual effective tax rate is relative to consolidated earnings.

Results of Operations for the Years Ended December 31, 2010, 2009 and 2008

The tables that follow set forth for each of the three years in the period ended December 31, 2010, 2009 and 2008 certain consolidated operating results:

	Year ended December 31,
	2010	2009	2008
	(in millions)
Net sales	$548.3	$500.1	$638.1
Cost of products sold	334.0	312.6	394.4
Selling expenses	72.8	66.8	80.2
General and administrative expenses	74.8	56.2	92.1
Restructuring and impairments expenses	10.0	4.1	17.0
Research and development expenses	11.4	11.3	11.7
Goodwill impairment	—	80.6	—
Curtailment/settlement gains	—	—	(40.0)

Income (loss) from operations	45.3	(31.5)	82.6
Interest expense, net	(56.8)	(67.3)	(58.5)
Foreign exchange gain (loss)	1.7	(0.9)	6.4

Income (loss) before reorganization items and provision for income taxes	(9.8)	(99.7)	30.5
Reorganization items	(45.0)	—	—
Income (loss) before provision for income taxes	(54.8)	(99.7)	30.5
Provision for income taxes	18.3	12.3	3.9

Net income (loss)	$(73.1)	$(112.0)	$26.6

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009.

Net Sales. Net sales for the year ended December 31, 2010 increased by $48.2 million, or 9.6%, to $548.3 million from $500.1 million for the year ended December 31, 2009. For the year ended December 31, 2010, approximately 66% of our net sales were in our clothing segment and approximately 34% were in our roll covers segment.

In our clothing segment, net sales for the year ended December 31, 2010 increased by $28.3 million, or 8.5%, to $359.7 million from $331.4 million for the year ended December 31, 2009 primarily due to higher sales volumes in Europe, North America, South America and Asia-Pacific partially offset by unfavorable currency effects of $0.6 million. Overall pricing levels in our clothing segment remained relatively constant during the years ended December 31, 2010 and 2009.

In our roll covers segment, net sales for the year ended December 31, 2010 increased by $19.9 million, or 11.8%, to $188.6 million from $168.7 million for the year ended December 31, 2009, primarily due to higher sales volumes in Europe, North America, South America and Asia-Pacific and an increase in overall pricing levels of approximately $1.3 million. These increases were partially offset by unfavorable currency effects of $2.1 million.

Cost of Products Sold. Cost of products sold for the year ended December 31, 2010 increased by $21.4 million, or 6.8%, to $334.0 million from $312.6 million for the year ended December 31, 2009.

In our clothing segment, cost of products sold increased by $12.8 million, or 6.3%, to $215.1 million for the year ended December 31, 2010 from $202.3 million for the year ended December 31, 2009 primarily due to approximately $9.1 million in higher sales volumes in Europe, North America, South America and Asia-Pacific during the year ended December 31, 2010 as compared with the year ended December 31, 2009 and to unfavorable currency effects of $2.3 million related to the translation of expenses made in foreign currencies to U.S. Dollars for financial reporting purposes.

In our roll covers segment, cost of products sold increased by $8.6 million, or 7.8%, to $118.9 million for the year ended December 31, 2010 from $110.3 million for the year ended December 31, 2009. primarily due to approximately $10.1 million in higher sales volumes in Europe, North America, South America and Asia-Pacific during the year ended December 31, 2010 as compared with the year ended December 31, 2009 , offset by favorable currency effects of $1.3 million related to the translation of expenses made in foreign currencies to U.S. Dollars for financial reporting purposes.

Selling Expenses. For the year ended December 31, 2010, selling expenses increased by $6.0 million, or 9.0%, to $72.8 million from $66.8 million for the year ended December 31, 2009. The increase was primarily due to an increase of approximately $5.3 million related to increased headcount and salaries and higher sales commissions as a result of higher sales volumes during the year ended December 31, 2010 as compared with the year ended December 31, 2009 and unfavorable currency effects of $0.8 million related to the translation of expenses made in foreign currencies to U.S. Dollars for financial reporting purposes.

General and Administrative Expenses. For the year ended December 31, 2010, general and administrative expenses increased by $18.6 million, or 33.1%, to $74.8 million from $56.2 million for the year ended December 31, 2009. The increase was approximately half due to the result of gains recorded in 2009 that were absent in 2010 such as (i) a $3.4 million reversal that was recorded in 2009 for environmental expense related to remediation costs in Australia, (ii) a $2.3 million decrease that was recorded in 2009 in litigation accruals for Brazilian labor matters and other legal matters, and (iii) a $3.8 million decrease that was recorded in 2009 in provisions for doubtful accounts based on collections and lower reserves required for certain North American customers who had filed for bankruptcy. Additionally contributing to the increased expenses in 2010 as compared with 2009 were (i) increased financial restructuring costs of $1.2 million (These costs related to the amendment of our senior credit facility in effect prior to the Effective Date and were $9.9 million in 2010 and $8.7 million in 2009), (ii) increased stock based and management incentive compensation expenses of $6.7 million primarily related to an amendment to the terms of all performance-based restricted stock units outstanding on December 24, 2009 to vest upon our successful debt restructuring, which occurred on the May 12, 2010, the date our Plan was confirmed by the Bankruptcy Court, and to the management incentive program approved in the third quarter of 2010, and (iii) increased payroll related costs of $1.6 million due to our resumption of the employer match on our 401(k) plan effective the beginning of 2010. Currency translation effects related to the translation of expenses made in currencies other than the U.S. Dollar to U.S. Dollars for financial reporting purposes remained relatively constant from 2009 to 2010.

Restructuring Expenses. For the year ended December 31, 2010, restructuring expenses increased by $5.9 million, or 144.0%, to $10.0 million from $4.1 million for the year ended December 31, 2009, primarily due to the closure of our roll covers facility in North Bay, Ontario, the closure of one rolls plant in Germany, the closure of our Massachusetts office and an asset impairment related to our Vietnam facility. For the most part, restructuring expenses resulted from our long-term strategy to reduce costs and improve long-term competitiveness as described above under “Cost Reduction Programs” by closing and/or transferring production from certain of our manufacturing facilities and through headcount reductions. For the year ended December 31, 2010, restructuring expenses consisted of severance costs, facility costs and asset impairments of $4.7 million, $2.5 million and $2.8 million, respectively.

Goodwill Impairment. There was no goodwill impairment recorded during the year ended December 31, 2010. As of December 31, 2009, we recorded a non-cash charge for goodwill impairment of $80.6 million related to our roll covers segment based on assessments performed at that date. In accordance with ASC Topic 350, Intangibles—Goodwill and other Intangible Assets (“Topic 350”) we are required to test goodwill at least annually for impairment, which we do each year at December 31. Applying the guidance in Topic 350, we determined that as of December 31, 2009, goodwill for the roll covers segment was impaired primarily due to the adverse effect of our credit issues and the effects of the current global economic environment.

Interest Expense, Net. Net interest expense for the year ended December 31, 2010 decreased by $10.5 million, or 15.6%, to $56.8 million from $67.3 million for the year ended December 31, 2009. The decrease is primarily attributable to the termination of all of our interest rate swaps on December 31, 2009, which carried fixed interest rates that were higher than variable interest rates and to lower interest expense due to lower debt balances under the Amended and Restated Credit Facility. Partially offsetting the decreases is $9.7 million during the year ended December 31, 2010 as compared with $3.8 million during the year ended December 31, 2009 from accumulated other comprehensive income to interest expense. These amounts represent the mark to market changes in the swaps in 2009 and the amortization in 2010 of the balance remaining in other comprehensive income relating to these swaps.

Foreign Exchange Gain/(Loss). For the year ended December 31, 2010, we had a foreign exchange gain of $1.7 million compared to a $(0.9) million loss for the year ended December 31, 2009. Foreign exchange gains and losses were primarily the result of hedging and intercompany activities.

Reorganization Items. Reorganization items are presented separately in our consolidated statements of operations for the year ended December 31, 2010 and represent expenses that we have identified as directly relating to our Chapter 11 proceedings which took place in the early part of 2010. Reorganization items of $45.0 million consisted of legal and professional fees of $16.3 million, a loss on the extinguishment of debt of $14.4 million and the write-off of deferred financing costs of $14.3 million related to the pre-petition senior credit facility.

Provision for Income Taxes. For the year ended December 31, 2010 and 2009, the provision for income taxes was $18.3 million and $12.3 million, respectively. Certain of our foreign and U.S. subsidiaries incurred losses during the years ended December 31, 2010 and 2009, for which no benefit was recognized due to established valuation allowances on deferred tax assets. We recorded income tax expense for 2010, even though we had a consolidated pre-tax loss, principally due to (i) losses that were incurred domestically and in certain foreign jurisdictions for which no corresponding tax benefit was recognized as the net operating losses that were created for tax purposes in these jurisdictions were fully reserved for book purposes, (ii) the establishment of uncertain tax reserves for certain of our foreign historical tax positions including the $3.9 million impairment of a German deferred tax asset that we believe to be subject to possible forfeiture, based on a recent tax ruling with respect to a previously available restructuring exemption, and (iii) the disallowance of certain deductions for costs incurred as part of our reorganization. We recorded income tax expense for 2009, even though we had a consolidated pre-tax loss, principally due to (i) losses that were incurred domestically and in certain foreign jurisdictions for which no corresponding tax benefit was recognized as the net operating losses that were created for tax purposes in these jurisdictions were fully reserved for book purposes, (ii) goodwill impairment recorded domestically and in certain foreign jurisdictions for which no corresponding tax benefit was recognized and (iii) the establishment in 2009 of valuation allowances in Canada, China and the United Kingdom.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008.

Net Sales. Net sales for 2009 decreased by $138.0 million, or 21.7%, to $500.1 million from $638.1 million for 2008. In 2009, 66% of our net sales was in our clothing segment and 34% was in our roll cover segment.

In our clothing segment, net sales for 2009 decreased by $81.8 million, or 19.8%, to $331.4 million from $413.2 million for 2008 primarily due to (i) decreased sales volume primarily in North America and Europe and (ii) unfavorable currency effects on net sales of $18.8 million related to the translation of net sales made in currencies other than the U.S. Dollar to U.S. Dollars for financial reporting purposes. The decrease was partially offset by $6.6 million of favorable currency effects on pricing related to net sales prices indexed in U.S. Dollars by certain non-U.S. operations. Overall pricing levels in our clothing segment decreased 1.6% during 2009 as compared with 2008.

In our roll covers segment, net sales for 2009 decreased by $56.2 million, or 25.0%, to $168.7 million from $224.9 million for 2008 primarily due to (i) decreased sales volumes primarily in North America and Europe, (ii) unfavorable currency effects on net sales of $7.2 million related to the translation of net sales made in currencies other than the U.S. Dollar to U.S. Dollars for financial reporting purposes. Overall pricing levels in our roll covers segment increased slightly less than 1% during 2009 as compared with 2008.

Cost of Products Sold. Cost of products sold for 2009 decreased by $81.8 million, or 20.7%, to $312.6 million from $394.4 million for 2008.

In our clothing segment, cost of products sold for 2009 decreased by $51.4 million, or 20.3%, to $202.3 million from $253.7 million for 2008. The decrease was primarily due to (i) lower sales volumes during 2009 as compared with 2008, (ii) the absence in 2009 of the increased provision for slow-moving and obsolete inventory of $8.5 million that was recorded in 2008, (iii) favorable currency effects of $11.0 million related to the translation of expenses made in currencies other than the U.S. Dollar to U.S. Dollars for financial reporting purposes and (iv) the $6.5 million impact of a lower cost structure, resulting from our cost reduction programs, during 2009 as compared with 2008.

In our roll covers segment, cost of products sold for 2009 decreased by $30.3 million, or 21.5%, to $110.3 million from $140.7 million for 2008 primarily due to (i) lower sales volumes during 2009 as compared with 2008, (ii) favorable currency effects of $4.4 million related to the translation of expenses made in currencies other than the U.S. Dollar to U.S. Dollars for financial reporting purposes, (iii) the absence in 2009 of the increased provision for slow-moving and obsolete inventory of $2.1 million that was recorded in 2008 and (iv) the $3.8 million impact of a lower cost structure, resulting from our cost reduction programs, during 2009 as compared with 2008.

Selling Expenses. For 2009, selling expenses decreased by $13.4 million, or 16.7%, to $66.8 million from $80.2 million for 2008. The decrease was primarily due to the impact of (i) a reduction in salaried sales positions, commissions and travel expenses, (ii) favorable currency effects of $3.6 million related to the translation of expenses made in currencies other than the U.S. Dollar to U.S. Dollars for financial reporting purposes during 2009 as compared with 2008 and (iii) the $1.6 million impact of a lower cost structure, resulting from our cost reduction programs, during 2009 as compared with 2008.

General and Administrative Expenses. For 2009, general and administrative expenses decreased by $35.9 million, or 39.0%, to $56.2 million from $92.1 million for 2008. The decrease was primarily due to (i) decreased provisions for bad debts of approximately $18.5 million, principally due to an $11.8 million increase in 2008 approximately half of which related to two of our customers, who represented approximately 5% of our net sales, having had financial difficulties in 2008, (ii) a decrease in environmental expense of $7.5 million as a result of (a) accruals of $4.1 million related to the environmental matter in Australia recorded in 2008 that were absent in 2009 and (b) a Phase II assessment during the second quarter of 2009 that indicated that remediation costs in Australia would be significantly less than originally estimated, resulting in the reversal of $3.4 million of accruals in the second quarter of 2009, (iii) favorable currency translation effects of $2.2 million (iv) a decrease in litigation accruals of $2.3 million for Brazilian labor matters and other legal matters, (v) a decrease in incentive compensation and stock-based compensation expense of $4.3 million, (vi) decreased salaries, travel and other costs as a result of cost reduction efforts during 2009 as compared with 2008 and (vii) the $0.2 million impact of a lower cost structure, resulting from our cost reduction programs, during 2009 as compared with 2008. Partially offsetting these decreases were increased consulting, legal and bank fees of $3.3 million in 2009 as compared with 2008 that were incurred related to initiatives undertaken to resolve our credit issues, which fees were $8.7 million in 2009 as compared with $5.4 million in 2008 and (ii) decreased gains on sales of property and equipment of $2.3 million during 2009 as compared with 2008.

Restructuring and Impairments Expenses. For 2009, restructuring and impairments expenses decreased by $12.9 million to $4.1 million from $17.0 million for 2008. Restructuring and impairments expenses result from our long-term strategy to reduce costs and improve long-term competitiveness as described above under “Cost Reduction Programs” by closing and/or transferring production from certain of our manufacturing facilities and through headcount reductions. For 2009, restructuring expenses consisted of severance and asset impairment costs of $3.6 million and $1.7 million, respectively, partially offset by the $1.2 million gain on the sale of our Swedish roll covers facility on March 31, 2009. Unfavorable currency translation effects of $1.7 million partially offset the decreased expenses in 2009 as compared with 2008. For 2008 restructuring and impairments expenses consisted of severance, facility and asset impairment costs of $8.8 million, $4.2 million, and $4.0 million, respectively.

Research and Development Expenses. For 2009, research and development expenses decreased by $0.4 million, or 3.4%, to $11.3 million from $11.7 million for 2008 primarily due to $0.3 million of favorable currency effects during 2009 as compared with 2009.

Goodwill Impairment. As of December 31, 2009, we recorded a non-cash charge for goodwill impairment of $80.6 million related to our roll covers segment based on assessments performed at that date. In accordance with Topic 350, we are required to test goodwill at least annually for impairment, which we do each year at December 31. Applying the guidance in Topic 350, we determined that as of December 31, 2009, goodwill for the roll covers segment was impaired primarily due to the adverse effect of our credit issues and the effects of the current global economic environment. There was no goodwill impairment recorded during the year ended December 31, 2008.

Interest Expense, Net. Net interest expense for 2009 increased by $8.8 million, or 15.0%, to $67.3 million from $58.5 million for 2008. The increase is primarily attributable to (i) increased interest rates during 2009 as compared with 2008 as a result of (a) the amendment of our senior credit facility on May 30, 2008, (b) our entering into the Waiver Agreement on September 29, 2009, and subsequently, into Waiver Agreement No. 2 on December 14, 2009, that required an interest rate that is 1.0% in excess of the non-default rate otherwise payable during the fourth quarter of 2009 and (c) the $5.5 million increase to interest expense in 2009 as compared with 2008 in connection with the change in the fair value of our interest rate swaps. In 2009, the ineffective portion of the mark to market change on two of our interest rate swap hedges has been charged to interest expense and, effective September 1, 2009, we lost hedge accounting for all of our interest rate swaps and recorded the mark to market change in their fair value of $2.8 million as a charge to interest expense. During 2008, the swaps did not qualify for hedge accounting for the first half of the year, which resulted in a credit to interest expense for the change in their fair value for the first six months of 2008. These increases were partially offset by favorable currency effects of $1.3 million.

Foreign Exchange Gain (Loss). For 2009, we had a foreign exchange loss of $0.9 million compared to a foreign exchange gain of $6.4 million for 2008. The gain in 2008 was primarily attributable to mark-to-market gains on fair value hedges, including gains on hedges for which the underlying foreign exchange exposure on certain intercompany debt no longer existed in the first quarter of 2008, and gains on hedges on future purchases of equipment. The net foreign exchange loss during 2009 was primarily the result of hedging and intercompany activity.

Provision for Income Taxes. For 2009 and 2008, the provision for income taxes was $12.3 million and $3.9 million, respectively. The increase in tax was principally due to (i) losses that were incurred domestically and in certain foreign jurisdictions for which no corresponding tax benefit was recognized as the net operating losses that were created for tax purposes in these jurisdictions were fully reserved for book purposes, and (ii) the establishment in 2009 of a deferred tax asset valuation allowance of $2.7 million in Canada, $0.2 million in China and $0.2 million in the United Kingdom and (iii) curtailment/settlement gains recorded in 2008 relating to the U.S. retiree plans of $40.2 million for which no taxes were reflected due to the U.S. deferred tax asset valuation allowance.

Liquidity and Capital Resources

Our principal liquidity requirements are for debt service, working capital and capital expenditures. We plan to use cash on hand, cash generated by operations and, should it become necessary, access to our revolving credit facility, as our primary sources of liquidity. Our operations are highly dependent upon the paper production industry and the degree to which the paper industry is affected by global economic conditions and the availability of credit. Demand for our products could decline if paper manufacturers are unable to obtain required financing or if economic conditions cause additional mill closures. In addition, the impact of the most recent global economic recession and the ensuing lack of availability of credit may affect our customers’ ability to pay their debts.

Net cash provided by operating activities was $30.8 million for the nine months ended September 30, 2011 and $3.5 million for the nine months ended September 30, 2010. The $27.3 million increase is due to improved cash earnings from the nine months ended September 30, 2010 to the nine months ended September 30, 2011, partially offset by an increase in working capital for that same period.

Net cash provided by investing activities was $2.5 million for the nine months ended September 30, 2011. Net cash used in investing activities was $29.6 million for the nine months ended September 30, 2010. The change of $32.1 million was significantly due to the increase of $15.6 million of restricted cash balances in 2010 as a result of the Amended and Restated Credit facility in place at September 30, 2010 and the release of $13.7 million in 2011 to unrestricted cash balances in accordance with the New Credit Facility. In addition, proceeds from the sale of fixed assets increased by $7.3 million from 2010 to 2011, primarily as a result of the sale of the Australian facility. These increases were partially offset by a $4.5 million increase in capital equipment expenditures during the nine months ended September 30, 2011 as compared with the same period in 2010.

Net cash used in financing activities was $28.9 million for the nine months ended September 30, 2011. Net cash provided by financing activities was $35.5 million for the nine months ended September 30, 2010. The change of $64.4 million was primarily the result of a decrease in net proceeds from borrowings of debt of $55.5 million in the nine months ended September 30, 2011 from the nine months ended September 30, 2010 primarily as a result of the issuance of $60.0 million under the Exit Facility in 2010, and the payment of higher deferred financing costs of $8.9 million in the nine months ended September 30, 2011.

As of September 30, 2011, there was a $471.7 million balance of term loans outstanding under our New Credit Facility and Notes. In addition, as of September 30, 2011, we had no outstanding borrowings under our current revolving lines of credit, including the revolving credit facility under our senior credit facility and lines of credit in various foreign countries that are used to facilitate local short-term operating needs, except that $13.1 million of the revolving credit facility is committed for letters of credit, leaving an aggregate of $16.9 million available for additional borrowings under these revolving lines of credit. We had cash and cash equivalents of $43.0 million at September 30, 2011 compared to $38.7 million at December 31, 2010. At December 31, 2010 we also had $13.7 million of restricted cash which was classified as a current asset. The restricted cash served as collateral for letters of credit and was held in custody by the issuing bank.

In late 2009 and early 2010, our liquidity and capital resources were constrained by our non-compliance with the terms of our pre-petition credit facility and subsequent prepackaged Chapter 11 proceedings. As previously disclosed, prior to the filing of our Chapter 11 petitions on March 30, 2010, we were not in compliance with certain of the financial covenants under our pre-petition credit facility for the quarters ended September 30, 2009 and December 31, 2009. From September 29, 2009, waiver fees were paid to the lenders and the outstanding balance under the pre-petition credit facility bore interest at a rate that was 1.0% per year in excess of the non-default rate otherwise payable during that period under the facility. On March 30, 2010, we and certain of our certain of our subsidiaries filed for Chapter 11 protection. See “—Chapter 11 Filing, Emergence and Plan of Reorganization” for further information regarding our Chapter 11 proceedings. Upon our emergence from Chapter 11 on May 25, 2010, our Amended and Restated Credit Facility and Exit Facility replaced our pre-petition credit facility. See “—Credit Facilities and Notes” for further discussion of our current credit facilities.

Net cash provided by operating activities was $20.7 million for the year ended December 31, 2010 and $16.1 million for the year ended December 31, 2009. The $4.6 million increase is primarily due to an increase in net income adjusted for non-cash items during the year ended December 31, 2010. The increase in 2010 was after a reduction of cash reorganization items of approximately $16.2 million. Net cash provided by operating activities was $16.1 million for the year ended December 31, 2009 and $77.1 million for the year ended December 31, 2008. The $61.0 million decrease in 2009 as compared with 2008 is principally attributable to a decrease in the volume of business as a result of the global economic recession and an increase in working capital during 2009 as compared with 2008 principally due to the level of payment of payables and accruals during 2009. We typically defer payments to certain vendors at the end of each quarter, which results in an increased cash position at the end of the quarter and increased net cash from operating activities for the period then ended. Such deferrals were significant at December 31, 2008 and the reduction of such deferrals at December 31, 2009 contributed to the increase in working capital for the year. In an effort to improve working capital, in the second quarter of 2009, we initiated a project to accelerate accounts receivable collections and to sell excess inventories. As of December 31, 2009, our efforts under this project contributed approximately $6 million in additional cash and increased Adjusted EBITDA by approximately $7 million.

Net cash used in investing activities was $37.5 million for the year ended December 31, 2010 and $14.2 million for the year ended December 31, 2009. The increase of $23.3 million was primarily due to $13.7 million of restricted cash that we are required to have as collateral for letters of credit under the Amended and Restated Credit Facility in 2010 and a $8.4 million increase in capital equipment expenditures during the year ended December 31, 2010 as compared with the year ended December 31, 2009. Net cash used in investing activities was $14.2 million for the year ended December 31, 2009 and $35.2 million for the year ended December 31, 2008. The decrease of $21.0 million in 2009 as compared with 2008 was primarily due to a decrease in capital equipment spending of $19.5 million in 2009 as compared with 2008.

Net cash provided by financing activities was $32.6 million for the year ended December 31, 2010 and net cash used in financing activities was $14.7 million for the year ended December 31, 2009. The fluctuation of $47.3 million was primarily the result of (i) borrowings under our DIP Facility of $60.0 million during the year ended December 31, 2010 and (ii) lower debt payments of approximately $22.7 million during the year ended December 31, 2010 as compared to the same period in 2009, primarily due to a mandatory principal prepayment of $19.2 million in 2009 based on the excess cash calculation as defined in the pre-petition credit agreement. No such payment was required in 2010. Partially offsetting this increase in cash provided by financing activities was borrowings of $28.0 million under our pre-petition revolver during 2009 and $8.2 million of expenses related to initiatives undertaken to resolve our credit issues during the year ended December 31, 2010. Net cash used in financing activities was $14.7 million for the year ended December 31, 2009 and $32.3 million for the year ended December 31, 2008. The decrease of $17.6 million in 2009 as compared with 2008 was primarily the result of (i) borrowings under our revolver of $28.0 million during the first quarter of 2009, and (ii) the decrease in other financing activities of $7.3 million in 2009 as compared with 2008 related to expenses associated with initiatives undertaken to resolve our credit issues. These decreases were partially offset by higher net debt payments of approximately $17.6 million during 2009 as compared with 2008. We made mandatory principal repayments of $19.2 million during 2009 (for 2008) as compared with $9.4 million during 2008 (for 2007). The increase in the mandatory payment was due to our prior senior credit facility requiring us to make such excess payments based on the prior year’s Adjusted EBITDA, which was impacted during 2008 by gains of approximately $52 million related to the freezing of one of our U.S. pension plans, the termination of our U.S. retiree medical plan and the mark to market changes in the fair value of our interest rate swaps, partially offset by approximately $30 million related to increased restructuring expenses and increased non-cash reserves. Because none of these events generated any cash but increased Adjusted EBITDA which increased the mandatory principal payment, the effect of these actions reduced our available cash. We also made a voluntary debt repayment of $6.1 million during 2008 and none in 2009 and 2010.

As of December 31, 2010, there was a $475.6 million balance of term loans outstanding under our senior credit facility, after making the first two scheduled quarterly payments of $2.2 million in the third and fourth quarters of 2010. The loans included $59.7 million under our first lien facility and $415.9 million under a second lien facility. In addition, as of December 31, 2010, we had no outstanding borrowings under our current revolving lines of credit, including the revolving credit facility under our senior credit facility and lines of credit in various foreign countries that are used to facilitate local short-term operating needs. An aggregate of $26.0 million is available for additional borrowings under these revolving lines of credit. We had unrestricted cash and cash equivalents of $38.7 million at December 31, 2010 compared to $23.0 million at December 31, 2009. At December 31, 2010 we also had $13.7 million of restricted cash which is classified as a current asset. The restricted cash serves as collateral for letters of credit and no letter of credit has a maturity greater than one year, although certain of them can be renewed for another year. The cash collateral is held in custody by the issuing bank, is restricted as to withdrawal or use and is currently invested in money market funds. Income from these funds is paid to us.

Based on current facts and assumptions, we expect our cash tax payments to be less than income tax expense in 2011, 2012 and 2013 due to the creation of certain deferred tax liabilities and the continued availability of tax loss carry forwards.

Capital Expenditures

We use the term “capital expenditures” to refer to costs incurred to purchase or significantly upgrade property and equipment. The majority of our capital expenditures relate to purchases of machinery and equipment used in the manufacturing of our products. Growth capital expenditures consist of items that are intended to increase the manufacturing, production and/or distribution capacity or efficiencies of our operations in conjunction with the execution of our business strategies. Maintenance capital expenditures are designed to sustain the current capacity or efficiency of our operations and include items relating to the renovation of existing manufacturing or service facilities, the purchase of machinery and equipment for safety and environmental needs and information technology. Capital expenditures were funded from net cash provided by operating activities and borrowings under our credit facility.

For the nine months ended September 30, 2011, we had capital expenditures of $18.9 million consisting of growth capital expenditures of $7.8 million and maintenance capital expenditures of $11.1 million. For the nine months ended September 30, 2010, we had capital expenditures of $14.4 million consisting of growth capital expenditures of $7.6 million and maintenance capital expenditures of $6.8 million.

During 2010, we had capital expenditures of $27.9 million consisting of growth capital expenditures of $7.3 million and maintenance capital expenditures of $20.6 million. Growth capital expenditures consist of items that are intended to increase the manufacturing, production and/or distribution capacity or efficiencies of our operations in conjunction with the execution of our business strategies. Maintenance capital expenditures are designed to sustain the current capacity or efficiency of our operations and include items relating to the renovation of existing manufacturing or service facilities, the purchase of machinery and equipment for safety and environmental needs and information technology.

During 2009, we had capital expenditures of $19.5 million consisting of approximately $8.3 million of growth capital expenditures and approximately $11.2 million of maintenance capital expenditures.

During 2008, we had capital expenditures of $39.0 million consisting of approximately $15.2 million of growth capital expenditures and approximately $23.8 million of maintenance capital expenditures.

In the first quarter of 2008 we began an effort to reduce our planned capital expenditures. As part of this effort, we determined to delay the planned capital expenditures for the Vietnam facility and cancelled or rescheduled certain other previously planned capital expenditures. These cancellations did not result in any substantial penalties for us. In December 2008, we discontinued the construction of the Vietnam facility, and continue to have some contractual obligations with respect to certain equipment which was previously ordered for the facility. We have redeployed this equipment to other locations.

We target capital expenditures for 2011 to be approximately $30.0 million. We analyze our planned capital expenditures based on investment opportunities available to us and our financial and operating performance, and accordingly, actual capital expenditures may be more or less than this amount.

See “Credit Facilities and Notes” below for a description on limitations on capital expenditures imposed by our New Credit Facility.

Credit Facility and Notes

On May 26, 2011, we completed a refinancing transaction, which replaced certain of our then outstanding indebtedness with a private placement of $240 million aggregate principal amount of 8.875% senior unsecured notes (the “Notes”) and a new approximately $278 million multi-currency senior secured credit facility (the “New Credit Facility”), comprised of approximately $248 million of senior secured term loans and a $30 million senior secured revolving credit facility. The interest rates under the New Credit Facility are calculated, at our option, as the Alternate Base Rate as defined in the New Credit Facility, LIBOR or EURIBOR, subject to a minimum of 2.25%, 1.25% and 1.25%, respectively, plus, in each case, a margin.

Notes

Interest on the Notes is payable semiannually in cash in arrears on June 15 and December 15 of each year, commencing on December 15, 2011. The Notes are our senior unsecured obligations and are guaranteed by each of our direct and indirect wholly-owned domestic subsidiaries (the “Notes Guarantors”). They rank equal in right of payment with our existing and future senior indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The Notes are effectively subordinated to all of our secured debt, including the New Credit Facility and related guarantees, to the extent of the value of the assets securing such debt and structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the Notes. Subject to the terms of the New Credit Facility, the Notes may be redeemed by the Company at specified redemption prices which vary depending on the timing of the redemption.

The Notes contain covenants, subject to certain exceptions, that restrict our ability and the ability of certain of its subsidiaries to, among other things:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions to stockholders;

•	purchase or redeem capital stock or subordinated indebtedness;

•	make certain investments;

•	create liens;

•	incur restrictions on the ability of our subsidiaries to make dividends or make other payments to us;

•	sell assets or engage in sale-leaseback transactions;

•	consolidate or merge with or into other companies or transfer all or substantially all of our assets; and

•	engage in certain transactions with affiliates.

As disclosed in previous SEC filings, in connection with the sale of the Notes, we and the Notes Guarantors entered into a registration rights agreement, dated May 26, 2011 with the initial purchasers of the Notes.

New Credit Facility

The New Credit Facility provides for:

•	a six-year $125.0 million senior secured term loan facility, borrowed by us, the proceeds of which were used to refinance certain of our existing indebtedness.

•

a six-year €87.0 million senior secured term loan facility, borrowed by Xerium Technologies Limited, a wholly-owned indirect subsidiary of ours organized under the laws of England and Wales, the proceeds of which were used to refinance certain of our existing indebtedness.

•

a five-year $30.0 million senior secured revolving credit facility, available to us, and an uncommitted incremental amount of $10 million, the proceeds of which will be used for working capital and general corporate purposes and include sub-limits available for letters of credit (the “Revolving Facility”); and

•

an uncommitted incremental credit facility (the “Incremental Facility”) allowing for increases under the Revolving Facility and Term Loans with the same terms, and borrowing of new tranches of term loans, up to an aggregate principal amount not to exceed the greater of (i) $100.0 million and (ii) our Adjusted EBITDA over the prior 12-month period, provided that increases under the Revolving Facility shall not exceed $35.0 million.

The loans under the New Credit Facility are required to be permanently repaid with 100% of the net proceeds of assets sales, dispositions, issuances of certain debt obligations and insurance, in each case, subject to certain exceptions and 50% of annual excess cash flow.

The New Credit Facility requires us to make annual payments (payable in quarterly installments) equal to 1% per annum with respect to the Term Loans with the remaining amount due at final maturity.

The obligations under the New Credit Facility are guaranteed by all of our existing and future direct and indirect subsidiaries that are organized in the United States (subject to certain exceptions in the case of immaterial subsidiaries and joint ventures) and certain of our direct and indirect foreign subsidiaries, provided that non-U.S. guarantors are only liable for obligations of Xerium Technologies Limited and certain other non-U.S. guarantors. The loans are secured by a first-priority perfected security interest in substantially all of the assets.

The New Credit Facility contains customary covenants that, subject to certain exceptions, restrict our ability to, among other things:

•	pay dividends or redeem or repurchase equity interests;

•	prepay, redeem or purchase debt, including the Notes;

•	create liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	incur additional indebtedness;

•	amend or otherwise alter debt and other material agreements;

•	make capital expenditures;

•	engage in mergers, acquisitions and asset sales (other than certain permitted acquisitions and asset sales);

•	engage in certain transactions with affiliates; and

•	engage in businesses that are not related to our existing business.

The New Credit Facility includes specified financial covenants, requiring us to maintain certain consolidated leverage and interest coverage ratios. In addition, the terms of the New Credit Facility limit our ability to make capital expenditures in excess of specified amounts.

The consolidated leverage ratio is calculated by dividing our total gross debt, at average currency exchange rates for the last twelve months, by Adjusted EBITDA and is 3.99 to 1.00 at September 30, 2011. In order to be in compliance with this covenant, we must have a ratio of no more than 5.50 to 1.00 from September 30, 2011 to March 31, 2012. In various periods subsequent to March 31, 2012, this ratio decreases by increments of 25 basis points to 3.25 to 1.00 for the quarter ended March 31, 2017.

The interest coverage ratio is calculated by dividing Adjusted EBITDA by interest expense, net of mark to market movements on hedging instruments and amortization of deferred financing costs, and is 3.17 to 1.00 at September 30, 2011. In order to be in compliance with this covenant, we must have a ratio of at least 2.25 to 1.00 from September 30, 2011 to December 31, 2012. In various periods subsequent to December 31, 2012, this ratio increases by increments of 25 basis points to 3.25 to 1.00 for the quarter ended March 31, 2017.

Each of these covenants is calculated at the end of each quarter and is based on a rolling twelve month period. At September 30, 2011 we were in compliance with these covenants. In addition, we expect to remain in compliance with these covenants in the near future.

Amended and Restated Credit Facility

Pursuant to the Plan, on the Effective Date, we entered into the Amended and Restated Credit Facility, dated as of May 25, 2010 by and among us, certain subsidiaries of ours, Citigroup Global Markets Inc. as Lead Arranger and Bookrunner, and other agents and banks party thereto. The Amended and Restated Credit Facility provided for a term loan that had a principal amount of $410 million, and a maturity date that was five years following May 25, 2010, the closing date of the Amended and Restated Credit Facility. The $410 million was denominated in U.S. Dollars, Euros and Canadian Dollars, which represented approximately 56%, 32% and 12% of this amount, respectively, at the Effective Date. The Amended and Restated Credit Facility was secured by second priority liens against, and security interests in, substantially all of our assets and the assets of most of our subsidiaries, subject to legal and tax considerations and requirements. In addition, most of our U.S. and non-U.S. subsidiaries had guaranteed the obligations of the borrowers under the Amended and Restated Credit Facility, provided that non-U.S. guarantors would only be liable for obligations of non-U.S borrowers and non-U.S. guarantors.

Borrowings under the Amended and Restated Credit Facility term loans bore interest as follows:

•	in the case of Xerium Canada Inc., at the CDOR (“Canadian dollar”) Rate plus (i) 6.25% if the leverage ratio equaled or exceeded 2.75:1.00 or (ii) 5.75% if the leverage ratio was less than 2.75:1.00;

•	in the case of Xerium Technologies, Inc. the LIBOR Rate plus (i) 6.25% if the leverage ratio equaled or exceeded 2.75:1.00 or (ii) 5.75% if the leverage ratio was less than 2.75:1.00; and

•

in the case of XTI LLC, Xerium Italia S.p.A., Huyck Wangner Austria GmbH and Xerium Germany Holding GmbH, at the Euribor Rate plus (i) 6.25% if the leverage ratio equaled or exceeded 2.75:1.00 or (ii) 5.75 % if the leverage ratio was less than 2.75:1.00.

The terms “CDOR Rate,” “LIBOR Rate,” and “Euribor Rate” had the same meanings as set forth in the our pre-petition credit facility except that the CDOR Rate, the LIBOR Rate and the Euribor Rate would not be less than 2.00% per annum. Interest periods were 1, 2, 3 or 6 months. If any event of default occurred and was continuing, then interest on the unpaid balance of the outstanding term loans would have accrued at a per annum rate of two percent greater than the rate of interest specified above.

The Amended and Restated Credit facility provided that we would make scheduled principal payments totaling approximately $2.0 million each quarter through March 2015.

The Amended and Restated Credit Facility required us to make mandatory prepayments under the following circumstances, subject to intercreditor sharing arrangements with the lenders under the Exit Facility:

(a) with 100% of the net cash proceeds we received from any sale of any assets (50% of the net cash proceeds of the sale of assets belonging to our Australian and Vietnamese subsidiaries) for any transaction or series of transactions exceeding $250,000 outside the ordinary course of business (subject to certain exceptions regarding discontinued manufacturing facilities and exempting the first $3 million if invested in other assets, except for the sale of assets belonging to our Australian and Vietnamese subsidiaries);

(b) with 100% of insurance and condemnation award payments, subject to certain exemptions;

(c) with 100% of the cash proceeds from debt issuances, subject to certain exemptions; and

(d) with 50% of our excess cash after the end of each fiscal year, beginning with fiscal year 2011; that is, Adjusted EBITDA plus a working capital adjustment, minus consolidated interest expense, cash income tax expense, consolidated capital expenditures (subject to certain exceptions), consolidated restructuring costs, cash payments of withholding taxes from proceeds of the repurchase, redemption or retention of common stock and the aggregate amount of scheduled and voluntary payments made during the past fiscal year.

The Amended and Restated Credit Facility required that we observe and perform numerous affirmative and negative covenants, including certain financial covenants. The Amended and Restated Credit Facility also prohibited the payment of dividends on our New Common Stock. The financial covenants per the Amended and Restated Credit Facility were as follows:

Minimum Interest Coverage Ratio:	Four Fiscal Quarters Ending	Ratio
The ratio of four quarter Adjusted EBITDA to	September 30, 2010 to March 31, 2011	1.75:1.00
interest expense.	June 30, 2011 to December 31, 2011	2.00:1.00
	March 31, 2012 to September 30, 2013	2.25:1.00
	December 31, 2013 to December 31, 2015	2.50:1.00

Maximum Leverage Ratio:	Four Fiscal Quarters Ending	Ratio
The ratio of outstanding debt to four quarter	September 30, 2010 and December 31, 2010	5.50:1.00
Adjusted EBITDA.	March 31, 2011 and June 30, 2011	5.25:1.00
	September 30, 2011	5.00:1.00
	December 31, 2011 and March 31, 2012	4.75:1.00
	June 30, 2012 and September 30, 2012	4.50:1.00
	December 31, 2012 to June 30, 2013	4.25:1.00
	September 30, 2013 and December 31, 2013	4.00:1.00
	March 31, 2014 to September 30, 2014	3.75:1.00
	December 31, 2014 to December 31, 2015	3.50:1.00

For the four fiscal quarters ended December 31, 2010 our interest coverage ratio was 2.96:1 and our leverage ratio was 4.21:1. Each of these covenants was or was to be calculated at the end of each quarter, beginning with the quarter ended September 30, 2010, and was based on a rolling twelve month period. The interest coverage ratio was calculated by dividing Adjusted EBITDA by interest expense, net of mark-to-market movements on hedging instruments and amortization of deferred financing costs. The leverage ratio was calculated by dividing our total gross debt, at average currency exchange rates for the last twelve months, by Adjusted EBITDA.

The Amended and Restated Credit Facility defined consolidated capital expenditures for a particular fiscal year as all expenditures required under GAAP to be included in “purchase of property and equipment” or similar items included in our cash flow. The Amended and Restated Credit Facility limited our consolidated capital expenditures in a particular fiscal year to an amount not exceeding $37.3 million, $33.4 million and $33.8 million for fiscal year 2010, 2011 and 2012, respectively and $33.1 million for each of fiscal years 2013, 2014 and 2015, exclusive of capital expenditures paid with net insurance and condemnation proceeds; provided that the maximum amount of consolidated capital expenditures permitted in each fiscal year shall be increased by 50% of the amount below the maximum not spent in the prior fiscal year (determined without reference to any carryover amount).

Exit Facility

On the Effective Date, the DIP Facility was converted into the Exit Facility consisting of a $20 million revolving credit facility and a $60 million term loan that was used to satisfy our obligations under the Plan and for ongoing working capital (including letters of credit) requirements. The revolving credit facility was to mature on May 25, 2013, the closing date of the Exit Facility, and the term loans were to mature on November 25, 2014. The Exit Facility was secured by first priority liens against, and security interests in, substantially all of our assets and the assets of most of our subsidiaries, subject to legal and tax considerations and requirements. All loans under the Exit Facility were senior to the amounts owing under the Amended and Restated Credit Facility. In addition, most of our U.S. and non-U.S. subsidiaries guaranteed the obligations of the borrowers under the Exit Facility, provided that non-U.S. guarantors were only liable for obligations of non-U.S borrowers and non-U.S. guarantors.

The loans under the Exit Facility were “LIBOR Loans” and bore interest at the annual rate equal to LIBOR plus the applicable margin, 4.5% per year, with a LIBOR floor of 2% per annum. Interest periods were 1, 2, 3 or 6 months. If any event of default occurred and was continuing, then interest on the unpaid balance of the outstanding Exit Facility loans would have accrued at a per annum rate of two percent greater than the rate of interest specified above. If any event of default occurred and was continuing under the Exit Facility, each LIBOR Loan would have converted to an ABR Loan at the end of the interest period then in effect for such LIBOR Loan.

The Exit Facility provided that we would make scheduled principal payments totaling approximately $0.15 million each quarter through September 2014.

The Exit Facility required us to make mandatory prepayments under the same circumstances as with respect to the Amended and Restated Credit Facility, which are described above. In addition, with limited exceptions, the Exit Facility required that we observe and perform the same affirmative and negative covenants, including financial covenants, as required by the Amended and Restated Credit Facility.

Contractual Obligations and Commercial Commitments

The following tables provide aggregated information about our long-term debt contractual obligations as of September 30, 2011. All other contractual obligations as included in the table below as of December 31, 2010 have not materially changed.

	New Credit Facility (in USD)	Notes (in USD)	Other Debt (in USD)	Total Scheduled Principal Payments including balloon payments (in USD)
2011 (fourth quarter)	$604	$—	$2,905	$3,509
2012	2,420	—	756	3,176
2013	2,420	—	—	2,420
2014	2,420	—	—	2,420
2015	2,420	—	—	2,420
2016 and thereafter	221,411	240,000	—	461,411

	$231,695	$240,000	$3,661	$475,356

Additionally, the following table outlines the estimated future interest payments, based on the effective interest rates at September 30, 2011, to be made under the New Credit Facility and Notes over the term of the obligations:

Total Estimated Interest Payments Converted into U.S. Dollars at September 30, 2011 Exchange Rates (in USD thousands)
2011 (fourth quarter)	$15,178
2012	34,759
2013	34,615
2014	34,529
2015	34,390
2016 and thereafter	71,164

$224,635

The following table provides aggregated information about our contractual obligations as of December 31, 2010.

	Payments Due by Period
Contractual Obligations (in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years	Other
	(in millions)
Long-term debt obligations	$481.2	$12.8	$19.6	$448.8	$—	$—
Interest expense on long-term debt (1)	159.2	38.5	74.5	46.2	—	—
Operating leases	22.1	4.8	7.5	4.2	5.6	—
Purchase obligations (2)	29.0	18.5	8.5	2.0	—	—
Pension and other postretirement obligations	73.0	7.2	13.6	15.2	37.0	—
Net unrecognized tax benefit obligation under Topic 740 (3)	9.3	1.2	0.2	—	—	7.9

Total contractual cash obligations	$773.8	$83.0	$123.9	$516.4	$42.6	$7.9

(1)	Interest expense shown above is based on the effective interest rate as of December 31, 2010.
(2)	Includes obligations with respect to raw materials purchases, repair and maintenance services, utilities and capital expenditures.
(3)	Amounts in “other” represent future cash outlays for which we are unable to reasonably estimate the period of cash settlement.

Off-Balance Sheet Financing

During the year ended December 31, 2010, we have did not engage in material off-balance sheet activities, including the use of structured finance or special purpose entities.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of net sales and expenses. Actual results could differ from those estimates. We have formal accounting policies in place including those that address critical and complex accounting areas. Note 2 to the consolidated financial statements included elsewhere in this Annual Report identifies the significant accounting policies used in preparation of the consolidated financial statements. The most significant areas involving management judgments and estimates are described below.

Derivatives and Hedging. Effective January 1, 2009, we adopted ASC Topic 815-10-65-1, Transition and Effective Date Related to FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“Topic 815-10-65-1”) for disclosure related to derivatives and hedging. Topic 815-10-65-1 amends and expands the disclosure requirements to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Topic 815-10-65-1 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative instruments.

As required by ASC Topic 815-10-65-1, we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or if we elect not to apply hedge accounting under Topic 815.

There are two types of hedges into which we enter: hedges of fair value exposure and hedges of cash flow exposure. Hedges of fair value exposure are entered into in order to hedge the fair value of a recognized asset or liability, or a firm commitment. Hedges of cash flow exposure are entered into in order to hedge a forecasted transaction or the variability of cash flows to be paid related to a recognized liability. Changes in derivative fair values are recognized in earnings as offsets to the changes in fair value of the related hedged assets and liabilities. Changes in the derivative fair values that are designated as cash flow hedges which meet the criteria for hedge accounting are recorded in other comprehensive income (loss).

Prior to September 1, 2009, the effective portion of changes in the fair value of derivatives designated and that qualified as cash flow hedges were recorded in accumulated other comprehensive income (loss) and subsequently reclassified into earnings in the period that the hedged forecasted transaction affected earnings. The ineffective portion of the change in fair value of the derivatives was recognized directly in earnings. The balance in accumulated other comprehensive loss as of August 31, 2009 related to the interest rate swaps for which hedge accounting was discontinued was subsequently reclassified into the statement of operations (interest expense) over the remaining original term of the derivative as the hedged forecasted transactions are also recorded to interest expense, in accordance with Topic 815. In addition, as of March 31, 2010, we determined that it was probable that future interest payments on the debt that was in excess of the $410 million (discussed in Note 1 of the Notes to Consolidated Financial Statements) would not occur. As a result, we reclassified an additional $0.7 million from accumulated other comprehensive income to interest expense, which represented the balance in accumulated other comprehensive income relating to interest payments on the debt that was in excess of $410 million. As of March 31, 2010, after this reclassification, the remaining balance in accumulated other comprehensive loss related to interest rate swaps was amortized to interest expense through December 31, 2010, the original term of the swaps. Accordingly, during 2010, we amortized approximately $9.7 million from accumulated other comprehensive income to interest expense.
On December 31, 2009, we terminated with the counterparties all of our outstanding interest rate swap liabilities of $20.0 million and converted them into notes payable to such counterparties. Although these interest rate swaps were subject to mark to market accounting through earnings effective September 1, 2009, prior to their termination with the counterparties, they effectively fixed, from a cash flow hedge perspective through December 31, 2009, the interest rate at 10.75% on approximately 79% of the term loan portion of our pre-petition credit facility. As a result of the termination of the interest rate swaps, the interest rate on the term loan portion of the credit facility was no longer effectively fixed through December 31, 2010, the original term of the swaps.

We have measured our derivative assets and liabilities under ASC Topic 820, Fair Value Measurements and Disclosures (“Topic 820”), and have classified our interest rate swaps in Level 2 of the Topic 820 fair value hierarchy, as the significant inputs to the overall valuations are based on market-observable data or information derived from or corroborated by market-observable data, including market-based inputs to models, model calibration to market-clearing transactions, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Where models are used, the selection of a particular model to value a derivative depends upon the contractual terms of, and specific risks inherent in, the instrument as well as the availability of pricing information in the market. We use similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit curves, measures of volatility, and correlations of such inputs. For our derivatives, all of which traded in liquid markets, model inputs can generally be verified and model selection does not involve significant management judgment.

To comply with the provisions of Topic 820, we incorporated credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements of our derivatives. The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty’s credit spread to the applicable exposure. For derivatives with two-way exposure, such as interest rate swaps, the counterparty’s credit spread is applied to our exposure to the counterparty, and our own credit spread is applied to the counterparty’s exposure to us, and the net credit valuation adjustment is reflected in our derivative valuations. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from its publicly-traded debt. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. Additionally, we actively monitor counterparty credit ratings for any significant changes.

Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy. We do not have any fair value measurements using significant unobservable inputs (Level 3) as of December 31, 2010.

However, as of December 31, 2010, the credit valuation adjustments have had no impact on the overall valuation of our derivative positions as we terminated all of our outstanding interest rate swaps with the counterparties on December 31, 2009. Various factors which impact changes in the credit are not significant to the overall valuation adjustments over time, including changes in the credit spreads of the parties to the contracts, as well as changes in market rates and volatilities, which affect the total expected exposure of the derivative instruments.

Goodwill. We account for acquired goodwill and intangible assets in accordance with ASC Topic 805, Business Combinations (“Topic 805”). Purchase accounting required by Topic 805 involves judgment with respect to the valuation of the acquired assets and liabilities in order to determine the amount of goodwill. We have recorded our acquisitions in accordance with Topic 805.

Impairment of Goodwill and Indefinite-Lived Intangible Assets. We account for acquired goodwill and goodwill impairment in accordance with Topic 350, which requires considerable judgment in the valuation of acquired goodwill and the ongoing evaluation of goodwill impairment. Topic 350 requires that goodwill and intangible assets that have indefinite lives not be amortized but, instead, must be tested at least annually for impairment or whenever events or business conditions warrant.

We perform annual tests for goodwill impairment at the reporting unit level, which are clothing and roll covers. When our business was acquired in 1999, more than 80% of the goodwill was assigned to the roll covers reporting unit based on relative fair values at the date of acquisition.

Goodwill impairment testing is a two-step process. Step 1 involves comparing the fair value of our reporting unit to its carrying amount. If the fair value of the reporting unit is greater than its carrying amount, there is no impairment. If the reporting unit carrying amount is greater than the fair value then the second step must be completed to measure the amount of impairment, if any. Step 2 calculates the implied fair value of goodwill by deducting the fair value of the net assets of the reporting unit from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized equal to the difference.

For the purpose of performing the annual impairment test, we allocate all shared assets and liabilities to the reporting units based upon the percentage of each reporting unit’s revenue to total revenue. Shared expenses are allocated to each reporting unit to the extent necessary to allow them to operate as independent businesses. Fair value was determined by using a weighted combination of both a market multiple approach and an income approach. The market multiple approach utilizes our and our competitors’ information to determine measures that are used to value our reporting units. The income approach is a present value technique used to measure the fair value of future cash flows produced by each reporting unit. Determining the fair value of a reporting unit or an indefinite-lived purchased intangible asset is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates and operating margins, discount rates and future market conditions, among others. We believe that the assumptions and rates used in our annual impairment test under Topic 350 are reasonable, but inherently uncertain.

Based on the assessments performed as of December 31, 2010, we determined that no impairment of goodwill exists. The excess of the fair value over carrying value for our clothing and roll covers segment as of December 31, 2010, the annual test date, was approximately $247 million and $161 million, respectively. In order to evaluate the sensitivity of the analysis performed, we applied a hypothetical 5% decrease to the fair value of the business segments, which resulted in a fair value in excess of carrying value of approximately $217 million and $145 million for the clothing segment and the roll covers segment, respectively.

As of December 31, 2009, we recorded a non-cash charge for goodwill impairment of $80.6 million related to our roll covers reporting unit based on assessments performed as of that date. Applying the guidance of Topic 350, we determined that as of December 31, 2009, goodwill for the roll covers reporting unit was impaired primarily due to the adverse effect of our credit issues and the effects of the global economic environment at that time. Step 1 of the process indicated that the fair value of the net assets of the roll covers reporting unit was $3.7 million less than their carrying value as of December 31, 2009. Based on the Step 1 result, we proceeded with Step 2. Based on the increase in fair value of tangible and intangible assets over book value of $77 million as determined in Step 2, an aggregate impairment of $80.6 million was recorded in the roll covers reporting unit. To date, there have been no indicators of impairment or recorded goodwill impairment for our clothing reporting unit. The excess of the fair value over the carrying value for our clothing reporting unit as of December 31, 2009 was approximately $142 million.

Contingencies. We are subject to various claims and contingencies associated with lawsuits, insurance, tax, environmental and other issues arising out of the normal course of business. Our consolidated financial statements reflect the treatment of claims and contingencies based on management’s view of the expected outcome. We consult with legal counsel on those issues related to litigation with respect to matters in the ordinary course of business. If the likelihood of an adverse outcome is probable and the amount is estimable, we accrue a liability in accordance with ASC Topic 450, Contingencies. While we believe that the current level of reserves is adequate, the adequacy of these reserves may change in the future due to new developments in particular matters. For example, during the third quarter of 2008, while evaluating our facility in Australia, we discovered the possibility of contamination at the facility. Subsequently we had a preliminary evaluation performed, which confirmed the existence of contamination and estimated preliminary costs to remediate this facility. Based upon this evaluation, we accrued $4.1 million in 2008 as our best estimate of the remediation costs we expected to incur. A Phase II assessment of the groundwater contamination performed for us during the second quarter of 2009 indicated the costs to remediate the contamination would be significantly less than originally estimated and accordingly, we reduced the accrual by $3.4 million during the second quarter of 2009 based on this assessment. At the end of the second quarter of 2010, we entered into a contingent purchase and sale agreement with a third party whereby the third party could purchase the Australian facility after two years from the date of the purchase and sale agreement. Under the terms of the purchase and sale agreement, the environmental liability would transfer to the third party at the time of such purchase. During the third quarter of 2011, we sold the Australian facility.

Income Taxes. We utilize the asset and liability method for accounting for income taxes in accordance with ASC Topic 740, Income Taxes (“Topic 740”). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates and statutes that will be in effect when the differences are expected to reverse.

We record net deferred tax assets to the extent we believe that it is more likely than not that these assets will be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. We reduce our deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In light of our accumulated loss position in certain tax jurisdictions, and the uncertainty of taxability in future periods, we recorded a valuation allowance against all U. S. deferred tax assets and against certain of our foreign deferred tax assets primarily related to net operating loss carry-forwards in Australia, Canada, Germany, Sweden, the United Kingdom and France.

In addition, we operate within multiple taxing jurisdictions and could be subject to audit in these jurisdictions. These audits can involve complex issues and rely on estimates and assumptions. These audits may require an extended period of time to resolve and may cover multiple years. Although we believe that the estimates and assumptions are reasonable, the final determination of tax audits and any related litigation could be different than that which is reflected in historical income tax provisions and recorded assets and liabilities. With respect to all jurisdictions, we believe we have made adequate provision for all income tax uncertainties and that no unresolved issues or claims are likely to be material to our results of operations, financial position or cash flows.

We adopted the uncertain tax provisions of Topic 740 on January 1, 2007. ASC Topic 740-10-25 relates to uncertain tax positions and prescribes a two-step process to determine the amount of tax benefit to be recognized as it relates to uncertain tax positions. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority that has full knowledge of all relevant information.

We have a net deferred tax liability of $7.6 million at December 31, 2010 and $3.9 million at December 31, 2009. The net deferred tax liability relates principally to pension and post-retirement benefits, intangible assets and differences between the book and tax bases of property and equipment.

Our balance sheet as of December 2010 reflects a deferred tax asset related to our German federal and trade loss carry-forwards of approximately $2.7 million. As a general rule, federal and trade tax loss carry forwards are subject to forfeiture if more than 50% of the shares in the corporation are directly or indirectly transferred to a new shareholder. There is a restructuring exception to this general rule; however, effective December 2010, this exception has been suspended with retroactive effect. As of December 2010, we have impaired the portion of the deferred tax asset we believe to be subject to possible forfeiture.

Undistributed earnings of our foreign subsidiaries amounted to approximately $148 million at December 31, 2010. These earnings are considered to be indefinitely reinvested for continued use in foreign operations except for Argentina, Brazil and Mexico. To the extent earnings are considered to be indefinitely reinvested, no provision for income taxes or withholding taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise we may be subject to both income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various jurisdictions. Determination of the amount of unrecognized deferred U.S. income tax liability or withholding taxes is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credit carry-forwards and net operating loss carry-forwards would be available to reduce some portion of the liability. Federal income taxes are provided on the portion of the income of foreign subsidiaries that is expected to be remitted to the United States and be taxable.

Non-GAAP Financial Measures

We use EBITDA and Adjusted EBITDA (as defined in the New Credit Facility) as supplementary non-GAAP liquidity measures to assist us in evaluating our liquidity and financial performance, specifically our ability to service indebtedness and to fund ongoing capital expenditures. The New Credit Facility includes covenants based on Adjusted EBITDA. If our Adjusted EBITDA declines below certain levels, we may violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

Adjusted EBITDA for the three and nine months ended September 30, 2011 are presented based on the New Credit Facility. However, Adjusted EBITDA for the three and nine months ended September 30, 2010 are presented based on the Amended and Restated Credit facility in place for those periods. Financial restructuring costs are not adjustments under the definition of Adjusted EBITDA in the New Credit Facility to arrive at Adjusted EBITDA for periods beginning after the quarter ended June 30, 2011. For the three months and nine months ended September 30, 2010, as applicable, such items were added back to Adjusted EBITDA based upon the terms of the Amended and Restated Credit Facility. Had these adjustments not been in place in 2010, Adjusted EBITDA would have decreased by $0.8 million and $25.6 million for the three and nine months ended September 30, 2010, respectively.

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

“Adjusted EBITDA”, under the New Credit Facility means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) noncash charges or gains resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of Common Stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Common Stock, and cash expenses for compensation mandatorily applied to purchase Common Stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of Common Stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period) and (xiii) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xiii) (other than, in the case of clause (xiii), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the New Credit Facility and (iv) any gains resulting from the returned surplus assets of any pension plan.

The following table provides reconciliation from net income (loss) and operating cash flows, which are the most directly comparable GAAP financial measures, to EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss)	$3,488	$(3,656)	$5,758	$(73,824)
Stock-based compensation	172	1,756	2,253	5,212
Depreciation	10,655	9,644	31,573	29,026
Amortization of intangibles	577	578	1,729	1,737
Curtailment/settlement gain	402	—	402	—
Deferred financing cost amortization	1,011	238	1,613	5,721
Unrealized foreign exchange loss (gain) on revaluation of debt	2,484	(1,567)	1,070	(725)
Deferred taxes	1,037	1,573	2,246	4,305
(Gain) loss on disposition of property and equipment	(40)	(171)	(604)	(62)
Asset impairment	—	2,123	—	2,871
Non-cash interest expense related to interest rate swaps	—	2,160	—	7,518
Loss on extinguishment of debt	—	—	2,926	—
Non-cash reorganization expenses	—	—	—	28,683
Reorganization expenses accrued	—	(3,231)	—	1,315
Net change in operating assets and liabilities	4,289	(3,821)	(18,130)	(8,312)

Net cash provided by operating activities	24,075	5,626	30,836	3,465
Interest expense, excluding amortization	8,862	9,622	28,096	31,290
Net change in operating assets and liabilities	(4,289)	3,821	18,130	8,312
Current portion of income tax expense	2,227	2,745	7,465	7,199
Stock-based compensation	(172)	(1,756)	(2,253)	(5,212)
Curtailment/settlement gain	(402)	—	(402)	—
Asset impairment	—	(2,123)	—	(2,871)
Unrealized foreign exchange gain (loss) on revaluation of debt	(2,484)	1,567	(1,070)	725
Gain (loss) on disposition of property and equipment	40	171	604	62
Non-cash reorganization items	—	3,231	—	(29,998)
Loss on extinguishment of debt	—	—	(2,926)	—

EBITDA	27,857	22,904	78,480	12,972
Financial restructuring costs (1)	—	799	—	25,613
Write-off of deferred financing costs (2)	—	—	2,926	14,283
Expenses incurred in connection with indebtedness or refinancing transaction	—	—	—	14,400
Non-cash compensation and related expenses	172	2,068	2,253	5,498
Operational restructuring expenses	577	3,322	1,287	7,433
Non cash change in accounting estimates	—	—	—	(1,400)

Adjusted EBITDA	28,606	29,093	84,946	78,799

(1)	Financial restructuring costs are not adjustments under the definition of Adjusted EBITDA in the New Credit Facility to arrive at Adjusted EBITDA for periods beginning after the quarter ended June 30, 2011. For the three months and nine months ended September 30, 2010, as applicable, such items were added back to Adjusted EBITDA based upon the terms of the Amended and Restated Credit Facility. Had these adjustments not been in place in 2010, Adjusted EBITDA would have decreased by $0.8 million and $25.6 million for the three and nine months ended September 30, 2010, respectively.
(2)	In the nine months ended September 30, 2010, the $14.3 million was included in reorganization expenses in the Unaudited Condensed Consolidated Statement of Operations.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Hedging. We have foreign currency cash flow and earnings exposure with respect to specific sale and intercompany debt transactions denominated in currencies other than the functional currency of the unit incurring the costs associated with such transactions. To mitigate the risks related to these exposures, we utilize forward currency contracts in certain circumstances, to lock in exchange rates with the objective that the gain or loss on the forward contracts will approximate the loss or gain on the transaction or transactions being hedged. We determine whether to enter into hedging arrangements based upon the size of the underlying transaction or transactions, an assessment of the risk of adverse movements in the applicable currencies and the availability of a cost-effective hedging strategy. In South America, substantially all of our net sales are indexed to U.S. Dollars, but the associated costs are recorded in the local currencies of the operating units. Generally, we do not hedge this U.S. Dollar exposure as it would not be cost effective due to the relatively inefficient foreign exchange markets for local currencies in that region. To the extent we do not engage in hedging or such hedging is not effective, changes in the relative value of currencies can affect our profitability.

The value of these contracts is recognized at fair value based on market exchange forward rates and amounted to a net liability position of $222,000 at December 31, 2010. These contracts matured at various dates through May 2011.

As of December 31, 2010, we had open foreign currency exchange contracts maturing through May 2011 with total net notional amounts of approximately $20.0 million. At December 31, 2010, we prepared an analysis to determine the sensitivity of our forward foreign exchange contracts to changes in exchange rates. A hypothetical adverse exchange rate movement of 10% against our forward foreign exchange contracts would have resulted in a potential net loss in fair value of these contracts of approximately $2.0 million. The calculation assumes that each exchange rate would change in the same direction relative to the U.S. Dollar. Any gain or loss recognized on a foreign exchange contract would generally be offset by the gain or loss on the underlying hedge transaction. In addition to the direct effects of changes in exchange rates, such changes may affect the volume of sales or the foreign currency sales price as competitors’ products become more or less attractive. Our sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency selling prices.

For additional information about the risks associated with fluctuations in currency exchange rates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Foreign Exchange.”

Interest Rate Hedging. Our post- and pre-petition credit facilities had variable interest rates. In connection with our pre-petition credit facility, we previously entered into interest rate swap arrangements pursuant to which we paid fixed rates on notional amounts while receiving the applicable floating LIBOR, Euribor or CDOR rates. On December 31, 2009, we terminated with the counterparties all of our outstanding interest rate swap liabilities of $20.0 million and converted them into notes payable to such counterparties. Prior to their termination with the counterparties, the interest rate swaps effectively fixed, from a cash flow hedge perspective, the interest rate on approximately 79% of the term loan portion of our pre-petition credit facility through December 31, 2010 at 10.75%. As a result of the termination of the interest rate swaps, the interest rate on the term loan portion of the pre-petition credit facility was no longer effectively fixed through December 31, 2010, the original term of the swaps. Under our Amended and Restated Credit Facility, the applicable margin for our LIBOR term loans, Euribor loans and CDOR loans was 6.25% for the $410 million term loans and 4.50% for the $60 million term loan and LIBOR revolving loans under the Exit Facility, both with a LIBOR floor of 2.00%.

As previously discussed, we terminated our outstanding interest rate swaps at December 31, 2009 and have not entered into any new interest rate swap agreements since that time. Consequently, our financial statements have been exposed to the effects of interest rate fluctuations, which could have had a material impact on our results of operations. However, under the Amended and Restated Credit Facility, the CDOR Rate, the LIBOR Rate and the Euribor Rate were subject to a minimum base rate of 2.00% per annum, which was higher than the respective base rates of 1.24%, 0.30281% and 1.021%, respectively.

Our foreign currency exposure and interest rate risks as of September 30, 2011 have not materially changed from December 31, 2010, except for the following: on May 26, 2011 we refinanced certain of our long-term debt. A hypothetical interest rate change of 1% on our current long term debt would have changed interest expense for the nine months ended September 30, 2011 by approximately $1.0 million. In addition, changes in market interest rates would impact the fair value of our long-term obligations. As of September 30, 2011, we had outstanding long term debt with a carrying amount of $475.4 million with an approximate fair value of $428.9 million. On August 8, 2011, we entered into two interest rate cap agreements with certain financial institutions, with notional amounts totaling $114.4 million, whereby we limit our variable interest rate exposure to the strike rate of the interest rate cap agreements. Under the terms of the interest rate cap agreements, we will receive payments based on the spread in rates if the three-month LIBOR rate increases above the negotiated cap rates of 3.0%. Because we have no outstanding interest rate swaps, our financial statements are exposed to the effects of interest rate fluctuations below the strike rate negotiated in the interest rate cap agreements, which could have a material impact on our results of operations.

BUSINESS

General

We are a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper—clothing and roll covers. We market our products through the following industry-recognized brands:

Brand	Product Category	Geographic Region
Huyck Wangner	Clothing	Worldwide other than North America
Weavexx	Clothing	North America
Stowe Woodward	Roll Covers & Spreader Rolls	Worldwide
Mount Hope	Spreader Rolls	Worldwide
Robec	Spreader Rolls	Europe
Xibe	Roll Covers	China

Our products are installed on paper-making machines and play key roles in the process by which raw materials are converted into finished paper. A fundamental characteristic of our products is that they wear down with use in the paper production process and must be regularly replaced. In addition, our products are also installed in other industrial applications such as nonwoven and fiber cement machines. As of December 31, 2010, we have an extensive global footprint of 31 manufacturing facilities in 14 countries, strategically located in the major paper-producing regions of North America, Europe, South America and Asia-Pacific, and have 3,404 employees worldwide. We market our products, primarily using our direct sales force, to the paper industry’s leading producers. In 2010, we generated net sales of $548.3 million.

Company Overview

The consumable nature of our products positions us to make recurring net sales to our customers, and accordingly the number of paper machines in operation throughout the world and the volume of paper, pulp and board produced globally each year are primary drivers of the demand for our product.

Paper-making machines utilize different processes and have different requirements depending on the design of the machine, the raw materials used, the type of paper being made and the preferences of individual production managers. We employ our broad portfolio of patented and proprietary product and manufacturing technologies, as well as our extensive industry experience, to provide our customers with tailored solutions designed to optimize the performance of their equipment and dramatically reduce the costs of their operations. We systematically track and report the impact of these customized solutions to our customers through our ValueResults program which quantifies the optimization process on each machine.

Our clothing products are highly engineered synthetic textile belts that transport paper as it is processed in a paper-making machine. Clothing plays a significant role in the forming, pressing and drying stages of paper production. Our clothing segment represented 66%, 66% and 65% of our net sales for 2010, 2009 and 2008, respectively.

Roll cover products cover the rolls on a paper-making machine, which are the large steel cylinders over which clothing is mounted and between which the paper travels as it is processed. Our roll covers provide a surface with the mechanical properties necessary to process the paper in a cost-effective manner that delivers the sheet qualities desired by the paper producer. We currently use several hundred chemical compounds in our roll cover manufacturing process. Our roll cover segment represented 34%, 34% and 35% of our net sales for 2010, 2009 and 2008, respectively.

Our products are in constant contact with the paper stock during the manufacturing process through which the stock is processed into finished paper. As a result, our products have a significant effect on paper quality and the ability of a paper producer to differentiate its products, two factors which are increasingly important to paper producers. In addition, while clothing and roll covers represent only approximately 3%, on average, of a paper producer’s production costs, they can help a paper producer improve productivity and reduce overall costs. Our clothing and roll covers facilitate the paper producer’s use of less expensive raw materials (including recycled fiber), ability to run paper-making machines faster and with fewer interruptions, and ability to decrease the amount of energy required in the expensive drying portion of the paper-making process. We have found that, in certain cases, our products and services provide paper producers with cost savings that substantially offset the costs of such products and services.

We estimate that there are approximately 7,000 paper-making machines worldwide, all of which require a regular supply of clothing and roll covers. Clothing and roll covers must be replaced regularly to sustain high quality paper output and operate efficiently. Roll covers also require regular refurbishment, a service that we provide to our customers. Paper producers must typically replace clothing several times per year, replace roll covers every two to five years and refurbish roll covers several times between each replacement.

We have a reputation for technological innovation in the paper-making industry. In our clothing segment, in recent years we have focused our research and development efforts on higher-value-added, technologically advanced products, such as forming fabrics and press felts, which offer paper producers greater potential for differentiating their products through quality improvements and for increasing their operating efficiency. We pioneered a number of technologies that have become industry standards. These include, in our clothing business, synthetic forming fabrics (which replaced bronze wire technology), double-layer forming fabrics, laminated press felts and, most recently, triple-layer forming fabrics.

In our roll covers segment, we have introduced a number of innovations to our roll cover and spreader roll products in recent years, including SmartRoll™, the first continuous pressure sensing paper machine roll that enables the papermaker to maximize performance by knowing the pressure of the paper machine while the machine is running, shoe press belts which utilize our expertise in polyurethane material and manufacturing technologies, composite calender roll covers that use nanoparticle technology to improve roll cover durability and paper gloss, as well as covers that use an improved polyurethane to increase abrasion and moisture resistance as well as responsiveness and stability.

Our portfolio of patented and proprietary product and manufacturing technologies differentiates our product offerings from others in the market and allows us to deliver high value products and services to our customers. As of December 31, 2010, we had approximately 240 issued patents and approximately 105 pending patent applications. Our patents and patent applications at that time covered approximately 65 different inventions. We currently license certain of our patents and technologies to some of our competitors, which we believe helps further demonstrate our technological leadership in the industry. We believe that the technological sophistication of our products and the capital-intensive nature of our business present significant challenges to any potential new competitors in our field.

Our business was organized in 1999 in connection with the acquisition of the paper technology group of Invensys plc. We completed our initial public offering on May 19, 2005.

Chapter 11 Filing, Emergence and Plan of Reorganization

On March 30, 2010, we and certain of our subsidiaries filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On May 12, 2010, the Bankruptcy Court held a hearing to consider confirmation of our amended joint prepackaged plan of reorganization (the “Plan”) and entered an order confirming the Plan. On May 25, 2010 (the “Effective Date”), the Plan became effective and we and our subsidiaries emerged from Chapter 11. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Chapter 11 Filing, Emergence and Plan of Reorganization” for additional information regarding our Chapter 11 proceedings.

Recent Developments

Global Economic Environment

Our operations are highly dependent upon the paper production industry and the degree to which the paper industry is affected by global economic conditions and the availability of credit.

Beginning in 2008 and continuing through most of 2009, the global paper industry experienced a sharp reduction in production levels, caused by the general slowdown in economic activity and related paper consumption during the same period and the paper manufacturers’ reducing excessive inventories. The slowdown of production was across most grades of paper production, but most notably in packaging and newsprint grades. For packaging grades, demand is directly related to broad manufacturing and transportation activity reduction, while newsprint demand has been declining over a number of years due to the greater prevalence of electronic media, exacerbated during the recession by a reduction in print advertising. One of the results of this recession driven reduction in demand for paper products was that the paper manufacturers dramatically and quickly reduced production through curtailments of machines and complete mill shutdowns. These curtailments, which began in late 2008, served to reduce inventories and match output with demand. By early 2010, most mills and equipment not permanently shuttered had resumed production.

In 2010, however, global paper and board production began to recover, particularly in developing countries. As international shipments of manufactured goods recovered, containerboard production recovered particularly strongly, contributing over 50% of the total global improvement, though the rate of recovery slowed somewhat during the second half of 2010. Going forward, we expect that global paper and board manufacturers’ operating rates will remain near their current high levels as production keeps pace with demand. While there continues to be price pressure due to our competitors pursuing increased market share in 2010, as compared with 2009, we were successful in increasing our pricing levels in our roll covers segment and maintaining them relatively constant in our clothing segment.

Business Strategy

The primary components of our business strategy are:

Fiscally Responsible Management. We are committed to improving our capital structure and creating sufficient financial flexibility. This will allow us to continue to invest in our operations where we can expect reasonable returns, expand into markets where our products and services will create value for our customers and support the global growth of the paper-making industry. As part of this strategy, our focus on the reduction of working capital, allocation of capital investments and elimination of loss-making businesses, customers and products will drive our activities. We may incur additional operational restructuring expenses in connection with pursuing cost-savings opportunities. We believe that our potential to improve productivity includes the opportunities to enhance our manufacturing efficiency by improving our process yields and cycle times.

New Product Development. We are committed to maximizing our margins and profitability in both our clothing and roll covers segments by focusing our production and marketing efforts on higher value-added, technologically advanced products that will benefit our customers by providing them with the cost savings and quality improvement characteristics they require to be competitive. We intend to continue to offer a full range of product offerings in order to meet our customers’ needs. We believe that the development and successful introduction of new products in a systematic and customer-focused manner will allow us to meet the expected demands of global market growth and our own sales growth and profitability projections. Simultaneous standardization and simplification will help us achieve significant cost reductions and competitiveness.

Workforce Engagement. We are committed to alignment of objectives for our entire workforce. We believe that communication, training, tools and incentives associated with this alignment are essential to meeting our business plans and objectives. Human resource management systems must be in place in support of this strategy, including retention of personnel to maintain and enhance the quality of the performance of our workforce, visibility to career opportunities to create job growth, and incentive systems that reward the workforce for achievement of critical objectives. Our approach includes the “high-grading” and “right-sizing” of our workforce to make certain those individuals most necessary for our success are in a position to positively contribute to goal achievement.

Products

We operate through two principal business segments, clothing and roll covers. Our clothing segment products include various types of industrial textiles used on paper-making machines and other industrial applications. Through our roll covers segment, we manufacture various types of roll covers, refurbish previously installed roll covers, provide mechanical services for the internal mechanisms of rolls used on paper-making machines and manufacture spreader rolls. For additional financial information about our clothing and roll covers segments, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 15 to the accompanying audited consolidated financial statements.

Clothing Products

Our clothing segment products are large, highly engineered synthetic textile belts that transport paper as it is processed on a paper-making machine from paper stock into finished paper. Clothing products must be tailored to each machine because all paper-making machines have different physical configurations and operating parameters. Clothing generally ranges in size from approximately 3 feet to over 30 feet wide and 24 feet to more than 460 feet long and operates on paper-making machines that run at speeds up to 7,500 feet per minute. We typically sell clothing products for between $13,000 and $45,000 per unit, although we sell some of our more sophisticated forming fabrics for up to $200,000 per unit.

We manufacture the three general types of clothing products used on paper-making machines—forming fabrics, press felts and dryer fabrics—each of which is located in a different section of a machine. Forming fabrics and press felts are typically replaced several times a year, but replacement frequency varies significantly by the grade of paper being produced, the manner in which the paper-making machine is operated and the quality of raw materials used in the paper stock. Dryer fabrics are replaced less frequently, with replacement typically taking place no more than once per year.

Forming fabrics. Forming fabrics are used at the beginning of paper-making machines, where highly diluted paper stock is deposited on the forming fabric while the fabric is traveling at a very high speed. Forming fabrics allow water to drain from the paper stock, creating an initial wet sheet. Forming fabrics must be porous enough to allow water to drain evenly but tight enough to retain and align the fiber and other materials that form the sheet of paper. They must also be strong enough to withstand high mechanical stresses. Forming fabrics are custom-manufactured in single, double, and triple layer designs in a variety of meshes to suit particular machines and paper grades. Customers are increasingly demanding the higher-priced triple layer designs that remove more moisture and produce higher quality paper. In 2010, forming fabrics accounted for approximately 42% of net sales in our clothing segment.

Press felts. Press felts are used to carry the paper sheet through a series of press rolls that mechanically press water from the sheet under high pressure. Press felts are designed to maximize water removal, which reduces the amount of water that must be removed during the expensive energy-intensive drying section of the production process. Press felts must maximize water removal while maintaining the orientation of the fibers and the consistency of the thickness of the paper, without removing chemicals or fillers from the paper.

Press felts differ from forming fabrics and dryer fabrics due to the addition of several layers of staple fiber that are needled into the fabric base. The staple fiber provides a smooth surface to meet the wet sheet of paper and creates a wicking effect to remove water from the paper sheet as it is pressed under high pressure between press rolls. Press felts are manufactured in a variety of designs, including lightweight single layer felts, multi-layer laminated endless felts and seamed felts that allow for reduced installation times. In 2010, press felts accounted for approximately 41% of net sales in our clothing segment.

Dryer fabrics. Dryer fabrics are used to transport the paper sheet through the drying section of paper-making machines, where high temperatures from large, steam-heated dryer cylinders evaporate the remaining moisture from the paper sheet. Dryer fabrics, which are less technically advanced than forming fabrics or press felts, are woven from heat-resistant yarns with a coarser mesh than forming fabrics. In 2010, dryer fabrics accounted for approximately 5% of net sales in our clothing segment.

Industrials and Other. We also manufacture other types of clothing used in other industrial applications, such as steel, plastics, leather and textiles manufacturing. In 2010, net sales for such industrial applications accounted for 11% of net sales in our clothing segment. We also manufacture auto-joining equipment used on paper-making machines. Net sales of auto-joining equipment accounted for less than 1% of net sales in our clothing segment in 2010.

New Clothing Products. In recent years, we have focused our research and development efforts on higher-value-added, technologically advanced products, such as forming fabrics and press felts, which offer paper producers the greatest potential for differentiating their products through quality improvements and for increasing their operating efficiency. Our research and development efforts have resulted in several innovative new forming fabric and press felt products, including a number of high performance products, such as triple layer forming fabrics, for use on high performance paper-making machines. In addition, we have developed new clothing products aimed at segments of the paper-making process that we have not historically served, such as the growing market for shoe press belts and other clothing products designed for use in the technologically-advanced press section of a paper-making machine.

Roll Covers Products and Services

In our roll covers segment, the majority of our sales are generated through the manufacture of roll covers. We also refurbish previously installed roll covers, provide general mechanical maintenance and repair services for the internal mechanisms of rolls and manufacture spreader rolls.

Roll covers. We manufacture, refurbish and replace covers for three kinds of rolls on paper-making machines: working rolls (including vacuum rolls and press rolls), calendar rolls and coater rolls. There can be up to 200 such rolls in a typical paper-making machine. These metal rolls, which can be up to 39 feet long, 6 feet in diameter and weigh 500 to 140,000 pounds, are covered with an exterior layer of rubber, polyurethane, composite or ceramic, each of which is designed for use in a particular phase of the paper-making process. Roll covers operate in temperatures up to 400 degrees Fahrenheit, under pressures up to 1,400 pounds per square inch and at speeds up to 7,500 feet per minute. Roll covers are typically replaced every two to five years.

Roll cover replacement is performed at the manufacturing facility of the supplier, such as Xerium, which necessitates removing the roll from the paper-making machine, transporting it to the supplier’s site and using a spare in the interim. In general, each roll on a paper-making machine is unique due to its dimensions, specific design and cover material, and therefore not interchangeable with other rolls. Because of their large size, paper producers generally maintain only one spare roll for each position on a paper-making machine. It is important that the roll cover replacement be completed quickly, because a malfunction of the spare roll could render the paper-making machine inoperable.

Due to the large size and weight of a roll, the transportation to and from a supplier’s site can be costly and is often subject to regulations on road use that restrict available routes and times of travel, and that may require safety escorts. Round-trip transcontinental travel can take several weeks and intercontinental travel is rare. We offer an extensive network of manufacturing facilities worldwide, often in close proximity to our customers, which we believe is a significant competitive advantage.

We typically sell roll covers for between $1,000 per roll (e.g., for a small installed rubber roll cover) and $300,000 per roll (e.g., for a large installed polyurethane cover). Net sales of roll covers accounted for approximately 57% of our total net sales in our roll covers segment in 2010.

Roll Cover Refurbishment Services and Mechanical Services. Roll covers are typically refurbished several times over the two to five years they are in service before needing to be replaced. Refurbishment typically includes the regrinding of the roll cover to standard specifications and inspecting the bearings and other mechanical components of the roll. As with roll cover replacement, refurbishment is performed at the supplier’s manufacturing facility. Similar to the paper producer’s selection of a roll cover supplier, the selection of a refurbishment provider is influenced by the time and expense of transporting a roll cover. We believe our extensive network of manufacturing facilities worldwide is a significant competitive advantage. Refurbishment services typically cost between $1,000 for minor roll repairs and $50,000 for a complete overhaul on certain press rolls.

We offer a wide range of mechanical maintenance and repair services for the internal mechanisms of rolls. Paper producers are increasingly finding it economical to have the company that refurbishes or replaces a roll cover also perform work on the internal roll mechanisms at the same time, which avoids having multiple suppliers and incurring additional time and transportation charges. We began performing such services to meet the demands of our customers and attempt to gain a competitive advantage. As of December 31, 2010, we provide major mechanical services at ten locations around the world. Roll cover refurbishment services and mechanical services accounted for approximately 18% of our total net sales in our roll covers segment in 2010.

Spreader rolls. We manufacture and repair spreader rolls, which are small-diameter curved rolls used throughout a paper-making machine to stretch, smooth and remove wrinkles from the paper and clothing. There are approximately five to seven spreader rolls in a typical paper-making machine. We typically sell spreader rolls for between $1,000 and $200,000 per roll. We also rebuild and overhaul existing spreader rolls, typically for between $1,000 and $100,000 per roll. Net sales of spreader rolls and related services accounted for approximately 25% of our total net sales in our roll covers segment in 2010.

New Roll Products. We have introduced a number of innovations to our roll cover and spreader roll products in recent years, including shoe press belts which utilize our expertise in polyurethane material and manufacturing technologies, composite calendar roll covers that use nanoparticle technology to improve roll cover durability and paper gloss, as well as covers that use an improved polyurethane to increase abrasion and moisture resistance as well as responsiveness and stability. We are evaluating new products, which will use different materials and utilize different sales channels and provide enhancements to our existing product line. In late 2008, we introduced SmartRoll™, the first continuous pressure sensing paper machine roll. SmartRoll™ enables the paper maker to maximize performance by qualitatively measuring the operating pressures of the paper machine while the machine is running. To date, customers have ordered 90 SmartRoll™ units and approximately 50% of those are already operational, confirming market acceptance.

In 2010, net sales to the paper-making industry accounted for approximately 93% of our total net sales in our roll covers segment. Paper producers accounted for approximately 81% of net sales, and paper-making machine manufacturers accounted for approximately 12% of net sales. Net sales for use in other industrial applications, including steel, plastics, leather and textiles manufacturing, accounted for the remaining 7% of our net sales in our roll covers segment.

Customers

We supply leading paper producers worldwide. Our top ten customers accounted for 22.7% of net sales in 2010 and individually, no customer accounted for more than 4.7% of 2010 net sales. In 2010, 36.1% of our net sales was in North America, 34.4% was in Europe, 10.0% was in South America, 17.3% was in Asia-Pacific and 2.2% was in the rest of the world. See Note 15 to the accompanying audited consolidated financial statements for geographic information related to net sales and long-lived assets.

Competition

Our largest competitors are Albany International Corp. (a publicly-owned U.S. company), which supplies clothing products, Voith AG (a privately-owned German company) and Metso Corporation (a publicly-owned Finnish company), both of which supply both clothing and roll products. Voith and Metso are also the leading manufacturers of paper-making machines. In addition, we also face competition from smaller regional suppliers.

We compete primarily based on the value and price of our products. Competition with respect to both clothing and roll covers, particularly as it relates to our technologically advanced forming fabrics, press felts and roll covers, is based primarily on the value that the products deliver to the paper producer through the ability of such products to reduce production costs and improve paper quality.

Competition in the clothing and roll covers market is also based on a supplier’s ability to deliver engineering and technical services. Many paper producers have been reducing their in-house engineering and technical staff and increasingly expect their suppliers to provide such services. While smaller suppliers often lack the resources necessary to invest in and provide this level of engineering and technical service, we have made investments in order to provide the following services to the paper producers: specialist advice and resident engineers, installation support, on-call “trouble-shooting” and performance monitoring and analysis of paper-making machines.

In the roll covers market, competition is also based on a supplier’s proximity to the paper producer’s facilities, which affects the transportation time and expense associated with refurbishing or replacing a roll cover, and on the supplier’s ability to provide mechanical services to a roll’s internal mechanisms while the roll cover is being refurbished or replaced. We offer an extensive network of facilities throughout the world and provide mechanical services at ten locations.

Research and Development

Our continuing ability to deliver value depends on developing product innovations. As we create new and improved products we often obtain patent protection for our innovations, which is indicative of our technical capabilities and creativity. Although we do not consider any single patent to be material to our business, we believe that, in the aggregate, our patents and other intellectual property provide us with a competitive advantage. We currently have approximately 240 domestic and foreign patents outstanding and approximately 105 pending patent applications. Our patents and patent applications cover approximately 65 different inventions. Some of our competitors license our technology from us in exchange for royalty payments, although such licensing does not represent a material amount of our business.

Production

Clothing Production Process

The following diagram represents the clothing production process.

The clothing production process begins with the spinning of synthetic fiber threads to produce yarn, which is then twisted in preparation for the manufacturing of clothing. Yarn, which is sometimes purchased as a raw material, is then wound on large spools prior to installation on the loom. The yarn is drawn through needles in preparation for weaving.

With the yarn prepared for weaving, a weave pattern can be installed in the loom controller. The nature of the weave pattern is critical to how the clothing performs in the paper-making process. The yarn is then woven to the desired length.

Technological advancements have resulted in weaving becoming an almost entirely automated process. Following weaving, the two ends are permanently joined to form a continuous loop of clothing. Although significant automation has occurred in the joining process, it remains the most labor intensive of the clothing production process.

Press felts then undergo a process that is not necessary for forming and dryer fabrics. An additional layer of fibers is added to the outside surface with the use of an advanced needling machine, such that a very smooth felt surface is created.

All clothing then undergoes heat setting and chemical treating. Heat setting tightens the clothing giving it the necessary mechanical properties for the paper-making process. Finally, the clothing is meticulously inspected prior to being shipped to the customer.

Roll Cover Production Process

The following diagram represents the roll covering production process.

The covering on the rolls used in the paper-making process wear over time and must be periodically replaced for the roll to function properly. Rolls are removed from the paper-making machine and taken to an offsite facility for re-covering. During this time, a spare roll is placed in the machine to enable continuous operations.

The first step of the roll covering process is the removal of the old cover. A lathe and belt grinder are used to remove the old cover, exposing the roll shell. The shell is cleaned with a pressure washer and blasted with solid particles to increase the shell’s surface area for bonding of the new cover. Following the blasting process, the shell is ready to be re-covered.

The shell is then coated with proprietary bonding agents that affix the new roll cover to the shell. Each type of cover material is applied with a different process. Rubber and composite covers are extruded in a slow spinning lathe. Polyurethane covers are typically cast on the core using a mold, and ceramic covering is expelled onto the shell at high pressure.

Following application of the core material, the cover undergoes a curing process. Rubber covers are cured for 12 to 28 hours in vulcanizers under high temperature and pressure, whereas polyurethane and composite materials are cured in a hot air oven. After curing, the roll cover is ground with belts and grinding stones. A proprietary pattern of holes and grooves is then drilled into the cover to aid in water removal. Finally, the roll is balanced for proper spinning motion and meticulously checked for quality before being returned to the customer.

The roll cover production process is capital intensive and requires a variety of equipment, including lathes, belt grinders, polyurethane casting molds (for polyurethane roll covers), extruders, mix stations, vulcanizers, ovens and balancing equipment.

Environmental

Our operations and facilities are subject to a number of national, state and local laws and regulations protecting the environment and human health in the United States and foreign countries that govern, among other things, the handling, storage and disposal of hazardous materials, discharges of pollutants into the air and water and workplace safety. Because of our operations, the history of industrial uses at some of our facilities, the operations of predecessor owners or operators of some of the businesses, and the use and release of hazardous substances at these sites, the liability provisions of environmental laws may affect us.

We believe that any liability in excess of amounts provided in Note 12 to the Consolidated Financial Statements which may result from the resolution of such matters will not have a material adverse effect on the financial condition, liquidity or cash flow of the Company.

Employees

As of December 31, 2010 we had 3,404 employees worldwide, of which 2,577 were manufacturing employees, 416 were sales and marketing employees, 96 were in research and development and 315 were administrative and other employees. As of December 31, 2010, 2,402, or 70.6%, of our employees are subject to protection as members of trade unions or various collective bargaining agreements, primarily outside of the United States. We believe that we have good relations with our employees’ trade unions and labor unions and we have not experienced any material labor disputes.

Our Corporate Information

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Therefore, we file periodic reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically.

We maintain a website at www.xerium.com to provide information to the general public and our shareholders on our products and services, along with general information on Xerium. We make our periodic and current reports available, free of charge, on our web site as soon as reasonably practicable after these reports are filed with, or furnished to, the SEC. Our corporate code of business conduct and ethics, our corporate governance guidelines, and the charters of each of the Audit, Compensation, and Nominating and Corporate Governance Committees of our board of directors are also made available, free of charge, on our website. Our corporate code of business conduct and ethics, which includes our code of ethics, and related waivers (if any) are posted on our website. Copies of these documents may be obtained, free of charge, by writing Investor Relations, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615, or telephoning us at 919-526-1444.

Properties

As of December 31, 2010, we operate 38 facilities, of which 31 are manufacturing facilities in 14 countries located in Argentina, Austria, Australia, Brazil, Canada, China, Finland, France, Germany, Italy, Japan, Mexico, Spain and the United States. Of the 31 manufacturing facilities that we operate, 11 are clothing manufacturing facilities, 18 are rolls manufacturing facilities and 2 are both clothing and rolls facilities. Almost all of our facilities are owned by us, rather than leased.

Excluded from the above property information is (i) one vacant former rolls manufacturing facility in Sherbrooke, Canada which was closed in the first quarter of 2009, and held for sale at December 31, 2010. We sold this property in January of 2011; and (ii) A vacant facility in Vietnam which is held for sale at December 31, 2010.

We also have license agreements with three licensees that manufacture our roll covers products at their facilities in Japan, South Korea and India. We have license agreements with one licensee that manufactures our clothing products in North America, various European countries and certain Pacific Rim countries.

Legal Proceedings

We and our subsidiaries are involved in various legal matters, which have arisen in the ordinary course of business as a result of various labor claims, taxing authority reviews and other legal matters. As of September 30, 2011 and December 31, 2010, we had accrued an immaterial amount in our financial statements for these matters for which (1) we believed the possibility of loss was either probable or possible, and (2) was able to estimate the damages. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

Governmental Proceedings and Undertakings.

On or about November 20, 2011, the Federal Revenue Department of the Ministry of Finance of Brazil (“FRD”) issued a tax assessment against our indirect subsidiary, Xerium Technologies Brasil Indústria e Comércio S.A. (“Xerium Brazil”), challenging the goodwill recorded in the acquisition of Wangner Itelpa and Huyck Indústria e Comércio S.A. by Robec Brasil Participações Ltda., which occurred in 2005 after our initial public offering. This assessment denies the amortization of that goodwill against net income for the years 2006 through 2010. In addition, the assessment seeks payment of approximately $43.1 million (subject to currency exchange rates) of tax, penalties and interest based on Xerium Brazil’s net income from 2006 to 2010 after reversing the goodwill amortization during those years. At the time the transactions creating the goodwill were carried out, we believed they (i) complied with Brazilian tax and accounting rules, (ii) were effected for a legitimate business purpose, to consolidate our operating activities in Brazil into one legal entity, (iii) were properly documented and declared to Brazilian tax and corporate authorities and (iv) conformed to common tax planning practice in Brazil. Based on the foregoing, Xerium Brazil filed a response disputing the tax assessment at the first administrative level within the FRD.

Although there can be no assurances, we believe at December 19, 2011, that it is more likely than not that we will prevail and therefore we have not accrued any amounts related to this assessment at this time. Because we are at a preliminary stage of the process for resolving this dispute with the FRD, we cannot assure a favorable outcome and cannot currently estimate the timing of the final resolution of this matter. We believe we have meritorious defenses and will vigorously contest this matter. However, if the FRD’s initial position is sustained, the amount assessed would result in a material adjustment to our consolidated financial statements and would adversely impact our financial condition and results of operations.

MANAGEMENT

The members of the board of directors and executive officers of Xerium Technologies, Inc. and their respective ages and positions, as of November 30, 2011, are set forth in the table below.

Name	Age	Position
Stephen R. Light	65	President, Chief Executive Officer and Chairman
Clifford Pietrafitta	49	Executive Vice President and Chief Financial Officer
Joan Badrinas Ardèvol	58	President—Europe Rolls and Chief Technology Officer
Thomas Johnson	59	President—Xerium Asia
David Pretty	48	President—Xerium Europe PMC and North America
Eduardo Fracasso	51	President—Xerium South America
Kevin McDougall	53	Executive Vice President, General Counsel
Donna Meserve	57	Vice President, Human Resources
David A. Bloss, Sr.	61	Director
Ambassador April H. Foley	64	Director
Joseph (Jay) Gurandiano	65	Director
John F. McGovern	65	Director
Marc Saiontz	38	Director
James F. Wilson	54	Director

Stephen R. Light has served as our President, Chief Executive Officer and as a director since February 2008. Beginning in July 2008, Mr. Light has also served as Chairman. Mr. Light was previously President and Chief Executive Officer of Flow International Corp., a publicly traded producer of industrial waterjet cutting and cleaning equipment from January 2003 to July 2007. Prior to Flow, Mr. Light was President and Chief Executive Officer of OmniQuip Textron from October 2000 to January 2003. Mr. Light has also held various management positions within General Electric Company, Emerson Electric Co. and Koninklijke Philips N.V.

Clifford Pietrafitta has served as our Executive Vice President and Chief Financial Officer since March 14, 2011. Mr. Pietrafitta served as the Chief Financial Officer of CSS Industries, Inc., a consumer products company, from January 1999 to March 2010. Prior to that he served as the Vice President—Finance of CSS Industries from November 1995 to January 1999, and as Treasurer from 1991 to November 1995.

Joan Badrinas Ardèvol has served as President—Europe Rolls since February 2010 and Chief Technology Officer since February 2008. Mr. Badrinas served as our President—Clothing Europe since joining Xerium in July 2006 until February 2008. He served as President of Trelleborg Automotive Europe from 2000 until March 2006. From May 1996 until 2000, Mr. Badrinas was Group Technical Director of BTR Anti-Vibrations Systems, which was sold to Trelleborg AB and became Trelleborg Automotive Europe. Previously, from 1984 to 1996, he held a series of positions ranging from Product Development Engineer to Industrial Operations Director with Pendelastica s.a. in Spain, a manufacturer of rubber and metal anti-vibration components used in automotive applications.

Thomas Johnson has served as President—Xerium Asia since September 2008. Mr. Johnson served as our Executive Vice President—Corporate Operations since joining Xerium in April 2008 until September 2008. From August 1996 until November 2007, he served as Executive Vice President—Flow Asia of Flow International Corporation, a company that develops and manufactures ultrahigh-pressure (UHP) waterjet technology, and is a provider of robotics and assembly equipment.

David Pretty has served as President—Xerium North America since February 2008 and Europe PMC since February 2010. He served as President—Weavexx, our North American clothing operation, from December 2005 until February 2008. From November 2004 to December 2005, he was the Senior Vice President—Sales, Marketing, Technology and Operations for Weavexx. From August 2003 to November 2004, he was the Senior

Vice President—Sales, Marketing and Technology for Weavexx. From August 2000 until August 2003, he was the Vice President—Sales and Marketing for Weavexx.

Eduardo Fracasso has served as President—Xerium South America since January 2008. From April 2007 to December 2007 he served as President—Xerium Brazil. Prior to that, he held various operational positions within our Brazilian subsidiaries over a period of approximately 18 years, most recently as Operational Director.

Kevin McDougall has served as Executive Vice President and General Counsel since April 2010. From September 2007 to April 2010, he served as Executive Vice President and General Counsel of HVM, LLC, the management company for Extended Stay Hotels, a hotel chain. From 2003 to 2007, Mr. McDougall was employed at BI-LO LLC and Bruno’s Supermarkets, Inc., a supermarket chain, most recently serving as Senior Vice President, General Counsel and Secretary. In February 2009 and March 2009, respectively, Bruno’s and BI-LO each filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. From 1998 to 2002, he was the Vice President and General Counsel-Worldwide at Bell & Howell/Bell & Howell Mail and Messaging Technologies Company, a developer of production mail equipment and software technologies. He also served as Corporate Counsel (from 1986 to 1991) and Vice President and Senior Counsel (from 1991 to 1998) at GE Capital/GE Capital Mortgage Corporation.

Donna Meserve has served as our Vice President of Human Resources since May 2005. From January 2000 to April 2005 she was the Manager of Human Resources for Xerium North America. Prior to joining us she worked at Invensys plc, a global industrial automation, transportation and controls group.

David A. Bloss, Sr. has served as a director since April 19, 2011. Mr. Bloss served as Chairman, President, and Chief Executive Officer of CIRCOR International, Inc., a supplier of valves and accessories, from December 1998 to March 2008. Mr. Bloss retired as Chairman of the Board of CIRCOR in February 2009. From June 1993 until December 1998, Mr. Bloss served as Executive Vice President and then President and Chief Operating Officer of Watts Industries, Inc., which spun off CIRCOR as of October 18, 1999. Earlier in his career, Mr. Bloss worked with the auditing firm of Price Waterhouse & Co. where he gained his certified public accountant credentials. Mr. Bloss currently serves on the Board of Directors of Magnetek, Inc., a provider of digital power and motion control systems.

Ambassador April H. Foley has served as a director since May 25, 2010. Ambassador Foley served as the U.S. Ambassador to Hungary from 2006-2009. Prior to serving as U.S. Ambassador to Hungary, she held several positions at the Export-Import Bank of the United States. After first serving as a Director of the Bank, she was appointed to be First Vice President and Vice Chairman in 2003. Ambassador Foley also previously held various positions with PepsiCo, Inc. She also serves on the Board of Directors of Alliant Techsystems Inc., an aerospace and defense company.

Joseph (Jay) Gurandiano has served as a director since December 1, 2008. He has been the Managing Director of Stone House Investment Holdings Inc., an investment holdings company, since October 2000. He also served as the Chairman of the Board of Directors of Ainsworth Lumber Co. Ltd., a lumber and wood products company, until May 2010.

John F. McGovern has served as a director since May 25, 2010. Mr. McGovern is the founder, and since 1999 a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, GA. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Mr. McGovern has served as a director of Collective Brands, Inc. since 2003 and as a director of Neenah Paper, Inc. since 2006. Mr. McGovern previously served as a director of GenTek, Inc. from 2003 to 2009.

Marc Saiontz has served as a director since May 25, 2010. He is currently a Managing Director of American Securities LLC, with whom he has been with for more than a dozen years. Mr. Saiontz is currently a director of Weasler Engineering, PDM Bridge, NEP Broadcasting and Unison Holdings. He was previously a director of Unifrax Corporation. Mr. Saiontz attended Stanford Graduate School of Business and during this time worked overseas with a European-based telecommunications and infrastructure company.

James F. Wilson has served as a director since May 25, 2010. He has been a principal of Carl Marks Management Company, LLC since 2001, which manages investment partnerships focused on distressed securities. Mr. Wilson previously served as a director of Seneca Foods Corporation from 2008 to 2009. Mr. Wilson earned a B.A. in Economics from Dartmouth College, and an MBA from Harvard Graduate School of Business Administration.

Compensation Discussion & Analysis

Executive Summary

Our executive compensation program is structured around the philosophy that the most effective program is one that is tied to the achievement of specific annual and long-term goals and aligns executives’ interests with those of our stockholders. To ensure retention and engagement of our senior management team in light of our recent restructuring, the total compensation of our executive officers is currently at the higher end of the 50th to 75th percentile range for similar executive positions at comparable companies. However, our intention is that executive compensation levels, both in the aggregate and on an individual element basis, will migrate over a reasonable timeframe towards the median (50th percentile) of comparable companies for similar executive positions.

As illustrated by the chart below, on average as a group, the compensation earned in 2010 by our named executive officers who served during the full year of 2010 was weighted towards incentive compensation that was either performance-based, in that payouts are or were contingent upon us achieving specified Adjusted EBITDA targets, or equity-based, meaning that the future value of the award is directly linked with creating stockholder value.

The components of our executive compensation reflected on the above chart include:

Component	Description
Base Salary	Fixed cash compensation to attract and retain talented executives and to reward their scope of responsibilities, experience and industry knowledge

Short-Term Incentive Compensation	Annual performance-based cash and equity compensation to motivate and reward executives to achieve or exceed an annual Adjusted EBITDA target.

Long-Term Incentive Compensation	Three-year performance and time-based equity compensation to align economic interests with the interests of long-term stockholders and to encourage executive retention.

Other (inc. Benefits)	All other compensation items, including employee benefits (such as life insurance, retirement benefits, car allowances, country club dues and relocation expenses to attract and retain superior executives) and changes in pension value.

The chart below illustrates that, on average as a group, our named executive officers’ incentive compensation for 2010 was weighted towards long-term incentive compensation tied to a three-year performance period. Our short-term and long-term incentive compensation plans, and amounts allocated under each plan, were selected as part of an overall compensation program design, and were examined independently by an internationally recognized consulting firm and in the aggregate for their placement against firms of common size, complexity and risk profile.

*	These charts include short-term equity compensation earned in 2010 but actually paid in 2011, even though such amounts are excluded from 2010 total compensation (as listed in the Summary Compensation Table) for our named executive officers. In addition, while performance awards under our long term incentive programs have been reflected as 2010 compensation for our named executive officers, any ultimate payout of these awards will not occur until and unless we achieve the cumulative Adjusted EBITDA target for those awards at the conclusion of the 2010 – 2012 performance period.

We believe that the Adjusted EBITDA targets for payouts of our named executive officers’ performance-based compensation were set at levels that were reasonably attainable, but not assured, based on the forecasts that we provided to the bankruptcy court in connection with our restructuring. The Compensation Committee believed these forecasts were the best proxy for our likely performance during the remainder of 2010 and beyond, given the facts known at the time our incentive compensation plans were adopted. Because we exceeded the 2010 Adjusted EBITDA target for our short-term incentive compensation program, our named executive officers received performance-based payouts under that program that exceeded their target amounts but were within the program’s expected range. As discussed above, any payouts under the performance-based portion of our long-term incentive compensation program will not be determinable until after the end of 2012.

Overview of Compensation Program. The Compensation Committee operates under a written charter adopted by the Board and discharges the responsibilities of the Board relating to the compensation of our executive officers. In 2010, our executive officers’ compensation had three primary components: base compensation or salary, short-term incentive compensation, and long-term equity based awards. Executive officers also received a variety of benefits. These include benefits that are available generally to all salaried employees in the geographical location where the executive officer is based, as well as benefits available only to executive officers generally or a particular executive officer.

Named Executive Officers. This Compensation Discussion & Analysis provides information regarding the compensation paid to the following individuals, referred to as the “Named Executive Officers,” in 2010:

•	Stephen R. Light, President, Chief Executive Officer and Chairman

•	Brian J. Fox, Interim Chief Financial Officer and Chief Accounting Officer

•	David G. Maffucci, Former Executive Vice President and Chief Financial Officer

•	David Pretty, President—Xerium Europe PMC and North America

•	Joan Badrinas Ardèvol, President—Europe Rolls and Chief Technology Officer

•	Eduardo Fracasso, President—Xerium South America

On August 13, 2010, Mr. Maffucci ceased serving as Executive Vice President and Chief Financial Officer, and Mr. Fox began serving as interim Chief Financial Officer and Chief Accounting Officer pursuant to an agreement with AlixPartners. Under the agreement, AlixPartners was compensated for Mr. Fox’s time at an hourly rate. Mr. Fox did not receive any compensation directly from us for these services and continued to be employed and compensated by AlixPartners.

Compensation Philosophy and Objectives. With respect to 2010, the Compensation Committee believed that the most effective executive compensation program was one that was tied to our achievement of specific annual and long-term goals, and which aligned executives’ interests with those of the stockholders by rewarding performance at and above established metrics, with the ultimate objective of improving stockholder value, and smoothly transitioning through our financial restructuring and Chapter 11 process. The Compensation Committee evaluated both performance and compensation in an effort to enhance our ability to retain and, as necessary, attract superior employees to key positions. The Compensation Committee designed executive compensation packages for executives, including the Named Executive Officers (other than Mr. Fox), which included both cash and stock-based compensation. While we had no specific policy or rigid formula regarding the proportion of total compensation that constitutes cash compensation or stock-based compensation, the Compensation Committee balanced these compensation elements to reward annual results, motivate long-term performance, strengthen executive retention, and align the interests of executive officers with the interests of stockholders. In determining the appropriate balance of cash and stock-based compensation, the Compensation Committee considered, among other things, the total amount of our equity that the executive officer held, the motivational value of various components of compensation to the executive officer, the compensation practices of other similarly situated companies, the cost to us of each compensation element, and the overall balance and reasonableness of the executive officer’s total compensation package. The Compensation Committee also assessed the potential share dilution resulting from “at plan” award levels of equity compensation.

In August 2010, the Compensation Committee (as reconstituted following our emergence from Chapter 11 protection) adopted a revised compensation philosophy applicable to the 2010 and future fiscal years. Given the circumstances brought about by our bankruptcy and restructuring as well as past practices, the Compensation Committee recognized the need for compensation of our executive officers to be at the higher end of the 50th to 75th percentile range of comparable companies for similar executive positions to ensure retention and engagement of our senior management team. The Compensation Committee strongly preferred that the fixed elements of compensation, such as base salary, be closer to the 50th percentile level, with more aggressive variable compensation in order to achieve the overall levels targeted. To achieve that, the Compensation Committee will, over time, migrate executive compensation levels, both in the aggregate and on an individual element basis, towards the 50th percentile of comparable companies for similar executive positions.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all compensation decisions for the executive officers. The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation, including with respect to salary adjustments, structure of annual awards, annual award amounts, and specified performance thresholds at which incentives would be earned for both himself and the other executive officers. The Chief Executive Officer discusses with the Compensation Committee our performance and the individual performance of himself and the other executive officers at least annually. In addition to the Chief Executive Officer, the Chief Financial Officer, General Counsel and the Vice President, Human Resources are sometimes present for discussions of the Compensation Committee regarding compensation of executive officers. While the Compensation Committee considers the recommendations of the Chief Executive Officer, the Compensation Committee ultimately decides salary adjustments, the structure of annual and long-term awards, and annual and long-term award amounts for all executive officers.

Benchmarking and Comparative Analysis. The Compensation Committee engaged Towers Watson & Co., an internationally recognized compensation consulting firm, to conduct an annual review of our cash and equity compensation programs for the Chief Executive Officer and other executive officers in order to assist the

Compensation Committee in establishing compensation for 2010. Towers Watson & Co. provided the Compensation Committee with relevant market data to consider when making compensation decisions for the executive officers.

With respect to our Named Executive Officers (other than Mr. Fox), Towers Watson & Co. conducted a benchmarking analysis based on a peer-group study of the publicly disclosed cash and equity compensation practices of 15 publicly held companies in the manufacturing industry. The compensation components considered in the benchmarking analysis were base salary, target bonus as a percentage of base salary, target total compensation, annualized expected grant value of long-term incentives, and target total direct compensation. The companies included in the study were the following:

• Actuant Corporation	• Kaydon Corporation
• Albany International Corp.	• Lydall, Inc.
• Barnes Group Inc.	• Nordson Corporation
• Circor International, Inc.	• Simpson Manufacturing Company Inc.
• CLARCOR Inc.	• Standex International Corporation
• Gerber Scientific, Inc.	• Tennant Company
• Idex Corp.	• Watts Water Technologies, Inc.
• Kadant Inc.

These companies were chosen based on certain business characteristics similar to ours, including: annual revenues, employee headcount, geographic scope of business, and type of business.

In addition to the peer group data, Towers Watson & Co. provided to the Compensation Committee comparative compensation data for 14 of our top executive positions at the 25th, 50th, and 75th percentile levels based on a general industry published survey analysis. The Compensation Committee has also historically taken into account input from other sources, including input from other independent members of the Board of Directors, publicly available data relating to the compensation practices and policies of other companies within and outside of our industry, and targeted publications of independent associations of corporate directors. The Compensation Committee anticipates continuing and enhancing its use of peer group data in establishing our executive compensation in future fiscal years. Representatives of Towers Watson & Co. have periodically attended and participated in meetings of the Compensation Committee. The Compensation Committee has in the past and may in the future retain the services of third-party executive compensation specialists, as the Committee sees fit, in connection with the establishment of cash and equity compensation and related policies.

2010 Executive Compensation Components. For the fiscal year ended December 31, 2010, the principal components of compensation for our Named Executive Officers (other than Mr. Fox) were base salary, short-term incentive compensation, and long-term equity based awards.

For 2010, we did not have a formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, in consultation with the Chief Executive Officer and Towers Watson & Co., determined subjectively what it believed to be the appropriate level and mix of the various compensation components. While the particular compensation objectives that each element of executive compensation served are set forth below, the Compensation Committee believed that each element of compensation, to a greater or lesser extent, served each of the objectives of our executive compensation program. Our policy was to provide our executive officers with compensation opportunities that were based upon our performance and their contribution to our performance.

Base Salary. The Compensation Committee annually reviews and approves the base salary of the chief executive officer and our other executive officers.

In making these determinations, the Compensation Committee considers various factors such as our performance, the executive’s performance and responsibilities, leadership, years of experience, competitive salaries within the marketplace, and the executive’s total compensation package. The following table sets forth annual base salary rates in effect at December 31, 2010 and December 31, 2009 for each of the Named Executive Officers, as well as percentage increases from 2009 to 2010:

Name	2010 Salary	2009 Salary	Percent Increase
Stephen R. Light	$795,000	$710,000	11.9%
Brian J. Fox (1)	N/A	N/A	—
David G. Maffucci (2)	$415,000	$415,000	0%
David Pretty	$405,000	$350,000	15.7%
Joan Badrinas Ardèvol (3)	$420,759	$383,169	15.0%
Eduardo Fracasso (4)	$375,126	$335,639	0%

(1)	Mr. Fox began serving as our Interim Chief Financial Officer and Chief Accounting Officer on August 13, 2010 pursuant to an agreement with AlixPartners dated July 15, 2010. Under the agreement, AlixPartners was compensated for Mr. Fox’s time at an hourly rate. Mr. Fox did not receive any compensation directly from us and continued to be employed and compensated by AlixPartners.
(2)	Mr. Maffucci served as our Executive Vice President and Chief Financial Officer from June 8, 2009 until August 13, 2010. Prior to that date, he served as a non-management director on our Board of Directors.
(3)	Mr. Badrinas’ 2010 salary was 316,360 Euros and is converted from Euros at an assumed exchange rate of $1.33 per Euro, which represents the average exchange rate for 2010, and his 2009 salary was 275,000 Euros and is converted from Euros at an assumed exchange rate of $1.39 per Euro, which represents the average exchange rate for 2009. The percent increase column is calculated based on the increase in the amount of Euros.
(4)	Mr. Fracasso’s 2010 salary was 658,116 Brazilian Real and is converted from Real at an assumed exchange rate of $0.57 per Real, which represents the average exchange rate for 2010, and his 2009 salary was 658,116 Brazilian Real and is converted from Real at an assumed exchange rate of $0.51 per Real, which represents the average exchange rate for 2009. The percent increase column is calculated based on the increase in the amount of Brazilian Real.

In approving these increases, the Compensation Committee considered, among other things, that our Named Executive Officers had not received any salary increases since early 2008, the strong performance and leadership of these officers in managing our successful restructuring, and the need to ensure retention and engagement of our senior management team following the restructuring in light of compensation paid at comparable companies for similar executive positions. The Compensation Committee also believed that the salary increases for our Named Executive Officers were consistent with our revised compensation philosophy discussed above.

Short-Term Incentive Compensation. In order to reinforce the importance of increasing stockholder value, the Compensation Committee believes that a substantial portion of the potential annual compensation of each executive officer should be in the form of annual performance-based incentives. On September 22, 2010, we adopted the 2010 Management Incentive Compensation Program (the “2010 MIC”), which was an amendment and restatement of the Performance Award Program for 2010 that we adopted on May 25, 2010 in connection with our exit from Chapter 11 protection. Each award under the 2010 MIC is entirely performance-based and vested only if (i) the participant remained continuously employed with us through December 31, 2010 and (ii) certain performance criteria were met. Awards earned under the 2010 MIC were structured to be paid 50% in cash, and the remaining 50% in the form of restricted stock units granted under the 2010 Plan. The number of restricted stock units earned was calculated based on the average per-share closing price of our common stock over the last twenty trading days of 2010, subject to a minimum per-share value of $10 and a maximum per-share value of $22. Restricted stock units earned were fully vested at grant and settled in shares of our common stock 91 days later. The Compensation Committee chose the combination of 50% cash and 50% equity to balance their desire to provide executives with cash compensation for annual performance with the goal of aligning management with stockholder interests through stock ownership.

The Compensation Committee selected each of our executive officers (except for Mr. Fox), as well as certain other key employees, as participants in the 2010 MIC after consultation with the Chief Executive Officer. Under the 2010 MIC, each participant was assigned a specific target award equal to a percentage of his or her then-current base cash compensation. Payouts under the 2010 MIC were determined by our performance against an Adjusted EBITDA (as defined in our Amended and Restated Credit Facility) target, as set by the Compensation Committee, on a sliding scale. The Adjusted EBITDA target was adjusted at the end of the year to reflect currency fluctuations relative to the U.S. Dollar in all markets. The sliding scale provided for payouts ranging from 35% of the target award payout if Adjusted EBITDA was achieved at 95% of the target up to 200% if Adjusted EBITDA was achieved at 125% of the target. For 2010, the Committee selected the Named Executive Officers to receive an award with a specified target award percentage set forth opposite each of their names below.

Name	Position	Specified Percentage
Stephen R. Light	President, Chief Executive Officer, and Chairman	80%
Brian J. Fox (1)	Interim Chief Financial Officer and Chief Accounting Officer	N/A
David G. Maffucci (2)	Former Executive Vice President and Chief Financial Officer	—
David Pretty	President—Xerium Europe PMC and North America	50%
Joan Badrinas Ardèvol	President—Europe Rolls and Chief Technology Officer	50%
Eduardo Fracasso	President—Xerium South America	50%

(1)	Mr. Fox is a third-party consultant retained pursuant to an agreement with AlixPartners, and did not receive any compensation directly from us.
(2)	Mr. Maffucci was not assigned a target percentage under the 2010 MIC as he ceased serving as Executive Vice President and Chief Financial Officer of Xerium on August 13, 2010, which was prior to adoption of the 2010 MIC.

The 2010 Adjusted EBITDA target set by the Compensation Committee for purposes of determining the amount payable under the 2010 MIC was $111.6 million, adjusted for currency fluctuations. The Compensation Committee adopted the Adjusted EBITDA forecast for 2011 that we prepared in connection with our Chapter 11 proceedings as the Adjusted EBITDA target for the 2010 MIC. Our Compensation Committee believed this forecast to be the best proxy for our likely performance during the remainder of 2010, given the facts known at that time the 2010 MIC was adopted. The Compensation Committee also believed that this Adjusted EBITDA target was reasonably attainable, but not assured, as achievement would require, among other things, high levels of operational performance, effective responses to short-term market changes and challenges, and the absence of major disruptions to the paper industry. We achieved an Adjusted EBITDA of $118.0 million in 2010 (after adjustment for currency fluctuations), which was 105.8% of the targeted amount. Accordingly each of the Named Executive Officers (except for Mr. Fox) received a payment under the 2010 MIC of 123% of his target award. The payments actually received by the Named Executive Officers are set forth in the table below:

Name	Position	2010 MIC Payout (1)
Stephen R. Light	President, Chief Executive Officer, and Chairman	$782,725
Brian J. Fox (2)	Interim Chief Financial Officer and Chief Accounting Officer	N/A
David G. Maffucci (3)	Former Executive Vice President and Chief Financial Officer	—
David Pretty	President—Xerium Europe PMC and North America	$249,217
Joan Badrinas Ardèvol	President—Europe Rolls and Chief Technology Officer	$258,291	(4)
Eduardo Fracasso	President—Xerium South America	$255,625	(5)

(1)	50% of each amount set forth in this column was paid in cash, and 50% was paid in the form of restricted stock units.
(2)	Mr. Fox is a third-party consultant retained pursuant to an agreement with AlixPartners, and did not receive any compensation directly from us.
(3)	Mr. Maffucci did not receive any award under the 2010 MIC as he ceased serving as Executive Vice President and Chief Financial Officer of Xerium on August 13, 2010, which was prior to adoption of the 2010 MIC.

(4)	Mr. Badrinas’ 2010 cash MIC payout was 92,220 Euros and is converted from Euros at an assumed exchange rate of $1.40 per Euro, which represents the exchange rate at the date of payout.
(5)	Mr. Fracasso’s 2010 cash MIC payout was 211,645 Brazilian Real and is converted from Real at an assumed exchange rate of $0.60 per Real, which represents the exchange rate at the date of payout.

Long-Term Compensation. During 2010, we sought to create long-term performance incentives for our executive officers by aligning their economic interests with the interests of stockholders through the 2010-2012 Long Term Incentive Plan (“2010-2012 LTIP”).

Awards under the 2010 – 2012 LTIP were made under the 2010 Plan. The 2010 Plan provides for the grant of awards consisting of any or a combination of stock options, stock appreciation rights, restricted stock, unrestricted stock or stock unit awards to key employees, directors and consultants. Awards under the 2010 Plan align the economic interests of the executive officer with those of stockholders because the potential value of the awards is directly related to the future value of Xerium’s stock. The Compensation Committee administers the 2010 Plan and has the power to select participants, determine award terms and conditions and adopt, alter and repeal administrative rules, guidelines and practices applicable to the 2010 Plan.

2010 – 2012 LTIP awards have both a time-based and a performance-based component. The Compensation Committee set a specific total target award for each participant in the 2010 – 2012 LTIP. Awards are paid in the form of restricted stock units or shares of common stock, as described below. Awards for the three-year performance period (2010-2012) are not intended to qualify for the performance-based compensation exception under Section 162(m) of the Code.

The time-based portion of each award, which is weighted at 35% of each participant’s target award, was granted in the form of time-based restricted stock units under the 2010 Plan. These time-based restricted stock units vest in three equal installments on each of March 31, 2011, March 31, 2012, and March 10, 2013, and will be converted into shares of common stock as they vest. We believe that the time-based portion of the 2010 – 2012 LTIP awards strengthens executive retention at Xerium by encouraging Named Executives Officers to remain employed with us for the full vesting term of their awards, while promoting share ownership.

The time-based restricted stock unit awards will vest as long as the Named Executive Officer continues to be employed by us on the applicable vesting dates, and is subject to earlier vesting in certain circumstances. In particular, in the event the Named Executive Officer’s employment terminates as a result of a “Change of Control” (as defined in the applicable restricted stock units agreement), the entire unvested portion of the award shall become vested on the termination date. If the Named Executive Officer ceases to be employed by us prior to a vesting date as a result of resignation, dismissal or any other reason, then the unvested portion of the award will be forfeited automatically. In the event of termination of the Named Executive Officer’s employment by us without “Cause” or termination for “Good Reason” (each as defined in the applicable restricted stock units agreement), a pro rata percentage of the unvested portion of the award will become vested on the date of termination.

The performance–based portion of each award, which is weighted at 65% of each participant’s target award, is credited to the participant on our books as stock units and will vest only if (a) the participant remains continuously employed with us through December 31, 2012 and (b) certain performance criteria are met, except that pursuant to an amendment to Stephen R. Light’s employment agreement dated December 9, 2011, he will receive accelerated vesting of 50,000 performance-based stock units if the conditions described below under the heading “Employment Agreements and Potential Payments Upon Termination or Change in Control – Stephen R. Light” exist. Vested stock units will be converted into shares of our common stock (“Performance Shares”) after the close of the three-year performance period. The number of Performance Shares paid out will be determined by our performance against a cumulative Adjusted EBITDA metric (as defined in our Amended and Restated Credit Facility) for the three-year performance period, as set by the Compensation Committee, and a sliding scale. The Adjusted EBITDA metric will be adjusted to reflect currency fluctuations relative to the U.S. Dollar in all markets. If the metric is achieved at greater than 80% of target, the sliding scale provides for payouts that scale up on a straight line between 0% at 80% of target and 100% of the possible number of Performance Shares if the metric is achieved at 100% of target. If the metric is achieved at greater than 100% of target, the sliding scale provides for payouts that scale up on a straight line between 100% at 100% of target and 110% of the possible number of Performance Shares if the metric is achieved at 110% of target. The payout under the performance-based portion of each award is limited to 110% of the possible number of Performance Shares. We believe that the performance-based portion of the 2010 – 2012 LTIP awards closely links compensation to our performance and promotes accountability for long-term performance.

The cumulative Adjusted EBITDA target established by the Compensation Committee with respect to the performance-based portion of the 2010 – 2012 LTIP awards was $376 million, provided that the amount may be adjusted by the Compensation Committee to reflect any material change of circumstance, such as an acquisition or disposition. This three-year Adjusted EBITDA target represents the sum of the amounts of Adjusted EBITDA for 2010, 2011 and 2012 that we projected in connection with our Chapter 11 proceedings because our Compensation Committee believed this to be the best proxy for our likely performance during the three-year performance period, given the facts known at that time the 2010 – 2012 LTIP was adopted. The Compensation Committee believed that this Adjusted EBITDA target was reasonably attainable, but not assured, as achievement would require, among other things, high levels of operational performance over a long-term period, successful product development and new product introductions, and effective responses, both short-term and long-term, to ongoing market changes and challenges.

In 2011, the Compensation Committee has adopted a similar long-term incentive plan applicable to a 2011 – 2013 performance period. However, in designing the 2010 – 2012 LTIP, the Compensation Committee specifically determined that our top thirteen officers (excluding our new Chief Financial Officer) would not receive 2011 awards under any 2011 – 2013 long-term incentive compensation plan that we adopt, as such officers received larger awards in 2010 under the 2010 – 2012 LTIP. Accordingly, we did not grant our Named Executive Officers any long-term incentive compensation awards in 2011 for the 2011 – 2013 performance period. In making the determination to grant our executive officers larger awards under the 2010 – 2012 LTIP, the Compensation Committee considered the need to incentivize and retain our executive management team, who were vital to the execution of our plan of reorganization and key to our operational performance. The Compensation Committee also considered that our executive officers’ holdings of our common stock had been substantially diluted in connection with our emergence from Chapter 11 protection, which reduced both the retention value of those holdings and our executive officers’ economic alignment of interests with our stockholders.

The following table sets forth the number of time-based restricted stock units and performance-based stock units awarded to our Named Executive Officers in 2010 pursuant to the 2010 – 2012 LTIP.

Name	Position	Time-Based Awards (1)	Performance-Based Awards (2)
Stephen R. Light	President, Chief Executive Officer, and Chairman	66,500	123,500
Brian J. Fox (3)	Interim Chief Financial Officer and Chief Accounting Officer	N/A	N/A
David G. Maffucci (4)	Former Executive Vice President and Chief Financial Officer	—	—
David Pretty	President—Xerium Europe PMC and North America	8,750	16,250
Joan Badrinas Ardèvol	President—Europe Rolls and Chief Technology Officer	7,700	14,300
Eduardo Fracasso	President—Xerium South America	6,300	11,700

(1)	Time-based awards under the 2010 – 2012 LTIP represent restricted stock units that vest in three equal installments on March 31, 2011, March 31, 2012, and March 10, 2013.

(2)	Performance-based awards under the 2010 – 2012 LTIP represent stock units that vest if the participant remains continuously employed through December 31, 2012 and if certain performance criteria are met. As described above, depending on the level of performance achieved, the participant may receive Performance Shares up 110% of the number of stock units listed in this column after the conclusion of the three-year performance period.
(3)	Mr. Fox is a third-party consultant retained pursuant to an agreement with AlixPartners, and did not receive any compensation directly from us.
(4)	Mr. Maffucci did not receive any award under the 2010 – 2012 LTIP as he ceased serving as our Executive Vice President and Chief Financial Officer on August 13, 2010, which was prior to adoption of the 2010 – 2012 LTIP.

Award to Mr. Light under Employment Agreement and Amendment. On December 31, 2009, we agreed to an amendment to the employment agreement with Mr. Light. Mr. Light’s original employment agreement provided that we were to grant him performance-based restricted stock units under our equity incentive plan with an aggregate value of $1.25 million on January 15, 2010. The per-participant, per-year limitations under the 2005 Equity Incentive Plan (the “2005 Plan”) prevented us from fulfilling our contractual obligation and granting to Mr. Light the full amount of restricted stock units provided by his employment agreement. Thus, the amendment to Mr. Light’s employment agreement provided that in lieu of granting him such restricted stock units, we would instead:

1.	Grant Mr. Light 25,000 performance-based restricted stock units on January 1, 2010 (the “RSU Award”), which would vest annually over a three-year period if the price of our common stock were to meet or exceed certain price targets approved by the Compensation Committee; and

2.	Make a cash payment to Mr. Light of $825,000. Mr. Light was obligated to use the total amount of such cash payment, less the amount necessary to satisfy Mr. Light’s tax obligation with respect to the cash payment, or $538,802, to purchase 39,764 shares of common stock from us at its agreed fair value, based on the average per share closing price on the New York Stock Exchange of our shares of common stock for the 20 trading days prior to January 1, 2010, of $13.55. These shares of common stock were sold to Mr. Light on January 5, 2010 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On September 22, 2010, the Board approved an amendment to the terms of the RSU Award, which subjected the award to terms substantially the same as those of the 2010 – 2012 LTIP. Pursuant to the amendment, the RSU Award was converted into (i) 8,750 time-based restricted stock units that vest in accordance with the terms of time-based awards under the 2010 – 2012 LTIP, as described above, and (ii) 16,250 performance-based restricted stock units that vest in accordance with the criteria for performance-based stock units under the 2010 – 2012 LTIP described above, except that Mr. Light will not receive any additional performance-based payout if we exceed 100% of the Adjusted EBITDA target. The Compensation Committee believed that the amendment to the RSU Award enhances the consistency and effectiveness of our executive compensation program by aligning all of Mr. Light’s performance-based incentive compensation terms with those applicable to other named executive officers, and thus incentivizing our executive team towards a common set of stockholder-value driven goals.

Incentive Clawback Policies. The 2010 MIC and 2010 – 2012 LTIP each provide that if a participant receives an award under the applicable plan based on financial statements that are subsequently restated in a way that would decrease the amount of the award to which the participant was entitled, the participant will refund to us the difference between what the participant received and what the participant should have received. Participants will not be required to refund compensation paid more than three years prior to the applicable restatement.

Ownership Guidelines. The Compensation Committee recognizes that alignment of the interests of executive officers with those of our stockholders is important. While the Compensation Committee has not established a target level of ownership, it believes that equity based awards help to align these incentives and serve as an integral part of the executive officer compensation program. All transactions in our common stock by our executive officers must comply with our Pre-Clearance Procedures and Insider Trading Policy, which, among other things, prohibit any trading on the basis of material, non-public information, establish quarterly and event-specific trading blackout periods, and require all trades and/or trading plans to be approved in advance by our General Counsel.

401(k) Plans. Our Named Executive Officers resident in the United States (other than Mr. Fox) participate in a tax-qualified defined contribution plan for non-union employees with a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. The Named Executive Officers became eligible to participate in the plan after completing two months of employment with us. Each participant in the plan may elect to defer, in the form of contributions to the plan, up to 15% of compensation that would otherwise be paid to the participant in the applicable year, up to the statutorily prescribed annual limit. In 2010, under the plan in which our Named Executive Officers participate, we made a matching contribution with respect to each participant’s elective contributions of up to 4% of such participant’s compensation, subject to certain limitations.

Retirement Benefits. We maintain a pension plan for U.S. salaried employees, including certain of our executive officers (the “non-union U.S. pension plan”). The non-union U.S. pension plan is a funded, tax-qualified, noncontributory defined-benefit pension plan and is described in more detail below under the heading “Pension Benefits.” In 2010, Mr. Badrinas participated in a government pension arrangement in Germany. On September 24, 2008, we announced that we were freezing benefit pension accruals under the non-union U.S. pension plan effective December 31, 2008, so that future service beyond December 31, 2008 will no longer be credited under the non-union U.S. pension plan. Employees who were vested as of December 31, 2008 were entitled to their benefit earned as of December 31, 2008. Mr. Pretty was vested as of December 31, 2008. Because Mr. Light did not satisfy the eligibility requirements of the non-union U.S. pension plan as of December 31, 2008 and because Mr. Maffucci was not employed by us as of December 31, 2008, neither Mr. Light nor Mr. Maffucci participated in the plan.

In 2008, we adopted an unfunded, nonqualified supplemental executive retirement plan (a “SERP”) for Mr. Light. Under the SERP, Mr. Light will be entitled to receive following his retirement, annual SERP payments equal to a specified percentage of $795,000, multiplied by his years of service with us. The SERP benefit formula for Mr. Light is based on a percentage factor of 3%. More detail regarding the SERP is provided below under the heading “Pension Benefits.”

Perquisites and Other Personal Benefits. We provide the Named Executive Officers (other than Mr. Fox) with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior executive employees for key positions. These benefits include premiums paid for term life insurance policies, car allowances or an automobile for personal use, country club dues, housing and relocation expenses and annual physical exams. The Chief Executive Officer receives an annual executive allowance of $45,000. Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2010, are included in the next to last column of the Summary Compensation Table below.

Employment Agreements. We have entered into Employment Agreements with certain key employees, including the Named Executive Officers (other than Mr. Fox). The employment agreements for the Named Executive Officers are described below under the heading “Employment Agreements and Potential Payments Upon Termination or Change in Control.” These agreements include severance arrangements and, in some cases, the level of severance is dependent upon the proximity of termination to a change of control (as defined in the applicable agreement). We believe that these arrangements support our ability to attract and retain superior executive employees and, if a change in control were to occur, would enhance our value by keeping our management team intact and focused on the best interests of the stockholders, rather than their own job security.

In December 2011, we entered into an amendment to each of the employment agreements with certain of our senior executive officers, including Clifford E. Pietrafitta, our Chief Financial Officer, and the following additional Named Executive Officers: David Pretty, Joan Badrinas Ardevol and Eduardo Fracasso. The purpose of the amendment is to promote continuity among senior executives who report directly to our Chief Executive Officer during the period of succession prior to and following the anticipated future retirement of our current Chief Executive Officer, Stephen R. Light.

Each of the amendments is substantially the same. The amendment adds a new section to each employment agreement which provides that if the executive’s employment is terminated by Xerium without cause or by the executive for good reason within two (2) years following the start date of a new Chief Executive Officer of Xerium who immediately succeeds Stephen R. Light, then, in addition to any other severance payments and benefits to which the executive may be entitled and subject to the execution of a release, the executive shall also be entitled to a lump sum payment of an amount equal to the executive’s then current base salary.

Tax and Accounting Implications.

Deductibility of Executive Compensation. In establishing compensation, the Compensation Committee takes into account the provisions of Section 162(m) of the Code, which exempts some performance-based compensation from the $1 million deduction limit. The Compensation Committee may, however, approve compensation that does not qualify for the exemption to attract and retain executives or for other reasons. For example, the Compensation Committee approved the 2010 MIC, which does not qualify for the Section 162(m) exemption. In determining whether to structure cash incentive awards to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, the Compensation Committee balanced the benefits of the awards qualifying as performance-based compensation, within the meaning of Section 162(m) of the Code, and the overall goal of structuring awards designed both to incentivize the executives and to increase stockholder value. For a discussion of the 2010 MIC, see the section “Short-Term Incentive Compensation” earlier in this Compensation Discussion & Analysis.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, we began accounting for stock-based awards, including our restricted stock unit awards, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (formerly Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment (Revised 2004)”).

Summary Compensation Table

The following table sets forth information with respect to the compensation during 2010, 2009, and 2008 for our Named Executive Officers—our Chief Executive Officer, our Chief Financial Officers during 2010, and each of our three other most highly compensated executive officers (based on 2010 compensation). This table includes information regarding Mr. Maffucci, our former Executive Vice President and Chief Financial Officer and Mr. Fox, our former Interim Chief Financial Officer. On August 13, 2010, Mr. Maffucci ceased serving as Executive Vice President and Chief Financial Officer, and Mr. Fox began serving as interim Chief Financial Officer and Chief Accounting Officer pursuant to an agreement with AlixPartners, LLP (“AlixPartners”). Under the agreement, AlixPartners was compensated for Mr. Fox’s time at an hourly rate. Mr. Fox did not receive any compensation directly from us and continued to be employed and compensated by AlixPartners. Mr. Fox ceased serving as interim Chief Financial Officer and Chief Accounting Officer on March 14, 2011, at which time Mr. Pietrafitta was appointed as our Chief Financial Officer.

Please see the section “Compensation Philosophy and Objectives” in Compensation Discussion & Analysis for additional information with respect to the proportionate elements of total compensation.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)
Stephen R. Light	2010	$759,583		$—	$2,763,788	(3)	$—	$391,363	(4)	$229,997	$85,970	(5)	$4,230,701
President, Chief Executive Officer and Chairman	2009	$710,000		$100,000	$1,798,105		$—	$—		$244,545	$128,756		$2,981,406
	2008	$634,904		$331,512	$1,025,095		$—	$447,220		$188,963	$136,955		$2,764,649

Brian J. Fox	2010	$658,660	(6)	$—	$—		$—	$—		$—	$—		$658,660
Former Interim Chief Financial Officer and Chief Accounting Officer

David G. Maffucci	2010	$276,667	(7)	$—	$—		$—	$—		$—	$42,561	(8)	$319,318
Former Executive Vice President and Chief Financial Officer	2009	$234,369		$100,000	$300,450		$—	$—		$—	$34,321		$669,140

David Pretty	2010	$382,083		$—	$323,250	(9)	$—	$124,609	(4)	$7,823	$28,968	(10)	$844,965
President—Xerium Europe PMC and North America	2009	$350,000		$75,000	$63,398		$—	$—		$5,268	$15,434		$509,100
	2008	$350,000		$—	$350,828		$—	$77,680		$26,101	$23,341		$827,950

Joan Badrinas Ardèvol	2010	$397,069	(12)	$—	$284,460	(12)	$—	$129,145	(4)	$—	$48,170	(13)	$858,844
President—Europe Rolls and Chief Technology Officer	2009	$383,168	(12)	$50,000	$63,398		$—	$—		$—	$30,628		$527,194
	2008	$404,250	(11)	$—	$499,199		$—	$75,350		$—	$12,028		$990,827

Eduardo Fracasso	2010	$390,077	(14)	$—	$232,740	(15)	$—	$127,813	(4)	$—	$42,129	(16)	$792,759
President—Xerium South America

(1)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”) of the stock awards granted to our Named Executive Officers during 2008, 2009, and 2010, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the year ended December 31, 2010. The amounts set forth may be more or less than the value ultimately realized by the Named Executive Officer based upon, among other things, the value of our Common Stock at the time of vesting of the restricted stock unit awards, whether we achieve certain performance goals and whether such awards actually vest. For awards subject to performance conditions, such as the performance-based portion of awards under the 2010 – 2012 LTIP, the amount reported is the grant date fair value based upon the probable outcome of such conditions.
(2)	The amounts in this column for 2010 represent changes in pension value. None of our Named Executive Officers received any preferential earnings on nonqualified deferred compensation in 2010.
(3)	Includes the grants of restricted stock unit awards in 2010 under the 2010 – 2012 LTIP that are subject to time-based conditions upon vesting. Also includes the performance-based portion of awards under the 2010 – 2012 LTIP awarded on September 22, 2010 with a grant date fair value of $1,796,462 based on the probable outcome of the performance conditions as of the grant date.
(4)	Reflects the cash portion of awards under our 2010 MIC as described under the section entitled “Short-Term Incentive Compensation” in Compensation Discussion and Analysis.
(5)	Includes $14,700 in respect of employer contributions to Mr. Light’s 401(k) account and $20,590 in respect of premiums for term life insurance policies for the benefit of Mr. Light. In addition, reflects perquisites and other personal benefits in the aggregate amount of $45,000, which includes (i) an executive allowance of $45,000 to be applied as determined by Mr. Light for expenses associated with the automobile Mr. Light uses for company business, dues for club memberships, financial planning and other purposes, and (ii) $5,680 associated with country club dues.
(6)	Mr. Fox was a third-party consultant retained pursuant to an agreement with AlixPartners and did not receive any compensation directly from us. Under the agreement, AlixPartners was paid $710 per hour for time devoted by Mr. Fox, as reflected in the above amount plus $40,724 of out-of-pocket expenses. Mr. Fox devoted substantially all of his time to this assignment. A success fee of $200,000 was due and paid to AlixPartners upon the successful relocation of our corporate operations from Westborough, Massachusetts to Raleigh, North Carolina. The amount listed in the “Salary” column represents total payments by us to AlixPartners for Mr. Fox’s services during 2010.
(7)	Amount reflects Mr. Maffucci’s base salary of $415,000 per year, prorated for his employment ending on August 13, 2010.
(8)	Includes perquisites and other personal benefits in the aggregate amount of $42,561, which includes (i) $35,361 of temporary housing expenses, and (ii) $7,200 of expenses associated with the automobile Mr. Maffucci used for company business.
(9)	Includes the grants of restricted stock unit awards in 2010 under the 2010 – 2012 LTIP that are subject to time-based conditions upon vesting. Also includes the performance-based portion of awards under the 2010 – 2012 LTIP awarded on September 22, 2010 with a grant date fair value of $210,113 based on the probable outcome of the performance conditions as of the grant date.

(10)	Includes $14,700 in respect of employer contributions to Mr. Pretty’s 401(k) account and $1,388 in respect of premiums for term life insurance policies for the benefit of Mr. Pretty. In addition, reflects perquisites and other personal benefits in the aggregate amount of $12,880, which includes (i) $5,680 associated with country club dues and (iii) $7,200 associated with an automobile allowance.
(11)	2010 salary for Mr. Badrinas is converted from Euros at an assumed exchange rate of $1.33 per Euro, which represents the average exchange rate for 2010. 2009 salary for Mr. Badrinas is converted from Euros at an assumed exchange rate of $1.39 per Euro, which represents the average exchange rate for 2009. 2008 salary for Mr. Badrinas is converted from Euros at an assumed exchange rate of $1.47 per Euro, which represents the average exchange rate for 2008.
(12)	Includes the grants of restricted stock unit awards in 2010 under the 2010 – 2012 LTIP that are subject to time-based conditions upon vesting. Also includes the performance-based portion of awards under the 2010 – 2012 LTIP awarded on September 22, 2010 with a grant date fair value of $184,899 based on the probable outcome of the performance conditions as of the grant date.
(13)	Includes $8,059 representing the value of Mr. Badrinas’ personal use of an automobile that we own, converted from Euros at an assumed exchange rate of $1.33 per Euro, which represents the average exchange rate for 2010.
(14)	2010 salary for Mr. Fracasso is converted from Brazilian Real at an assumed exchange rate of $0.57 per Real, which represents the average exchange rate for 2010.
(15)	Includes the grants of restricted stock unit awards in 2010 under the 2010 – 2012 LTIP that are subject to time-based conditions upon vesting. Also includes the performance-based portion of awards under the 2010 – 2012 LTIP awarded on September 22, 2010 with a grant date fair value of $151,281 based on the probable outcome of the performance conditions as of the grant date.
(16)	Includes $10,000 representing the value of Mr. Fracasso’s personal use of an automobile that we own and $32,129 related to medical and life insurance paid by us.

Grant of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted to Named Executive Officers in 2010.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Stephen R. Light		$222,600	$636,000	$1,272,000	—	—		—
	9/22/10				—	16,250	(4)	17,875	(4)					$210,113
	9/22/10									8,750	(4)			$113,138
	9/22/10				—	123,500		135,850						$1,596,855
	9/22/10									66,500				$859,845
Brian J. Fox (5)		$—	$—	$—	—	—		—
David G. Maffucci (6)		$—	$—	$—	—	—		—
David Pretty		$70,875	$202,500	$405,000	—	—		—
	9/22/10				—	16,250		17,875						$210,113
	10/29/10									8,750				$113,138
Joan Badrinas Ardèvol		$73,456	$209,873	$419,746	—	—		—
	9/22/10				—	14,300		15,730						$184,899
	10/29/10									7,700				$99,561
Eduardo Fracasso		$72,697	$207,707	$415,414	—	—		—
	9/22/10				—	11,700		12,870						$151,281
	10/29/10									6,300				$81,459

(1)	These columns show the range of payouts targeted under the 2010 MIC as described under the section entitled “Short-Term Incentive Compensation” in Compensation Discussion and Analysis. Participants in the 2010 MIC received half of any payouts in cash and the remaining portion in restricted stock units granted under the 2010 Equity Incentive Plan.
(2)	These columns show the range of performance-based payouts targeted under the 2010—2012 LTIP as described under the section entitled “Long-Term Incentive Compensation” in Compensation Discussion and Analysis. Performance-based awards under the 2010 – 2012 LTIP have no “threshold” payout amount, as payouts scale up on a straight line (i) between 0% at 80% of target achievement and 100% at 100% of target achievement, and (ii) between 100% at 100% of target achievement and 110% at 110% of target achievement. The time-based portion of 2010 – 2012 LTIP awards are listed separately under the “All Other Stock Awards” column.
(3)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the stock awards granted to our Named Executive Officers during 2010, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the year ended December 31, 2010. The amounts set forth may be more or less than the value ultimately realized by the Named Executive Officer based upon, among other things, the value of our common stock at the time of vesting of the restricted stock unit awards, whether we achieve certain performance goals and whether such awards actually vest. For awards subject to performance conditions, such as performance-based awards under the 2010 – 2012 LTIP, the amount reported is the grant date fair value based upon the probable outcome of such conditions.
(4)	On January 1, 2010, Mr. Light was awarded 25,000 performance-based restricted stock units pursuant to the terms of his employment agreement. On September 22, 2010, these restricted stock units were amended and converted into (i) 8,750 time-based restricted stock units that vest in accordance with the terms of time-based awards under the 2010 – 2012 LTIP and (ii) 16,250 performance-based restricted stock units that vest in accordance with the criteria for performance-based stock units under the 2010 – 2012 LTIP, except that Mr. Light will not receive any additional performance-based payout if we exceed 100% of the Adjusted EBITDA target. The information in the table reflects the awards as amended on September 22, 2010. For further information regarding these awards, see “Award to Mr. Light under Employment Agreement and Amendment” in Compensation Discussion & Analysis.
(5)	Mr. Fox was a third-party consultant retained pursuant to an agreement with AlixPartners and did not receive any compensation directly from us.
(6)	Mr. Maffucci resigned from Xerium effective August 13, 2010 and therefore was not eligible for payout of any incentive plan awards under the 2010 MIC or 2010 – 2012 LTIP as described under the sections entitled “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation” in Compensation Discussion and Analysis.

Outstanding Equity Awards at Year-End Table

The following table sets forth information for the Named Executive Officers regarding outstanding equity awards held as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Stephen R. Light	—	—	—	—	—	76,656	(2)	$1,222,663	139,750	(3)	$2,229,013
Brian J. Fox (4)	—	—	—	—	—	—		$—	—		$—
David G. Maffucci (5)	—	—	—	—	—	—		$—	—		$—
David Pretty	—	—	—	—	—	8,750	(6)	$139,750	16,250	(7)	$259,188
Joan Badrinas Ardèvol	—	—	—	—	—	7,700	(8)	$122,815	14,300	(9)	$228,085
Eduardo Fracasso	—	—	—	—	—	7,425	(10)	$118,429	11,700	(11)	$186,615

(1)	Market values in this table are determined using a price per share of our common stock of $15.95, the closing price on the New York Stock Exchange on December 31, 2010
(2)	Reflects unvested restricted stock unit awards granted on September 22, 2010 that are subject to time-based conditions on vesting. The awards granted on September 22, 2010 vest annually in equal installments on March 31, 2011, March 31, 2012 and March 31, 2013.
(3)	Reflects unvested restricted stock unit awards granted on September 22, 2010 that were subject to performance-based conditions on vesting. The number of Performance Shares paid out will be determined by our performance against a cumulative Adjusted EBITDA metric (as defined in our Amended and Restated Credit Facility) for the three-year performance period, as set by the Compensation Committee, and a sliding scale. The Adjusted EBITDA metric will be adjusted to reflect currency fluctuations relative to the U.S. Dollar in all markets. If the metric is achieved at greater than 80% of target, the sliding scale provides for payouts that scale up on a straight line between 0% at 80% of target and 100% of the possible number of Performance Shares if the metric is achieved at 100% of target. If the metric is achieved at greater than 100% of target, the sliding scale provides for payouts that scale up on a straight line between 100% at 100% of target and 110% of the possible number of Performance Shares if the metric is achieved at 110% of target. The payout under the performance-based portion of each award is limited to 110% of the possible number of Performance Shares.
(4)	Mr. Fox was a third-party consultant retained pursuant to an agreement with AlixPartners and did not receive any compensation directly from us.
(5)	Mr. Maffucci resigned from Xerium effective August 13, 2010 and held no outstanding equity awards at December 31, 2010.
(6)	Reflects unvested restricted stock unit awards granted on September 22, 2010, that are subject to time-based conditions on vesting. The awards vest annually in equal installments on March 31, 2011, March 31, 2012 and March 31, 2013.
(7)	Reflects 16,250 restricted stock unit awards granted on October 29, 2011 that were subject to performance-based conditions on vesting. See footnote (2) for discussion on vesting conditions.
(8)	Reflects unvested restricted stock unit awards granted on September 22, 2010, that are subject to time-based conditions on vesting. The awards vest annually in equal installments on March 31, 2011, March 31, 2012 and March 31, 2013.
(9)	Reflects 14,300 restricted stock unit awards granted on October 29, 2010 that were subject to performance-based conditions on vesting. See footnote (2) for discussion on vesting conditions.
(10)	Reflects unvested restricted stock unit awards granted on September 22, 2010, that are subject to time-based conditions on vesting. The awards vest annually in equal installments on March 31, 2011, March 31, 2012 and March 31, 2013.
(11)	Reflects 11,700 restricted stock unit awards granted on October 29, 2010 that were subject to performance-based conditions on vesting. See footnote (2) for discussion on vesting conditions.

Option Exercises and Stock Vested Table

The following table sets forth information for the Named Executive Officers regarding the value realized during 2010 by such executives pursuant to shares acquired upon vesting of stock awards. None of the Named Executive Officers exercised any stock options during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stephen R. Light	—	—	112,662	(1)	$2,400,560	(1)
Brian J. Fox (2)	—	—	—		$—
David Maffucci	—	—	5,371	(3)	$114,348	(3)
David Pretty	—	—	4,663	(4)	$110,193	(4)
Joan Badrinas Ardèvol	—	—	4,663	(5)	$110,193	(5)
Eduardo Fracasso	—	—	2,333	(6)	$55,067	(6)

(1)	Includes 47,348, 12,500, 23,674 and 1,250 shares that vested on May 12, 2010, May 26, 2010, January 1, 2010 and January 3, 2010, respectively. Of these shares, 415,820 shares were withheld by us in respect of tax obligations. Market value is determined using a price per share of our common stock of $25.00, $20.80, $15.20 and $15.20, the closing price on the New York Stock Exchange on May 12, 2010, May 26, 2010, January 1, 2010 and January 3, 2010, respectively. In addition, includes the purchase of 39,764 unregistered shares of common stock from the company at an agreed fair value of $13.55 per share pursuant to the terms of Mr. Light’s employment agreement. For further information regarding this purchase, see “Award to Mr. Light under Employment Agreement and Amendment” in Compensation Discussion & Analysis.
(2)	Mr. Fox was a third-party consultant retained pursuant to an agreement with AlixPartners and did not receive any compensation directly from us.
(3)	Includes 1,875, 2,559 and 938 shares that vested on May 12, 2010, May 26, 2010 and January 3, 2010. Of these shares, 1,801 shares were withheld by us in respect of tax obligations. Market value is determined using a price per share of our common stock of $25.00, $20.80 and $15.20, the closing price on the New York Stock Exchange on May 12, 2010, May 26, 2010 and January 3, 2010, respectively. Mr. Maffucci resigned from Xerium effective August 13, 2010.
(4)	Includes 4,663 shares that vested on May 12, 2010 and January 3, 2010. Of these shares, 1,553 shares were withheld by us in respect of tax obligations. Market value is determined using a price per share of our common stock of $25.00 and $15.20, the closing price on the New York Stock Exchange on May 12, 2010 and January 3, 2010.
(5)	Includes 4,663 shares that vested on May 12, 2010 and January 3, 2010. Of these shares, 1,553 shares were withheld by us in respect of tax obligations. Market value is determined using a price per share of our common stock of $25.00 and $15.20, the closing price on the New York Stock Exchange on May 12, 2010 and January 3, 2010.
(6)	Includes 2,000 and 333 shares that became vested on May 12, 2010 and January 3, 2010. Market value is determined using a price per share of our common stock of $25.00 and $15.20, the closing price on the New York Stock Exchange on May 12, 2010 and January 3, 2010.

Pension Benefits

Pension Plan. Xerium’s non-union U.S. pension plan for U.S. salaried employees, including its executive officers, and U.S. non-union hourly employees is a funded, tax-qualified, noncontributory defined-benefit pension plan. Benefits under the non-union U.S. pension plan are based upon an employee’s years of service and the average of the employee’s highest five calendar years of compensation in the last ten calendar years of service with us and our subsidiaries, the “final average earnings,” and are payable after retirement. Covered employees become vested in the non-union U.S. pension plan after the completion of five years of vesting service. Earnings covered by the non-union U.S. pension plan are total cash compensation, including salary and bonuses, less taxable fringe benefits, as defined in the plan. Benefits under the non-union U.S. pension plan are calculated as an annuity equal to 0.9% to 1.4% of the participant’s final average earnings multiplied by years of service. Credited years of service cannot exceed 30 years. For purposes of the annual pension benefit calculation, final average earnings as of December 31, 2010 could not exceed $245,000. Contributions to the non-union U.S. pension plan were made entirely by us and were paid into a trust fund from which the benefits of participants will be paid. The benefits listed in the table below are not subject to any deduction for Social Security, but are subject to offset by accrued benefits under specified predecessor plans.

On September 24, 2008, we announced that we were freezing benefit pension accruals under the non-union U.S. pension plan effective December 31, 2008 so that future service beyond December 31, 2008 is not to be credited under the non-union U.S. pension plan. Employees who were vested as of December 31, 2008 were entitled to their benefit earned as of December 31, 2008. Current employees who were not vested as of December 31, 2008 will be entitled to their benefit earned as of December 31, 2008 upon five years of continuous employment from date of hire.

Supplemental Executive Retirement Plans. We adopted the SERP for Mr. Light in connection with his employment agreement. The SERP is an unfunded, nonqualified plan. Under the SERP, Mr. Light would be entitled to receive following his retirement, annual SERP payments equal to a specified percentage of $795,000, multiplied by his years of service with us, less the amounts to which he is entitled under the non-union U.S. pension plan. Mr. Light’s SERP benefit formula is based on a percentage factor of 3%. The annual payments under the SERP, before offsets, cannot exceed 50% of the three-year average annual base salary.

In the event of a participant’s death before commencement of his benefit, whether or not he is employed by us at time of death, the participant’s surviving spouse, if any, is entitled to receive an annual benefit for the remainder of her life equal to 50% of the benefit the participant would have been entitled to receive assuming payment in the form of a 50% joint and survivor annuity.

The SERP is unfunded and payable from our general assets, except that in the event of certain change of control transactions, we will establish an irrevocable trust, which is a so called “rabbi trust,” and contribute an amount equal to the actuarial equivalent of the SERP benefit.

The SERP can be amended only by written instrument signed by us pursuant to authorization of the Compensation Committee and by the participant (or, following the participant’s death, if benefits remain payable to his spouse, by his spouse).

The following table sets forth information on the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under the non-union U.S. pension plan and his SERP (to the extent that such Named Executive Officer participates in the non-union U.S. pension plan or a SERP) determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements for the year ended December 31, 2010.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Year ($)
Stephen R. Light	SERP	2.833	$659,926	—
Brian J. Fox	—	—	—	—
David G. Maffucci	—	—	—	—
David Pretty	non-union U.S. pension plan	8.917	$106,251	—
Joan Badrinas Ardèvol	—	—	—	—
Eduardo Fracasso	—	—	—	—

(1)	As of December 31, 2010. Covered employees become vested in the non-union U.S. pension plan after the completion of five years of vesting service.

(2)	The SERP benefits listed in the table reflect the assumed offset for amounts payable under the non-union U.S. pension plan.

Nonqualified Deferred Compensation

None of the Named Executive Officers received any nonqualified deferred compensation in 2010.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into an employment agreement with each of Stephen R. Light, David G. Maffucci, David Pretty, Joan Badrinas Ardèvol, and Eduardo Fracasso. The employment period under the agreements will continue until terminated by us or the Named Executive Officer. The employment agreements for these executives provide the specific terms set forth below.

For additional information with respect to the employment agreements between us and our Named Executive Officers, please see the section “Employment Agreements” in Compensation Discussion & Analysis.

Also set forth below, after the description of the applicable employment agreement, are tables that show the potential amounts payable to each of the Named Executive Officers, except Messrs. Fox and Maffucci, in accordance with their respective employment agreements and other agreements with us in the event of termination of such executive’s employment in the circumstances described in the category headings of the tables, assuming that such termination was effective as of December 31, 2010. The amounts in the tables are estimates of the amounts which would be paid out to the executives in accordance with their respective employment agreements upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us. Regardless of the manner in which a Named Executive Officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include earned and unpaid base salary, vacation pay, and regular pension benefits (see “Pension Benefits” above). With respect to Mr. Maffucci, the actual amounts paid to him with respect to his termination on August 13, 2010 are described. In addition, each of Messrs. Light, Pretty, Badrinas, and Fracasso was also a participant in the 2010 MIC, which provided that participants were entitled to receive their award if certain performance targets were met and if they were employed with us on December 31, 2010. For additional information with respect to the 2010 MIC, please see the section “Short-Term Incentive Compensation” in Compensation Discussion & Analysis.

Stephen R. Light. Mr. Light serves as President, Chief Executive Officer and Chairman. As of December 31, 2010, Mr. Light receives a base salary of $795,000, which may be increased at the discretion of the Board. His employment agreement provides that Mr. Light is eligible to participate in our Performance Award Program for 2010 at a minimum target participation level of 80% of his base salary at the rate in effect on December 31, 2010. Additionally, we provide him with life insurance coverage in an amount equal to $2,000,000. If Mr. Light terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination and the payout he would have earned under our annual bonus plan for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year. In addition, if his employment terminates because of his disability, he is entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in our benefit plans). If we terminate his employment for any other reason (other than “cause” (as defined in his employment agreement)), or if he terminates his employment for “good reason,” then he is entitled to (i) receive his base salary for two years, (ii) a payment equal to 80% of his base salary (or, if greater and three full years have been completed since the effectiveness of his employment agreement, 100% of his average annual bonus for the preceding three years), and (iii) participate in medical/dental benefit plans for two years (or such longer period as may be provided in our benefit plans), provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be three years instead of two. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination.

Pursuant to the employment agreement, we granted Mr. Light 3,750 time-based restricted stock units under our 2005 Equity Incentive Plan on February 26, 2008. Under the award, we shall issue one share of common stock in respect of each fully vested time-based restricted stock unit. The time-based restricted stock unit award will vest completely in nearly equal installments on the first, second, and third anniversaries of January 3, 2008 provided that Mr. Light continues to be employed by us on such dates and is subject to earlier vesting in certain circumstances. In particular, in the event of a termination of employment as a result of death or disability, termination of employment by us without “cause” (as defined in the award) or termination by Mr. Light for “good reason” (as defined in his employment agreement), the entire unvested portion of the time-based restricted stock unit award shall vest. Dividends on such time-based restricted stock units will be paid at the same rate as dividends on our common stock, but only in the form of additional restricted stock units.

The employment agreement also provides that on each of January 1, 2009 and January 1, 2010, provided that Mr. Light is employed by us on such dates, we will grant Mr. Light restricted stock units under the equity incentive plan then in effect in a number equal to that number of shares of our common stock with a total fair market value of $1,250,000 on the last business day prior to the date of grant. Fifty percent of the restricted stock units of each such grant shall be subject to our time-based restricted stock agreement then in effect and the remaining fifty percent of the restricted stock units of each such grant shall be subject to our performance-based restricted stock agreement then in effect. Such restricted stock units shall also be subject to the terms and conditions of the equity incentive plan under which they are granted.

Because the amount of restricted stock units to have been granted to Mr. Light on January 1, 2009 exceeded the amount permitted by the 2005 Plan, the Compensation Committee approved restricted stock unit grants to Mr. Light as follows: (i) 17,088 time-based restricted stock units; (ii) 30,260 time-based restricted stock units that were contingent on stockholder approval of an increase in the maximum number of shares that may be granted as stock awards to any one person in any calendar year under the 2005 Plan; and (iii) 47,348 performance-based restricted stock units that were contingent on stockholder approval of the same increase. Stockholder approval of the increase was obtained at the Annual Meeting held on June 9, 2009.

Because the amount of restricted stock units to have been granted to Mr. Light on January 1, 2010 also exceeded the amount permitted by the 2005 Plan, we entered into an amendment to Mr. Light’s employment agreement on December 31, 2009. For a description of this amendment, please see “Award to Mr. Light under Employment Agreement and Amendment” in Compensation Discussion & Analysis.

The employment agreement also provides, with certain exceptions, that Mr. Light may not participate in any entity or engage in any activity that competes with us or any of our subsidiaries during his employment and for a period of two years after his employment terminates. In addition, the employment agreement imposes certain non-solicitation obligations on him during the same period of time.

The employment agreement also provides that he is entitled to participate in a SERP, which constitutes an attachment to the employment agreement. For a description of the SERP, and the amounts potentially payable to Mr. Light thereunder, see “Pension Benefits” above.

If it is determined that any payment or benefit provided to Mr. Light by us or any of our subsidiaries will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the

“Code”), the employment agreement provides that we will make an additional lump-sum payment to Mr. Light sufficient, after giving effect to all federal, state, and other taxes and charges with respect to such payment, to make Mr. Light whole for all taxes imposed under or as a result of Section 4999.

Under the Company’s Long-term Incentive Program, had a change in control occurred on December 31, 2010, 4,180 of time-based awards and 46,583 of performance-based awards would have become vested under the 2010-2012 LTIP, representing $66,673 and $785,614, respectively.

On December 9, 2011, we entered into an amendment to Mr. Light’s employment agreement to promote continuity during a period of succession leading to Mr. Light’s anticipated retirement. The amendment provides that, on the earlier of the date we appoint a new Chief Executive Officer or December 15, 2012 (the “Transition Date”), Mr. Light will resign from his current positions of Chairman, President, Chief Executive Officer, and director and will continue as an employee of Xerium for six (6) months. Until the Transition Date, Mr. Light will receive his current base annual salary of $795,000 and will be entitled to his 2011 management incentive compensation bonus if such bonus is earned. Under the amendment, upon the Transition Date, the Company will provide Mr. Light the following: (i) $2,250,000 bonus, payable in a lump sum upon his execution of a release; (ii) grant of an option to purchase 40,000 shares of the Company’s common stock at a price equal to the greater of $16 per share or the then fair market value of such shares, which option will be fully vested at grant and have a term of five (5) years; and (iii) accelerated vesting of 50,000 LTIP performance shares then outstanding and not previously vested. He will be entitled to a 2012 management incentive compensation bonus, on a prorated basis, only if the Transition Date occurs in the fourth quarter of 2012 and the bonus would have been earned based on full year 2012 results. During the six months of employment following the resignation from his current positions, Mr. Light’s time-vested LTIP shares will continue to vest.

When his six (6) month employment period ends, the Company and Mr. Light will enter into a consulting agreement for a six (6) month term pursuant to which Mr. Light will provide specified services as requested by the Company for a consulting fee of $3,000 per day. The amendment also provides that at the end of the six (6) month employment period, the Company will provide Mr. Light with benefit continuation as provided in his current employment agreement. The amendment further provides for reimbursement of Mr. Light’s legal fees up to $25,000 in connection with the preparation of the amendment executed on December 9, 2011.

Potential Payments to Mr. Light Upon Termination at December 31, 2010:

Reason for Termination	Cash Severance Payment (2)	Equity Awards (3)	Continuation of Medical/Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$391,363	$391,362	$—	$—	$2,000,000	$2,782,725
Disability (1)	$391,363	$391,362	$12,783	$—	$—	$795,508
By Xerium for Cause (1)	$391,363	$391,362	$—	$—	$—	$782,725
By Xerium without Cause (1) and not within 3 months before or 24 months after a Change of Control (1)	$2,617,363	$458,035	$17,043	$—	$—	$3,092,441
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control (1)	$3,412,363	$1,591,600	$25,556	$—	$—	$5,029,519
By the Executive for Good Reason (1) and not within 3 months before or 24 months after a Change of Control (1)	$2,617,363	$458,035	$17,043	$—	$—	$3,092,441
By the Executive for Good Reason (1) and within 3 months before or 24 months after a Change of Control (1)	$3,412,363	$1,591,600	$25,566	$—	$—	$5,029,519
By the Executive without Good Reason (1)	$391,363	$391,363	$—	$—	$—	$782,725

(1)	As defined in Mr. Light’s Employment Agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Light’s employment agreement above.
(3)	Includes (i) 25,918 restricted stock units paid in 2011 under the 2010 MIC, (ii) with respect to “without cause” or “for good reason” termination that is not close in time to a change in control, 66,673 unvested time-based restricted stock units that would become vested, and (iii) with respect to “without cause” to “for good reason” termination close in time to a change in control, 75,250 unvested time-based restricted stock units that would become vested.

Brian Fox. Mr. Fox served as Interim Chief Financial Officer and Chief Accounting Officer from August 2010 until March 2011 pursuant to an agreement with AlixPartners. Under the agreement, AlixPartners was compensated for Mr. Fox’s time at an hourly rate. Mr. Fox did not receive any compensation directly from us and was employed and compensated by AlixPartners. Accordingly, Mr. Fox had no employment agreement with us.

David G. Maffucci. Mr. Maffucci served as Executive Vice President and Chief Financial Officer until August 13, 2010. Prior to his departure, under the terms of his employment agreement, as amended, Mr. Maffucci received a base salary of $415,000, which could be increased at the discretion of the Compensation Committee. The employment agreement also provided that Mr. Maffucci was eligible to participate in our annual incentive bonus plan for 2010 at a minimum target participation level of 60% of his base salary at the rate in effect on December 31, 2010. However, because Mr. Maffucci resigned from Xerium effective August 13, 2010, he was not eligible for payout of any incentive plan awards under the 2010 MIC or 2010 – 2012 LTIP

If Mr. Maffucci terminated his employment other than for “good reason” (as defined in his employment agreement), he was entitled to his unpaid salary and benefits through his date of termination. If his employment terminated because of his death or disability, then he was entitled to his earned and unpaid salary through his date of termination and any payout he would have earned under our annual bonus plans for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year. In addition, if his employment terminated because of disability, he was entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in our benefit plans). If we terminated his employment for any other reason (other than “cause” as defined in the employment agreement), or if he terminated his employment for “good reason,” then he was entitled to receive his base salary for one year and to participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans). If any such termination were to occur within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation would be 18 months instead of one year. If we terminated his employment for “cause,” he was entitled only to payment of his earned and unpaid base salary for the period prior to termination.

The employment agreement also imposed non-competition and employee non-solicitation obligations on Mr. Maffucci.

On August 26, 2009, we entered into an amendment to the employment agreement with Mr. Maffucci, which reduced the period that Mr. Maffucci must have completed employment with us prior to being eligible to receive severance and other benefits in connection with a termination of employment (i) by us other than for cause or (ii) by Mr. Maffucci for “good reason” from six months to three months.

If it was determined that any payment or benefit provided to Mr. Maffucci by us or any of our subsidiaries would be subject to the excise tax imposed by Section 4999 of the Code pursuant to the employment agreement we would make an additional lump-sum payment to Mr. Maffucci sufficient, after giving effect to all federal, state, and other taxes and charges with respect to such payment, to make Mr. Maffucci whole for all taxes imposed under or as a result of Section 4999.

Actual termination payments to Mr. Maffucci during 2010 included $15,962 of unused vacation time paid out to Mr. Maffucci as a result of the termination of his employment on August 13, 2010.

David Pretty. Mr. Pretty serves as President—Xerium Europe PMC and North America. As of December 31, 2010, Mr. Pretty receives a base salary of $405,000, which may be increased at the discretion of the Board. Under the terms of his employment agreement, if his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination. In addition, if his employment terminates because of disability, he is entitled to participate in medical/dental plans for 18 months (or such longer period as may be provided in our benefit plans). If we terminate his employment for any other reason (other than “cause” (as defined in the employment agreement)), or if he terminates his employment for

“good reason,” then he is entitled to receive his base salary for one year and participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans), provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be 18 months instead of one year. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. The employment agreement also provides, with certain exceptions, that Mr. Pretty may not participate in any entity or engage in any activity that competes with us or any of our subsidiaries during his employment and for a period of one year after his employment terminates. In addition, the employment agreement imposes certain non-solicitation obligations on him during the same period of time.

If it is determined that any payment or benefit provided to Mr. Pretty by us or any of our subsidiaries will be subject to the excise tax imposed by Section 4999 of the Code, the employment agreement provides that we will reduce such payments and benefits to the extent necessary so that no portion of the remaining payments and benefits will be subject to the excise tax.

Mr. Pretty also participated in our non-union U.S. pension plan. For a description of the non-union U.S. pension plan, and the amounts payable to Mr. Pretty thereunder, see “Pension Benefits” above.

Under the Company’s long-term incentive programs, had a change in control occurred on December 31, 2010, then (i) unless the Compensation Committee provided for the continuation, assumption or substitution of the performance-based portion of the awards by the surviving entity or acquirer, 1499 unvested performance-based awards with a value of $25,278 would have become vested, and (ii) 486 unvested time-based awards with a value of $7,753 would have become vested.

Potential Payments to Mr. Pretty Upon Termination at December 31, 2010:

Reason for Termination	Cash Severance Payment (2)	Equity Awards (3)	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$124,609	$124,608	$—	$—	$915,000	$1,164,217
Disability (1)	$124,609	$124,608	$19,227	$—	$—	$268,444
By Xerium for Cause (1)	$124,609	$124,608	$—	$—	$—	$257,040
By Xerium without Cause (1) and not within 3 months before or 24 months after a Change of Control (1)	$529,609	$132,361	$12,818	$—	$—	$682,611
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control (1)	$732,109	$264,171	$19,227	$—	$—	$1,023,330
By the Executive for Good Reason (1) and not within 3 months before or 24 months after a Change of Control (1)	$529,609	$132,361	$12,818	$—	$—	$682,611
By the Executive for Good Reason (1) and within 3 months before or 24 months after a Change of Control (1)	$732,109	$264,171	$19,227	$—	$—	$1,023,330
By the Executive without Good Reason (1)	$124,609	$124,608	$—	$—	$—	$249,217

(1)	As defined in Mr. Pretty’s Employment Agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Pretty’s employment agreement above.
(3)	Includes (i) 8,252 restricted stock units paid in 2011 under the 2010 MIC, (ii) with respect to “without cause” or “for good reason” termination that is not close in time to a change in control,7,753 unvested time-based restricted stock units that would become vested, and (iii) with respect to “without cause” to “for good reason” termination close in time to a change in control, 8,750 unvested time-based restricted stock units that would become vested.

Joan Badrinas Ardèvol. Mr. Badrinas serves as President—Europe Rolls and Chief Technology Officer. As of December 31, 2010, Mr. Badrinas receives a base salary of Euro 316,360 ($420,759 at an exchange rate of $1.33 per Euro, the average exchange rate for 2010). Under the terms of his employment agreement, in the event Mr. Badrinas is unable to perform his duties due to illness, we will pay him his full base salary for six months, subject to Mr. Badrinas’s assignment of any claims against third parties due to the loss of his earnings up to the amount of the continued payment of remuneration. The employment agreement also provides that we will provide Mr. Badrinas an automobile and pay all operating costs. The employment agreement will automatically terminate in the month that Mr. Badrinas turns 65 or when Mr. Badrinas is entitled to receive full state old age pension without any deductions or pension for full reduction in earning capacity, whichever occurs first. The employment agreement may also be terminated by either party by giving twelve months written notice, but we may terminate the employment agreement for good cause without regard to such restrictions. Mr. Badrinas is entitled to a severance payment equal to six months base salary upon termination if he is terminated without cause within one year following certain specified change of control transactions. The employment agreement also imposes certain non-solicitation obligations on him for a period of two years after his employment terminates.

Under the Company’s long-term incentive programs, had a change in control occurred on December 31, 2010, then (i) unless the Compensation Committee provided for the continuation, assumption or substitution of the performance-based portion of the awards by the surviving entity or acquirer, 428 unvested performance-based awards with a value of $6,822 would have become vested, and (ii)1,319 unvested time-based awards with a value of $22,244 would have become vested.

Potential Payments to Mr. Badrinas Upon Termination at December 31, 2010:

Reason for Termination	Cash Severance Payment (2)	Equity Awards (3)	Incremental Pension Benefits	Continuation of Medical/Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$129,145	$129,146	$—	$—	$—	$—	$258,291
Disability (1)	$339,525	$129,146	$—	$—	$—	$—	$258,291
By Xerium for Cause (1)	$129,145	$129,146	$—	$—	$—	$—	$258,291
By Xerium without Cause (1) and not within 12 months after a Change of Control (1)	$129,145	$135,968	$—	$—	$—	$—	$251,383
By Xerium without Cause (1) and within 12 months after a Change of Control (1)	$339,525	$251,961	$—	$—	$—	$—	$261,344
By the Executive for Good Reason (1) and not within 12 months after a Change of Control (1)	$129,145	$135,968	$—	$—	$—	$—	$265,113
By the Executive for Good Reason (1) and within 12 months after a Change of Control (1)	$129,145	$251,961	$—	$—	$—	$—	$381,106
By the Executive without Good Reason (1)	$129,145	$129,146	$—	$—	$—	$—	$258,291

(1)	As defined in Mr. Badrinas’ Employment Agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Badrinas’ employment agreement above. In addition, this column includes cash payments under our MIC Program for 2010 that were payable as a result of Mr. Badrinas being employed with Xerium on December 31, 2010.
(3)	Includes (i)8,552 restricted stock units paid in 2011 under the 2010 MIC, (ii) with respect to “without cause” or “for good reason” termination that is not close in time to a change in control, 6,822 unvested time-based restricted stock units that would become vested, and (iii) with respect to “without cause” to “for good reason” termination close in time to a change in control, 7,700 unvested time-based restricted stock units that would become vested.

Eduardo Fracasso. Mr. Fracasso has served as President—Xerium South America since January 2008. As of December 31, 2010, Mr. Fracasso receives a base salary of 658,116 Brazilian Real ($375,126 at an exchange rate of $0.57 per Real, the average exchange rate for 2010). His employment agreement provides that Mr. Fracasso is eligible to participate in our annual incentive bonus plan for 2010 at a minimum target participation level of 50% of his base salary at the rate in effect on December 31, 2010.

If Mr. Fracasso terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his earned and unpaid salary through his date of termination. If Mr. Fracasso’s employment terminates because of his death, then he is entitled to his earned and unpaid salary through his date of termination. If we terminate his employment for any other reason (other than “cause” (as defined in his employment agreement)), or if he terminates his employment for “good reason,” then he is entitled to receive his base salary for one year and to participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans). If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be 18 months. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination.

The employment agreement also imposes certain non-competition and non-solicitation obligations on Mr. Fracasso during his employment and for a period of one year after his employment terminates.

Under the Company’s long-term incentive programs, had a change in control occurred on December 31, 2010, then (i) unless the Compensation Committee provided for the continuation, assumption or substitution of the performance-based portion of the awards by the surviving entity or acquirer, 350 unvested performance-based awards with a value of $5,582 would have become vested, and (ii) 1,079 unvested time-based awards with a value of $18,200 would have become vested.

Potential Payments to Mr. Fracasso Upon Termination at December 31, 2010:

Reason for Termination	Cash Severance Payment (2)	Equity Awards (3)	Incremental Pension Benefits	Continuation of Medical/Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$127,812	$127,813	$—	$—	$—	$—	$255,625
Disability (1)	$127,812	$127,813	$—	$32,129	$—	$—	$287,754
By Xerium for Cause (1)	$127,812	$127,813	$—	$—	$—	$—	$255,625
By Xerium without Cause (1) and not within 3 months before or 24 months after a Change of Control (1)	$502,938	$133,395	$—	$32,129	$—	$—	$668,142
By Xerium without Cause (1) and within 3 months before or 24 months after a Change of Control (1)	$690,501	$228,298	$—	$48,194	$—	$—	$966,993
By the Executive for Good Reason (1) and not within 3 months before or 24 months after a Change of Control (1)	$502,938	$133,395	$—	$32,129	$—	$—	$668,462
By the Executive for Good Reason (1) and within 3 months before or 24 months after a Change of Control (1)	$690,501	$228,298	$—	$48,194	$—	$—	$966,993
By the Executive without Good Reason (1)	$127,812	$127,813	$—	$—	$—	$—	$255,625

(1)	As defined in Mr. Fracasso’s Employment Agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Fracasso’s employment agreement above.
(3)	Includes (i) 8,839 restricted stock units paid in 2011 under the 2010 MIC, (ii) with respect to “without cause” or “for good reason” termination that is not close in time to a change in control, 5,582 unvested time-based restricted stock units that would become vested, and (iii) with respect to “without cause” to “for good reason” termination close in time to a change in control, 6,300 unvested time-based restricted stock units that would become vested.

Compensation of Directors

Employee directors do not receive additional compensation for service on the Board or its committees. The Nominating and Governance Committee reviews and makes recommendations to the Board regarding the compensation of directors. The Board approves the compensation of directors. In 2010, we engaged Watson Wyatt Worldwide, Inc. (now Towers Watson & Co.), a compensation consulting firm, at the request of Nominating and Governance Committee to conduct an annual review of our cash and equity compensation program for non-employee directors in order to assist the Board in establishing non-employee director compensation for 2010 and subsequent years.

Non-Management Director Compensation Policy at December 31, 2010

Non-management directors received an annual retainer of $95,000, which was to be paid pursuant to our Directors’ Deferred Stock Unit Plan. Under the plan, 50% of the retainer was to be paid in the form of a grant of deferred stock units. Non-management directors were given the opportunity to elect to receive the remainder of such retainer in deferred stock units or in cash.

Under the plan, cash payments and director stock unit crediting is made quarterly. The number of deferred stock units credited to a director’s account is determined by dividing the portion of the annual retainer for that period by the fair market value of our common stock (average closing price on each of the preceding five trading days) on the particular credit date. Deferred stock units are fully vested upon being credited to a director’s account. On any payment date for dividends paid on our common stock, an eligible director is credited with dividend equivalents in respect of deferred stock units credited to the director’s account as of the record date for payment of dividends. Upon the termination of the director’s service on the Board, the director is entitled to receive the number of shares of common stock that equals the number of deferred stock units credited to the director’s account.

The Chair of the Audit Committee also received additional cash compensation at an annual rate of $10,000 per year, and the Chair of the Compensation Committee, the Chair of the Nominating and Governance Committee, and the Lead Independent Director each received additional cash compensation at an annual rate of $5,000 per year. Directors were also reimbursed for out-of-pocket expenses for attending board and committee meetings.

Non-Management Director Compensation Policy prior to September 22, 2010

Under the policy in effect prior to September 22, 2010, non-management directors received an annual cash retainer of $30,000. For meetings held after March 31, 2009, non-management directors also received $1,500 per director per meeting for attending meetings of the Board or any committee of the Board in person and $500 for attending meetings that lasted longer than one hour by telephone. The Chair of the Audit Committee also received additional cash compensation at an annual rate of $10,000 per year, and the Chair of the Compensation Committee and the Chair of the Nominating and Governance Committee each received additional cash compensation at an annual rate of $5,000 per year. These amounts were payable quarterly in arrears promptly following the end of the quarter. Directors were also reimbursed for out-of-pocket expenses for attending board and committee meetings.

Under the policy, non-management directors also received equity-based compensation in the form of a grant of restricted stock units following the annual meeting to stockholders in recognition of their services for the prior year. The number of restricted stock units granted to each non-management director was calculated by dividing $40,000 by the average closing price per share of our common stock over the 20 trading days prior to the annual meeting of stockholders. Non-management directors whose service on the Board was terminated prior to the next annual meeting of stockholders also received a grant of restricted stock units, calculated by dividing a pro-rated portion of $40,000 (based on the number of days served by the director since the prior annual meeting of stockholders) by the average closing price per share of our common stock over the 20 trading days prior to the director’s date of termination. In either case, the restricted stock units were to be granted promptly after the 20 trading day period runs.

Dividends, if any, in respect of these restricted stock units were paid at the same rate as dividends on our common stock but are paid only in the form of additional restricted stock units. The restricted stock units were fully vested at grant. Upon the termination of the director’s service on the Board, the director would be entitled to receive the number of shares of common stock that equals the number of restricted stock units the director earned.

To the extent that a non-management director had already received equity compensation for a given period of service pursuant to a policy previously in effect, the equity compensation provisions of this policy would not be applicable to the director until after the end of the period of service for which the equity compensation was previously awarded. On June 9, 2009, each of our directors serving at that time received equity compensation awards pursuant to the prior non-management director compensation policy for service during the year following June 9, 2009. As a result, such directors only received equity compensation under the non-management compensation policy in effect at the end of 2009 for service after June 9, 2010.

Option Awards to Continuing Directors

In connection with our emergence from Chapter 11 protection, we granted an aggregate of 5,977 stock options with an exercise price of $20.80 to Messrs. Gurandiano and Paquette, the two continuing non-employee members of the Board. These stock options, which vested immediately and have a four-year term, were intended compensate the continuing non-employee members of the Board for the warrants to purchase common stock they would have received had they resigned from the Board effective on the Effective Date.

Director Compensation

The following table sets forth information for the compensation earned by the individuals who served as non-employee directors of Xerium for service on the Board or committees of the Board during the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Ambassador April H. Foley	$17,798	$23,750	$—	$—	$—	$—	$41,548
Jay J. Gurandiano	$29,650	$23,750	$47,819	$—	$—	$—	$101,219
Nico Hansen (2)	$25,819	$—	$—	$—	$—	$—	$25,819
John F. McGovern	$19.940	$23,750	$—	$—	$—	$—	$43,690
Edward Paquette (3)	$73,375	$23,750	$76,502	$—	$—	$—	$173,627
Michael Phillips (4)	$22,486	$—	$—	$—	$—	$—	$22,486
Marc Saiontz	$16,424	$23,750	$—	$—	$—	$—	$40,174
John G. Raos (5)	$50,693	$—	$—	$—	$—	$—	$50,693
James F. Wilson	$17,144	$23,750	$—	$—	$—	$—	$40,894

(1)

The amounts in these columns reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the stock and option awards granted to non-employee directors during 2010. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the year ended December 31, 2010. Each deferred stock unit or option award corresponds to one share of our common stock. If a director’s service on the Board is terminated, such director will, as appropriate, (i) immediately receive the number of shares of common stock that equals the number of deferred stock units the director has earned, and (ii) six months after such termination, receive the number of shares of common stock that equals the number of deferred stock units the director has earned. Dividends are paid on these deferred stock units at the same rate as dividends on our common stock (if any), but only in the form of additional deferred stock units, as applicable. More detail regarding the stock options awarded to Messrs. Gurandiano and Paquette is provided above under the heading “Option Awards to Continuing Directors.”
(2)	Mr. Hansen resigned from the Board, effective April 16, 2010.
(3)	Mr. Paquette resigned from the Board, effective November 8, 2011.
(3)	Mr. Phillips resigned from the Board, effective April 15, 2010.
(4)	Mr. Raos resigned from the Board, effective May 25, 2010.

Compensation Committee Interlocks and Insider Participation

During 2010, none of our executive officers served as: (i) a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee; or (iii) a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of Xerium. No current or former officers or employees of Xerium serve on the Compensation Committee.

Director Independence

The Board has adopted Corporate Governance Guidelines that include standards for the independence of directors in accordance with the rules and regulations of the NYSE. The standards for the independence of directors are included in the Corporate Governance Guidelines available on our website at www.xerium.com. Using the standards set forth in the Corporate Governance Guidelines, the Board has determined that each of Ambassador Foley and Messrs. Bloss, Gurandiano, McGovern, Paquette, Saiontz, and Wilson is independent.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We obtain information from the directors and executive officers with respect to related person transactions in order to determine, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction. If the determination is made that a related party has a material interest in any transaction of ours, these transactions are disclosed in our proxy statement as required under the rules and regulations of the SEC. In addition, in March 2007, the Board of Directors adopted a written policy that calls for the Audit Committee to review and approve related party transactions occurring after the date of adoption of that policy other than:

•	a transaction involving the compensation of directors (which are subject to the procedures for review and approval established in the charter of the Nominating and Governance Committee);

•

a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or supplemental benefit of an executive officer (which are subject to the procedures for review and approval established in the charter of the Compensation Committee);

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction with a related party involving less than $120,000; and

•

a transaction in which the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis.

The policy calls for the Audit Committee to consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the significance of the transaction to the related party;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest;

•	whether the transaction is fair to us; and

•	any other matters the Audit Committee deems appropriate.

In accordance with the policy, any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

Transactions Related to our Reorganization

Mr. Saiontz is a managing director of American Securities, and Mr. Wilson is a managing member of Carl Marks. Each was initially elected as a member of the Board in connection with our exit from Chapter 11 on the Effective Date pursuant to the Plan. In addition, as of September 30, 2011, American Securities and Carl Marks held approximately 14.3% and 12.0%, respectively of the outstanding shares of our common stock.

Prior Credit Facility

Prior to the Effective Date, American Securities and Carl Marks were among our lenders under our Amended and Restated Credit Guaranty Agreement (the “Prior Credit Facility”), dated as of May 30, 2008, entered into by and among us, certain of our subsidiaries, Citicorp North America, Inc. as administrative agent, Citicorp North America, Inc. as collateral agent, and the lenders party thereto. The table below provides information regarding the principal and interest under the Prior Credit Facility attributable to each of American Securities and Carl Marks, and to all lenders under the facility as a group, from the period from January 1, 2010 through May 25, 2010:

Name	Highest Principal Amount Outstanding During Period	Aggregate Principal Received During Period		Aggregate Interest Received During Period
	(Dollars in millions)
American Securities (1)	$104.7	$0	(2)	$2.6
Carl Marks (1)	$69.0	$0	(2)	$2.2
All Lenders	$570.4	$0	(2)	$16.4

(1)	Information with respect to American Securities and Carl Marks was provided by the applicable lender.
(2)	No principal payments were made during the period from January 1, 2010 through May 25, 2010.

Borrowings under the Prior Credit Facility bore interest at the sum of, as applicable, LIBOR, the Euribor or CDOR rate plus, in each case, the applicable margin. The applicable margin was set at 5.50% through December 31, 2008. Beginning January 1, 2009, the applicable margin depended upon our credit rating level: it was to be 2.75% if our credit rating was Ba3 or higher by Moody’s and BB- or higher by S&P, 3.75% if our credit rating was B1 by Moody’s or B+ by S&P, 4.25% if our credit rating was B3 or higher but lower than B1 by Moody’s and ‘B-’ or higher but lower than ‘B+’ by S&P, and 5.50% if our credit rating was lower than B3 by Moody’s or lower than B- by S&P.

On January 29, 2010 and February 26, 2010, we obtained waivers with respect to non-compliance with the financial covenants of the Prior Credit Facility from our lenders, including American Securities and Carl Marks. In connection with these two waiver extension agreements, we were required to pay fees to the lenders of approximately $0.3 million at the time of each extension. In addition, the waivers provided that the outstanding balance under the Prior Credit Facility bore interest at a rate that was 1.0% per year in excess of the non-default rate otherwise payable during that period under the facility. In connection with the waivers to the Prior Credit Facility in 2010 (i) American Securities was paid aggregate fees of approximately $0.1 million (includes amounts converted from Euros at exchange rates ranging between $1.3560 to $1.3702 and Canadian Dollars at exchange rates ranging between $0.9558 to $0.9684, the rates in effect on the days of the receipts by American Securities), and (ii) Carl Marks was paid aggregate fees of approximately $0.07 million (includes amounts converted from Euros at an exchange rate of $1.3338 to $1.3526, the exchange rates in effect on the days of the receipts by Carl Marks).

Plan of Reorganization

On the Effective Date, the Plan became effective, and, among other things:

•

20,000,000 shares of our new common stock were authorized, of which an aggregate of 14,970,050 shares were issued and outstanding, as described below. In addition, 1,000,000 shares of preferred stock, par value $0.001, were authorized, of which 20,000 shares were designated as Series A Junior Participating Preferred Stock;

•	All of the shares of our old common stock were cancelled and replaced with 2,566,150 shares of new common stock, which was equivalent to a 20-to-1 reverse split of our old common stock;

•

The lenders under our Prior Credit Facility, including American Securities, Carl Marks and Third Point LLC, and certain of our interest rate swap termination counterparties received, among other things, their ratable shares of (a) $10 million in cash, (b) $410 million in principal amount of term notes, issued pursuant to the Amended and Restated Credit Facility and (c) 12,403,900 shares of new common stock;

•

Holders of our old common stock also received warrants to purchase an aggregate of 1,663,760 shares of new common stock, representing approximately 0.0324108 Warrants for each share of old common stock. The Warrants are exercisable for a term of four years from the issue date at an exercise price of $19.55 per share of new common stock. The exercise price was determined in accordance with a formula based on the final amount of allowed claims of the lenders; and

•

Our Board of Directors was reconstituted to consist of seven directors, including the Chief Executive Officer, one director nominated by our then-current Board and five directors nominated by certain of our lenders, including American Securities and Carl Marks.

Pursuant to the provisions of the Plan described above, on the Effective Date (i) American Securities received $1.65 million in cash (includes amounts converted from Euros at an exchange rate of $1.2574 and Canadian Dollars at an exchange rate of $0.9438, the rates in effect on May 24, 2010) and 2,050,464 shares of new common stock, and (ii) Carl Marks received $1.11 million in cash and 1,381,956 shares of new common stock. American Securities and Carl Marks each also received term notes issued under the Amended and Restated Credit Facility, as described below.

Amended and Restated Credit Facility

On the Effective Date, the Prior Credit Facility was amended and restated as the Amended and Restated Credit Facility. The table below provides information regarding the principal and interest under Amended and Restated Credit Facility attributable to each of American Securities and Carl Marks, and to all lenders under the facility as a group, from the period from May 25, 2010 through May 26, 2011:

Name	Highest Principal Amount Outstanding During Period	Aggregate Principal Received During Period	Aggregate Interest Received During Period	Principal Amount Outstanding as of May 26, 2011
	(Dollars in millions)
American Securities (1)	$67.8	$0.3	$2.3	$0
Carl Marks (1)	$46.0	$46.8	$4.9	$0
All Lenders	$490.6	$492.9	$38.6	$490.1

(1)	Information with respect to American Securities and Carl Marks was provided by the applicable lender.

Borrowings under the Amended and Restated Credit Facility term loans bore interest as follows:

•	in the case of Xerium Canada Inc., at the CDOR (“Canadian dollar”) Rate plus (i) 6.25% if the leverage ratio equaled or exceeded 2.75:1.00 or (ii) 5.75% if the leverage ratio was less than 2.75:1.00;

•	in the case of Xerium Technologies, Inc. the LIBOR Rate plus (i) 6.25% if the leverage ratio equaled or exceeded 2.75:1.00 or (ii) 5.75% if the leverage ratio was less than 2.75:1.00; and

•

in the case of XTI LLC, Xerium Italia S.p.A., Huyck Wangner Austria GmbH and Xerium Germany Holding GmbH, at the Euribor Rate plus (i) 6.25% if the leverage ratio equaled or exceeded 2.75:1.00 or (ii) 5.75 % if the leverage ratio was less than 2.75:1.00.

The terms “CDOR Rate,” “LIBOR Rate,” and “Euribor Rate” have the same meanings as set forth in the our pre-petition credit facility except that the CDOR Rate, the LIBOR Rate and the Euribor Rate shall not be less than 2.00% per annum. Interest periods will be 1, 2, 3 or 6 months. If any event of default occurs and is continuing, then interest on the unpaid balance of the outstanding term loans will accrue at a per annum rate of two percent greater than the rate of interest specified above.

The Amended and Restated Credit facility provided that we would make scheduled principal payments totaling approximately $2.0 million each quarter through March 2015.

We refinanced our Amended and Restated Credit Facility with the proceeds from the offering of the old notes, borrowings under our New Credit Facility and available cash. See “Use of Proceeds,” “Description of Notes” and “Description of Other Indebtedness.” Carl Marks received approximately $46.0 million as a result of the repayment of our Amended and Restated Credit Facility. As American Securities no longer held any interest as a lender under the Amended and Restated Credit Facility at the time of the refinancing, they had no outstanding borrowings at this time.

Registration Rights Agreement

Pursuant to the Plan, we entered into the Plan Registration Rights Agreement on the Effective Date with the RRA Parties. Pursuant to the Plan Registration Rights Agreement, we agreed that commencing on the 90th day after the Effective Date, any of the RRA Parties or group of RRA Parties may request registration under the Securities Act, of all or any portion of our new common stock held by such RRA Party on Form S-1 or Form S-3, as applicable. A RRA Party may not demand registration rights unless (A) the total offering price of the shares is reasonably expected to be at least $50 million (in the case of a Form S-1) or $20 million (in the case of a Form S-3) or (B) the shares to be registered represent at least 10% of our outstanding new common stock. In addition, the Plan Registration Rights Agreement provides the RRA Parties with certain piggyback registration rights.

Director Nomination Agreements

Also pursuant to the Plan, we entered the Director Nomination Agreements on the Effective Date. Each of the Director Nomination Agreements provides that as long as the applicable Nominating Lender(s) is the beneficial owner of a number of shares of new common stock that is 50% or more of the number of shares distributed to such Nominating Lender(s) pursuant to the Plan (in such capacity, a “Continuing 50% Holder”), we will nominate for election to membership on our Board of Directors one individual designated by each such Continuing 50% Holder.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount of our common stock beneficially owned, directly or indirectly, as of November 30, 2011, by (i) based on information filed with the SEC, each person known by us to beneficially own more than 5% of our common stock; (ii) each current member of the Board; (iii) each of our Named Executive Officers (provided that in the case of Messrs. Fox and Maffucci, who were no longer officers of Xerium as of November 30, 2011, the data below is based upon information available to us); and (iv) all members of the Board and all of our executive officers as a group, and the percentage of the common stock outstanding represented by each such amount. As of November 30, 2011, the total number of shares of our common stock outstanding was 15,145,451. Except as indicated in the footnotes to the table, each person has sole voting and investment power with respect to all shares indicated as beneficially owned by such person. Except as indicated in the footnotes to this table, the address for each person listed below is c/o Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615.

	Common Stock, par value $0.001 per share
Name of Beneficial Owner	Number	Percent
AS Investors, LLC (1)	2,164,338	14.3%
Apax Europe IV GP Co. Ltd. (2)	2,063,871	12.9%
Carl Marks Management Company, LLC (3)	1,817,482	12.0%
Third Point LLC (4)	1,700,000	11.2%
Park West Asset Management LLC (5)	698,878	4.6%
Stephen Light (6)	230,808	1.5%
Brian J. Fox (7)	0	*
Cliff Pietrafitta (8)	0	*
David Pretty (9)	21,229	*
Joan Badrinas Ardèvol (10)	26,134	*
Eduardo Fracasso (11)	28,429	*
Ambassador April H. Foley (12)	2,092	*
Jay J. Gurandiano (12)(13)	8,318	*
John F. McGovern (12)	8,000	*
David A. Bloss (12)(14)	10,000	*
Marc Saiontz (12)(15)	2,092	*
James F. Wilson (12)(16)	1,817,482	12.0%
All directors and officers as a group (15 people) (17)	2,164,419	14.2%

(*)	Less than 1%.
(1)	AS Investors, LLC’s address is c/o American Securities LLC, The Chrysler Center, 666 Third Avenue, New York, NY 10017. American Securities Partners V, L.P., American Securities Partners V(B), L.P., American Securities Partners V(C), L.P., (collectively, the “Sponsors”) are owners of membership interests in AS Investors, LLC. American Securities Associates V, LLC is the general partner of each Sponsor. American Securities LLC provides investment advisory services to each Sponsor and to American Securities Associates V, LLC.
(2)	Apax Europe IV GP Co. Ltd.’s address is 13 – 15 Victoria Road, St Peter Port, Guernsey, Channel Islands GY1 3ZD. Includes 1,248,162 shares held by Apax WW Nominees Ltd. and 4,026 shares held by Apax-Xerium APIA L.P. Apax Europe IV GP Co. Ltd. is the managing general partner of Apax Europe IV GP L.P. Apax Europe IV GP LP is the managing general partner of Apax Europe IV-A, L.P. and of Apax-Xerium APIA LP. Apax WW Nominees Ltd. holds shares in Xerium as custodian and on behalf of Apax Europe IV-A, L.P. Includes 811,689 shares of common stock underlying warrants that are currently exercisable.
(3)	Carl Marks Management Company, LLC’s address is 135 East 57th Street, New York, NY 10022. Represents 1,817,482 shares held by Carl Marks Strategic Investments, L.P., of which 947,284 were participated to Carl Marks Strategic Opportunities Fund, L.P. pursuant to the terms of a Master Participation Agreement, dated April 18, 2008. Carl Marks Management Company, LLC is the registered investment adviser of Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Opportunities Fund, L.P. CMSI GP, LLC is the general partner of Carl Marks Strategic Investments, L.P., and Carl Marks GP, LLC is the general partner of Carl Marks Strategic Opportunities Fund, L.P. Messrs. Andrew M. Boas, Robert C. Ruocco, and James Forbes Wilson are the managing members of Carl Marks Management Company, LLC, CMSI GP, LLC and Carl Marks GP, LLC.
(4)	Third Point LLC’s address is 390 Park Avenue, New York, NY 10022. Includes 1,700,000 shares held by Third Point Offshore Master Fund, L.P. Third Point LLC serves as investment manager or adviser to a variety of funds and managed accounts with respect to shares of Xerium held directly by such funds and accounts. Third Point Advisors II L.L.C. is the general partner of Third Point Offshore Master Fund, L.P. Mr. Daniel S. Loeb is the Chief Executive Officer of Third Point LLC.
(5)	Park West Asset Management LLC’s address is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939. Represents 540,745 shares held by Park West Investors Master Fund Limited and 158,133 shares held by Park West Partners International, Limited. Park West Asset Management LLC is the investment manager of Park West Investors Master Fund Limited and Park West Partners International, Limited. Peter S. Park is the sole member and manager of Park West Asset Management LLC. Includes 20,119 shares of common stock underlying warrants that are currently exercisable.
(6)	Includes 71,465 shares of common stock underlying warrants that are currently exercisable.
(7)	Mr. Fox resigned on March 14, 2011.
(8)	Mr. Pietrafitta became EVP and Chief Financial Officer on March 14, 2011.
(9)	Includes 5,220 shares of common stock underlying warrants that are currently exercisable.
(10)	Includes 7,340 shares of common stock underlying warrants that are currently exercisable.
(11)	Includes 6,305 shares of common stock underlying warrants that are currently exercisable.
(12)	Excludes 2,228 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board of Directors, and thus are not convertible into shares of common stock within 60 days of November 30, 2011.
(13)	Includes 3,556 shares of common stock (not including shares in respect of future dividend payments on our common stock) that will be paid to the non-management director upon the termination of his service on the Board in respect of outstanding restricted stock units earned as part of the director’s compensation for service on the Board. Also includes 2,445 shares of common stock underlying warrants and stock options that are currently exercisable.
(14)	Includes 1,337 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board of Directors, and thus are not convertible into shares of common stock within 60 days of November 30, 2011.
(15)	Mr. Saiontz’s business address is c/o American Securities LLC, The Chrysler Center, 666 Third Avenue, New York, NY, 10017.
(16)

Mr. Wilson’s business address is c/o Carl Marks Management Company, L.P., 900 Third Avenue, 33rd Floor. Represents 1,817,482 shares of common stock described in note 3 above. Mr. Wilson is a managing member of Carl Marks Management Company, LLC, CMSI GP, LLC and Carl Marks GP, LLC. Carl Marks Management Company, LLC is the registered investment adviser of Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Opportunities Fund, L.P. CMSI GP, LLC is the general partner of Carl Marks Strategic Investments, L.P., and Carl Marks GP, LLC is the general partner of Carl Marks Strategic Opportunities Fund, L.P. Mr. Wilson’s indirect interest in the securities reported herein (if any) is limited to his pecuniary interest in Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Opportunities Fund, L.P. (if any).

DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facility

Summary.

•	a six-year $120.0 million senior secured term loan facility, borrowed by Xerium Technologies, Inc., the proceeds of which were used to refinance certain of our indebtedness (the “U.S. Term Loan”);

•

a six-year €87.0 million senior secured term loan facility, borrowed by Xerium Technologies Limited, a wholly-owned indirect subsidiary of Xerium Technologies, Inc. organized under the laws of England and Wales, the proceeds of which were used to refinance certain of our indebtedness (the “Euro Term Loan” and together with the U.S. Term Loan, the “Term Loans”);

•

a five-year $40.0 million senior secured revolving credit facility, available to Xerium Technologies, Inc., the proceeds of which are being used for working capital and general corporate purposes and include sublimits available for letters of credit (the “Revolving Facility”); and

•

an uncommitted incremental credit facility (the “Incremental Facility”) allowing for increases under the Revolving Facility and Term Loans, and borrowing of new tranches of term loans, in each case, up to an aggregate principal amount not to exceed the greater of (i) $100.0 million and (ii) the LTM EBITDA of Xerium Technologies, Inc. (and, in the case of increases under the Revolving Facility, $35.0 million).

The allocation of undrawn revolving credit facility commitments and funded term loan debt under the New Credit Facility may change, but the total amount of committed and funded debt will remain unchanged.

Prepayments. The loans under the New Credit Facility are required to be permanently repaid with:

•	100% of the net cash proceeds of asset sales and dispositions, subject to certain reinvestment rights and other exceptions;

•	100% of the net cash proceeds of issuances of certain debt obligations, subject to certain exceptions;

•

50% of annual Excess Cash Flow (as defined in the credit agreement governing the New Credit Facility) subject to certain adjustments based on our Leverage Ratio (as defined in the credit agreement governing the New Credit Facility); and

•	100% of net insurance proceeds, subject to certain exceptions.

The New Credit Facility requires us to make annual amortization payments (payable in quarterly installments) equal to 1% per annum with respect to the Term Loans with the remaining amount due at final maturity.

Voluntary prepayments and commitment reductions are permitted, in whole or in part, subject to minimum prepayment or reduction requirements; provided that prepayments made prior to the one-year anniversary of the closing date of the New Credit Facility for the purpose of repricing or effectively repricing the term loan facilities must include a 1.0% prepayment premium; provided, further, that voluntary prepayments of loans bearing interest at the LIBOR (as defined below) rate or the Euribor (as defined below) rate on a date other than the last day of the relevant interest period will be subject to the payment of customary breakage costs.

Interest Rates and Fees. The interest rates under the U.S. Term Loan and the Revolving Facility will be calculated, at our option, at either the base rate or the London Interbank Offered Rate (“LIBOR”), plus, in each case, a margin. The interest rate under the Euro Term Loan will be calculated at the Euro Interbank Offered Rate (“Euribor”), plus a margin. Each of the base rate, LIBOR and Euribor shall be subject to a minimum or “floor.”

We may elect interest periods of 1, 2, 3 or 6 months for loans bearing interest at the LIBOR rate or Euribor rate, and interest will be payable at the end of each interest period but, in any event, at least every 3 months for interest periods longer than 3 months. With respect to loans bearing interest at the base rate, interest will be payable quarterly on the last business day of each fiscal quarter. The calculation of interest for loans bearing interest at the LIBOR rate or Euribor rate will be on the basis of actual number of days elapsed in a year of 360 days. The calculation of interest for base rate loans will be on the basis of 365 or 366 days, as the case may be, and in some circumstances, 360 days.

For each letter of credit we issue, we will be required to pay (i) a participation fee equal to the margin over the LIBOR rate for the Revolving Facility from time to time in effect plus, (ii) a per annum fronting fee on the aggregate outstanding stated amounts of such letters of credit plus, (iii) customary administrative charges. We also will be required to pay a commitment fee on the unutilized portion of the Revolving Facility.

Collateral and Guarantees. The obligations under the New Credit Facility are guaranteed by all of our existing and future direct and indirect subsidiaries that are organized in the United States (subject to certain exceptions in the case of immaterial subsidiaries) and certain of our direct and indirect foreign subsidiaries, provided that non-U.S. guarantors are only liable for obligations of Xerium Technologies Limited and certain other non-U.S. guarantors. The loans are be secured by a first-priority perfected security interest in substantially all of the assets of Xerium Technologies, Inc., Xerium Technologies Limited and such subsidiary guarantors (collectively, the “Loan Parties”), in each case, now owned or later acquired, subject to certain exceptions and legal and tax considerations and requirements, including that only 66% of the voting capital stock of the domestic Loan Parties’ “first-tier” non-U.S. subsidiaries is required to be pledged in respect of the obligations of Xerium Technologies, Inc. and the U.S. guarantors under the New Credit Facility.

Covenants. The New Credit Facility contains customary covenants that, subject to certain exceptions, restrict our ability to, among other things:

•	pay dividends or redeem or repurchase equity interests;

•	prepay, redeem or purchase debt, including the Notes;

•	create liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	incur additional indebtedness;

•	amend or otherwise alter debt and other material agreements;

•	make capital expenditures;

•	engage in mergers, acquisitions and asset sales (other than certain permitted acquisitions and asset sales);

•	engage in certain transactions with affiliates; and

•	engage in businesses that are not related to our existing business.

The New Credit Facility includes specified financial covenants, requiring us to maintain certain consolidated leverage and interest coverage ratios. In addition, the terms of the New Credit Facility limit our ability to make capital expenditures in excess of specified amounts.

The consolidated leverage ratio is calculated by dividing our total gross debt, at average currency exchange rates for the last twelve months, by Adjusted EBITDA and is 4.02 to 1.00 at September 30, 2011. In order to be in compliance with this covenant, we must have a ratio of no more than 5.50 to 1.00 from September 31, 2011 to March 31, 2012. In various periods subsequent to March 31, 2012, this ratio decreases by increments of 25 basis points to 3.25 to 1.00 for the quarter ended March 31, 2017.

The interest coverage ratio is calculated by dividing Adjusted EBITDA by interest expense, net of mark to market movements on hedging instruments and amortization of deferred financing costs, and is 3.15 to 1.00 at September 30, 2011. In order to be in compliance with this covenant, we must have a ratio of at least 2.25 to 1.00 from September 30, 2011 to December 31, 2012. In various periods subsequent to December 31, 2012, this ratio increases by increments of 25 basis points to 3.25 to 1.00 for the quarter ended March 31, 2017.

Each of these covenants is calculated at the end of each quarter and is based on a rolling twelve month period. At September 30, 2011 we were in compliance with these covenants. In addition, we expect to remain in compliance with these covenants in the near future.

DESCRIPTION OF EXCHANGE NOTES

General

The old 8.875% Senior Notes due June 15, 2018 (the “old notes”) were issued, and the new 8.875% Senior Notes due June 15, 2018 to be issued in exchange for the old notes (the “exchange notes,” and, together with the old notes, the “notes”) will be issued, under an indenture, dated as of May 26, 2011 (the “indenture”), among Xerium Technologies, Inc., the guarantor parties thereto and U.S. Bank National Association, as trustee (the “trustee”).

The terms of the exchange notes are substantially identical to the terms of the old notes, except that the exchange notes are registered under the Securities Act and therefore will not contain restrictions on transfer or provisions relating to additional interest. The exchange notes will bear a different CUSIP and ISIN number from the old notes and will not entitle their holders to registration rights. Exchange notes will otherwise generally be treated as old notes for purposes of the indenture.

The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the word “Xerium” refers only to Xerium Technologies, Inc. and not to any of its subsidiaries.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

The indenture contains provisions that define your rights and govern the obligations of Xerium under the notes. Copies of the forms of the indenture and the notes will be made available to prospective exchange offerees of the notes upon request. See “Additional Information.”

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	are general unsecured obligations of Xerium;

•	rank pari passu in right of payment with all existing and future senior Indebtedness of Xerium (including the Credit Agreement);

•	are effectively subordinated to all secured Indebtedness of Xerium (including the Credit Agreement) to the extent of the value of the assets securing such Indebtedness;

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Xerium’s subsidiaries that are not guaranteeing the notes;

•	rank senior in right of payment to any future Subordinated Indebtedness of Xerium.

The Note Guarantees

The notes are guaranteed by each of the Guarantors. The Note Guarantee of each Guarantor:

•	is a general unsecured obligation of such Guarantor;

•	ranks pari passu in right of payment with all existing and future senior Indebtedness (including the Credit Agreement) of such Guarantor;

•	is effectively subordinated to all secured Indebtedness of such Guarantor (including the Credit Agreement) to the extent of the value of the assets securing such Indebtedness; and

•	ranks senior in right of payment to any future Subordinated Indebtedness of such Guarantor.

As of September 30, 2011:

•	Xerium and the Guarantors had $475.4 million of outstanding Indebtedness;

•	Xerium and the Guarantors had $235.4 million of outstanding secured Indebtedness; and

•	Subsidiaries of Xerium that are not Guarantors had $112.0 million of outstanding secured indebtedness.

Substantially all of the operations of Xerium are conducted through its Subsidiaries. Not all of Xerium’s Subsidiaries are guaranteeing the notes, and, as described under “—Note Guarantees,” Note Guarantees may be released under certain circumstances. In addition, future Subsidiaries of Xerium may not be required to guarantee the notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding Indebtedness or Note Guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock of such non-guarantor Subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the creditors of Xerium, including holders of notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and holders of Preferred Stock, if any, of such non-guarantor Subsidiaries.

Our non-guarantor Subsidiaries accounted for $453.3 million, or 77.3%, of our net sales for the twelve months ended September 30, 2011. These non-guarantor Subsidiaries had total assets of $520.5 million, or 75.4%, of our total assets as of September 30, 2011. Although the indenture limits the incurrence of Indebtedness and the issuance of Preferred Stock by certain Subsidiaries of Xerium, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Principal, Maturity and Interest

Xerium will issue up to an aggregate of $240.0 million in principal amount of exchange notes in the exchange offer. Xerium may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Xerium will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on June 15, 2018.

Interest on the notes will accrue at the rate of 8.875% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2011. Xerium will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

Interest on the notes accrues from the Issue Date or, if interest has already been paid, from the date from which it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Xerium, Xerium will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Xerium elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Xerium may change the paying agent or registrar without prior notice to the holders of the notes, and Xerium or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Xerium will not be required to transfer or exchange any note selected for redemption. Also, Xerium will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

Not all of Xerium’s Subsidiaries guarantee the notes. As of the Issue Date, all of the direct and indirect wholly-owned Domestic Subsidiaries of Xerium guaranteed the notes. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Note Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Note Guarantee worthless. If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to our Indebtedness and the Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.”

Any Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Optional Redemption

Except as otherwise described below, the notes are not redeemable at Xerium’s option prior to June 15, 2014. Xerium is not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

At any time prior to June 15, 2014, Xerium may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.875% of the principal amount, plus accrued and unpaid interest, to the redemption date, with the net cash proceeds of a sale of Capital Stock (other than Disqualified Stock or any Preferred Stock) of Xerium; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Xerium and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

At any time prior to June 15, 2014, Xerium may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice to holders (with a copy to the trustee), at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, plus accrued and unpaid interest to, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date.

On or after June 15, 2014, Xerium may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	106.656%
2015	104.438%
2016	102.219%
2017 and thereafter	100.000%

Unless Xerium defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” Xerium is not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the holders.

Repurchase at the Option of Holders

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, each holder of notes will have the right to require Xerium to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to an offer on the terms set forth in the indenture (the “Change of Control Offer”). In the Change of Control Offer, Xerium will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, Xerium will mail a notice to each holder describing the transaction or transactions and identifying the ratings decline that together constitute the Change of Control Triggering Event and offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Xerium will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the indenture, Xerium will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Xerium will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by Xerium.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Xerium will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require Xerium to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that Xerium repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Xerium will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Xerium and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Xerium’s ability to repurchase notes pursuant to a Change of Control Offer may be restricted by the terms of any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and Xerium’s financial resources. The exercise by the holders of notes of their right to require Xerium to repurchase the notes upon a Change of Control Offer could cause a default under these other agreements, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchases on Xerium or otherwise. The Credit Agreement provides that certain change of control events with respect to Xerium would constitute an event of default under that agreement, entitling the lenders, among other things, to accelerate the maturity of all senior debt outstanding. Any future credit agreements or other agreements relating to senior debt to which Xerium becomes a party may contain similar restrictions and provisions. In addition, Xerium’s ability to pay cash to holders of notes following the occurrence of a Change of Control Triggering Event may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for a Change of Control at the time of making of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Xerium and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Xerium to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Xerium and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Xerium will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Xerium (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (provided that Fair Market Value shall be determined on the date of contractually agreeing to such Asset Sale); and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by Xerium or such Restricted Subsidiary is in the form of cash. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) any liabilities, as shown on Xerium’s most recent consolidated balance sheet, of Xerium or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases Xerium or such Restricted Subsidiary from, or indemnifies Xerium or such Restricted Subsidiary against, further liability;

(c) any securities, notes or other obligations received by Xerium or any such Restricted Subsidiary from such transferee that are converted within 180 days by Xerium or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(d) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(e) any Designated Non-cash Consideration received by Xerium or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed $20.0 million.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Xerium (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to permanently repay or prepay Indebtedness and other Obligations (or cash collateralize outstanding letters of credit with a corresponding reduction of commitments with respect thereto) under a secured Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire (including by way of a purchase of assets or stock, merger, consolidation or otherwise) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Xerium;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided that in the case of clauses (2), (3) and (4) above, a legally binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Xerium or such other Restricted Subsidiary applies such Net Proceeds within 180 days of entering into such commitment (an “Acceptable Commitment”); provided, further, that if any Acceptable Commitment is cancelled or terminated for any reason more than 365 days after the receipt of such Net Proceeds, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any Net Proceeds, Xerium or a Restricted Subsidiary may temporarily reduce revolving credit borrowings (under the Credit Facilities or otherwise) or otherwise invest the Net Proceeds in any manner that is not otherwise prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 30 days thereof, Xerium will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to mandatory prepayments and offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Xerium may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes, and Xerium (or the applicable agent for such pari passu Indebtedness will select) such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Xerium will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale Offer provisions of the indenture, Xerium will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale Offer provisions of the indenture by virtue of such compliance.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis to the extent practicable, by lot or such other method as the trustee shall deem fair and appropriate, unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed (with a copy to the trustee) by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Xerium will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other payment or distribution on account of Xerium’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Xerium or any of its Restricted Subsidiaries) or to the direct or indirect holders of Xerium’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Xerium and other than dividends or distributions payable to Xerium or a Restricted Subsidiary of Xerium);

(b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Xerium) any Equity Interests of Xerium or any direct or indirect parent of Xerium;

(c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Xerium that is contractually subordinated to the notes (excluding any intercompany Indebtedness between or among Xerium and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(d) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Xerium would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four fiscal quarter reference period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Xerium and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Xerium for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Xerium’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Xerium since the Issue Date (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of Xerium including upon exercise of stock options whether issued before or after the Issue Date (other than Disqualified Stock or Excluded Contributions) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Xerium that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Xerium); plus

(c) 100% of the aggregate amount received in cash and the Fair Market Value of property and marketable securities received by means of (i) the sale or other disposition (other than to Xerium or a Restricted Subsidiary) of Restricted Investments made by Xerium or its Restricted Subsidiaries after the

Issue Date and repurchases and redemptions of such Restricted Investments from Xerium or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by Xerium or its Restricted Subsidiaries or (ii) the sale (other than to Xerium or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary, in each case of (i) and (ii) not to exceed the lesser of (x) the initial amount treated as a Restricted Investment and (y) the cash return of capital with respect to such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of Xerium is redesignated as a Restricted Subsidiary, or merged or consolidated into Xerium or a Restricted Subsidiary, or assets of an Unrestricted Subsidiary are transferred to Xerium or a Restricted Subsidiary, after the Issue Date, the lesser of (i) the Fair Market Value of Xerium’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

(e) an amount equal to the sum of the net reduction in the Investments (other than Permitted Investments) made by Xerium or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by Xerium or any Restricted Subsidiary subsequent to the Issue Date.

The preceding provisions will not prohibit (provided that with respect to clauses 3(b), (5), (7), (9), (10) and (12) below, no Default has occurred and is continuing or would be caused thereby):

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Xerium) of, Equity Interests of Xerium (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Xerium; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of Xerium with:

(a) the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, or

(b) after the completion of a Change in Control Offer pursuant to the terms of the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event,” to the extent required pursuant to any similar change of control offer provision of the indenture or other agreement governing Subordinated Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Xerium to the holders of its Equity Interests who are not Affiliates of Xerium, except Restricted Subsidiaries of Xerium, on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Xerium or any Restricted Subsidiary of Xerium held by any current or former officer, director or employee of Xerium or any of its Restricted Subsidiaries pursuant to any employment agreement, equity subscription agreement, stock option agreement, shareholders’ agreement, stock option plan, other benefit plan or similar agreement or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $7.0 million in any calendar year;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights to the extent such Equity Interests represent a portion of the exercise price of those stock options or stock appreciation rights;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Xerium issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) payments or distributions to shareholders exercising appraisal or discount rights pursuant to applicable law pursuant to or in connection with a merger, consolidation or transfer of all or substantially all of Xerium and its Restricted Subsidiary assets that complies with the provisions of the indenture;

(9) in the event of a Change of Control Triggering Event, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of Xerium or any Guarantor that is subordinated or junior in right of payment to the notes or the Note Guarantee of such Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest therein; provided that prior to or contemporaneously with such payment, purchase, redemption or defeasance or other acquisition or retirement, Xerium (or a third party to the extent permitted by the indenture) has made the Change of Control Offer with respect to the notes and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(10) in the event of an Asset Sale which requires Xerium to make an Asset Sale Offer, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of Xerium or any Guarantor that is subordinated or junior in right of payment to the notes or the Note Guarantee of such Guarantor, in each case, at a purchase price not greater than 100% of the principal amount of such Indebtedness, plus any accrued and unpaid interest therein; provided that prior or contemporaneously with such payment, purchase, redemption or defeasance or other acquisition or retirement, Xerium has made an Asset Sale Offer with respect to the notes and has repurchased all notes validly tendered and not withdrawn in connection with such Asset Sale Offer;

(11) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of Xerium pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover practices; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of Xerium);

(12) other Restricted Payments in an aggregate amount not to exceed $20.0 million since the Issue Date; and

(13) Restricted Payments made with Excluded Contributions.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Xerium or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. If the Fair Market Value of any assets or securities that are required to be valued by this covenant exceeds $25.0 million, the Board of Directors’ determination of Fair Market Value must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States.

Incurrence of Indebtedness and Issuance of Preferred Stock

Xerium will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Xerium will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that Xerium may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or Preferred Stock if the Fixed Charge Coverage Ratio for Xerium’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four fiscal quarter reference period; provided that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to the Fixed Charge Coverage Ratio test under this paragraph, if after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $15.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to the Fixed Charge Coverage Ratio test under this paragraph.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Xerium and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities (and guarantees thereof) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Xerium and its Restricted Subsidiaries thereunder) not to exceed (i) $160.0 million (or the foreign currency equivalent) denominated in U.S. dollars, (ii) €87.0 million (or the foreign currency equivalent) denominated in Euros and (iii) $100.0 million (or the foreign currency equivalent) in the case of incremental borrowings, less the aggregate amount of all Net Proceeds of Asset Sales applied by Xerium or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by Xerium and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Xerium and the Guarantors of Indebtedness represented by the notes and Note Guarantees thereof issued on the Issue Date;

(4) the incurrence by Xerium or any of its Restricted Subsidiaries of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings, project financing, or purchase money obligations, in each case (other than Attributable Debt), incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Xerium or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of (i) 5.0% of Total Assets and (ii) $35.0 million;

(5) the incurrence by Xerium or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12), (15) or (16) of this paragraph;

(6) the incurrence by Xerium or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Xerium and any of its Restricted Subsidiaries; provided, however, that:

(a) if Xerium is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Xerium or a Restricted Subsidiary of Xerium and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Xerium or a Restricted Subsidiary of Xerium, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Xerium or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Xerium’s Restricted Subsidiaries to Xerium or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Xerium or a Restricted Subsidiary of Xerium; and

(b) any sale or other transfer of any such Preferred Stock to a Person that is not either Xerium or a Restricted Subsidiary of Xerium, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Xerium or any of its Restricted Subsidiaries of Hedging Obligations (which may, but need not be, under Credit Facilities) for the purpose of hedging risks associated with the operations of Xerium and its Subsidiaries;

(9) the guarantee by Xerium or any of its Restricted Subsidiaries that executes a Note Guarantee of Indebtedness of Xerium or a Restricted Subsidiary of Xerium that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Xerium or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety, statutory, or appeal bonds in the ordinary course of business;

(11) the incurrence by Xerium or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Xerium (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by Xerium); provided, however, that for any such Indebtedness outstanding at any time under this clause (12), on the date that such Subsidiary is acquired by Xerium, Xerium would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant;

(13) Indebtedness arising from agreements of Xerium or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the acquisition or disposition of any assets or property or Capital Stock of a Restricted Subsidiary;

(14) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(15) the incurrence by (i) any Securitization Subsidiary of Indebtedness pursuant to a Qualified Securitization Financing or (ii) Xerium or any of its Restricted Subsidiaries of Indebtedness under factoring agreements providing for Xerium or any of its Subsidiaries to sell or otherwise dispose of any receivable on arm’s length terms for cash payable at the time of disposal, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed at any time outstanding $50.0 million;

(16) the incurrence by Xerium or any of its Restricted Subsidiaries of additional Indebtedness (which may, but need not, be pursuant to Credit Facilities) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $25.0 million;

(17) Indebtedness of Xerium or any Restricted Subsidiary of Xerium supported by a letter of credit issued pursuant to a Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit; and

(18) Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (18) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (18), does not exceed $15.0 million.

Neither Xerium nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Xerium or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes or Note Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Xerium or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Xerium will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Xerium as accrued.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of the indenture, the maximum amount of Indebtedness that Xerium or any Restricted Subsidiary may incur pursuant to this covenant shall not be or be deemed to be exceeded as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Xerium will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (the “Initial Lien”) of any kind on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer so secured.

Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale and Leaseback Transactions

Xerium will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Xerium or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Xerium or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Xerium applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

Xerium will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Xerium or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Xerium or any of its Restricted Subsidiaries;

(2) make loans or advances to Xerium or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Xerium or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are either (i) not materially less favorable, taken as a whole, to the Holders of the notes than such encumbrances or restrictions contained in those agreements on the Issue Date or (ii) not materially more disadvantageous to the Holders of the notes than in comparable financings (as determined in good faith by Xerium) and either (x) Xerium determines in good faith that such encumbrance or restriction will not materially affect Xerium’s ability to make principal or interest payments on the notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Xerium or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, leases, joint venture agreements, licenses and similar agreements entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or assets that restricts distributions by that Restricted Subsidiary or the transfer of the assets pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, Capital Stock sale agreements and other similar agreements entered into with the approval of Xerium’s Board of Directors, which limitation is applicable only to the assets, or (in the case of Capital Stock sales) entities, that are the subject of such agreements;

(11) agreements governing Indebtedness permitted to be incurred by Restricted Subsidiaries of Xerium under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that such agreements (except those agreements entered into pursuant to clauses (16) or (18) of the definition of “Permitted Debt”) are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing Credit Facilities as in effect on the Issue Date; and

(12) encumbrances and restrictions applicable to a Securitization Subsidiary that in the good faith judgment of Xerium are necessary or advisable to effect the transactions contemplated under a Qualified Securitization Financing.

Merger, Consolidation or Sale of Assets

Xerium will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Xerium is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Xerium and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Xerium is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Xerium) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than Xerium) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes in writing all the obligations of Xerium under the notes and the indenture;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) Xerium or the Successor Company (if other than Xerium), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four fiscal quarter reference period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the third succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the indenture, and the notes, if applicable at such time; and

(6) Xerium shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the indenture.

In addition, Xerium will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Xerium with an Affiliate solely for the purpose of reincorporating Xerium in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Xerium and its Restricted Subsidiaries.

Subject to certain limitations described in the indenture governing release of a Note Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and Xerium will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the indenture and such Guarantor’s related Note Guarantee pursuant to supplemental indentures or other agreements in form satisfactory to the trustee;

(c) immediately after such transaction, no Default exists; and

(d) Xerium shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the indenture;

(2) the transaction is made in compliance with the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales”; or

(3) such property or assets constitute Equity Interests of Restricted Subsidiaries that are not Guarantors, which Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed to Restricted Subsidiaries that are not Guarantors.

Subject to certain limitations described in the indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor’s Note Guarantee. Notwithstanding the foregoing, any Guarantor may (1) merge, amalgamate or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or Xerium, (2) merge with an Affiliate of Xerium solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or (4) liquidate or dissolve or change its legal form if Xerium determines in good faith that such action is in the best interests of Xerium.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

Xerium will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Xerium (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $1.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Xerium or the relevant Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by Xerium or such Restricted Subsidiary with an unrelated Person; and

(2) Xerium delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Xerium set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Xerium; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Xerium or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer, trustee or director indemnification agreement or any similar arrangement entered into by Xerium or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Xerium and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Xerium) that is an Affiliate of Xerium solely because Xerium owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable compensation or fees to directors, officers, employees, managers or consultants of Xerium and its Restricted Subsidiaries;

(5) payments or loans (or cancellation of loans) to employees or consultants of Xerium, or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case of a payment, loan or cancellation exceeding $1.0 million, are approved by a majority of the disinterested members of the Board of Directors of Xerium;

(6) any issuance of Equity Interests (other than Disqualified Stock) of Xerium to Affiliates of Xerium;

(7) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(8) Permitted Investments that are permitted by the provisions of the indenture;

(9) provision of corporate-level administrative, marketing, tax, accounting, budgeting, treasury, finance, employee benefits, legal, risk management and other similar services for the benefit of Unrestricted Subsidiaries of Xerium on substantially the same terms provided to Restricted Subsidiaries of Xerium;

(10) payment of consolidated taxes on behalf of Restricted Subsidiaries and Unrestricted Subsidiaries;

(11) payment of sales agency, administration, management, license and other fees, reimbursement of expenses, and payment of interest, principal, dividends or other distributions, in each case from an Unrestricted Subsidiary to Xerium or a Restricted Subsidiary to Xerium;

(12) sales or other dispositions of receivables in connection with any factoring agreements providing for Xerium or any of its Subsidiaries to sell or otherwise dispose of any receivable on arm’s length terms for cash payable at the time of disposal;

(13) any agreement in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the holders of the notes when taken as a whole as compared to the applicable agreement as in effect on the Issue Date); and

(14) any transaction effected as part of a Qualified Securitization Financing.

Business Activities

Xerium will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Xerium and its Restricted Subsidiaries taken as a whole.

Note Guarantees

If Xerium or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary after the Issue Date, then that newly acquired or created Domestic Subsidiary (other than a Securitization Subsidiary or an Immaterial Subsidiary) is required to become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 20 Business Days of the date on which it was acquired or created; provided that any Domestic Subsidiary that does not constitute a Significant Subsidiary need not become a Guarantor until such time as it is a Significant Subsidiary or otherwise guarantees other Indebtedness of Xerium or a Restricted Subsidiary. Xerium may designate any Restricted Subsidiary as a Guarantor at any time.

The Note Guarantee of a Guarantor will automatically and unconditionally be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Xerium or a Restricted Subsidiary of Xerium, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Xerium or a Restricted Subsidiary of Xerium, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) in connection with the release or discharge of the guarantee (or underlying Indebtedness thereof) which resulted in the creation of such Note Guarantee;

(4) if Xerium designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(5) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Limitation on Issuances of Guarantees of Indebtedness

Xerium will not permit any of its Domestic Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of Xerium (except Permitted Liens) unless such Domestic Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the notes by such Domestic Subsidiary, which guarantee will be senior to or pari passu with such Domestic Subsidiary’s guarantee of or pledge to secure such other Indebtedness.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Xerium may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Xerium and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted

Investments, as determined by Xerium. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Any designation of a Restricted Subsidiary of Xerium as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.”

If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Xerium as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Xerium will be in default of such covenant. The Board of Directors of Xerium may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Xerium; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Xerium of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four fiscal quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Xerium will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Xerium will make available to the holders of notes and the trustee (which requirement may be satisfied by filing with the SEC for public availability or posting on Xerium’s website if the SEC will not accept such filings), within the time periods specified in the SEC’s rules and regulations (or within 15 days thereafter if Xerium is no longer subject to the periodic reporting requirements of the Exchange Act or the SEC will not accept such filing):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Xerium were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Xerium were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Xerium’s consolidated financial statements by Xerium’s certified independent accountants.

Xerium will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If, at any time, Xerium is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Xerium will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within 15 days of the time periods specified above unless the SEC will not accept such a filing. Xerium will not take any action for the purpose of causing the SEC not to accept any such filings. If the SEC will not accept Xerium’s filings for any reason, Xerium will post the reports referred to in the preceding paragraphs on its website within 15 days of the time periods that would apply if Xerium were required to file those reports with the SEC.

If Xerium has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will be accompanied by a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Xerium and its Restricted Subsidiaries separate from the consolidated financial condition and results of operations of the Unrestricted Subsidiaries of Xerium, or Xerium will make such presentation available to the holders of the notes and the trustee by posting such information to its website.

In addition, Xerium agrees that, for so long as any notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Xerium will be deemed to have provided such information to the holders, securities analysts and prospective investors if it has filed reports containing such information with the SEC via the EDGAR filing system and such reports are publicly available.

To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, Xerium shall be deemed to have satisfied its obligations with respect thereto at such time and any default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of holders of the notes if holders of at least 25% in principal amount of the then total outstanding notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by Xerium or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control Triggering Event,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by Xerium or any of its Restricted Subsidiaries for 60 days after notice to Xerium by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Xerium or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Xerium or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee existed as of the Issue Date, or was created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, Indebtedness aggregating $15.0 million or more prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6) failure by Xerium or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to Xerium or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Xerium, any Restricted Subsidiary of Xerium that is a Significant Subsidiary or any group of Restricted Subsidiaries of Xerium that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest, or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, or premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Xerium or any Guarantor, as such, will have any liability for any obligations of Xerium or the Guarantors under the notes, the Note Guarantees, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Xerium may at any time, at its option, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2) Xerium’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee under the indenture, and Xerium’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Xerium may, at its option and at any time, elect to have the obligations of Xerium released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Xerium must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Xerium must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Xerium must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) Xerium has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Xerium must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Xerium is a party or by which Xerium is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Xerium or any of its Restricted Subsidiaries is a party or by which Xerium or any of its Restricted Subsidiaries is bound;

(6) Xerium must deliver to the trustee an officer’s certificate stating that the deposit was not made by Xerium with the intent of preferring the holders of notes over the other creditors of Xerium with the intent of defeating, hindering, delaying or defrauding any creditors of Xerium or others; and

(7) Xerium must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note;

(3) reduce the premium payable upon the redemption of any note or change the date on which any note may be redeemed as described above under the caption “—Repurchase at the Option of Holders”;

(4) reduce the rate of or change the time for payment of interest on any note;

(5) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(6) make any note payable in money other than that stated in the notes;

(7) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes; or

(8) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Xerium and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes in order to comply with any applicable procedures, or otherwise alter the provisions of Article 2 of the indenture in a manner that does not materially adversely affect any holder of notes;

(3) to provide for the assumption of Xerium’s or any Guarantor’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Xerium’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not, in the good faith opinion of the Board of Directors of Xerium, adversely affect the legal rights under the indenture of any such holder in any material respect;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture or the notes to any provision of this Description of notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Issue Date; or

(8) to allow any Restricted Subsidiary to execute a supplemental indenture providing for a Note Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either:

(1) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Xerium, have been delivered to the trustee for cancellation; or

(2) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Xerium has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, and premium, if any, and accrued interest to the date of maturity or redemption; and

(a) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Xerium is a party or by which Xerium is bound;

(b) Xerium or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(c) Xerium has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be. In addition, Xerium must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Xerium, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes, and the Note Guarantees provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Xerium Technologies Inc., 8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615, Attention: Investor Relations.

Book Entry, Delivery and Form

The exchange notes will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Global Notes”). Except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC, including Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form, except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Xerium takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Xerium that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Xerium that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Xerium and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither Xerium, the trustee nor any agent of Xerium or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Xerium that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Xerium. Neither Xerium nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Xerium and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Xerium that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Xerium nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:

(1) DTC: (a) notifies Xerium that it is unwilling or unable to continue as depositary for the Global Notes; or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case Xerium fails to appoint a successor depositary within 120 days;

(2) Xerium, at its option, notifies the trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised Xerium that, in such event, under its current practices, DTC would notify its Participants of Xerium’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC Participant); or

(3) there will have occurred and be continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

Xerium will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. Xerium will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Xerium expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Xerium that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person (or that is otherwise assumed in connection with an acquisition), whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person being acquired, merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness of another Person secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at June 15, 2014 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through June 15, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Asset Sale” means:

(1) the sale, conveyance or other disposition of any assets or rights (including by means of a sale and leaseback transaction); provided that the sale, conveyance or other disposition of all or substantially all of the assets of Xerium and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Xerium’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction (including the issuance of Equity Interests of any Restricted Subsidiary or the sale of Equity Interests of any Subsidiary) or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2) a transfer of assets between or among Xerium and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Xerium to Xerium or to a Restricted Subsidiary of Xerium;

(4) the sale, lease, assignment, license or sublicense of inventory or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy, and the disposition of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(7) leases or subleases to third persons not interfering in any material respect with the business of Xerium or any of its Restricted Subsidiaries;

(8) licenses or sublicenses of patents, trademarks copyrights or other intellectual property in the ordinary course of business;

(9) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants—Restricted Payments” or a Permitted Investment;

(10) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(11) any disposition of assets received by Xerium or any Restricted Subsidiaries upon foreclosure on a Lien or receivables owing to Xerium or any Restricted Subsidiaries for the purpose of collection of outstanding balances in the ordinary course consistent with past practice;

(12)(i) sales and other dispositions of accounts receivable and related assets (or an undivided interest therein) pursuant to a Qualified Securitization Financing and (ii) sales or other dispositions in connection with any factoring agreements providing for Xerium or any of its Subsidiaries to sell or otherwise dispose of any receivable on arm’s length terms for cash payable at the time of disposal;

(13) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14) any financing transaction with respect to property built or acquired by Xerium or any of its Restricted Subsidiaries after the Issue Date, including sale and lease back transactions permitted by the indenture;

(15) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(16) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to that term in the indenture.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person (including a business trust), the board of trustees or committee of such Person serving a similar function.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity or trust, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including shares of beneficial interest;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars and any foreign currency freely exchangeable into United States dollars and, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of its business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(3) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated at least “A-1” or the equivalent thereof by Moody’s or S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of Xerium) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (5) above;

(7) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P;

(8) instruments equivalent to those referred to above denominated in Euros or any other foreign currency that are comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States; and

(9) money market funds as defined in Rule 2a-7 of the General Rules and Regulations as promulgated under the Investment Company Act of 1940.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Xerium and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), other than to a Subsidiary of Xerium;

(2) the adoption of a plan relating to the liquidation or dissolution of Xerium;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the then outstanding shares of Voting Stock of Xerium, measured by voting power rather than number of shares, provided that, however, it is not a Change of Control if, pursuant to such transaction, all of the Voting Stock of Xerium is changed into or exchanged for securities of a direct or indirect parent corporation that after such transaction owns all of the Capital Stock of Xerium and no person is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such parent corporation;

(4) during any consecutive two-year period, individuals who at the beginning of that two-year period constituted Xerium’s Board of Directors (together with any new persons whose election to Xerium’s Board of Directors, or whose nomination for election by Xerium’s shareholders, was approved by a vote of a majority of the directors who were either directors at the beginning of such period or whose election or nomination for election was approved by Xerium’s Board of Directors or the nominating committee thereof, the majority of the members of which meet the above criteria) cease for any reason to constitute a majority of Xerium’s Board of Directors then in office; or

(5) Xerium consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Xerium, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Xerium or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Xerium outstanding immediately prior to such transaction remains outstanding and constitutes more than 50% of the then outstanding Voting Stock of Xerium or is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting more than 50% of the then outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Triggering Event” means (i) a Change of Control has occurred and (ii) the notes are downgraded by either S&P or Moody’s on any date during the period commencing 60 days prior to the consummation of such Change of Control and ending 60 days following consummation of such Change of Control.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)(i) depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and (ii) other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such periods, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any cash expenses or charges (other than depreciation or amortization expenses) related to the offering of these notes, any offering of Xerium’s capital stock, any Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges relating to the offering of the notes and the closing of the Credit Agreement and (ii) any amendment or other modification of the notes or any Credit Facility, in each case, to the extent such amount was deducted in computing such Consolidated Net Income; plus

(6) expenses incurred as a result of the repurchase, redemption or retention by Xerium of its common stock earned under equity compensation programs solely in order to make withholding tax payments; plus

(7) to the extent such amounts were included in the computation of Consolidated Net Income, extraordinary, non-recurring or unusual losses or expenses, including, without limitation, recruiting, severance and restructuring costs or gains during such period, including write-offs of deferred financing costs, as determined in good faith by the Board of Directors of Xerium, in each case, without regard to any limitations of Item 10(e) of Regulation S-K; provided that the total of such costs added back pursuant to this clause (7) shall not exceed $10.0 million in any four fiscal quarter reference period; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, including, but not limited to, (i) non-cash charges or gains resulting from the application of purchase accounting, including push-down accounting, (ii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock of the Xerium, and cash expenses for compensation mandatorily applied to purchase common stock of Xerium and (iii) non-cash items related to a change in or adoption of accounting policies, in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Xerium will be added to Consolidated Net Income to compute Consolidated EBITDA of Xerium only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to Xerium by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss it will be included only to the extent such loss has been funded with cash by such Person or a wholly-owned Subsidiary thereof in respect of such period);

(2) solely for the purpose of determining the amount available for Restricted Payments pursuant to clause 3(a) under the caption “—Certain Covenants—Restricted Payments,” the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than any loan agreement or similar agreement which restricts the payment of dividends or similar distributions upon the occurrence of or during the existence or continuance of a Default or Event of Default), unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any goodwill impairment charges pursuant to Financial Accounting Standards Board Statement No. 142 or any asset impairment charges pursuant to Financial Accounting Standards Board Statement No. 144 will be excluded; and

(5) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary (including, without limitation, the impact of any Hedging Obligations) will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Credit Agreement” means the Credit and Guaranty Agreement, dated May 26, 2011, among Xerium Technologies, Inc. and Xerium Technologies Limited, as borrowers, certain subsidiaries of the borrowers, as guarantors, the various banks party thereto, Citigroup Global Markets Inc., as joint lead arranger and joint bookrunner, Jefferies Finance LLC, as joint lead arranger, joint bookrunner and syndication agent, Citibank, N.A., as administrative agent and Citicorp North America, Inc., as collateral agent.

“Credit Facilities” means one or more of (i) the Credit Agreement and (ii) any other facilities or arrangements designated by Xerium, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the non-cash consideration received by Xerium or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by the Chief Financial Officer, Controller or Treasurer of Xerium setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Xerium to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Xerium may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Xerium and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Xerium that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or the Fair Market Value of Qualified Proceeds, in each case received by Xerium and its Restricted Subsidiaries from:

(1) contributions to Xerium’s common equity capital; and

(2) the sale (other than to a Subsidiary of Xerium or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Xerium or any Subsidiary) of Capital Stock (other than Disqualified Stock) of Xerium, in each case designated as Excluded Contributions pursuant to an officer’s certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (d)(3) of the covenant contained under the caption “Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means the Indebtedness of Xerium and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. In the case of a transaction not exceeding $20.0 million, Fair Market Value may be determined in good faith by the Chief Financial Officer, Controller or Treasurer of Xerium, and in the case of a transaction exceeding $20.0 million, Fair Market Value shall be determined in good faith by the Board of Directors of Xerium (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings, including working capital borrowings under Credit Facilities) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four fiscal quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four fiscal quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (either (a) in accordance with Regulation S-X under the Securities Act or, (b) if not in accordance with Regulation S-X, constituting Pro Forma Cost Savings not to exceed $10.0 million in any four fiscal quarter reference period) as if they had occurred on the first day of the four fiscal quarter reference period;

(2) the Consolidated EBITDA which is attributable to discontinued operations (as determined in accordance with GAAP), and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four fiscal quarter reference period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four fiscal quarter reference period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (but taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of six months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations in accordance with GAAP and excluding amortization and write-offs of debt issuance costs), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (excluding, for the avoidance of doubt, amounts due upon settlement of any such Hedging Obligations); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was expensed or capitalized during such period; plus

(3) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person; plus

(4) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) of any series of Disqualified Stock.
“Foreign Subsidiary” means any Restricted Subsidiary of Xerium that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which were in effect on the Issue Date.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise). The term “guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of Xerium that executes the indenture as a guarantor in accordance with the provisions of the indenture and each other Subsidiary of Xerium that thereafter guarantees the notes pursuant to the terms of the indenture and the successors and assigns thereof, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates (including, without limitation, foreign currency futures and options, currency swaps, currency forwards and related interest rate swaps and/or forwards) or commodity prices (including, without limitation, commodity futures, swaps or options) or energy prices (including forwards and swaps).

“Immaterial Subsidiary” means each Subsidiary of Xerium so designated by Xerium; provided, however, that (i) each such Subsidiary has operations that generated Consolidated EBITDA not exceeding $1,000,000 for the most recently completed fiscal year and (ii) each such Subsidiary had total assets as of the end of the most recently completed fiscal year the aggregate value of which was equal to or less than 1.0% of the Total Assets of Xerium; provided further, however, that at no time shall (x) the aggregate total amount of Consolidated EBITDA generated by all Immaterial Subsidiaries for the most recently completed fiscal year exceed $5,000,000 or (y) the aggregate value of the total assets of all Immaterial Subsidiaries as of the end of the most recently completed fiscal year exceed 5.0% of the Total Assets of Xerium; in each case, calculated on a consolidated basis in accordance with GAAP.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any balance that constitutes an accrual of expenses or trade payable; or

(6) representing any Hedging Obligations (the amount of any such Hedging Obligations to be equal at any time to the termination value of the agreement or arrangement giving rise to such Hedging Obligations that would be payable by such Person at such time);

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided, however, that the amount of Indebtedness attributable to such Person shall be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person and (ii) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Xerium or any Restricted Subsidiary of Xerium sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Xerium such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Xerium, Xerium will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Xerium’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Xerium or any Restricted Subsidiary of Xerium of a Person that holds an Investment in a third Person will be deemed to be an Investment by Xerium or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date on which the old notes were originally issued, or May 26, 2011.

“Legal Holiday” means a Saturday, a Sunday or any day on which commercial banking institutions are not required to be open in the State of New York or the location of the corporate trust office. If a payment date is a Legal Holiday at a place of payment, payment may be made on the next succeeding day that is not a Legal Holiday.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, however, that in no event shall an operating lease be deemed a lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

(a) any Asset Sale; or

(b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain, together with any related provision for taxes on such extraordinary gain;

(3) any foreign exchange gain (loss) on Indebtedness; and

(4) any marked to market gain (loss) whether realized or accrued, without duplication, on Hedging Obligations.

“Net Proceeds” means the aggregate cash proceeds received by Xerium or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness as to which neither Xerium nor any of its Restricted Subsidiaries:

(1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(2) is directly or indirectly liable as a guarantor or otherwise; or

(3) constitutes the lender.

“Note Guarantee” means the guarantee by each Guarantor of Xerium’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Permitted Business or a combination of such assets and cash or Cash Equivalents between Xerium or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Business” means any business conducted (as described in the prospectus) by Xerium and its Restricted Subsidiaries on the Issue Date and any business (whether conducted by Xerium, a Restricted Subsidiary or an Unrestricted Subsidiary) reasonably related thereto, ancillary or complimentary to reasonable extensions thereof.

“Permitted Investments” means:

(1) any Investment in Xerium or in a Restricted Subsidiary of Xerium;

(2) any Investment in Cash Equivalents;

(3) any Investment by Xerium or any Restricted Subsidiary of Xerium in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Xerium; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Xerium or a Restricted Subsidiary of Xerium;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Xerium or out of the net proceeds of an issue or sale of Equity Interests of Xerium (other than Disqualified Stock) so long as such acquisition occurs within 60 days thereafter;

(6) any Investments received in compromise or resolution of:

(a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Xerium or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of Xerium or any Restricted Subsidiary of Xerium in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9) extensions of trade credit or advances to customers and/or suppliers on commercially reasonable terms in the ordinary course of business;

(10) guarantees of Indebtedness of Xerium or any of its Restricted Subsidiaries issued in accordance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) Investments resulting from payment of consolidated taxes that include Unrestricted Subsidiaries;

(12) other Investments in any Person (other than an Affiliate of Xerium that is not a Subsidiary of Xerium) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed the greater of (x) 4.0% of Total Assets and (y) $30.0 million;

(13) any Investment by Xerium or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed $15.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14) Investments in or by a Subsidiary (including a Securitization Subsidiary) that, in the good faith determination of a majority of the members of the Board of Directors of Xerium are necessary or advisable to effect (i) a Qualified Securitization Financing or (ii) any factoring agreement providing for Xerium or any of its Subsidiaries to sell or otherwise dispose of any receivable on arm’s length terms for cash payable at the time of disposal;

(15) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons; and

(16) for the avoidance of doubt, any Investments existing on the Issue Date and any extension, modification, replacement or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Holders of the notes in any material respect).

“Permitted Liens” means:

(1) Liens on assets of Xerium or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred and/or securing Hedging Obligations related thereto, pursuant to the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” in an amount not to exceed the amount of Indebtedness permitted to be incurred pursuant to clause (1) thereof;

(2) Liens in favor of Xerium or any of its Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with (or at the time the Capital Stock of such Person is acquired by) Xerium or any Subsidiary of Xerium; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by Xerium or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Xerium or any Subsidiary of Xerium; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, letters of credit or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations and Attributable Debt) permitted by clause (4) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Issue Date or from contractual commitments existing on the Issue Date and replacements thereof, so long as the replacement Liens encumber only the assets subject to the Liens being replaced and the replacement Liens secure obligations in an amount no greater than the obligations secured by the Liens being replaced;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, banks’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(11) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Xerium or any of its Subsidiaries;

(12) any (i) interest or title of a lessor or sublessor under any lease of real estate permitted under the indenture, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(13) Liens solely on any cash earnest money deposits made by Xerium or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(14) purported Liens evidenced by the filing of precautionary UCC financing statements or, for property located in foreign jurisdictions, the preparation and/or filing of functionally similar documents, relating solely to operating leases of personal property entered into in the ordinary course of business;

(15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(17)(i) licenses of patents, trademarks and other intellectual property rights granted by Xerium or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Xerium or such Subsidiary and (ii) leases or subleases granted by Xerium of any of its Subsidiaries to third parties in respect of surplus property which is not fundamental to the operation of the business in the ordinary course; provided that such leases and subleases are on arms-length commercial terms;

(18) any Liens arising by operation of law and any lien arising under customary retention of title arrangements (Eigentumsvorbehalt) in the ordinary course of business;

(19) any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom Xerium or any of its Subsidiaries maintains a banking relationship with a financial institution in Germany;

(20) Liens created for the benefit of (or to secure) the notes;

(21) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(22) Liens securing Hedging Obligations made in the ordinary course of business and not for speculation; provided that such Hedging Obligations are permitted under the indenture;

(23) Liens with respect to obligations at any one time outstanding that do not exceed $25.0 million; and

(24) Liens on accounts receivable and related assets incurred pursuant to a Qualified Securitization Financing.

“Permitted Refinancing Indebtedness” means any Indebtedness of Xerium or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Xerium or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Xerium or by a Restricted Subsidiary; provided, however, that Permitted Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary of Xerium that is not a Guarantor that renews, refunds, refinances, replaces, defeases or discharges Indebtedness of either Xerium or a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

“Pro Forma Cost Savings” means, with respect to any four fiscal quarter reference period, the reduction in net costs and expenses that:

(1) were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(2) relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that Xerium reasonably determines will actually be realized within 12 months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business.

“Qualified Securitization Financing” means a financing transaction or series of financing transactions pursuant to which Xerium or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Xerium or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), and may grant a security interest in, accounts receivable of Xerium or any of its Subsidiaries, and any assets related thereto (including without limitation collateral securing such accounts receivable, contracts and guarantees or other supporting obligations in respect of such accounts receivable, proceeds of such accounts receivable, and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable), provided that the Board of Directors of Xerium shall have determined in good faith that (i) the terms and conditions thereof, taken as a whole, are market terms and are economically fair and reasonable to Xerium and the Securitization Subsidiary, and (ii) all sales and dispositions of accounts receivable and related assets to the Securitization Subsidiary pursuant thereto are to be made at fair market value.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Securitization Subsidiary” means a wholly-owned Subsidiary of Xerium (or another Person formed for the purpose of engaging in a Qualified Securitization Financing, in which Xerium or any of its Subsidiaries makes an Investment and to which Xerium or any of its Subsidiaries transfers accounts receivable and related assets), (i) which engages in no activities other than in connection with the financing of accounts receivable and related assets, and any business or activities incidental or related to such business, (ii) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which are guaranteed by Xerium or any of its Subsidiaries, (iii) with which neither Xerium nor any of its other Subsidiaries has any material agreement, arrangement or understanding other than on terms which Xerium reasonably believes to be no less favorable to Xerium or such other Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Xerium, (iv) as to which neither Xerium nor any of its other Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or to cause such entity to achieve operating results, and (v) which is designated as a Securitization Subsidiary by the Board of Directors of Xerium or such other Person. Any such designation by the Board of Directors of Xerium or such other Person shall be evidenced by filing with the trustee a certified copy of the resolutions of such Board of Directors giving effect to such designation and an officer’s certificate certifying that such designation complies with the foregoing conditions.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its ratings agency business.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation was in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and does not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to the notes,

(1) any Indebtedness of Xerium which is by its terms subordinated in right of payment to the notes; and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Notes Guarantee of such entity.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees thereof the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership:

(a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

(b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” means the total consolidated assets of Xerium and its Restricted Subsidiaries, as shown on the most recent balance sheet of Xerium.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2014; provided, however, that if the period from the redemption date to June 15, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Xerium that is designated by the Board of Directors of Xerium as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Xerium or any Restricted Subsidiary of Xerium unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Xerium or such Restricted Subsidiary, as the case may be, than those that might reasonably be obtained at the time from Persons who are not Affiliates of Xerium;

(3) is a Person with respect to which neither Xerium nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Equity Interests; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Xerium or any of its Restricted Subsidiaries, unless such guarantee or credit support is released upon such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness; by

(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the exchange notes by holders who purchased the old notes at their original issuance at their “issue price” (i.e., the first price at which a substantial amount of notes were sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement trustees or wholesalers) for cash and who hold the old notes and the exchange notes as capital assets within the meaning of Section 1221 of the Code, which we refer to as “holders.” This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, published rulings and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. This summary does not purport to address specific tax consequences that may be relevant to particular persons (including, for example, banks or other financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations and persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a “straddle,” “hedge,” or “conversion transaction” or other risk-reduction or integrated investment, controlled foreign corporations, passive foreign investment companies, and foreign personal holding companies). In addition, this summary does not address U.S. federal alternative minimum tax consequences, estate or gift tax consequences, or consequences under other U.S. federal tax laws or the tax laws of any state, local, or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

This summary is included herein for general information only. Holders of the notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of acquiring, owning, and disposing of the notes, as well as the application of state, local, and foreign income and other tax laws and any applicable tax treaty.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of notes that, for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation, created or organized under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons,” as defined in Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of notes that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes is a holder, the tax treatment of a partner in such partnership will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships acquiring exchange notes should consult their tax advisors regarding the U.S. tax consequences of holding and disposing of the notes.

Internal Revenue Service Circular 230 Disclosure

Pursuant to Internal Revenue Service Circular 230, we hereby inform you that any discussion set forth herein with respect to U.S. federal tax issues is not intended or written to be used or relied upon, and such discussion cannot be used or relied upon by any taxpayer, for the purpose of avoiding any penalties that may be imposed on the taxpayer under the Code. Such discussion is written and included herein to support our marketing (within the meaning of Circular 230) of the notes addressed herein. Taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

Exchange Offer

The exchange notes do not differ materially in kind or extent from the old notes and, as a result, the holder’s exchange of old notes for exchange notes will not constitute a taxable disposition of the old notes for U.S. federal income tax purposes. As a result, the holder will not recognize taxable income, gain or loss on such exchange, the holder’s holding period for the exchange notes generally will include the holding period for the old notes so exchanged, and the holder’s adjusted tax basis in the exchange notes generally will be the same as such holder’s adjusted tax basis in the old notes so exchanged.

Certain Contingent Payments

We may be obligated to pay amounts in excess of the stated interest or principal on the notes as described under “Description of Notes—Optional Redemption” and “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.” These potential payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument, as of the date of issuance, to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our position that such contingencies are remote or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue interest income on its notes at a higher rate than the stated interest rate on the notes, and to treat as ordinary interest income any gain realized on the taxable disposition of a note. In the event that such a contingency occurs, it would affect the amount and timing of the income recognized by a holder. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the possible application of the Treasury regulations pertaining to contingent payment debt instruments to the notes and the consequences thereof.

U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder.

Stated Interest

Payments of interest on a note generally will be treated as “qualified stated interest” (as defined below) and will be includible in the gross income of a U.S. holder as ordinary interest income at the time that it accrues or is received by such U.S. holder in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Taxable Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Unless a non-recognition provision applies and subject to the discussion below, upon a sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount received upon the sale, exchange, redemption, retirement or other taxable disposition (other than an amount attributable to accrued but unpaid qualified stated interest, which will be taxable as ordinary income to the extent not previously included in income) and (ii) such holder’s adjusted tax basis in the note at that time. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. A U.S. holder’s adjusted tax basis in its notes generally will equal the amount paid for the notes decreased by any payments received on the note other than qualified stated interest.

Gain or loss realized on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange, redemption, retirement or other taxable disposition, the note has been held for more than one year and the U.S. holder is an individual or other non-corporate taxpayer. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

For each calendar year in which the notes are outstanding, we are required to provide to the IRS certain information, including the beneficial owner’s name, address, and taxpayer identification number, as well as the aggregate amount of interest and the amount from any proceeds of the sale or other disposition (including a retirement or redemption) paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. Additionally, a backup withholding tax (currently at a rate of 28% but scheduled to increase to 31% effective January 1, 2013) on each payment of interest and principal (and premium, if any) on the notes and on the proceeds from a sale or other disposition of the notes will apply to such payments or proceeds if you (i) fail to provide the correct taxpayer identification number or certification of exempt status in the manner required by applicable law, (ii) are notified by the IRS that you are subject to backup withholding because you failed to properly report full dividend and interest income, or (iii) fail to certify, under penalties of perjury, that you have furnished the correct taxpayer identification number and that you have not been notified by the IRS that you are subject to backup withholding, or if you otherwise fail to comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and may be refunded or credited against your U.S. federal income tax liability, as long as you timely provide certain information to the IRS.

Legislation Regarding Net Investment Income

For taxable years beginning after December 31, 2012, recently-enacted legislation is scheduled to impose a 3.8% tax on the “net investment income” of certain individuals and on the undistributed “net investment income” of certain estates and trusts. “Net investment income” generally includes interest and certain net gains from the disposition of property, less certain deductions. Investors are encouraged to consult their own tax advisors with respect to the tax consequences of this recently-enacted legislation.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder.

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the notes by us or any of our agents to a non-U.S. holder will not be subject to U.S. federal income tax and pursuant to the “portfolio interest exemption” withholding of U.S. federal income tax will not be required on that payment if you:

•	are not a “10-percent shareholder” (within the meaning of Sections 881(c)(3)(B) and 871(h)(3)(B) of the Code) of all classes of our voting stock;

•	are not a controlled foreign corporation related to us (within the meaning of Section 864(d)(4) of the Code) for U.S. federal income tax purposes;

•	are not a bank receiving interest on a loan entered into in the ordinary course of business within the meaning of Section 881(c)(3)(A) of the Code; and

•

either (a) certify to us, our paying trustee, or the person who would otherwise be required to withhold U.S. federal income tax, generally on IRS Form W-8BEN or an applicable substitute or successor form, under penalties of perjury, that you are not a “U.S. person” (as defined in the Code) for U.S. federal income tax purposes and provide your name and address or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that such certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof.

Payments of interest made to a non-U.S. holder that do not satisfy the foregoing requirements of the portfolio interest exemption will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless:

•

such tax is eliminated or reduced under an applicable United States income tax treaty and the non-U.S. holder provides a properly executed IRS Form W-8BEN (or successor form) establishing such reduction or exemption from withholding tax on interest; or

•

such interest is effectively connected with a U.S. trade or business of the non-U.S. holder and the non-U.S. holder provides a properly executed IRS Form W-8ECI (or successor form) claiming an exemption from withholding tax on such interest (in which case such interest will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require a non-U.S. holder that provides an IRS form to also provide its U.S. taxpayer identification number. Non-U.S. holders should consult their independent tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

A non-U.S. holder whose interest income is effectively connected with a U.S. trade or business (or in the case of an applicable treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) that such non-U.S. holder maintains in the United States) of the Non-U.S. Holder will be subject to regular U.S. federal income tax on such interest on a net income basis in generally the same manner as if it were a U.S. holder. A corporate non-U.S. holder may also be subject to an additional U.S. branch profits tax at a rate of 30% on its effectively connected earnings and profits attributable to such interest (unless reduced or eliminated by an applicable income tax treaty) for the taxable year. For this purpose, interest on a note that is effectively connected with a U.S. trade or business will be included in such foreign corporation’s earnings and profits.

Sale, Taxable Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion on backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain or income recognized on a sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a permanent establishment (or, in the case of an individual, fixed base) that the non-U.S. holder maintains in the United States), in which event such gain will be subject to tax generally in the same manner as described above with respect to effectively connected interest; or

•

the non-U.S. holder is an individual, who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other requirements are met, in which event the gain (net of certain U.S. source capital loss) will be subject to a 30% U.S. federal income tax.

Information Reporting and Backup Withholding

Payments of interest on the notes, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to non-U.S. holders and may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable treaty. Backup withholding generally will not apply to payments of interest on the notes or proceeds from the sale or other disposition (including a retirement or a redemption) of the notes payable to a non-U.S. holder if the non-U.S. holder properly certifies, under penalties of perjury, that it is not a “U.S. person” (within the meaning of the Code) for U.S. federal income tax purposes or otherwise establishes an exemption, provided that neither we nor our paying trustee has actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

The payments of the proceeds of a disposition (including a redemption or retirement) of notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your non-U.S. status and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

Backup withholding is not an additional tax. You should consult your own tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. To the extent any such broker-dealer participates in the exchange offer, we have agreed that, for a period of 90 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Act.

LEGAL MATTERS

Certain legal matters in connection with the offering of the exchange notes and the guarantees will be passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Xerium Technologies, Inc. at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports required pursuant to the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer, and the SEC maintains an internet site at http://www.sec.gov that contains the reports and other information that we file electronically. We make available free of charge, through our website, our annual report on Form 10-K and quarterly reports on Form 10-Q, and all amendments to those reports, together with all other materials we file with or furnish to the SEC, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this prospectus, and is therefore not incorporated by reference unless such information is specifically referenced elsewhere in this prospectus.

You should rely only upon the information in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets—(Unaudited)

(Dollars in thousands, except per share data)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$42,957	$38,701
Restricted cash	—	13,701
Accounts receivable, net	93,432	93,332
Inventories, net	91,364	81,927
Prepaid expenses	6,213	5,108
Other current assets	14,368	15,192

Total current assets	248,334	247,961
Property and equipment, net	338,258	361,270
Goodwill	63,050	60,958
Intangible assets	23,819	12,958
Other assets	16,549	16,996

Total assets	$690,010	$700,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$184
Accounts payable	33,474	41,686
Accrued expenses	56,183	47,677
Current maturities of long-term debt	5,325	12,794

Total current liabilities	94,982	102,341
Long-term debt, net of current maturities	470,031	468,383
Deferred and long-term taxes	29,391	28,506
Pension, other post-retirement and post-employment obligations	67,942	69,646
Other long-term liabilities	12,609	12,532
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares outstanding as of September 30, 2011 and December 31, 2010	—	—
Common stock, $0.001 par value, 20,000,000 shares authorized; 15,135,309 and 14,970,095 shares outstanding as of September 30, 2011 and December 31, 2010, respectively	15	15
Stock warrants	13,532	13,560
Paid-in capital	412,332	411,531
Accumulated deficit	(398,236)	(403,994)
Accumulated other comprehensive loss	(12,588)	(2,377)

Total stockholders’ equity	15,055	18,735

Total liabilities and stockholders’ equity	$690,010	$700,143

See accompanying notes.

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations—(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$148,227	$135,899	$441,771	$403,741
Costs and expenses:
Cost of products sold	94,010	83,258	275,768	247,671
Selling	19,817	18,043	59,848	53,986
General and administrative	14,002	15,652	47,560	60,097
Restructuring and impairments	577	3,322	1,287	7,433
Research and development	2,907	2,887	8,920	8,707

	131,313	123,162	393,383	377,894

Income from operations	16,914	12,737	48,388	25,847
Interest expense, net	(9,873)	(12,020)	(29,709)	(44,529)
Loss on extinguishment of debt	—	—	(2,926)	—
Foreign exchange (loss) gain	(289)	744	(284)	736

Income (loss) before reorganization expenses and provision for income taxes	6,752	1,461	15,469	(17,946)
Reorganization expenses	—	(799)	—	(44,374)

Income (loss) before provision for income taxes	6,752	662	15,469	(62,320)
Provision for income taxes	3,264	4,318	9,711	11,504

Net income (loss)	$3,488	$(3,656)	$5,758	$(73,824)

Net income (loss) per share:
Basic	$0.23	$(0.24)	$0.38	$(8.84)

Diluted	$0.23	$(0.24)	$0.38	$(8.84)

Shares used in computing net income (loss) per share:
Basic	15,135,309	14,970,050	15,059,320	8,350,635

Diluted	15,144,668	14,970,050	15,068,679	8,350,635

See accompanying notes.

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows—(Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2011	2010
Operating activities
Net income (loss)	$5,758	$(73,824)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	2,253	5,212
Depreciation	31,573	29,026
Amortization of intangibles	1,729	1,737
Curtailment/settlement loss	402	—
Deferred financing cost amortization	1,613	5,721
Unrealized foreign exchange gain (loss) on revaluation of debt	1,070	(725)
Deferred taxes	2,246	4,305
Gain on disposition of property and equipment	(604)	(62)
Asset impairment	—	2,871
Non-cash interest expense related to interest rate swaps	—	7,518
Loss on extinguishment of debt	2,926	—
Non-cash reorganization expenses	—	28,683
Reorganization expenses accrued	—	1,315
Provision (credit) for doubtful accounts	733	(1,088)
Change in assets and liabilities which provided (used) cash:
Accounts receivable	(1,108)	(7,556)
Inventories	(10,649)	(1,634)
Prepaid expenses	(1,118)	(850)
Other current assets	(1,201)	(1,004)
Accounts payable and accrued expenses	(1,679)	5,671
Deferred and other long-term liabilities	(3,108)	(1,851)

Net cash provided by operating activities	30,836	3,465
Investing activities
Capital expenditures, gross	(18,930)	(14,405)
Proceeds from disposals of property and equipment	7,723	411
Restricted cash	13,701	(15,648)
Other	—	3

Net cash provided by (used in) investing activities	2,494	(29,639)
Financing activities
Net decrease in borrowings (maturities of 90 days or less)	(181)	(783)
Proceeds from borrowings (maturities longer than 90 days)	489,810	60,398
Principal payments on debt	(501,419)	(15,910)
Payment of deferred financing fees	(17,115)	(8,171)

Net cash (used in) provided by financing activities	(28,905)	35,534
Effect of exchange rate changes on cash flows	(169)	88

Net increase in cash	4,256	9,448
Cash and cash equivalents at beginning of period	38,701	23,039

Cash and cash equivalents at end of period	$42,957	$32,487

See accompanying notes.

Xerium Technologies, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(Dollars in thousands, except per share data)

1. Company History

Xerium Technologies, Inc. (the “Company”) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper—clothing and roll covers. Its operations are strategically located in the major paper-making regions of the world, including North America, Europe, South America and Asia-Pacific.

Debt Refinancing

On May 26, 2011, the Company completed a refinancing transaction, which replaced certain of its then outstanding indebtedness with a private placement of $240 million of its 8.875% senior unsecured notes due 2018 (the “Notes”) and a new approximately $278 million multi-currency senior secured credit facility (the “New Credit Facility”), comprised of approximately $248 million of senior secured term loans and a $30 million senior secured revolving credit facility. The goal of the refinancing was to extend the maturity of, and fix the interest rate on, a portion of the Company’s debt, while providing increased operational flexibility. See Note 6 for a discussion of the Notes and New Credit Facility.

Chapter 11 Filing, Emergence and Plan of Reorganization

On March 30, 2010, the Company and certain of its subsidiaries (the “Debtor Subsidiaries”) filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), and on April 1, 2010, following approval by the Bankruptcy Court, the Company entered into a debtor-in-possession financing facility consisting of a $20,000 revolving credit facility and $60,000 term loan (the “DIP Facility”). On May 25, 2010 (the “Effective Date”), the Company’s amended joint prepackaged plan of reorganization (the “Plan”) became effective and the Company and the Debtor Subsidiaries emerged from Chapter 11. Pursuant to the Plan, on the Effective Date:

•

20 million shares of new common stock of the Company, par value $0.001 (the “New Common Stock”) were authorized, of which an aggregate of 14,970,050 shares were issued and outstanding, as described below. In addition, 1,000,000 shares of preferred stock of the Company, par value $0.001, were authorized, of which 20,000 shares are designated as Series A Junior Participating Preferred Stock;

•

All of the shares of the Company’s common stock outstanding (the “Old Common Stock”), par value $0.01, were canceled and replaced with 2,566,150 shares of New Common Stock, which was equivalent to a 20 to 1 reverse split of the Old Common Stock;

•

The Company’s lenders under its pre-petition credit facility and the interest rate swap termination counterparties (collectively, the “Lenders”) received, among other things, their ratable shares of (a) $10,000 in cash, (b) $410,000 in principal amount of term notes, issued pursuant to the Company’s post-reorganization senior credit facility (“Amended and Restated Credit Facility”), and (c) 12,403,900 shares of New Common Stock; and

•

Holders of the Company’s Old Common Stock also received four-year warrants to purchase an aggregate of 1,663,760 shares of New Common Stock (the “Warrants”) at an exercise price of $19.55 per share, representing approximately 0.0324108 Warrants for each share of Old Common Stock.

Accounting for the Reorganization

As a result of the Company’s Chapter 11 case, its financial statements were prepared in accordance with the Accounting Standards Codification (“ASC”) Topic 852, Reorganizations (“Topic 852”). Topic 852, under its fresh-start reporting principals, requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from those that are associated with the ongoing operations of the business. Because the reorganization value of the Company’s assets was greater than the sum of its post-petition liabilities and allowed claims, the Company did not adopt the fresh-start reporting principles of Topic 852.

Reorganization expenses are presented separately in the accompanying unaudited condensed consolidated statements of operations and represent expenses that the Company identified as directly relating to the reorganization. These expenses for the three and nine months ended September 30, 2010 are summarized below. As the reorganization concluded in 2010, there were no reorganization expenses in the three and nine months ended September 30, 2011.

	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
Legal and professional fees	$799	$15,691
Loss on extinguishment of debt	—	14,400
Write-off of deferred financing costs on pre-petition credit facility	—	14,283

	$799	$44,374

Restricted Cash

At December 31, 2010, the Company had $13,701 of restricted cash, which was classified as a current asset. The restricted cash served as collateral for letters of credit. The cash was held in custody by the issuing bank, and was restricted as to withdrawal or use and had been invested in money market funds. Income from these funds was paid to the Company. Under the New Credit Facility, there is no requirement for cash collateral for letters of credit; therefore, the Company has no restricted cash at September 30, 2011.

Asset Sales

During the third quarter of 2011, the Company sold its Geelong, Australia facility for a net purchase price of $5.4 million that resulted in a gain of $0.4 million. The Company entered into a separate lease agreement in the third quarter of 2011 with the purchaser whereby the Company is leasing back this sold property from the purchaser for a period of five years with annual lease payments of $0.5 million. In accordance with ASC 840-40, Sale-leaseback Transactions, the Company deferred the gain on the sale of $0.4 million and will recognize this over the life of the lease as a reduction to rent expense.

2. Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements at September 30, 2011 and for the three and nine months ended September 30, 2011 and 2010 include the accounts of the Company and its wholly-owned and majority-owned subsidiaries and have been prepared in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, such financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. The interim results presented herein are not necessarily indicative of the results to be expected for the entire year. In management’s opinion, these unaudited condensed consolidated interim financial statements contain all adjustments of a normal recurring nature necessary for a fair presentation of the financial statements for the interim periods presented. These unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s audited condensed consolidated financial statements for the year ended December 31, 2010 as reported on Form 10-K filed on March 11, 2011.

3. Accounting Policies

Derivatives and Hedging

As required by ASC Topic 815, Derivatives and Hedging (“Topic 815”), the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.

The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting under Topic 815. See Note 4 for further discussion on the Company’s derivatives.

Goodwill

The Company accounts for goodwill and other intangible assets in accordance with ASC Topic 350, Intangibles—Goodwill and Other Intangible Assets (“Topic 350”). Topic 350 requires that goodwill and intangible assets that have indefinite lives not be amortized, but instead, must be tested at least annually for impairment or whenever events or business conditions warrant. During the nine months ended September 30, 2011, the Company evaluated events and business conditions to determine if a test for an impairment of goodwill was warranted. No such events or business conditions took place during this period; therefore, no test was determined to be warranted at September 30, 2011.

Warranties

The Company offers warranties on certain products that it sells. The specific terms and conditions of these warranties vary depending on the product sold, the country in which the product is sold and arrangements with the customer. The Company estimates the costs that may be incurred under its warranties and records a liability for such costs. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. The Company periodically assesses the adequacy of its recorded warranty claims and adjusts the amounts as necessary. Below represents the changes in the Company’s warranty liability for the nine months ended September 30, 2011:

	Balance at December 31, 2010	Charged to Cost of Sales	Effect of Foreign Currency Translation	Settlements	Balance at September 30, 2011
For the nine months ended September 30, 2011	$1,688	$1,934	$31	$(1,509)	$2,144

Net Income (loss) Per Common Share

Net income (loss) per common share has been computed and presented pursuant to the provisions of ASC Topic 260, Earnings per Share (“Topic 260”). Net income (loss) per share is based on the weighted-average number of shares outstanding during the period. As of September 30, 2011 and 2010, the Company had outstanding restricted stock units (“RSUs”), deferred stock units (“DSUs”), warrants and options. For the three and nine months ended September 30, 2010 the Company excluded the dilutive impact of potential future issuances of common stock underlying the Company’s RSUs, DSUs, stock options and warrants from the calculation of diluted average shares outstanding because their effect would have been anti-dilutive as the Company had net losses for those periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Weighted-average common shares outstanding—basic	15,135,309	14,970,050	15,059,320	8,350,635
Dilutive effect of stock-based compensation awards outstanding	9,359	—	9,359	—

Weighted-average common shares outstanding—diluted	15,144,668	14,970,050	15,068,679	8,350,635

New Accounting Standards

In September of 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08 Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). The amendments in this update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company is currently evaluating the effect this update will have on its Consolidated Financial Statements.

4. Derivatives and Hedging

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. From time to time, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known cash amounts, the value of which are determined by interest rates or foreign exchange rates.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company uses interest rate caps and interest rate swaps as part of its interest rate risk management strategy. Interest rate caps designated as cash flow hedges protect the Company from increases in interest rates above the strike rate of the interest rate cap. Interest rate swaps designated as cash flow hedges involved the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

On August 8, 2011, the Company entered into two interest rate cap agreements with certain financial institutions, with notional amounts totaling $114.4 million, whereby the Company limits its variable interest rate exposure to the strike rate of the interest rate cap agreements. Under the terms of the interest rate cap agreements, the Company will receive payments based on the spread in rates if the three-month LIBOR rate increases above the negotiated cap rates of 3.0%. The interest rate caps are considered designated hedging instruments, classified as Level 2 in the fair value hierarchy. Changes in fair value will be deferred in other comprehensive income and the cap purchase price will be reclassified from other comprehensive income into earnings as interest expense over the life of the agreements. The fair value of the interest rate caps was $272 at September 30, 2011. An unrecognized loss of ($438) was recorded in other comprehensive income at September 30, 2011.

The Company had previously entered into interest rate swaps to hedge variable interest related to its prior senior debt and foreign exchange contracts to protect the U.S. dollar value of certain assets and obligations. On December 31, 2009, the Company terminated with the counterparties all of its outstanding interest rate swap liabilities of $20,036 and converted them into notes payable to such counterparties. The Company has not entered into any new interest rate swap agreements since that time.

The Company’s prior interest rate swaps were considered designated hedging instruments through August 31, 2009. Effective September 1, 2009, the interest rate swaps were no longer designated hedging instruments. During 2010, the Company amortized the mark to market balances related to these interest rate swaps from accumulated other comprehensive income to interest expense. The Company recognized an expense of $2,160 and $7,518 related to its derivative financial instruments in the three months ended September 30, 2010 and the nine months ended September 30, 2010, respectively, which was included in interest expense in its Condensed Consolidated Statements of Operations for those same periods. The nine months ended September 30, 2010 included the amortization of an additional $735 from accumulated other comprehensive income to interest expense, as the Company determined it was probable that interest payments on certain debt would not occur.

Although these interest rate swaps were subject to mark to market accounting through earnings effective September 1, 2009, prior to their termination with the counterparties as discussed above, they effectively fixed, from a cash flow hedge perspective through December 31, 2010, the interest rate at 10.75% on approximately 79% of the term loan portion of the Company’s pre-petition credit facility. As a result of the termination of the interest rate swaps, the interest rate on the term loan portion of the credit facility was no longer effectively fixed through December 31, 2010, the original term of the swaps.

Because the Company has no outstanding interest rate swaps, the Company’s financial statements are exposed to the effects of interest rate fluctuations below the strike rate negotiated in the interest rate cap agreements, which could have a material impact on its results of operations.

Non-designated Hedges of Foreign Exchange Risk

Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to foreign exchange rates, but do not meet the strict hedge accounting requirements of Topic 815. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly to earnings.

The Company, from time to time, may enter into foreign exchange forward contracts to fix currencies at specified rates based on expected future cash flows to protect against the fluctuations in cash flows resulting from sales denominated in foreign currencies (cash flow hedges). Additionally, to manage its exposure to fluctuations in foreign currency on intercompany balances and certain purchase commitments, the Company from time to time may use foreign exchange forward contracts (fair value hedges).

As of September 30, 2011 and December 31, 2010, the Company had outstanding derivatives that were not designated as hedges in qualifying hedging relationships. The value of these contracts is recognized at fair value based on market exchange forward rates and is recorded in other assets (liabilities) on the Condensed Consolidated Balance Sheet. The fair value of these derivatives at September 30, 2011 and December 31, 2010 was $913 and $(222), respectively. The change in fair value of these contracts is included in foreign exchange gain (loss) and was $1,021 and $(1) for the three months ended September 30, 2011 and 2010, respectively, and $457 and $21 for the nine months ended September 30, 2011 and 2010, respectively, and is recorded in the Condensed Consolidated Statements of Operations.

5. Inventories, net

The components of inventories are as follows at:

	September 30, 2011	December 31, 2010
Raw materials	$22,670	$19,144
Work in process	29,334	27,065
Finished units (includes consigned inventory of $13,317 and $11,784, respectively)	39,360	35,718

	$91,364	$81,927

6. Long-term Debt

At September 30, 2011 and December 31, 2010, long-term debt consisted of the following:

	September 30, 2011	December 31, 2010
Senior Bank Debt (Secured):
First lien debt, payable quarterly, U.S. Dollar denominated—LIBOR, 6.5% as of December 31, 2010	$—	$59,701
Second lien debt, payable quarterly, U.S. Dollar denominated—LIBOR, 8.25% as of December 31, 2010	—	228,248
Second lien debt, payable quarterly, Euro denominated—EURIBOR, 8.25% as of December 31, 2010	—	137,814
Second lien debt, payable quarterly, Canadian Dollar denominated—CDOR, 8.25% as of December 31, 2010	—	49,800
First lien debt, payable quarterly, U.S. Dollar denominated—LIBOR, 5.5% as of September 30, 2011, matures May of 2017	119,679	—
First lien debt, payable quarterly, Euro denominated—EURIBOR, 5.8% as of September 30, 2011, matures May of 2017	112,016	—

	231,695	475,563
Senior Notes (Unsecured), payable semi-annually—U.S. Dollar denominated, interest rate fixed at 8.875%, matures June of 2018	240,000	—
Other Long-Term Debt:
Unsecured, interest rate fixed at 2.00% to 2.50%, Euro denominated, primarily short-term	1,714	2,035
Unsecured, interest rate fixed at 1.31% to 3.40%, Yen denominated, primarily short-term	1,947	3,579

	475,356	481,177
Less current maturities	5,325	12,794

Total	$470,031	$468,383

On May 26, 2011, the Company completed a refinancing transaction, which replaced certain of its then outstanding indebtedness with a private placement of $240 million aggregate principal amount of 8.875% senior unsecured notes (the “Notes”) and a new approximately $278 million multi-currency senior secured credit facility (the “New Credit Facility”), comprised of approximately $248 million of senior secured term loans and a $30 million senior secured revolving credit facility. The interest rates under the New Credit Facility are calculated, at our option, as the Alternate Base Rate as defined in the New Credit Facility, LIBOR or EURIBOR, subject to a minimum of 2.25%, 1.25% and 1.25%, respectively, plus, in each case, a margin.

The Company paid $17.1 million in deferred financing costs related to the Notes and New Credit Facility. This amount is classified as an intangible asset in the Condensed Consolidated Balance Sheet at September 30, 2011. In addition, in accordance with ASC 470-50, Modifications and Extinguishments of Debt, the Company wrote off $2.9 million of deferred financing costs related to its previous indebtedness as a result of this refinancing. This amount has been classified as a loss on extinguishment of debt in the September 30, 2011 Condensed Consolidated Statement of Operations.

As of September 30, 2011, an aggregate of $16.9 million is available for additional borrowings under the New Credit Facility. This availability represents the $30.0 million Revolving Facility less $13.1 million of that facility committed for letters of credit.

Notes

Interest on the Notes is payable semiannually in cash in arrears on June 15 and December 15 of each year, commencing on December 15, 2011. The Notes are the Company’s senior unsecured obligations, and are guaranteed by each of the Company’s direct and indirect wholly-owned domestic subsidiaries (the “Notes Guarantors”). They rank equal in right of payment with the Company’s existing and future senior indebtedness and senior in right of payment to any of the Company’s existing and future subordinated indebtedness. The Notes are effectively subordinated to all of the Company’s secured debt, including the New Credit Facility and related guarantees, to the extent of the value of the assets securing such debt and structurally subordinated to all of the existing and future liabilities of its subsidiaries that do not guarantee the Notes. Subject to the terms of the New Credit Facility, the Notes may be redeemed by the Company at specified redemption prices which vary depending on the timing of the redemption.

The Notes contain covenants, subject to certain exceptions, that restrict the Company’s ability and the ability of certain of its subsidiaries to, among other things:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions to stockholders;

•	purchase or redeem capital stock or subordinated indebtedness;

•	make certain investments;

•	create liens;

•	incur restrictions on the ability of our subsidiaries to make dividends or make other payments to us;

•	sell assets or engage in sale-leaseback transactions;

•	consolidate or merge with or into other companies or transfer all or substantially all of its assets; and

•	engage in certain transactions with affiliates.

As disclosed in previous SEC filings, in connection with the private placement of the Notes, the Notes Guarantors and the Company entered into a registration rights agreement, dated May 26, 2011 with the initial purchasers of the Notes.

New Credit Facility

The New Credit Facility provides for:

•	a six-year $125.0 million senior secured term loan facility, borrowed by the Company, the proceeds of which were used to refinance certain of its existing indebtedness (the “U.S. Term Loan”);

•

a six-year €87.0 million senior secured term loan facility, borrowed by Xerium Technologies Limited, a wholly-owned indirect subsidiary of the Company organized under the laws of England and Wales, the proceeds of which were used to refinance certain of the Company’s existing indebtedness (the “Euro Term Loan” and together with the U.S. Term Loan, the “Term Loans”);

•

a five-year $30.0 million senior secured revolving credit facility, available to the Company, and an uncommitted incremental amount of $10 million, the proceeds of which will be used for working capital and general corporate purposes and include sub-limits available for letters of credit (the “Revolving Facility”); and

•

an uncommitted incremental credit facility (the “Incremental Facility”) allowing for increases under the Revolving Facility and Term Loans with the same terms, and borrowing of new tranches of term loans, up to an aggregate principal amount not to exceed the greater of (i) $100.0 million and (ii) the Company’s Adjusted EBITDA (as defined in the New Credit Facility) over the prior 12-month period, provided that increases under the Revolving Facility shall not exceed $35.0 million.

The loans under the New Credit Facility are required to be permanently repaid with 100% of the net proceeds of assets sales, dispositions, issuances of certain debt obligations and insurance, in each case, subject to certain exceptions and 50% of annual excess cash flows (as specified in the New Credit Facility) subject to certain adjustments.

The obligations under the New Credit Facility are guaranteed by all of the Company’s existing and future direct and indirect subsidiaries that are organized in the United States (subject to certain exceptions in the case of immaterial subsidiaries and joint ventures) and certain of its direct and indirect foreign subsidiaries, provided that non-U.S. guarantors are only liable for obligations of Xerium Technologies Limited and certain other non-U.S. guarantors.

In addition, the obligations under the New Credit Facility are secured by a first-priority perfected security interest in substantially all of the assets of the Company, Xerium Technologies Limited and such subsidiary guarantors (collectively, the “Loan Parties”), in each case, now owned or later acquired, subject to certain exceptions and legal and tax considerations and requirements, including that only 66% of the voting capital stock of the domestic Loan Parties’ “first-tier” non-U.S. subsidiaries are pledged in respect of the obligations of the Company and the U.S. guarantors under the New Credit Facility.

The New Credit Facility contains customary covenants that, subject to certain exceptions, restrict the Company’s ability to, among other things:

•	pay dividends or redeem or repurchase equity interests;

•	prepay, redeem or purchase other debt, including the Notes;

•	create liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	incur additional indebtedness;

•	amend or otherwise alter debt and other material agreements;

•	make capital expenditures;

•	engage in mergers, acquisitions and asset sales (other than certain permitted acquisitions and asset sales);

•	engage in certain transactions with affiliates; and

•	engage in businesses that are not related to our existing business.

The New Credit Facility includes specified financial covenants, requiring the Company to maintain certain consolidated leverage and interest coverage ratios and limiting its ability to make capital expenditures in excess of specified amounts.

In addition, the New Credit Facility contains, among other restrictions, certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, and certain events of bankruptcy, and certain events under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), material judgments, actual or asserted failures of any guarantee or security document supporting the New Credit Facility to be in full force and effect and a change in control. If an event of default occurs, the lenders under the New Credit Facility would be entitled to take various enforcement actions, including acceleration of amounts due under the New Credit Facility and all actions permitted to be taken by a secured creditor.

The aggregate scheduled principal payments over the term of the New Credit Facility, the Notes and other existing debt are shown below:

	New Credit Facility (in USD)	Notes (in USD)	Other Debt (in USD)	Total Scheduled Principal Payments including balloon payments (in USD)
2011 (fourth quarter)	$604	$—	$2,905	$3,509
2012	2,420	—	756	3,176
2013	2,420	—	—	2,420
2014	2,420	—	—	2,420
2015	2,420	—	—	2,420
2016 and thereafter	221,411	240,000	—	461,411

	$231,695	$240,000	$3,661	$475,356

Additionally, the following table outlines the estimated future interest payments to be made under the New Credit Facility and Notes over the term of the obligations:

Total Estimated Interest Payments Converted into U.S. Dollars at September 30, 2011 Exchange Rates (in USD thousands)
2011 (fourth quarter)	$15,178
2012	34,759
2013	34,615
2014	34,529
2015	34,390
2016 and thereafter	71,164

$224,635

As of September 30, 2011 and December 31, 2010, the carrying value of the Company’s long-term debt is $475,356 and $481,177, respectively, and exceeds its fair value of approximately $428,927 and $470,177, respectively. The Company determined the fair value of its debt utilizing significant other observable inputs (Level 2 of the fair value hierarchy).

7. Income Taxes

The Company utilizes the asset and liability method for accounting for income taxes in accordance with ASC Topic 740, Income Taxes (“Topic 740”). Under Topic 740, deferred tax assets and liabilities are determined based on the difference between their financial reporting and tax basis. The assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company reduces its deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In making this determination, the Company evaluates all available information including the Company’s financial position and results of operations for the current and preceding years, as well as any available projected information for future years.

As of September 30, 2011, the Company had a valuation allowance in place for certain of its deferred tax assets due to the Company’s accumulated loss position, and its uncertainty around the future profitability in certain of its tax jurisdictions. The valuation allowance primarily relates to deferred tax assets for available net operating loss carryforwards in the United States, the United Kingdom, Canada, Germany, Sweden, France and Australia. While the Company believes it has adequately provided for its income tax assets and liabilities in accordance with the FASB income tax guidance, it recognizes that adverse determinations by taxing authorities, or changes in tax laws and regulations could have a material adverse effect on its consolidated financial position, results of operations or cash flows.

For the three and nine months ended September 30, 2011, the provision for income taxes was $3,264 and $9,711, respectively, as compared with $4,318 and $11,504 for the three and nine months ended September 30, 2010, respectively. Our effective income tax rate for the nine months ended September 30, 2011 was 62.8% as compared with our effective rate for the nine months ended September 30, 2010 of (18.5)%. Our effective income tax rate is primarily impacted by income we earn in tax paying jurisdictions relative to income we earn in non-tax paying jurisdictions. The majority of income recognized for purposes of computing our effective tax rate is earned in countries where the statutory income tax rates range from 25% to 41%; however, permanent income adjustments recorded against pre-tax earnings may result in an effective tax rate that is higher or lower than the statutory tax rate in these jurisdictions. We generate losses in certain jurisdictions for which we receive no tax benefit as the deferred tax assets in these jurisdictions (including the net operating losses) are fully reserved in our valuation allowance. For this reason, we recognize minimal income tax expense or benefit in these jurisdictions, of which the most material jurisdictions are the United States, the United Kingdom and Australia. Due to these reserves, the geographic mix of our pre-tax earnings has a direct correlation with how high or low our annual effective tax rate is relative to consolidated earnings.

As of September 30, 2011, the Company had a gross unrecognized tax benefit of $9,108. The unrecognized tax benefit decreased by approximately $179 during the nine months ended September 30, 2011 as a result of foreign currency effects, statute expirations and ongoing changes in currently reserved positions. The Company’s policy is to recognize interest and penalties related to income tax matters as income tax expense, which were immaterial for the nine months ended September 30, 2011 and 2010. The tax years 2000 through 2010 remain open to examination in a number of the major taxing jurisdictions to which the Company and its subsidiaries are subject.

As discussed in Note 1, the Company emerged from Chapter 11 bankruptcy protection on May 25, 2010. The Company’s review of the potential impact of the overall plan of reorganization resulted in no material change in its tax position. In December 2010, as a result of the debt reorganization, the Company provided for the impairment of a portion of the deferred tax asset related to its German federal and trade loss carryforwards; however, the impaired amount was not deemed material to the overall financial statements.

8. Pensions, Other Post-retirement and Post-employment Benefits

The Company accounts for its pensions, other post-retirement and post-employment benefit plans in accordance with ASC Topic 715, Compensation—Retirement Benefits (“Topic 715”). The Company has defined benefit pension plans covering substantially all of its U.S. and Canadian employees and employees of certain subsidiaries in other countries. Benefits are generally based on the employee’s years of service and compensation. These plans are funded in conformity with the funding requirements of applicable government regulations. The Company has post-employment plans in various countries which consist primarily of payments to be made to employees upon termination of employment, as defined, and are accrued according to local statutory laws in the respective countries. The Company also sponsors various unfunded defined contribution plans that provide for retirement benefits to employees, some in accordance with local government requirements. The Company also maintains a funded retirement savings plan for U.S. employees which is qualified under Section 401(k) of the U.S. Internal Revenue Code. The plan allows eligible employees to contribute up to 15% of their compensation (plus catch-up contributions for participants over age 50), with the Company matching 200% of the first 1% of employee compensation and 100% of the next 4% of employee compensation. During the first quarter of 2009, the Company had suspended the plan, but reinstated it in 2010. The following represents the approximate matching contribution expense for the three and nine months ended September 30, 2011 and 2010:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Matching contribution expense	$430	$401	$1,310	$1,244

As required by Topic 715, the following tables summarize the components of net periodic benefit cost:

Defined Benefit Plans

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Service cost	$679	$953	$2,090	$2,857
Interest cost	1,939	1,641	5,968	5,026
Expected return on plan assets	(1,413)	(1,001)	(4,350)	(3,009)
Amortization of prior service cost	4	4	12	11
Amortization of net loss	355	196	1,093	559

Net periodic benefit cost	$1,564	$1,793	$4,813	$5,444

9. Comprehensive Income (Loss) and Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) for the three and nine months ended September 30, 2011 and 2010 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss)	$3,488	$(3,656)	$5,758	$(73,824)
Foreign currency translation adjustments	(22,906)	11,521	(10,429)	4,333
Pension liability changes under Topic 715	1,481	(757)	656	312
Change in value of derivative instruments	(438)	1,936	(438)	7,576

Comprehensive (loss) income	$(18,375)	$9,044	$(4,453)	$(61,603)

The components of accumulated other comprehensive income (loss) are as follows:

	Foreign Currency Translation Adjustment	Pension Liability Changes Under Topic 715	Change in Value of Derivative Instruments	Accumulated Other Comprehensive Income Gain (Loss)
Balance at December 31, 2010	$25,007	$(27,384)	$—	$(2,377)
Current period change, net of tax	(10,429)	656	(438)	(10,211)

Balance at September 30, 2011	$14,578	$(26,728)	$(438)	$(12,588)

10. Restructuring and Impairments Expense

Restructuring and impairments expense included in the Company’s Condensed Consolidated Statements of Operations are the result of its long-term strategy to reduce production costs and improve long-term competitiveness. Restructuring and impairments expense consists principally of severance costs related to reductions in work force and of facility costs and impairments of assets principally related to closing facilities and/or shifting production from one facility to another. Facility costs are principally comprised of costs to relocate assets to the Company’s other facilities, operating lease termination costs and other associated costs. The Company recognizes and measures its liability for costs associated with an exit or disposal activity at its fair value in the period in which the liability is incurred. These exit or disposal costs are accrued at the date where restructuring was both approved by the Company’s Board of Directors and communicated to the employees based on an estimate of amounts that will be paid to affected employees in accordance with ASC 420.

During the three and nine months ended September 30, 2011, the Company recorded restructuring expenses of $577 and $1,287, respectively. The Company expects to incur restructuring expenses of up to $2.0 million in the aggregate during 2011. These costs are primarily related to the continuation of the streamlining of its operations. In addition, in the first quarter of 2011, the Company completed the sale of its Sherbrooke, Canada facility, with net proceeds of approximately $1.6 million and a gain of $0.3 million. This facility was held for sale at December 31, 2010. The table below sets forth for the nine months ended September 30, 2011 and 2010, the significant components and activity under restructuring programs and asset impairments:

	Balance at December 31, 2010	Charges		Write-offs	Currency Effects	Cash Payments	Balance at September 30, 2011
Severance	$2,255	$445		$—	$(53)	$(1,590)	$1,057
Facility costs and other	471	440		—	60	(450)	521
Asset impairments	—	—		—	—	—	—

Total	$2,726	$885	(1)	$—	$7	$(2,040)	$1,578

	Balance at December 31, 2009	Charges	Write-offs	Currency Effects	Cash Payments	Balance at September 30, 2010
Severance	$536	$3,244	$—	$(32)	$(1,939)	$1,809
Facility costs and other	1,478	1,318	—	(13)	(1,550)	1,233
Asset impairments	—	2,871	(2,871)	—	—	—

Total	$2,014	$7,433	$(2,871)	$(45)	$(3,489)	$3,042

(1)	Amount excludes $402 related to a Canadian pension plan termination charge reclassified out of Accumulated Other Comprehensive Income, rather than recorded in the accrual above.

Restructuring and impairments expense by segment, which is not included in Segment Earnings (Loss) in Note 11, is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Clothing	$13	$2,498	$327	$2,760
Roll Covers	564	567	960	3,725
Corporate	—	257	—	948

Total	$577	$3,322	$1,287	$7,433

11. Business Segment Information

The Company is a global manufacturer and supplier of consumable products used primarily in the production of paper and is organized into two reportable segments: Clothing and Roll Covers. The Clothing segment represents the manufacture and sale of synthetic textile belts used to transport paper along the length of papermaking machines. The Roll Covers segment primarily represents the manufacture and refurbishment of covers used on the steel rolls of papermaking machines. The Company manages each of these operating segments separately.

Management evaluates segment performance based on earnings before interest, taxes, depreciation and amortization and before allocation of corporate charges. Such measure is then adjusted to exclude items that are of an unusual nature and are not used in measuring segment performance or are not segment specific (“Segment Earnings (Loss)”). The accounting policies of these segments are the same as those for the Company as a whole. Inter-segment net sales and inter-segment eliminations are not material for any of the periods presented.

Summarized financial information for the Company’s reportable segments is presented in the tables that follow for the three and nine months ended September 30, 2011 and 2010, respectively.

	Clothing	Roll Covers	Corporate	Total
Three Months Ended September 30, 2011:
Net Sales	$97,515	$50,712	$—	$148,227
Segment Earnings (Loss)	20,757	10,396	(2,548)
Three Months Ended September 30, 2010:
Net Sales	$90,317	$45,582	$—	$135,899
Segment Earnings (Loss)	20,560	11,123	(2,590)

	Clothing	Roll Covers	Corporate	Total
Nine Months Ended September 30, 2011:
Net Sales	$291,085	$150,686	$—	$441,771
Segment Earnings (Loss)	63,026	31,216	(9,296)
Nine Months Ended September 30, 2010:
Net Sales	$268,016	$135,725	$—	$403,741
Segment Earnings (Loss)	60,942	30,961	(11,704)

Provided below is a reconciliation of Segment Earnings (Loss) to income before provision for income taxes for the three and nine months ended September 30, 2011 and 2010, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Segment Earnings (Loss):
Clothing	$20,757	$20,560	$63,026	$60,942
Roll Covers	10,396	11,123	31,216	30,961
Corporate	(2,548)	(2,590)	(9,296)	(11,704)
Non-cash compensation and related expenses	(172)	(2,068)	(2,253)	(5,498)
Net interest expense	(9,873)	(12,020)	(29,709)	(44,529)
Depreciation and amortization	(11,231)	(10,222)	(33,302)	(30,763)
Restructuring and impairment expense	(577)	(3,322)	(1,287)	(7,433)
Loss on debt extinguishment	—	—	(2,926)	—
Financial restructuring expense	—	—	—	(9,922)

Income (loss) before reorganization expenses and provision for income taxes	$6,752	$1,461	$15,469	$(17,946)

12. Commitments and Contingencies

The Company is involved in various legal matters, which have arisen in the ordinary course of business as a result of various immaterial labor claims, taxing authority reviews and other legal matters. As of September 30, 2011, the Company accrued an immaterial amount in its financial statements for these matters for which the Company (1) believed the possibility of loss was either probable or possible, and (2) was able to estimate the damages. The Company does not believe that the ultimate resolution of these matters will have a material adverse effect on its financial position, results of operations or cash flow.

The Company believes that any additional liability in excess of amounts provided which may result from the resolution of legal matters will not have a material adverse effect on the financial condition, liquidity or cash flow of the Company.

13. Stock-Based Compensation and Stockholders’ Equity

The Company records stock-based compensation expense in accordance with ASC Topic 718, Accounting for Stock Compensation and has used the straight-line attribution method to recognize expense for time-based RSUs and DSUs. The Company recorded stock-based compensation expense during the three and nine months ended September 30, 2011 and 2010 as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
RSU and DSU Awards (1)	$634	$568	$1,942	$3,173
Management Incentive/Performance Award Programs (2)	(462)	1,500	311	1,500
Stock Awards (3)	—	—	—	825

Total	$172	$2,068	$2,253	$5,498

(1)	Related to restricted stock units and deferred stock units awarded in and prior to 2011. In 2010, in connection with the reorganization, certain performance-based restricted stock unit plans were accelerated, and resulted in the recognition of approximately $1.7 million in additional stock compensation.

(2)	For 2011, the amount represents the estimated value of RSU awards to be made under the 2011 Management Incentive Compensation Program (the “2011 MIC”), which was approved by the Company’s Board of Directors on March 15, 2011. This amount decreased from the second quarter of 2011, reflecting estimated operating results for 2011 at September 30, 2011. For 2010, the amount represents the estimated value of RSU awards to be made under the 2010 Management Incentive Compensation Program (the “2010 MIC”), which was approved by the Company’s Board of Directors on September 22, 2010. See further discussion below.
(3)	For 2010, the amount represents a total of 39,764 shares of common stock that were sold to Mr. Stephen Light, the Company’s Chairman, President and Chief Executive Officer, on January 5, 2010.

Summary of Activity under the Long-Term Incentive Plans

On September 22, 2010, the Board approved the Company’s 2010-2012 Long-Term Incentive Plan (the “2010 LTIP”) under the 2010 Equity Incentive Plan (the “2010 Plan”). Awards under the 2010 LTIP are both time-based and performance-based. Awards will be paid in the form of restricted stock units or shares of common stock of the Company, as described below. Time-based awards under the 2010 LTIP were approved in the form of 122,260 time-based restricted stock units granted on October 29, 2010 under the Company’s 2010 Plan. As of March 31, 2011, 43,651 time-based restricted stock units vested in accordance with the 2010 LTIP and were converted to common stock, with the remaining 78,609 time-based restricted stock units to vest in equal installments on March 31, 2012 and March 10, 2013. These will be converted into shares of common stock as they vest. Performance-based awards under the 2010 LTIP will vest (a) if the participant remains continuously employed with the Company through December 31, 2012 and (b) on a sliding scale ranging from 0% to 110% if the Company’s results fall between 80.1% and 110% of the specified three-year cumulative Adjusted EBITDA target as adjusted to reflect currency exchange rate fluctuations relative to the U.S. Dollar. Vested stock units will convert into shares of the Company’s common stock after the close of the three-year performance period ended December 31, 2012.

On March 15, 2011, the Board approved the Company’s 2011-2013 Long-Term Incentive Plan (the “2011 LTIP”) under the 2010 Plan. Awards under the 2011 LTIP are both time-based and performance-based. Awards will be paid in the form of restricted stock units or shares of common stock of the Company, as described below. Time-based awards under the 2011 LTIP were approved in the form of 9,252 time-based restricted stock units granted on March 15, 2011 under the Company’s 2010 Plan. These time-based restricted stock units will vest in equal installments on March 31, 2012, March 31, 2013 and March 31, 2014, and will be converted into shares of common stock as they vest. Performance-based awards under the 2011 LTIP were approved in the form of 17,183 performance-based restricted stock units and will vest (a) if the participant remains continuously employed with the Company through December 31, 2013 and (b) on a sliding scale ranging from 0% to 110% if the Company’s results fall between 80.1% and 110% of the specified three-year cumulative Adjusted EBITDA target as adjusted to reflect currency exchange rate fluctuations relative to the U.S. Dollar. Vested stock units will convert into shares of the Company’s common stock after the close of the three-year performance period ended December 31, 2013.

Summary of Activity under the MIC Plans

On September 22, 2010, the Board approved the 2010 MIC, which was an amendment and restatement of the Company’s Performance Award Program for 2010. Under the 2010 MIC, payouts were determined by the Company’s performance against a specified Adjusted EBITDA metric for the 2010 fiscal year. Fifty percent of the 2010 MIC award earned was paid in cash of $2.5 million in March 2011 and fifty percent was paid in the form of approximately 164,000 restricted stock units in June 2011, based on an average per-share price within a collar. The 2010 MIC awards were paid out based on a sliding scale ranging from 35% if the metric is achieved at 95% of target up to 200% if the metric is achieved at 125% of target. The Adjusted EBITDA metric was adjusted to reflect currency fluctuations relative to the U.S. Dollar.

On March 15, 2011, the Board approved the 2011 Management Incentive Plan (“2011 MIC”). Under the 2011 MIC, eighty percent of the payouts will be determined by the Company’s performance against a specified Adjusted EBITDA metric for the 2011 fiscal year. The Adjusted EBITDA metric will be adjusted to reflect currency fluctuations relative to the U.S. Dollar. The remaining twenty percent of the payouts will be based on specified net sales targets, and will be adjusted to reflect currency fluctuations relative to the U. S. Dollar. The 2011 MIC awards will be paid out based on a sliding scale ranging from 35% if the metric is achieved at 95% of target up to 200% if the metric is achieved at 120% of target. Fifty percent of any 2011 MIC award earned will be paid in cash and fifty percent is expected to be paid in the form of common stock based on an average per-share price within a collar.

Summary of Activity under the Directors’ Deferred Stock Unit Plan

On March 15, 2011, the Board approved a new compensation plan for non-management directors (the “2011 DSU Plan”). Under this plan, each director is to receive an annual retainer of $112, to be paid on a quarterly basis in arrears beginning with the quarter ended June 30, 2011. Half of the annual retainer is payable in deferred stock units (“DSUs”), with the remaining half payable in cash. The non-management directors were awarded an aggregate 9,359 DSUs under the 2011 DSU Plan for service during the quarter ended September 30, 2011. In addition, in accordance with the 2011 DSU Plan, 6,685 DSUs were settled in Common Stock on October 4, 2011.

14. SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

On May 26, 2011, the Company closed on the sale of $240.0 million of 8.875% Senior Notes due in 2018 (the “2018 Notes”). The 2018 Notes are unsecured obligations of the Company and are fully and unconditionally guaranteed on a senior unsecured basis by all of the domestic wholly owned subsidiaries of the Company (the “Guarantors”). In accordance with Rule 3-10 of Regulation S-X promulgated under the Securities Act of 1933, the following condensed consolidating financial statements present the financial position, results of operations and cash flows of the Company (referred to as “Parent” for the purpose of this note only) on a Parent-only basis, the Guarantors on a Guarantors-only basis, the combined non-Guarantor subsidiaries and elimination entries necessary to arrive at the information for the Parent, the Guarantors and non-Guarantors subsidiaries on a consolidated basis.

Xerium Technologies Inc.

Condensed Consolidating Balance Sheets (Unaudited)

at September 30, 2011

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies, Inc.
ASSETS
Current assets:
Cash and cash equivalents	$7,351	$53	$35,553	$—	42,957
Accounts receivable, net	—	22,378	71,054	—	93,432
Intercompany Receivable	(96,111)	105,200	(9,089)	—	—
Inventories, net	—	20,200	72,451	(1,287)	91,364
Prepaid expenses	131	1,577	4,505	—	6,213
Other current assets	—	2,025	12,343	—	14,368

Total current assets	(88,629)	151,433	186,817	(1,287)	248,334
Investments	568,788	204,593	—	(773,381)	—
Property and equipment, net.	951	67,977	269,330	—	338,258
Goodwill	—	17,736	45,314	—	63,050
Intangible assets	13,613	7,541	2,665	—	23,819
Other assets	214	—	16,335	—	16,549

Total assets	$494,937	$449,280	$520,461	$(774,668)	$690,010

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	521	9,400	23,553	—	33,474
Accrued expenses	7,197	9,464	39,522	—	56,183
Current maturities of long-term debt	1,250	—	4,075	—	5,325

Total current liabilities	8,968	18,864	67,150	—	94,982
Long-term debt, net of current maturities	358,429	—	111,602	—	470,031
Intercompany Funding Loans	173,354	(301,964)	128,610	—	—
Deferred and long-term taxes	—	—	29,391	—	29,391
Pension, other post-retirement and post-employment obligations	7,814	5,700	54,428	—	67,942
Other long-term liabilities	—	—	12,609	—	12,609

Total stockholders equity	(53,628)	726,680	116,671	(774,668)	15,055

Total liabilities and stockholders’ equity	$494,937	$449,280	$520,461	$(774,668)	$690,010

Xerium Technologies Inc.

Condensed Consolidating Balance Sheets

at December 31, 2010

(Dollars in thousands)

	Total Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies Inc
ASSETS
Current assets:
Cash and cash equivalents	$6,345	$33	$32,323	$—	$38,701
Restricted Cash	13,701	—	—	—	13,701
Accounts receivable, net	—	23,098	70,234	—	93,332
Intercompany receivable	(89,179)	107,756	(18,577)	—	(0)
Inventories	—	18,729	64,404	(1,206)	81,927
Prepaid expenses	360	1,390	3,358	—	5,108
Other current assets	645	1,043	13,504	—	15,192

Total current assets	(68,128)	152,049	165,246	(1,206)	247,961
Property and equipment, net	763	71,330	289,177	—	361,270
Investments	481,697	129,654	577	(611,928)	—
Goodwill	—	17,737	43,221	—	60,958
Intangible assets	1,561	9,417	1,980	—	12,958
Other assets	—	—	16,419	577	16,996

TOTAL ASSETS	$415,893	$380,187	$516,620	$(612,557)	$700,143

LIABILITIES & STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Notes payable	$—	$—	$184	$—	$184
Accounts payable	673	10,528	30,485	—	41,686
Accrued expenses	(1,090)	11,164	37,603	—	47,677
Current maturity of longterm debt	4,906	917	6,971	—	12,794

Total current liabilities	4,489	22,609	75,243	—	102,341
Long-term debt less current maturities	252,692	46,585	169,106	—	468,383
Deferred and long-term taxes	—	—	28,506	—	28,506
Pension, other post-retirement and post-employment obligation	7,779	6,764	55,103	—	69,646
Other long-term liabilities	—	—	12,020	512	12,532
Minority interest	—	—	512	(512)	—
Intercompany loans	210,013	(332,129)	122,116	—	—
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(59,080)	636,358	54,014	(612,557)	18,735

TOTAL LIABILITIES & STOCKHOLDERS’ (DEFICIT) EQUITY	$415,873	$380,187	$516,620	$(612,557)	$700,143

Xerium Technologies Inc.

Condensed Consolidating Statement of Operation

For the three months ended September 30, 2011 (Unaudited)

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies, Inc.
Net sales	$—	$45,203	$115,432	$(12,408)	148,227
Costs and expenses:
Cost of products sold	(682)	32,233	74,867	(12,408)	94,010
Selling	—	5,861	13,956	—	19,817
General and administrative	148	2,016	11,838	—	14,002
Restructuring and impairments	—	100	477	—	577
Research and development	—	1,912	995	—	2,907

	(534)	42,122	102,133	(12,408)	131,313

Income from operations	534	3,081	13,299	—	16,914
Interest expense, net	(7,239)	1,961	(4,595)	—	(9,873)
Loss on extinguishment of debt	—	—	—	—	—
Equity in subsidiaries income (loss)	11,222	5,336	—	(16,558)	—
Foreign exchange (loss) gain	(862)	529	44	—	(289)

Income (loss) before reorganization expenses and provision for income taxes	3,655	10,907	8,748	(16,558)	6,752
Reorganization expenses	—	—	—	—	—

Income (loss) before provision for income taxes	3,655	10,907	8,748	—	6,752
Provision for income taxes	167	45	3,052	—	3,264

Net income (loss)	$3,488	$10,862	$5,696	$(16,558)	$3,488

Xerium Technologies Inc.

Condensed Consolidating Statement of Operations

For the three months ended September 30, 2010 (Unaudited)

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies Inc
NET SALES	$—	$42,188	$105,580	$(11,869)	$135,899
COSTS AND EXPENSES
Cost of products sold	(421)	28,977	66,585	(11,883)	83,258
Selling	—	5,210	12,833	—	18,043
General and administrative	3,017	1,735	10,900	—	15,652
Restructuring and impairments	257	147	2,918	—	3,322
Research and development	(5)	1,971	921	—	2,887

	2,848	38,040	94,157	(11,883)	123,162

INCOME FROM OPERATIONS	(2,848)	4,148	11,423	14	12,737
Dividend income (expense)	—	—	—	—	—
Interest expense, net	(7,170)	718	(5,568)	—	(12,020)
Foreign exchange (loss) gain	3,015	(2,521)	250	—	744
Equity in subsidiaries income (loss)	4,361	3,913	—	(8,274)	—

INCOME (LOSS) BEFORE REORGANIZATION EXPENSES AND PROVISION FOR INCOME TAXES	(2,642)	6,258	6,105	(8,260)	1,461
Reorganization expenses	(799)	—	—	—	(799)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(3,441)	6,258	6,105	(8,260)	662
Provision for income taxes	215	43	4,060	—	4,318

NET INCOME (LOSS)	$(3,656)	$6,215	$2,045	$(8,260)	$(3,656)

Xerium Technologies Inc.

Condensed Consolidating Statement of Operation

For the nine months ended September 30, 2011 (Unaudited)

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies, Inc.
Net sales	$—	$136,173	$343,288	$(37,690)	441,771
Costs and expenses:
Cost of products sold	(1,834)	97,105	218,106	(37,609)	275,768
Selling	—	17,188	42,660	—	59,848
General and administrative	5,132	5,968	36,460	—	47,560
Restructuring and impairments	—	714	573	—	1,287
Research and development	(3)	5,979	2,944	—	8,920

	3,295	126,954	300,743	(37,609)	393,383

Income from operations	(3,295)	9,219	42,545	(81)	48,388
Interest expense, net	(17,549)	5,749	(17,909)	—	(29,709)
Loss on extinguishment of debt	(2,903)	(6)	(17)	—	(2,926)
Foreign exchange (loss) gain	551	(948)	113	—	(284)
Equity in subsidiaries income (loss)	29,409	11,450	—	(40,859)	—

Income (loss) before reorganization expenses and provision for income taxes	6,213	25,464	24,732	(40,940)	15,469
Reorganization expense	—	—	—	—	—

Income (loss) before provision for income taxes	6,213	25,464	24,732	(40,940)	15,469
Provision for income taxes	455	154	9,102	—	9,711

Net income (loss)	$5,758	$25,310	$15,630	$(40,940)	$5,758

Xerium Technologies Inc.

Condensed Consolidating Statement of Operations

For the nine months ended September 30, 2010 (Unaudited)

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies Inc
NET SALES	$—	$123,155	$315,395	$(34,809)	$403,741
COSTS AND EXPENSES
Cost of products sold	(1,563)	85,537	198,598	(34,901)	247,671
Selling	—	15,313	38,673	—	53,986
General and administrative	20,156	5,091	34,850	—	60,097
Restructuring and impairments	947	454	6,032	—	7,433
Research and development	(18)	6,668	2,057	—	8,707

	19,522	113,063	280,210	(34,901)	377,894

INCOME FROM OPERATIONS	(19,522)	10,092	35,185	92	25,847
Dividend income (expense)	—	3,916	—	(3,916)	—
Interest expense, net	(27,150)	942	(18,321)	—	(44,529)
Foreign exchange (loss) gain	2,171	(1,736)	301	—	736
Equity in subsidiaries income (loss)	9,871	3,706	—	(13,577)	—

INCOME (LOSS) BEFORE REORGANIZATION EXPENSES AND PROVISION FOR INCOME TAXES	(34,630)	16,720	17,165	(17,401)	(17,946)
Reorganization expenses	(38,523)	(1,396)	(4,455)	—	(44,374)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(73,153)	15,524	12,710	(17,401)	(62,320)
Provision for income taxes	671	110	10,723	—	11,504

NET INCOME (LOSS)	$(73,824)	$15,414	$1,987	$(17,401)	$(73,824)

XERIUM Technologies Inc.

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2011 (Unaudited)

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies, Inc.
Operating activities
Net income (loss)	$5,758	$25,310	$15,630	$(40,940)	$5,758
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	2,253	—	—	—	2,253
Depreciation	177	6,044	25,352	—	31,573
Amortization of intangibles	—	1,659	70	—	1,729
Curtailment/settlement gain	—	—	402	—	402
Deferred financing cost amortization	(431)	204	1,840	—	1,613
Unrealized foreign exchange gain on revaluation of debt	—	—	1,070	—	1,070
Deferred taxes	—	—	2,246	—	2,246
Gain on disposition of property and equipment	—	(128)	(476)	—	(604)
Undistributed equity in loss (earnings) of subsidiaries	(29,409)	(11,450)	—	40,859	—
Loss on extinguishment of debt	2,903	6	17	—	2,926
Provision (credit) for doubtful accounts	—	438	295	—	733
Change in assets and liabilities which provided (used) cash:
Accounts receivable	11	281	(1,400)	—	(1,108)
Inventories	—	(1,470)	(9,260)	81	(10,649)
Prepaid expenses	228	(187)	(1,159)	—	(1,118)
Other current assets	645	(982)	(864)	—	(1,201)
Accounts payable and accrued expenses	6,623	(2,677)	(5,625)	—	(1,679)
Intercompany	6,932	2,559	(9,491)	—	—
Deferred and other long-term liabilities	(347)	(1,064)	(1,697)	—	(3,108)

Net cash provided by operating activities	(4,656)	18,542	16,950	—	30,836

Investing activities
Capital expenditures, gross	(365)	(2,712)	(15,853)	—	(18,930)
Proceeds from disposals of property and equipment	—	149	7,574	—	7,723
Restricted cash	13,701	—	—	—	13,701

Net cash used in investing activities	13,336	(2,563)	(8,279)	—	2,494

Financing activities
Funding loans	(95,252)	35,055	60,197	—	—
Net decrease in borrowings (maturities of 90 days or less)	—	—	(181)	—	(181)
Proceeds from borrowings (maturities longer than 90 days)	365,000	—	124,810	—	489,810
Principal payments on debt	(262,920)	(51,016)	(187,483)	—	(501,419)
Payment of deferred financing fees	(14,503)	—	(2,612)	—	(17,115)

Net cash (used in) provided by financing activities	(7,675)	(15,961)	(5,269)	—	(28,905)

Effect of exchange rate changes on cash flows	1	2	(172)	—	(169)

Net increase in cash	1,006	20	3,230	—	4,256
Cash and cash equivalents at beginning of period	6,345	33	32,323	—	38,701

Cash and cash equivalents at end of period	$7,351	$53	$35,553	$—	$42,957

XERIUM Technologies Inc.

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2010 (Unaudited)

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies, Inc.
Operating activities
Net income (loss)	$(73,824)	$15,414	$1,987	$(17,401)	$(73,824)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	5,212	—	—	—	5,212
Depreciation	249	5,863	22,914	—	29,026
Amortization of intangibles	—	1,657	80	—	1,737
Deferred financing cost amortization	5,063	153	505	—	5,721
Unrealized foreign exchange gain on revaluation of debt	—	—	(725)	—	(725)
Deferred taxes	—	—	4,305	—	4,305
Gain on disposition of property and equipment	—	(27)	(35)	—	(62)
Asset impairment	—	103	2,768	—	2,871
Non-cash interest expense related to interest rate swaps	3,673	3,049	796	—	7,518
Non-cash reorganization expenses	22,832	1,396	4,455	—	28,683
Undistributed equity in loss (earnings) of subsidiaries	(9,871)	(3,706)	—	13,577	—
Reorganization expenses accrued	1,315	—	—	—	1,315
Provision (credit) for doubtful accounts	—	(304)	(784)	—	(1,088)
Change in assets and liabilities which provided (used) cash:
Accounts receivable	—	(3,167)	(4,389)	—	(7,556)
Inventories	—	(900)	(642)	(92)	(1,634)
Prepaid expenses	1,000	(754)	(1,096)	—	(850)
Other current assets	(171)	(691)	(142)	—	(1,004)
Accounts payable and accrued expenses	(828)	1,351	5,148	—	5,671
Intercompany	3,028	(10,810)	7,782	—	—
Deferred and other long-term liabilities	239	(525)	(1,565)	—	(1,851)

Net cash (used in) provided by operating activities	(42,083)	8,102	41,362	(3,916)	3,465

Investing activities
Capital expenditures, gross	(245)	(953)	(13,207)	—	(14,405)
Proceeds from disposals of property and equipment	—	94	317	—	411
Restricted cash	(15,648)	—	—	—	(15,648)
Other	—	—	3	—	3

Net cash used in investing activities	(15,893)	(859)	(12,887)	—	(29,639)

Financing activities
Funding loans	13,153	(6,697)	(6,456)	—	—
Net decrease in borrowings (maturities of 90 days or less)	—	—	—	(783)	(783)
Proceeds from borrowings (maturities longer than 90 days)	60,000	—	398	—	60,398
Principal payments on debt	(8,871)	(272)	(6,767)	—	(15,910)
Dividends received (paid)	—	—	(3,916)	3,916
Payment of deferred financing fees	(7,886)	(203)	(82)	—	(8,171)

Net cash provided by (used in) financing activities	56,396	(7,172)	(16,823)	3,133	35,534

Effect of exchange rate changes on cash flows	—	(93)	181	—	88

Net (decrease) increase in cash	(1,580)	(22)	11,833	(783)	9,448
Cash and cash equivalents at beginning of period	7,226	100	15,713	—	23,039

Cash and cash equivalents at end of period	$5,646	$78	$27,546	$(783)	$32,487

15. SUBSEQUENT EVENTS

On or about November 20, 2011, the Federal Revenue Department of the Ministry of Finance of Brazil (“FRD”) issued a tax assessment against the Company’s indirect subsidiary, Xerium Technologies Brasil Indústria e Comércio S.A. (“Xerium Brazil”), challenging the goodwill recorded in the acquisition of Wangner Itelpa and Huyck Indústria e Comércio S.A. by Robec Brasil Participações Ltda., which occurred in 2005 after the Company’s initial public offering. This assessment denies the amortization of that goodwill against net income for the years 2006 2010. In addition, the assessment seeks payment of approximately $43.1 million (subject to currency exchange rates) of tax, penalties and interest based on Xerium Brazil’s net income from 2006 to 2010 after reversing the goodwill amortization during those years. At the time the transactions creating the goodwill were carried out, the Company believed they (i) complied with Brazilian tax and accounting rules, (ii) were effected for a legitimate business purpose, to consolidate its operating activities in Brazil into one legal entity, (iii) were properly documented and declared to Brazilian tax and corporate authorities and (iv) conformed to common tax planning practice in Brazil. Based on the foregoing, Xerium Brazil filed a response disputing the tax assessment at the first administrative level within the FRD.

Although there can be no assurances, management believes at December 19, 2011, that it is more likely than not that the Company will prevail and therefore has not accrued any amounts related to this assessment at this time. Because the Company is at a preliminary stage of the process for resolving this dispute with the FRD, management cannot assure a favorable outcome and cannot currently estimate the timing of the final resolution of this matter. Management believes the Company has meritorious defenses and will vigorously contest this matter. However, if the FRD’s initial position is sustained, the amount assessed would result in a material adjustment to the Company’s consolidated financial statements and would adversely impact its financial condition and results of operations.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Xerium Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Xerium Technologies, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xerium Technologies, Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Xerium Technologies, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 11, 2011, except for Note 16, as to which the date is

December 19, 2011.

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2010	2009
	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$38,701	$23,039
Restricted cash	13,701	—
Accounts receivable (net of allowance for doubtful accounts of $4,755 in 2010 and $7,370 in 2009)	93,332	83,602
Inventories	81,927	78,174
Prepaid expenses	5,108	5,771
Other current assets	15,192	25,828

Total current assets	247,961	216,414
Property and equipment, net	361,270	385,549
Goodwill	60,958	72,304
Intangible assets	12,958	12,091
Other assets	16,996	7,153

Total assets	$700,143	$693,511

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable	$184	$49,801
Accounts payable	41,686	32,124
Accrued expenses	47,677	46,264
Current maturities of long-term debt	12,794	1,826
Long-term debt classified as current	—	583,564

Total current liabilities	102,341	713,579
Long-term debt, net of current maturities and long-term debt classified as current	468,383	4,930
Deferred and long-term taxes	28,506	16,147
Pension, other postretirement and postemployment obligations	69,646	70,652
Other long-term liabilities	12,532	7,860
Commitments and contingencies (Note 12)
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares outstanding as of December 31, 2010 and 2009	—	—
Common stock, $0.001 par value, 20,000,000 shares authorized; 14,970,095 and 2,446,786 shares outstanding as of December 31, 2010 and 2009, respectively (1)	15	2
Stock warrants	13,560	—
Paid-in capital	411,531	222,366
Accumulated deficit	(403,994)	(330,908)
Accumulated other comprehensive loss	(2,377)	(11,117)

Total stockholders’ equity (deficit)	18,735	(119,657)

Total liabilities and stockholders’ equity (deficit)	$700,143	$693,511

(1)	Retroactively adjusted for the effective 20-to-1 reverse stock split and change in par value from $.01 to $.001 on May 25, 2010

See accompanying notes.

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2010	2009	2008
	(dollars in thousands except per share data)
Net sales	$548,334	$500,091	$638,139
Costs and expenses:
Cost of products sold	333,958	312,596	394,467
Selling	72,883	66,808	80,175
General and administrative	74,798	56,169	92,112
Restructuring and impairments	10,004	4,080	16,968
Research and development	11,427	11,309	11,740
Goodwill impairment	—	80,600	—
Curtailment/settlement gains	—	—	(39,968)

	503,070	531,562	555,494

Income (loss) from operations	45,264	(31,471)	82,645
Interest expense	(57,912)	(68,480)	(60,328)
Interest income	1,117	1,180	1,824
Foreign exchange gain (loss)	1,668	(905)	6,356

Income (loss) before reorganization items and provision for income taxes	(9,863)	(99,676)	30,497
Reorganization items	(44,957)	—	—

Income (loss) before provision for income taxes	(54,820)	(99,676)	30,497
Provision for income taxes	(18,266)	(12,317)	(3,901)

Net income (loss)	$(73,086)	$(111,993)	$26,596

Net income (loss) per share:
Basic (1)	$(7.29)	$(45.80)	$11.60

Diluted (1)	$(7.29)	$(45.80)	$11.60

Shares used in computing net income (loss) per share:
Basic (1)	10,019,098	2,445,381	2,306,692

Diluted (1)	10,019,098	2,445,381	2,309,823

Cash dividends per common share	$—	$—	$—

(1)	Retroactively adjusted for the effective 20 to 1 reverse stock split and change in par value from $.01 to $.001 on May 25, 2010

See accompanying notes.

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Warrants	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
	(dollars in thousands)
Balance at December 31, 2007	2,301,400	$2	$—	$216,818	$(245,511)	$27,639	$(1,052)
Components of comprehensive income (loss):
Net income	—	—	—	—	26,596	—	26,596
Foreign currency translation adjustments	—	—	—	—	—	(23,772)	(23,772)
Change in funded status under Topic 715, net of income taxes of $(5)	—	—	—	—	—	(19,507)	(19,507)
Change in value of derivative instruments, net of income taxes of ($534)	—	—	—	—	—	(13,859)	(13,859)
Total other comprehensive loss	—	—	—	—	—	—	(30,542)
Issuance of common stock underlying restricted stock units	11,489	—	—	(262)	—	—	(262)
Compensation expense	—	—	—	4,275	—	—	4,275

Balance at December 31, 2008	2,312,889	2	—	220,831	(218,915)	(29,499)	(27,581)

Components of comprehensive income (loss):
Net loss	—	—	—	—	(111,993)	—	(111,993)
Foreign currency translation adjustments	—	—	—	—	—	16,488	16,488
Change in funded status under Topic 715, net of income taxes of $(2,086)	—	—	—	—	—	(2,244)	(2,244)
Change in value of derivative instruments, net of income taxes of $211	—	—	—	—	—	4,138	4,138
Total other comprehensive loss	—	—	—	—	—	—	(93,611)
Issuance of common stock	113,897	—	—	(770)	—	—	(770)
Compensation expense	—	—	—	2,305	—	—	2,305

Balance at December 31, 2009	2,446,786	2	—	222,366	(330,908)	(11,117)	(119,657)

Components of comprehensive income (loss):
Net loss	—	—	—	—	(73,086)	—	(73,086)
Foreign currency translation adjustments	—	—	—	—	—	2,628	2,628
Change in funded status under Topic 715, net of income taxes of $(25)	—	—	—	—	—	(3,609)	(3,609)
Change in value of derivative instruments, net of income taxes of $323	—	—	—	—	—	9,721	9,721
Total other comprehensive loss	—	—	—	—	—	—	(64,346)
Issuance of common stock	119,364	—	—	(326)	—	—	(326)
Cancellation of shares in connection with the reorganization	(2,566,150)	(2)	—	(865)	—	—	(867)
Issuance of common stock in connection with the reorganization	14,970,050	15	—	196,606	—	—	196,621
Reclassification of warrants	—	—	13,560	(13,560)	—	—	—
Issuance of common stock	45	—	—	—	—	—	—
Compensation expense	—	—	—	7,310	—	—	7,310

Balance at December 31, 2010	14,970,095	$15	$13,560	$411,531	$(403,994)	$(2,377)	$18,735

(1)	Retroactively adjusted for the effective 20 to 1 reverse stock split and change in par value from $.01 to $.001 on May 25, 2010

See accompanying notes.

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2010	2009	2008
	(dollars in thousands)
Operating activities
Net income (loss)	$(73,086)	$(111,993)	$26,596
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	—	80,600	—
Stock-based compensation	7,310	2,305	4,275
Depreciation	38,963	39,539	42,963
Amortization of other intangibles	2,318	2,328	2,965
Deferred financing cost amortization	5,953	5,417	4,670
Unrealized foreign exchange gain on revaluation of debt	(1,621)	(1,626)	(10,272)
Deferred taxes	8,614	7,586	(12,948)
Asset impairments	2,890	1,669	3,989
Gain on disposition of property and equipment	(2,105)	(1,979)	(3,080)
Non-cash reorganization items	28,683	—	—
Reorganization items accrued	115	—	—
Change in the fair value of interest rate swaps	9,721	3,818	(1,668)
Curtailment/settlement gain	—	—	(39,968)
Provision for bad debt expense	(1,180)	(4,964)	11,397
Change in assets and liabilities which provided (used) cash:
Accounts receivable	(9,648)	26,874	541
Inventories	(4,811)	12,726	20,664
Prepaid expenses	700	(682)	1,190
Other current assets	(2,074)	3,896	1,389
Accounts payable and accrued expenses	11,602	(48,986)	24,120
Deferred and other long term liabilities	(1,610)	(397)	245

Net cash provided by operating activities	20,734	16,131	77,068

Investing activities
Capital expenditures	(27,928)	(19,532)	(39,028)
Proceeds from disposals of property and equipment	4,170	4,261	4,672
Restricted cash	(13,701)	—	—
Other	(29)	1,100	(877)

Net cash used in investing activities	(37,488)	(14,171)	(35,233)

Financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	(1,025)	28,000	(1,776)
Proceeds from borrowings (maturities longer than 90 days)	402	163	2,687
Proceeds from Debtor in Possession Facility in connection with the Reorganization	60,000	—	—
Principal payments on debt	(18,579)	(41,303)	(24,429)
Other	(8,172)	(1,490)	(8,794)

Net cash provided by/(used) in financing activities	32,626	(14,630)	(32,312)

Effect of exchange rate changes on cash flows	(210)	976	992

Net increase (decrease) in cash	15,662	(11,694)	10,515
Cash and cash equivalents at beginning of year	23,039	34,733	24,218

Cash and cash equivalents at end of year	$38,701	$23,039	$34,733

Interest payments	$41,419	$59,246	$57,328

Income tax payments	$8,554	$10,436	$12,530

Supplemental schedule of noncash activities:
Issuance of common stock to extinguish debt	$182,213	$—	$—
Conversion of debtor-in-possession financing facility to term loan	$60,000	$—	$—
Cash reorganization items	$16,159	$—	$—
Conversion of interest rate swaps into notes payable (Note 6)	$—	$20,036	$—
Accrued capital expenditures	$—	$—	$3,672

See accompanying notes.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands except per share data)

December 31, 2010

1. Company Description

Xerium Technologies, Inc. (the “Company”), is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper—clothing and roll covers. Operations are strategically located in the major paper-making regions of the world, including North America, Europe, South America and Asia-Pacific.

Chapter 11 Filing, Emergence and Plan of Reorganization—

On March 30, 2010 (the “Commencement Date”), the Company and certain of its subsidiaries (the “Debtor Subsidiaries”) filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On April 1, 2010, following approval by the Bankruptcy Court, the Company entered into a debtor-in-possession financing facility consisting of a $20,000 revolving credit facility and $60,000 term loan (the “DIP Facility”). On May 12, 2010, the Bankruptcy Court held a hearing to consider confirmation of the Company’s amended joint prepackaged plan of reorganization (the “Plan”) and entered an order (the “Confirmation Order”) confirming the Plan.

On May 25, 2010 (the “Effective Date”), the Plan became effective and the Company and the Debtor Subsidiaries emerged from Chapter 11. On the Effective Date, the provisions of the Plan became binding on the Company, the Debtor Subsidiaries, any entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor or equity interest holder of the Company or the Debtor Subsidiaries. Also on the Effective Date, except as otherwise provided in the Plan, the Confirmation Order discharged the Company and the Debtor Subsidiaries from any and all debts, claims, and interests that arose before entry of the Confirmation Order and substituted for such debt, claims, and interests the obligations specified under the confirmed Plan. Pursuant to the Plan, all allowed general unsecured claims were unaffected by the Chapter 11 case and were satisfied in full.

Pursuant to the Plan, on the Effective Date:

•

20 million shares of new common stock of the Company, par value $0.001 (the “New Common Stock”) were authorized, of which an aggregate of 14,970,050 shares were issued and outstanding, as described below. In addition, 1,000,000 shares of preferred stock of the Company, par value $0.001, were authorized, of which 20,000 shares are designated as Series A Junior Participating Preferred Stock;

•

All of the shares of the Company’s common stock outstanding (the “Old Common Stock”), par value $0.01, were cancelled and replaced with 2,566,150 shares of New Common Stock, which was equivalent to a 20 to 1 reverse split of the Old Common Stock;

•

The Company’s lenders under its pre-petition credit facility and the interest rate swap termination counterparties (collectively, the “Lenders”) received, among other things, their ratable shares of (a) $10,000 in cash, (b) $410,000 in principal amount of term notes, to be issued pursuant to the Amended and Restated Credit Facility (defined below), and (c) 12,403,900 shares of New Common Stock; and

•

Holders of the Company’s Old Common Stock also received warrants to purchase an aggregate of 1,663,760 shares of New Common Stock (the “Warrants”), representing approximately 0.0324108 Warrants for each share of Old Common Stock. The Warrants are exercisable for a term of four years from the issue date at an exercise price of $19.55 per share of New Common Stock. The exercise price was determined in accordance with a formula based on the final amount of allowed claims of the Lenders.

In addition, pursuant to the Plan, the Company entered into a number of material agreements and engaged in a series of transactions on the Effective Date, which are described below.

Amended and Restated Credit Facility

Pursuant to the Plan, on the Effective Date, the Company’s existing senior credit facility was amended and restated as the Second Amended and Restated Credit and Guaranty Agreement (the “Amended and Restated Credit Facility”), dated as of May 25, 2010, by and among the Company, certain subsidiaries of the Company, Citigroup Global Markets Inc. as Lead Arranger and Bookrunner, and other agents and banks party thereto. The Amended and Restated Credit Facility provides for a term loan that has a principal amount of $410,000, and a maturity date that is five years following May 25, 2010, the closing date of the Amended and Restated Credit Facility. The $410,000 is denominated in U.S. Dollars, Euros and Canadian Dollars representing approximately 56%, 32% and 12% of this amount, respectively, at the Effective Date. The Amended and Restated Credit Facility is secured by second priority liens against, and security interests in, substantially all of the Company’s assets and the assets of most of its subsidiaries, subject to legal and tax considerations and requirements. In addition, most of the Company’s U.S. and non-U.S. subsidiaries guaranteed the obligations of the borrowers under the Amended and Restated Credit Facility, provided that non-U.S. guarantors will only be liable for obligations of non-U.S borrowers and non-U.S. guarantors.

Borrowings under the Amended and Restated Credit Facility term loans bear interest as follows:

•	in the case of Xerium Canada Inc., at the CDOR (“Canada Dollar”) Rate plus (i) 6.25% if the leverage ratio equals or exceeds 2.75:1.00 or (ii) 5.75% if the leverage ratio is less than 2.75:1.00;

•	in the case of Xerium Technologies, Inc. the LIBOR Rate plus (i) 6.25% if the leverage ratio equals or exceeds 2.75:1.00 or (ii) 5.75% if the leverage ratio is less than 2.75:1.00; and

•

in the case of XTI LLC, Xerium Italia S.p.A., Huyck Wangner Austria GmbH and Xerium Germany Holding GmbH, at the Euribor Rate plus (i) 6.25% if the leverage ratio equals or exceeds 2.75:1.00 or (ii) 5.75 % if the leverage ratio is less than 2.75:1.00.

The terms “CDOR Rate,” “LIBOR Rate,” and “Euribor Rate” have the same meanings as set forth in the Company’s pre-petition credit facility except that the CDOR Rate, the LIBOR Rate and the Euribor Rate shall not be less than 2.00% per annum. Interest periods will be 1, 2, 3 or 6 months. If any event of default occurs and is continuing, then interest on the unpaid balance of the outstanding term loans will accrue at a per annum rate of two percent greater than the rate of interest specified above.

The Amended and Restated Credit Facility requires the Company to make mandatory prepayments under the following circumstances, subject to inter-creditor sharing arrangements with the lenders under the Exit Facility (as defined below) and on a pro rata basis with the Exit Facility:

(a) with 100% of the net cash proceeds received by the Company from any sale of any assets (50% of the net cash proceeds of the sale of assets belonging to our Australian and Vietnamese subsidiaries) for any transaction or series of transactions exceeding $250 outside the ordinary course of business (subject to certain exceptions regarding discontinued manufacturing facilities and exempting the first $3,000 if invested in other assets, except for the sale of assets belonging to the Company’s Australian and Vietnamese subsidiaries);

(b) with 100% of insurance and condemnation award payments, subject to certain exemptions;

(c) with 100% of the cash proceeds from debt issuances, subject to certain exemptions; and

(d) with 50% of its excess cash after the end of each fiscal year, beginning with fiscal year 2011; that is, Adjusted EBITDA plus a working capital adjustment, minus consolidated interest expense, cash income tax expense, consolidated capital expenditures (subject to certain exceptions), consolidated restructuring costs, cash payments of withholding taxes from proceeds of the repurchase, redemption or retention of common stock and the aggregate amount of scheduled and voluntary payments made during the past fiscal year.

The Amended and Restated Credit Facility requires that the Company observe and perform numerous affirmative and negative covenants, including certain financial covenants. The Amended and Restated Credit Facility also prohibits the payment of dividends on the New Common Stock.

Exit Facility

On the Effective Date, the DIP Facility was converted into an exit facility consisting of a $20,000 revolving credit facility and a $60,000 term loan (collectively, the “Exit Facility”) that was used to satisfy the Company’s and Debtor Subsidiaries’ obligations under the Plan and for ongoing working capital (including letters of credit) requirements. The revolving credit facility matures on a date that is three years following May 25, 2010, the closing date of the Exit Facility, and the term loan will mature on a date that is four and one-half years following May 25, 2010. The Exit Facility is secured by first priority liens against, and security interests in, substantially all of the Company’s assets and the assets of most of its subsidiaries, subject to legal and tax considerations and requirements. All loans under the Exit Facility are senior to the amounts owing under the Amended and Restated Credit Facility. In addition, most of the Company’s U.S. and non-U.S. subsidiaries guarantee the obligations of the borrowers under the Exit Facility, provided that non-U.S. guarantors will only be liable for obligations of non-U.S borrowers and non-U.S. guarantors. The Company deferred costs of $3,645 related to the Exit Facility to be amortized over the life of the facility.

The loans under the Exit Facility are “LIBOR Loans” and bear interest at the annual rate equal to LIBOR plus the applicable margin, 4.5% per year, with a LIBOR floor of 2.00% per annum. Interest periods will be 1, 2, 3 or 6 months. If any event of default occurs and is continuing, then interest on the unpaid balance of the outstanding Exit Facility loans will accrue at a per annum rate of two percent greater than the rate of interest specified above. If any event of default occurs and is continuing under the Exit Facility, each LIBOR Loan will convert to an ABR Loan at the end of the interest period then in effect for such LIBOR Loan.

The Exit Facility requires the Company to make mandatory prepayments under the same circumstances as with respect to the Amended and Restated Credit Facility on a pro rata basis, which are described above. In addition, with limited exceptions, the Exit Facility requires that the Company observe and perform the same affirmative and negative covenants, including financial covenants, as required by the Amended and Restated Credit Facility.

Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company issued a dividend of one preferred share purchase right (a “Right”) for each share of New Common Stock outstanding. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company, par value $0.001 per share (the “Preferred Shares”), at a price of $60.00 per one one-thousandth of a Preferred Share, subject to adjustment.

Subject to limited exceptions, in the event a person (which includes affiliates and associates) acquires beneficial ownership of 15% or more of New Common Stock without prior approval of the Company’s Board of Directors, holders of the New Common Stock, other than the acquirer, may exercise their Rights to purchase New Common Stock (or, in certain circumstances, Preferred Shares or other similar securities of the Company) having a value equal to two times the exercise price of the Right. Until such time as the Rights become exercisable, are redeemed, or expire, the Rights will be attached to shares of New Common Stock and may be transferred with and only with shares of New Common Stock.

Registration Rights Agreement

Pursuant to the Plan, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) on the Effective Date with Apax WW Nominees Ltd, Apax-Xerium Apia L.P., AS Investors, LLC, Carl Marks Strategic Investments, L.P., and Carl Marks Strategic Opportunities Fund, L.P. (the “RRA Parties”). Pursuant to the Registration Rights Agreement, the Company agreed that commencing on the 90th day after the Effective Date, any of the RRA Parties or group of RRA Parties may request registration under the Securities Act of 1933, as amended, of all or any portion of the New Common Stock held by such RRA Party on Form S-1 or Form S-3, as applicable. A RRA Party may not demand registration rights unless (A) the total offering price of the shares is reasonably expected to be at least $50,000 (in the case of a Form S-1) or $20,000 (in the case of a Form S-3) or (B) the shares to be registered represent at least 10% of the outstanding New Common Stock of the Company. In addition, the Registration Rights Agreement provides the RRA Parties with certain piggyback registration rights.

Director Nomination Agreements

Pursuant to the Plan, the Company entered into (i) a Director Nomination Agreement with AS Investors, LLC, and (ii) a Director Nomination Agreement with Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Opportunities Fund, L.P. (both agreements together, the “Director Nomination Agreements,” and the lender parties thereto, the “Nominating Lenders”) on the Effective Date. Each of the Director Nomination Agreements provides that as long as the applicable Nominating Lender(s) is the beneficial owner of a number of shares of New Common Stock that is 50% or more of the number of shares distributed to such Nominating Lender(s) pursuant to the Plan (in such capacity, a “Continuing 50% Holder”), the Company will nominate for election to membership on its Board of Directors one individual designated by each such Continuing 50% Holder.

Reconstitution of Board of Directors

The Company reconstituted its Board of Directors (the “Board”) on the Effective Date pursuant to the Plan, to be comprised of Stephen R. Light, Ambassador April H. Foley, Jay Gurandiano, John F. McGovern, Edward Paquette, Marc Saiontz and James F. Wilson.

2010 Equity Incentive Plan

Pursuant to the Plan, the Company adopted the 2010 Equity Incentive Plan on the Effective Date. See Note 13 for further discussion.

Accounting for Reorganization

Subsequent to the Commencement Date and through the Effective Date, the Company’s financial statements were prepared in accordance with the Accounting Standards Codification (“ASC”) Topic 852, Reorganizations (“Topic 852”). Topic 852 does not change the application of U.S. generally accepted accounting principles (“GAAP”) in the preparation of the Company’s financial statements. However, for periods including and subsequent to the filing of a Chapter 11 petition, Topic 852 does require that the financial statements distinguish transactions and events that are directly associated with the reorganization from those that are associated with the ongoing operations of the business. Because the reorganization value of the Company’s assets was greater than the sum of its post-petition liabilities and allowed claims, the Company did not adopt the fresh-start reporting principles of Topic 852.

In accordance with Topic 852, the Company (i) separated liabilities that are subject to compromise from liabilities that are not subject to compromise, during the period subsequent to the Commencement Date and prior to the Effective Date; and (ii) distinguished transactions and events that were directly associated with the reorganization from those that are associated with the ongoing operations of the business.

Reorganization items are presented separately in the accompanying consolidated statement of operations and represent expenses that the Company identified as directly relating to the reorganization. These items for the year ended December 31, 2010 are summarized as follows:

Year Ended December 31, 2010
Legal and professional fees	$16,274
Loss on extinguishment of debt	14,400
Write-off of deferred financing costs on pre-petition credit facility	14,283

$44,957

The accompanying balance sheet as of December 31, 2009 included a reclassification of $583,564 to reflect as current the long-term debt under the Company’s pre-petition senior credit facility that would otherwise be in default absent the waivers. Additionally, related deferred financing costs of $15,187 were reclassified to other current assets from other assets as of December 31, 2009, the balance of which was $14,283 at the Commencement Date when it was written off.

Restricted Cash

At December 31, 2010 the Company had $13.7 million of restricted cash, which was classified as a current asset. The restricted cash serves as collateral for letters of credit and no letter of credit has a maturity greater than one year, although certain of them can be renewed for another year. The cash is held in custody by the issuing bank, is restricted as to withdrawal or use and is currently invested in money market funds. Income from these funds is paid to the Company.

2. Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared on the basis of GAAP. The consolidated financial statements include the accounts of Xerium Technologies, Inc. and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated.

Revenue Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, the price is fixed and determinable, delivery including transfer of title has occurred, and there is a reasonable assurance of collection of the sales proceeds. The Company generally obtains written purchase authorizations from customers for a specific product at a specified price and considers delivery and transfer of title to have occurred primarily at the time of shipment. Revenue is recorded net of applicable allowances, including estimated allowances for returns, rebates, and other discounts. The Company sells to certain customers on a consignment basis. As part of the consignment agreement the Company delivers the goods to a location designated by the customer. In addition, the customer and the Company agree to a “sunset” date, which represents the date by which the customer must accept all risks and rewards of ownership of the product and payment terms begin. For consignment sales, revenue is recognized on the earlier of actual product installation or the “sunset” date.

Classification of Costs and Expenses

Cost of products sold includes raw materials, manufacturing labor, direct and indirect overhead costs, product freight, and depreciation of manufacturing plant and equipment. Warehousing costs incurred as a result of customer-specific delivery terms are also included in cost of products sold.

Selling expenses include direct sales force salaries, commissions and expenses as well as agents’ commissions and fees, other warehousing costs, advertising costs and marketing costs.

General and administrative expenses include costs relating to management and administrative staff such as employee compensation and benefits, travel and entertainment, non-manufacturing facility occupancy costs including rent expense and professional fees, as well as depreciation on non-manufacturing equipment and office supplies and expenses.

Research and development expenses are comprised of engineering staff wages and associated fringe benefits, as well as the cost of prototypes, testing materials and non-capitalizable testing equipment.

Advertising Costs

Selling expenses include advertising expenses of $1,108, $898 and $1,501 in 2010, 2009 and 2008, respectively. The Company expenses all advertising costs as incurred.

Translation of Financial Statements

The reporting currency of the Company is U.S. Dollars. Assets and liabilities of non-U.S. operations are translated at year-end rates of exchange, and the consolidated statements of operations and cash flows are translated at the average rates of exchange during the year. Gains and losses resulting from translating non-U.S. Dollar denominated financial statements are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Foreign Exchange

Foreign exchange gains and losses arising out of transactions denominated in currencies other than a subsidiary’s functional currency are recorded in the consolidated statements of operations. Net exchange gains and losses are recorded in “Foreign exchange gain (loss)” and amounted to a gain of $1,668 for the year ended December 31, 2010, a loss of $905 for the year ended December 31, 2009 and a gain of $6,356 for the year ended December 31, 2008. Certain intercompany loans have been determined to be permanent, and accordingly, foreign exchange gains or losses related to such loans are recorded in accumulated other comprehensive income (loss).

Derivatives and Hedging

Effective January 1, 2009, the Company adopted Accounting Standards Codification (“ASC”) Topic 815-10-65-1, Transition and Effective Date Related to FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“Topic 815-10-65-1”) for disclosure related to derivatives and hedging. Topic 815-10-65-1 amends and expands the disclosure requirements to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Topic 815-10-65-1 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative instruments.

As required by ASC Topic 815 Derivatives and Hedging (“Topic 815”), the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.

The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting under Topic 815.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with maturities of three months or less when acquired. Short-term investments consist of time deposits or money market accounts at investment-grade banks. As of December 31, 2010, certain of the Company’s deposits in U.S. bank accounts exceeded the FDIC guarantee of $250 per depositor.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts Receivable are recorded at cost, and do not bear interest. The Company records an allowance for doubtful accounts, and bad debt provisions are included in general and administrative expense. The amounts recorded are derived based upon the general aging of receivables, specific customer credit history and payment trends, and any new business conditions.

Inventories

Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method. Raw materials are valued principally on a weighted average cost basis. The Company’s work in process and finished goods are specifically identified and valued based on actual inputs to production. Provisions are recorded as appropriate to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires management to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business, while considering the general aging of inventory and factoring in any new business conditions. Expenses for inventory write downs were not material in 2010 and $3,882 and $13,351 during the years ended December 31, 2009 and 2008, respectively.

Financial Instruments

The carrying value of cash and cash equivalents, trade receivables, other current assets, accounts payable, notes payable and amounts included in accruals meeting the definition of a financial instrument approximate fair value due to their short-term nature. The carrying value of long-term debt is greater than its fair value (see Note 8). The Company determines estimated fair values based upon quoted market values where applicable or management estimates.

Long-lived Assets

Property and equipment

Property and equipment are recorded at cost. Property and equipment acquired in connection with acquisitions are recorded at fair value as of the date of the acquisition, and subsequent additions are recorded at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Asset		Years
Buildings and improvements		3-50
Machinery and equipment	—Heavy	16-25
	—General	13-15
	—Light	6-12
	—Molds, tools, office and computers	2-5

Impairment

The Company reviews its long-lived assets that have finite lives for impairment in accordance with ASC Topic 360, Property, Plant, and Equipment (“Topic 360”). This topic requires that companies evaluate the fair value of long-lived assets based on the anticipated undiscounted future cash flows to be generated by the assets when indicators of impairment exist to determine if there is impairment to the carrying value. Any change in the carrying amount of an asset as a result of the Company’s evaluation has been recorded in restructuring and impairments expense in the consolidated statements of operations. Impairment charges are discussed in Note 14.

Intangible assets

Intangible assets consist of patents, licenses, trademarks and deferred financing costs. As of December 31, 2009, deferred financing costs were reclassified to other current assets as a result of the Company’s credit issues.

Patents, licenses and trademarks are amortized on a straight-line basis over their remaining lives, which range from three to fifteen years. Deferred financing costs are amortized using the effective interest method as a component of interest expense over the life of the related debt.

Goodwill

The Company accounts for goodwill and other intangible assets in accordance with ASC Topic 350, Intangibles—Goodwill and Other Intangible Assets (“Topic 350”). Topic 350 requires that goodwill and intangible assets that have indefinite lives not be amortized but, instead, must be tested at least annually for impairment or whenever events or business conditions warrant. Goodwill impairment testing is a two-step process. Step 1 involves comparing the fair value of the Company’s reporting unit to its carrying amount. If the fair value of the reporting unit is greater than its carrying amount, there is no impairment. If the reporting unit carrying amount is greater than the fair value then the second step must be completed to measure the amount of impairment, if any. Step 2 calculates the implied fair value of goodwill by deducting the fair value of the net assets of the reporting unit from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized equal to the difference.

The Company performs an annual test for goodwill impairment as of December 31st at the reporting unit level. The Company has two reporting units: clothing and roll covers. For the purpose of performing the annual impairment test, the Company allocates all shared assets and liabilities to the reporting units based on the percentage of each reporting unit’s revenue to total revenue. Shared operating expenses are allocated to the reporting unit to the extent necessary to allow them to operate as independent businesses. To determine if impairment exists, the fair value of each reporting unit is compared to its carrying value. The fair value of the Company’s reporting unit is determined by using a weighted combination of both a market multiple approach and an income approach. The market multiple approach utilizes the Company’s and its competitors’ proprietary information that is used to value its reporting units. The income approach is a present value technique used to measure the fair value of future cash flows produced by each reporting unit. As a result of the annual test for goodwill impairment performed as of December 31, 2010, the Company determined that no goodwill impairment exists.

As of December 31, 2009, the Company recorded a non-cash charge for goodwill impairment of $80,600 related to its roll covers reporting unit based on assessments performed as of that date. Applying the guidance of Topic 350, the Company determined that as of December 31, 2009, goodwill for the roll covers segment was impaired primarily due to the adverse effect of the Company’s credit issues and the effects of the current global economic environment. Step 1 of the process indicated that the fair value of the net assets of the roll covers segment was $3,600 less than their carrying value as of December 31, 2009. Based on the Step 1 result, the Company proceeded with Step 2. Based on the increase in fair value of tangible and intangible assets over book value of $77,000 as determined in Step 2, an aggregate impairment of $80,600 was recorded.

To date, there have been no indicators of impairment or recorded goodwill impairment for the Company’s clothing segment.

Stock-Based Compensation

The Company records stock-based compensation expense in accordance with ASC Topic 718, Compensation—Stock Compensation (“Topic 718”) which generally requires that such transactions be recognized in the statement of operations based on their fair values at the date of grant. See Note 13 for further discussion.

Net Income (Loss) Per Common Share

Net income (loss) per common share has been computed and presented pursuant to the provisions of ASC Topic 260, Earnings per Share (“Topic 260”). Net income (loss) per share is based on the weighted-average number of shares outstanding during the period.

As of December 31, 2010, 2009 and 2008, the Company had outstanding restricted stock units (“RSUs”) (See Note 13). Diluted average shares outstanding were computed using (i) the average market price for time-based RSUs and (ii) the actual grant date market price for non-employee director RSUs. The calculation of diluted earnings per share excludes the Company’s performance-based RSUs that are based on shareholder return targets because the performance criteria had not been contingently achieved and therefore the RSUs were not contingently issuable. For the years ended December 31, 2010 and 2009, the dilutive effect of potential future issuances of common stock underlying the Company’s RSUs was excluded from the calculation of diluted average shares outstanding because their effect would have been anti-dilutive as the Company incurred a net loss during those years. For the year ended December 31, 2008, the dilutive effect of potential future issuances of common stock underlying certain of the Company’s RSUs was excluded from the calculation of diluted average shares outstanding because their effect would have been anti-dilutive.

	2010	2009	2008
Weighted-average common shares outstanding—basic	10,019,098	2,445,381	2,306,692
Dilutive effect of stock-based compensation awards outstanding	—	—	3,131

Weighted-average common shares outstanding—diluted	10,019,098	2,445,381	2,309,823

RSU’s aggregating approximately 0.5 million, 0.4 million and 1.0 million shares were outstanding during the years ended December 31, 2010, 2009 and 2008, respectively, but were not included in the computation of diluted earnings per share because the impact of including such shares would be anti-dilutive to the earnings per share calculation.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes (“Topic 740”), which requires the recognition of deferred tax assets and liabilities for the expected future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, representing future tax benefits, are reduced by a valuation allowance when the determination can be made that it is “more likely than not” that all or a portion of the related tax asset will not be realized. The deferred tax provision or benefit represents the change in deferred tax assets and liabilities, excluding any amounts accounted for as components of goodwill or accumulated other comprehensive loss, from the prior year, including the effect of foreign currency translation thereon. While the Company believes it has adequately provided for its income tax receivable or liabilities and its deferred tax assets or liabilities in accordance with FASB income tax guidance, adverse determination by taxing authorities or changes in tax laws and regulations could have a material adverse effect on the Company’s consolidated financial condition, results of operations or cash flows. Income taxes are further discussed in Note 9.

Warranties

The Company offers warranties on certain products that it sells. The specific terms and conditions of these warranties vary depending on the product sold, the country in which the product is sold and arrangements with the customer. The Company estimates the costs that may be incurred under its warranties and records a liability for such costs. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. The Company periodically assesses the adequacy of its recorded warranty claims and adjusts the amounts as necessary. Below represents the changes in the Company’s warranty liability for 2010 and 2009:

	Balance at Beginning of Year	Charged to Revenue or Cost of Sales	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2010	$1,973	$1,472	$(95)	$(1,662)	$1,688
For the year-ended December 31, 2009	$2,424	$2,018	$80	$(2,549)	$1,973

Commitments and Contingencies

The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued have been estimated based on consultation with legal counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

New Accounting Standards

In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (“ASU No. 2010-28”). The amendments in ASU-2010-28 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company believes the adoption of ASU No. 2010-28 will not have a material impact on its financial statements for the period.

In April 2010, the FASB issued ASU No. 2010-13, Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades—a consensus of the FASB Emerging Issues Task Force (“ASU No. 2010-13”). ASU No. 2010-13 provides amendments to ASC Topic 718, Compensation—Stock Compensation (“Topic 718”) to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. ASU No. 2010-13 is effective for fiscal years beginning on or after December 15, 2010. The Company believes the adoption of ASU No. 2010-13 will have no impact on its financial statements for the period.

In March 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-11, Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives (“ASU No. 2010-11”). ASU No. 2010-11 clarifies that the scope exception in Topic 815 paragraphs 15-15-8 through 15-9 only applies to the transfer of credit risk in the form of subordination of one financial instrument to another. ASU No. 2010-11 is effective for fiscal quarters beginning after June 15, 2010. The adoption of ASU No. 2010-11 had no impact on the Company’s financial statements.

On February 24, 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”). The amendments in ASU 2010-09 remove the requirement for a Securities and Exchange Commission (“SEC”) filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. The amendments of ASU 2010-09 were effective upon issuance and had no impact on the Company’s consolidated financial statements.

In August 2009, FASB issued ASU No. 2009-05—Measuring Liabilities at Fair Value (“ASU 2009-05”), which is an update of ASC Topic 820, Fair Value Measurements. ASU 2009-05 was issued to reduce potential ambiguity in financial reporting related to the fair value of liabilities by providing clarification on measuring liabilities at fair value when a quoted price in an active market is not available. ASU 2009-05 is effective for the fourth quarter of 2009. The adoption of ASU 2009-05 had no impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASU No. 2009-01, Topic 105—Generally Accepted Accounting Principles, amendments based on Statement of Financial Accounting Standards (“SFAS”) No. 168—The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles (“ASU No. 2009-01”). ASU No. 2009-01 is effective for interim periods ending after September 15, 2009 and identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States (“GAAP”). The objective of this statement is to establish the FASB Accounting Standards Codification™ (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The adoption of ASU No. 2009-01 had no material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC Topic 810, Amendments to FASB Interpretation No. 46(R) (“Topic 810”), which amends the consolidation guidance applicable to variable interest entities. The amendments will significantly affect the overall consolidation analysis under FASB Interpretation No. 46(R). Topic 810 was effective as of the beginning of the first fiscal year that begins after November 15, 2009 and the adoption of Topic 810 had no impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC Topic 860, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 (“Topic 860”). Topic 860 is intended to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. Topic 860 was applied in the reporting period ended December 31, 2009, in accordance with the effective date of Topic 860 and the adoption had no impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued, in ASC Topic 825-10-65, Transition Related to FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“Topic 825-10-65”), requirements for disclosure about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. Topic 825-10-65 is effective for interim reporting periods ending after June 15, 2009. The adoption of Topic 825-10-65 had no material impact on the Company’s consolidated financial statements. See Note 8 for further discussion of fair value as it relates to the Company’s derivatives and senior debt.

Effective January 1, 2009, the Company adopted ASC Topic 815-10-65-1 for disclosure related to derivatives and hedging. See “Derivatives and Hedging” above. The Company’s adoption of Topic 815-10-65-1 had no material effect on its consolidated financial statements.

In December 2008, the FASB issued ASC Topic 715, Employers’ Disclosures about Postretirement Benefit Plan Assets (“Topic 715”), which is effective for fiscal years ending after December 15, 2009. Upon initial application, the provisions of Topic 715 are not required for earlier periods that are presented for comparative purposes. This ASC Topic amends FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of defined benefit pension or other postretirement plan. The objectives of the disclosures about plan assets in an employer’s defined benefit pension or other postretirement plan are to provide users of financial statements with an understanding of how investment allocation decisions are made, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period and significant concentrations of risk within plan assets. See Note 10 for the Company’s disclosures in accordance with Topic 715.

In May 2008, the FASB issued ASC Topic 260-10-65-2, Transition Related to FSP EITF 03-6-1 (“Topic 260”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the allocation in computing earnings per share under the two-class method. The FASB concluded that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. If awards are considered participating securities, the Company is required to apply the two-class method of computing basic and diluted earnings per share. These provisions of Topic 260 are effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early adoption is prohibited. The implementation of the provisions of Topic 260 did not impact the Company’s consolidated financial statements. effective January 1, 2008, the Company partially adopted provisions of ASC Topic 820, Fair Value Measurements and Disclosures, for measuring its derivative assets and liabilities. See further discussion at Note 8 “Derivatives and Hedging”. ASC Topic 820-10-65-1, Transition related to FASB Staff Position FAS157-2, Effective Date of FASB Statement No. 157 permits the Company to defer the recognition and measurement of its nonfinancial assets and nonfinancial liabilities until January 1, 2009. At January 1, 2009, the Company did not have any nonfinancial assets or nonfinancial liabilities that are recognized or disclosed at fair value.

3. Inventories

The components of inventories are as follows at:

	December 31
	2010	2009
Raw materials	$19,144	$17,466
Work in process	27,065	26,811
Finished goods (includes consigned inventory of $11,784 in 2010 and $10,701 in 2009)	35,718	33,897

	$81,927	$78,174

4. Property and Equipment

Property and equipment consist of the following at:

	December 31
	2010	2009
Land	$23,915	$24,874
Buildings and improvements	152,867	161,019
Machinery and equipment	614,585	605,107
Construction in progress	16,923	17,954

Total	808,290	808,954
Less accumulated depreciation	(447,020)	(423,405)

	$361,270	$385,549

The Company recorded $39.0 million and $39.5 million in depreciation expense in 2010 and 2009, respectively.

5. Goodwill, Intangible Assets and Deferred Financing Costs

The following table provides changes in the carrying amount of goodwill by segment for the years ended December 31, 2010 and 2009:

	Clothing	Roll Covers	Total
Balance at December 31, 2008	$57,102	$98,103	$155,205
Goodwill Impairment	—	(80,600)	(80,600)
Foreign currency translations	(4,633)	2,332	(2,301)

Balance at December 31, 2009	52,469	19,835	72,304
Goodwill impairment	—	—	—
Foreign currency translations	(10,905)	(441)	(11,346)

Balance at December 31, 2010	$41,564	$19,394	$60,958

The components of intangible assets and deferred financing costs are summarized as follows at:

	December 31
	2010	2009
Patents and licenses	$31,920	$31,920
Less accumulated amortization	(27,655)	(26,703)

Net patents and licenses	4,265	5,217

Trademarks	18,920	18,920
Less accumulated amortization	(13,985)	(12,726)
Net trademarks	4,935	6,194

Other intangibles	952	952
Less accumulated amortization	(379)	(272)

Net other intangibles	573	680

Deferred financing costs	3,716	35,754
Less accumulated amortization	(531)	(20,567)

Net deferred financing costs (1)	3,185	15,187

Net amortizable intangible assets and deferred financing costs	12,958	27,278
Less net deferred financing costs reclassified to other current assets (1)	—	(15,187)

	$12,958	$12,091

(1)	In connection with the senior credit facility matters discussed in Note 1, the accompanying consolidated balance sheet as of December 31, 2009 includes a reclassification of $15,187 from “Intangible assets and deferred financing costs, net” to “Other current assets” to reflect the classification of net deferred financing costs related to the debt under the senior credit facility as a current asset.

Amortization expense for patents, licenses, trademarks and other intangibles amounted to $2,318, $2,328 and $2,965 for the years ended December 31, 2010, 2009 and 2008, respectively.

As of December 31, 2010, the estimated annual amortization expense for patents, licenses and trademarks and other intangibles for each of the succeeding five years total $8,230 as follows:

2011	$2,296
2012	2,296
2013	1,765
2014	1,514
2015	359

6. Notes Payable

At December 31, 2010 and 2009, notes payable consisted of the following:

	December 31
	2010	2009
Unsecured notes (1)	$184	$1,665
Secured notes (2)	—	48,136

Total	$184	$49,801

(1)	In 2010 and 2009, unsecured notes payable consisted primarily of committed lines of credit at banks to fund short-term working capital needs. The weighted-average interest rate on outstanding notes payable borrowings in 2010 and 2009 was 3.48% and 7.03%.

(2)	During 2009, the Company had borrowings under its revolver of $28,100, essentially all of which was borrowed in the first quarter of 2009. These borrowings were settled on the Effective Date in accordance with the Plan. The unused portion of these lines of credit totaled $6,638 at December 31, 2009. The secured portion of the debt is collateralized by letters of credit available under a multi-currency revolving credit facility of $50,000 which was a part of the Company’s credit agreement. Interest rates were variable and were based upon local market rates. Annual commitment and similar fees charged by the banks approximate 0.75% of the unused facilities. The weighted-average interest rate on the total of all facilities available was 6.52% in 2009. Additionally, on December 31, 2009 the Company terminated with the counterparties all of its outstanding interest rate swap liabilities of $20,036 and converted them into notes payable to such counterparties. These borrowings were settled on the Effective Date in accordance with the Plan. The swap termination counterparties have rights similar to the lenders under the credit facility. See Note 8 for further discussion of derivatives.

7. Debt

In connection with the Company’s initial public offering in 2005, the Company entered into a $700,000 senior secured credit facility that provided for a term loan with a total principal amount of $650,000 and a $50,000 senior secured revolving credit facility. (Collectively, the “Senior Credit Facility”). In 2010, as discussed in Note 1, the Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on the Commencement Date, and the Company and the Debtor Subsidiaries emerged from Chapter 11 on the Effective Date. On the Effective Date, the Company entered into an amendment and restatement of its Senior Credit Facility pursuant to which, among other things, the total outstanding debt obligations under the senior credit facility, which at May 25, 2010 were $603,590 (including waiver fees of $1,380) were reduced to $410,000 (“Second Lien Debt”). Also on the Effective Date, pursuant to the Plan, the DIP Facility was converted into an Exit Facility consisting of a $20,000 revolving credit facility and a $60,000 term loan (“First Lien Debt”) used to fund the Company’s emergence from Chapter 11 and ongoing working capital requirements. As of December 31, 2010, no borrowings have been made under the revolving credit facility. See Note 1 for additional information related to the terms of the Amended and Restated Credit Facility and the Exit Facility.

The credit facility provides for quarterly scheduled principal payments on the term loans and approximately $57,500 and $382,000 due at maturity in November 2013 and May 2014, respectively. This facility contains covenants based on certain measures of debt levels and interest coverage, all calculated in relation to Adjusted EBITDA as defined in the credit agreement, and restrictions on capital expenditures. At December 31, 2010, management believes the Company was in compliance with these covenants. In addition, substantially all of the Company’s assets are pledged as collateral under the credit facility.

At December 31, 2010 and 2009, Long-term debt consisted of the following:

	December 31
	2010	2009
Senior Bank Debt (Secured):
First lien debt, payable quarterly, U.S. Dollar denominated—LIBOR (minimum 2.00%) plus 4.50% (6.5%) as of December 31, 2010	$59,701	$—
Second lien Debt, payable quarterly, US Dollar denominated—LIBOR (minimum 2.00%) plus 6.25% (8.25%) as of December 31, 2010; First lien debt, payable quarterly, LIBOR of 0.25% plus 6.50% (6.75%) as of December 31, 2009	228,248	299,494
Second lien debt, payable quarterly Euro denominated—EURIBOR (minimum 2.00%) plus 6.25% (8.25%) as of December 31, 2010; First lien debt, payable quarterly, EURIBOR plus 6.50% (7.15%) as of December 31, 2009	137,814	216,064
Second lien debt, payable quarterly, Canadian Dollar denominated—CDOR (minimum 2.00%) plus 6.25% (8.25%) as of December 31, 2010; First lien debt, payable quarterly, CDOR plus 6.50% (6.94%) as of December 31, 2009	49,800	68,006

	475,563	583,564
Other Long-Term Debt:
Unsecured, interest fixed at 2.00% to 2.50%, Euro denominated	2,035	1,789
Unsecured, interest fixed at 2.85% to 3.90%, Yen denominated	3.579	4,967

	481,177	590,320
Less current maturities	12,794	1,826
Less long-term debt classified as current (1)	—	583,564

Total	$468,383	$4,930

(1)	In connection with the senior credit facility matters discussed in Note 1, the accompanying consolidated balance sheet as of December 31, 2009 includes a reclassification of $583,564 from “Long term debt, net of current maturities” to current debt as “Long-term debt classified as current”. As of December 31, 2010, the long term debt under the senior credit facility was classified as “Long term debt, net of current maturities”.

During 2010, 2009 and 2008 the Company recorded $57.9 million, $68.5 million, and $60.3 million in interest expense.

During 2010, the Company made aggregate scheduled debt payments of approximately $4,500 under the Amended and Restated Credit Facility and Exit Facility. In 2009, the Company made scheduled repayments of approximately $19,600 under the Senior Credit Facility. The Company may be required to make debt repayments in addition to the required amortization, subsequent to the 2011 fiscal year, based on its “excess cash” generated in 2011, as defined in its credit agreement. The Company was required to make additional debt repayments of approximately $19,200 during 2009 for “excess cash” based on 2008 calculations. No additional payments were required in 2010 based on 2009 “excess cash” nor are any additional payments required in 2011. Because the amounts of any such future repayments are not currently determinable, they are excluded from the long-term debt maturities schedule below. In addition, substantially all of the Company’s assets are pledged as collateral under the Amended and Restated Credit Facility. At December 31, 2010, the Company had $26,032 available under the senior credit facilities.

The aggregate maturities of long-term debt for each of the following five years and thereafter are as follows:

2011	$12,794
2012	10,105
2013	9,493
2014	66,526
2015	382,259
Thereafter	—

$481,177

Additionally, as of December 31, 2010, the carrying value of the term debt under the Company’s Amended and Restated Credit Facility was $475,563, and exceeded its fair value of $464,563. At December 31, 2009, the carrying value of the term debt under the Company’s senior credit facility was $583,564 and exceeded its fair value of approximately $485,000. The Company determined the fair value of its debt utilizing quoted prices in active markets for its own debt (Level 1 of the fair value hierarchy).

8. Derivatives and Hedging

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known cash amounts, the value of which are determined by interest rates or foreign exchange rates. Specifically, the Company had entered into interest rate swaps to hedge variable interest related to its senior debt and foreign exchange contracts to protect the U.S. dollar value of certain assets and obligations. On December 31, 2009, the Company terminated with the counterparties all of its outstanding interest rate swap liabilities of $20,036 and converted them into notes payable to such counterparties. No new interest rate swaps have been entered into by the Company.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives were to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily used interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involved the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

As previously discussed, the Company terminated its outstanding interest rate swaps at December 31, 2009 and has not entered into any new interest rate swap agreements since that time. Consequently, the Company’s financial statements are exposed to the effects of interest rate fluctuations which could have a material impact on its results of operations. However, under the Amended and Restated Credit Facility, the CDOR Rate, the LIBOR Rate and the Euribor Rate are subject to a minimum base rate of 2.00% per annum, which is currently higher than the respective base rates.

As disclosed in previous filings, the Company anticipated that it would not be in compliance with certain financial covenants under its senior credit facility for the period ending September 30, 2009 and thus, on September 29, 2009, the Company entered into Waiver and Amendment No. 1 (the “Waiver Agreement”) to the Company’s senior credit facility in effect at that time. As of September 30, 2009 (and as of December 31, 2009), the Company was not in compliance with those covenants. As it was uncertain that the Company would be able to complete any alternative, long-term solutions to its credit issues or to obtain a further waiver prior to expiration of the Waiver Agreement, the Company was no longer able to support that the variable-rate interest payments (hedged transactions) under its senior credit facility were probable of occurring. Therefore, effective September 1, 2009, the Company was required to discontinue cash flow hedge accounting prospectively for its interest rate swaps so that the mark to market changes in their fair value are charged or credited to interest expense. Prior to September 1, 2009, the effective portion of changes in the fair value of derivatives designated and that qualified as cash flow hedges were recorded in accumulated other comprehensive income (loss) and subsequently amortized into earnings in the period that the hedged forecasted transaction affected earnings. The ineffective portion of the change in fair value of the derivatives was recognized directly in earnings. The balance in accumulated other comprehensive loss as of August 31, 2009 related to the interest rate swaps for which hedge accounting was to be subsequently amortized into the statement of operations (interest expense) over the remaining original term of the derivative as the hedged forecasted transactions are also recorded to interest expense, in accordance with Topic 815. In addition, as of March 31, 2010, the Company determined that it was probable that future interest payments on the debt that was in excess of the $410,000 (discussed in Note 1) would not occur. As a result in March 2010, the Company amortized an additional $735 from accumulated other comprehensive income to interest expense, which represented the balance in accumulated other comprehensive income relating to interest payments on the debt that was in excess of $410,000. The remaining balance of $8,986 in accumulated other comprehensive loss related to interest rate swaps was amortized to interest expense through December 31, 2010, the original term of the swaps.

Although these interest rate swaps were subject to mark to market accounting through earnings effective September 1, 2009, prior to their termination with the counterparties as discussed above, they effectively fixed, from a cash flow hedge perspective through December 31, 2009, the interest rate at 10.75% on approximately 79% of the term loan portion of the Company’s pre-petition credit facility. As a result of the termination of the interest rate swaps, the interest rate on the term loan portion of the credit facility was no longer effectively fixed through December 31, 2010, the original term of the swaps.

The tables below present the effect of the Company’s derivative financial instruments on the consolidated statements of operations for the year ended December 31, 2010 and for the year ended December 31, 2009. As of December 31, 2009, the Company had no outstanding interest rate derivatives as a result of the termination of interest rate swaps and their conversion to notes payable, as discussed above, and have not entered into any since that date.

Tabular Disclosure of the Effect of Derivative Instruments on the Consolidated Statement of

Operations For the Year Ended December 31, 2010

Derivatives in Topic 815 Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion), net of tax	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion), net of tax	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Interest Rate Swaps (1)	$—	Interest expense	$—	Interest expense	$—

Derivatives Not Designated as Hedging Instruments Under Topic 815	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Interest Rate Swaps (1)	Interest Expense	$(9,721)
Foreign Currency Hedges	Foreign exchange loss	(261)

		$(9,982)

(1)	The Company’s interest rate swaps were considered designated hedging instruments through August 31, 2009. As discussed above, effective September 1, 2009, the interest rate swaps were no longer designated hedging instruments.

Tabular Disclosure of the Effect of Derivative Instruments on the Consolidated Statement of Operations

for the Year Ended December 31, 2009

Derivatives in Topic 815 Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion), net of tax	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion), net of tax	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Interest Rate Swaps (1)	$(8,001)	Interest expense	$9,454	Interest expense	$(1,061)

Derivatives Not Designated as Hedging Instruments Under Topic 815	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Interest Rate Swaps (1)	Interest Expense	$(2,757)
Foreign Currency Hedges	Foreign exchange gain	(422)

		$(3,179)

(1)	The Company’s interest rate swaps were considered designated hedging instruments through August 31, 2009. As discussed above, effective September 1, 2009, the interest rate swaps were no longer designated hedging instruments.

Non-designated Hedges of Foreign Exchange Risk

Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to foreign exchange rates but do not meet the strict hedge accounting requirements of Topic 815. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly to earnings.

The Company, from time to time, enters into foreign exchange forward contracts to fix currencies at specified rates based on expected future cash flows to protect against the fluctuations in cash flows resulting from sales denominated in foreign currency (cash flow hedges). Additionally, to manage its exposure to fluctuations in foreign currency on intercompany balances and certain purchase commitments, the Company uses foreign exchange forward contracts (fair value hedges).

As of December 31, 2010 and December 31, 2009, the Company had the following outstanding derivatives that were not designated as hedges in qualifying hedging relationships. The value of these contracts is recognized at fair value based on market exchange forward rates. The change in fair value of these contracts is included in foreign exchange gain/(loss) in the statement of operations.

Foreign Currency Derivative (as of December 31, 2010)	Notional Sold	Notional Purchased
Cash flow hedges	$(1,683)	$—
Fair value hedges	$(23,964)	$5,623

Foreign Currency Derivative (as of December 31, 2009)	Notional Sold	Notional Purchased
Cash flow hedges	$—	$692
Fair value hedges	$(835)	$—

Credit-risk-related Contingent Features

The Company had agreements with certain of its derivative counterparties that contained a provision where if the Company either defaults in payment obligations under its credit facility or if such obligations are accelerated by the lenders, then the Company could also be declared in default on its derivative obligations. Although the Company was not declared in default of such obligations, as discussed above, on December 31, 2009 the Company terminated with the counterparties all of its outstanding interest rate swap liabilities of $20,036 and converted them into notes payable to such counterparties.

As of December 31, 2010 and December 31, 2009, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $222 and $42, respectively. The Company has not posted any collateral related to these derivative agreements.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheet as of December 31, 2010 and December 31, 2009, respectively.

Tabular Disclosure of Fair Values of Derivative Instruments

	Asset Derivatives As of December 31, 2010		Liability Derivatives As of December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Topic 815
Interest Rate Swaps	Other current assets	$—	Accrued expenses	$—

Total derivatives designated as hedging instruments under Topic 815		$—		$—

Derivatives not designated as hedging instruments under Topic 815
Interest Rate Swaps	Other current assets	$—	Accrued expenses	$—
Foreign Currency Hedges	Other current assets	35	Accrued expenses	(257)

Total derivatives not designated as hedging instruments under Topic 815		$35		$(257)

Tabular Disclosure of Fair Values of Derivative Instruments

	Asset Derivatives As of December 31, 2009		Liability Derivatives As of December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Topic 815
Interest Rate Swaps	Other current assets	$—	Accrued expenses	$—

Total derivatives designated as hedging instruments under Topic 815		$—		$—

Derivatives not designated as hedging instruments under Topic 815
Interest Rate Swaps	Other current assets	$—	Accrued expenses	$—
Foreign Currency Hedges	Other current assets	5	Accrued expenses	(47)

Total derivatives not designated as hedging instruments under Topic 815		$5		$(47)

Fair Value of Derivatives Under ASC Topic 820

ASC Topic 820, Fair Value Measurements and Disclosures (“Topic 820”), emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and the Company considers factors specific to the asset or liability.

To comply with Topic 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2010 and December 31, 2009, respectively, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments were not significant to the overall valuation of its derivatives. As a result, the Company determined that its derivative valuations in their entirety were classified in Level 2 of the fair value hierarchy. The Company does not have any fair value measurements using significant unobservable inputs (Level 3) as of December 31, 2010 or December 31, 2009. The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and December 31, 2009, aggregated by the level in the fair value hierarchy within which those measurements fall.

As of December 31, 2010

Assets	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observables Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivatives	$35	$—	$35	$—

Total	$35	$—	$35	$—

Liabilities
Derivatives	$(257)	$—	$(257)	$—

Total	$(257)	$—	$(257)	$—

As of December 31, 2009

Assets	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observables Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivatives	$5	$—	$5	$—

Total	$5	$—	$5	$—

Liabilities
Derivatives	$(47)	$—	$(47)	$—

Total	$(47)	$—	$(47)	$—

9. Income Taxes

The components of domestic and foreign income (loss) before the provision for income taxes are as follows:

	Year Ended December 31
	2010	2009	2008
U.S.	$(75,616)	$(92,453)	$29,538
Foreign	20,796	(7,223)	959

Total	$(54,820)	$(99,676)	$30,497

The components of the income tax provision (benefit) are as follows:

	Year Ended December 31
	2010	2009	2008
Current:
U.S.	$1,088	$222	$1,286
Foreign	8,564	4,509	15,563

Total current	9,652	4,731	16,849
Deferred:
U.S.	—	—	—
Foreign	8,614	7,586	(12,948)

Total deferred	8,614	7,586	(12,948)

Total provision (benefit)	$18,266	$12,317	$3,901

The tax effect of temporary differences which give rise to deferred income tax assets and liabilities are as follows:

	2010	2009
Deferred tax assets arising from:
Net operating loss carryforwards	$100,974	$72,143
Intangible assets, net	12,293	15,830
Pension and other benefit accruals	10,994	10,725
Tax credits	1,711	1,581
Investments	9,572	31,358
Other allowances and accruals, net	16,329	30,520

Total	151,873	162,157
Deferred tax liabilities arising from:
Property and equipment, net	(37,139)	(38,729)
Intangible assets, net	(2,628)	(2,839)
Foreign Income Inclusions	(22,372)	(18,398)
Other allowances and accruals, net	(1,311)	—

Total	(63,450)	(59,966)
Valuation allowance	(96,042)	(106,100)

Net deferred tax liability	$(7,619)	$(3,909)

Deferred taxes are recorded as follows in the consolidated balance sheets (in millions):

	2010	2009
Current Deferred Tax Asset, Net.	$6,138	$7,690
Current Deferred Tax Liability, Net	(149)	(499)
Noncurrent Deferred Tax Asset, Net	14,898	5,047
Noncurrent Deferred Tax Liability, Net	(28,506)	(16,147)

Net Deferred Tax Liability	$(7,619)	$(3,909)

Compliance with Topic 740 requires the Company to periodically evaluate the necessity of establishing or adjusting a valuation allowance for deferred tax assets depending on whether it is more likely than not that a related tax benefit will be recognized in future periods. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Because of the accumulated loss position in certain tax jurisdictions at December 31, 2010 and December 31, 2009 and the uncertainty of profitability in future periods, the Company has recorded valuation allowances as shown above for all U. S. deferred tax assets and for certain foreign deferred tax assets primarily related to net operating loss carry-forwards in Australia, Canada, Germany, Sweden, the United Kingdom and France.

We emerged from Chapter 11 bankruptcy protection on May 25, 2010. Our review of the potential impact of the overall plan of reorganization resulted in no material change in our tax position. Our balance sheet as of December 2010 reflected a deferred tax asset related to our German federal and trade loss carry-forwards of approximately $2.7 million. As a general rule, federal and trade tax loss carry forwards are subject to forfeiture if more than 50% of the shares in the corporation are directly or indirectly transferred to a new shareholder. There is a restructuring exception to this general rule; however, effective December 2010, this exception has been suspended with retroactive effect. As of December 2010, we have impaired the portion of the deferred tax asset we believe to be subject to possible forfeiture.

For 2010, the Company recognized a provision for income taxes of $18,266 as compared with $12,317 for 2009. The Company recorded income tax expense for 2010, even though it had a consolidated pre-tax loss, principally due to (i) losses that were incurred domestically and in certain foreign jurisdictions for which no corresponding tax benefit was recognized as the net operating losses that were created for tax purposes in these jurisdictions were fully reserved for book purposes, (ii) the establishment of uncertain tax reserves for certain of our foreign historical tax positions including the $3.9 million impairment of a German deferred tax asset that we believe to be subject to possible forfeiture, based on a recent tax ruling with respect to available restructuring exemption and (iii) the disallowance of certain deductions for costs incurred as part of our reorganization. The Company recorded income tax expense for 2009, even though it had a consolidated pre-tax loss, principally due to (i) losses that were incurred domestically and in certain foreign jurisdictions for which no corresponding tax benefit was recognized as the net operating losses that were created for tax purposes in these jurisdictions were fully reserved for book purposes, (ii) goodwill impairment recorded domestically and in certain foreign jurisdictions for which no corresponding tax benefit was recognized and (iii) the establishment in 2009 of valuation allowances in Canada, China and the United Kingdom.

As of December 31, 2010, the Company has pre-tax net operating loss carry-forwards for U.S. federal income tax purposes of approximately $146,066 that expire on various dates from 2026 through 2030 and federal tax credits of approximately $193 that either expire on various dates or can be carried forward indefinitely. As of December 31, 2010, there was a valuation allowance recorded with respect to these balances in the amounts of $146,066 and $193, respectively. The Company has foreign federal net operating loss carry-forwards of approximately $132,204, the majority of which can be carried forward indefinitely, and federal and provincial tax credits of approximately $1,518 that begin to expire primarily in 2015 or are carried forward indefinitely. As of December 31, 2010, there were valuation allowances recorded with respect to these balances in the amounts of $105,119 and $1,518 respectively.

Undistributed earnings of the Company’s foreign subsidiaries amounted to approximately $148,259 at December 31, 2010. Those earnings are considered to be indefinitely reinvested for continued use in foreign operations except for Argentina, Brazil and Mexico. Upon distribution of those earnings in the form of dividends or otherwise, the Company may be subject to both income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various jurisdictions. Determination of the amount of unrecognized deferred income tax liability or withholding taxes is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credit carry-forwards and net operating loss carry-forwards would be available to reduce some portion of the liability. Federal income taxes are provided on the portion of the income of foreign subsidiaries that is expected to be remitted to the United States and be taxable.

The Company adopted the uncertain tax provisions of Topic 740 on January 1, 2007 and, accordingly, recorded a cumulative effect increase of $3,323 to accumulated deficit, an increase of $627 to income taxes payable and an increase of $2,696 to other long-term liabilities for uncertain tax positions. On January 1, 2007, the Company had $4,126 in unrecognized tax benefits. As of the December 31, 2010, the gross amount of unrecognized tax benefits was approximately $9,287, exclusive of interest and penalties. Of this balance, if we were to prevail on all unrecognized tax benefits recorded, approximately $8,947 would benefit the effective tax rate. As of December 31, 2009, the gross amount of unrecognized tax benefits was approximately $5,023, exclusive of interest and penalties. Of this balance, if we were to prevail on all unrecognized tax benefits recorded, approximately $4,737 would benefit the effective tax rate. The Company’s unrecognized tax benefits increased approximately $4,264 and $200 during the years ended December 31, 2010 and 2009, respectively. During the next twelve months, we estimate $0.4 million of our gross unrecognized tax benefit will reverse due to expiration of statutes. Of this balance, approximately $0.4 million would benefit the effective tax rate. We regularly evaluate, assess and adjust the related liabilities in light of changing facts and circumstances, which could cause the effective tax rate to fluctuate from period to period.

The tax years 1999 through 2010 remain open to examination by the major taxing jurisdictions to which the Company and its subsidiaries are subject. There are currently no U.S. Federal or state audits or examinations underway. In May 2009, we concluded an audit relating to our German subsidiaries for tax years 1999 through 2002. No further adjustments not previously recorded were required in the year ended December 31, 2009 as a result of this settlement. In 2010, the German tax authorities initiated an audit of our German entities for the tax years 2004 through 2007. For certain of our German entities under audit, we reached an agreement with the tax authorities for issues identified as a result of this audit, and in September 2010, we accrued for any taxes due as a result of this agreement. For the remaining German entities being audited, the audit is still in the initial information gathering stages. In November 2010, we concluded an audit relating to our Canadian subsidiary for tax years 2005 through 2007, and established a reserve in December 2010 to account for the resolution of this audit. The Company believes that there are no jurisdictions in which the outcome of unresolved issues or claims is likely to be material to its results of operations, financial position or cash flows. The Company further believes that it has made adequate provision for all income tax uncertainties.

A reconciliation of the balances of the unrecognized tax benefits is as follows:

	2010	2009
Balance as of January 1	$5,023	$4,831
Gross decreases—tax positions in prior period due to settlements	(215)	(642)
Gross increases—tax positions in prior period-other	524	—
Gross decreases—related to lapse in statute of limitations	(565)	(206)
Gross increases—tax positions in current period	4,520	953
Currency effects	—	87

Balance at December 31	$9,287	$5,023

The Company’s policy is to recognize interest and penalties related to income tax matters as income tax expense and accordingly, the Company recorded approximately $328 and $500 for interest and penalties during the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010 and 2009, the Company recorded accrued interest and penalties related to uncertain tax positions of approximately $2,733 and $2,300, respectively.

The provision for income taxes differs from the amount computed by applying the U.S. statutory tax rate (35%) to income before income taxes, due to the following:

	Year Ended December 31
	2010	2009	2008
Book income (loss) at U.S. 35% statutory rate	$(19,187)	$(34,874)	$10,674
State income and other taxes due, net of federal benefit	1,710	955	465
Foreign tax rate differential	374	(7,137)	(336)
Dividends and other foreign income, net of foreign tax credits	7,975	721	3,813
Change in valuation allowance	(10,272)	24,418	(19,543)
Deferred gain on intercompany transaction	—	—	5,570
Tax rate changes	124	41	3,625
Tax credits and refunds	(424)	(714)	(451)
Goodwill	(2,825)	25,985	(2,778)
Change in tax reserves	4,606	1,125	(24)
Provision to return adjustments	29,408	(124)	—
Other, net	400	1,921	2,886
Financing costs	6,377	—	—

Total	$18,266	$12,317	$3,901

10. Pensions, Other Postretirement and Postemployment Obligations

Pension Plans

The Company has defined benefit pension plans covering substantially all of its U.S. and Canadian employees, and employees of certain subsidiaries in other countries. Benefits are generally based on the employees’ years of service and compensation. These plans are funded in conformity with the funding requirements of applicable government regulations.

The Company also provides additional unfunded supplemental retirement benefits to two of its officers and certain other former employees, which have been included in the benefit costs below.

Postretirement Plans

In addition to defined benefit pension plans, the Company sponsors various unfunded defined contribution plans that provide for retirement benefits to employees, some in accordance with local government requirements.

Also, the Company had sponsored an unfunded plan that offered the opportunity to obtain health insurance benefits to a certain group of retired U.S. employees and their covered dependents and beneficiaries. A portion of this plan was contributory, with retiree contributions adjusted periodically, as well as other cost-sharing features, such as deductibles and coinsurance. Eligibility varied according to date of hire, age and length of service. Certain retirees also have a life insurance benefit provided at no cost.

During the third quarter of 2008, the Company made and communicated the following decisions related to certain of its U.S. pension plans, postretirement benefit plans and 401(k) plans:

a)

Freezing benefit pension accruals under its Pension Plan for U.S. Salaried and Non-Union Hourly Employees (the “Pension Plan”) effective December 31, 2008 so that future service beyond December 31, 2008 is not to be credited under the Pension Plan. Employees who were vested as of December 31, 2008 are entitled to their benefit earned as of December 31, 2008. Current employees who were not vested as of December 31, 2008 are entitled to their benefit earned as of December 31, 2008 upon five years of continuous employment from date of hire.

b)	No longer sponsoring or funding, as of December 31, 2008, its U.S. retiree health insurance program under which the Company offered health insurance benefits to a certain group of retired U.S. employees and their covered dependents and beneficiaries.

c)	Increasing its 401(k) plan match in the United States from 4% of eligible compensation to 6% as of January 1, 2009. Subsequently, in February, 2009 the Company announced that it will not implement this increase and instead will suspend the employer match until further notice. In January 2010, the Company announced that the increase will be implemented for 2010.

As a result of the decision to freeze benefits under the Pension Plan and to terminate the sponsorship of its U.S. retiree health insurance program, the Company recorded the following, in accordance with the applicable accounting literature: (i) pre-tax curtailment/settlement gains of $39,968 in its income statement during the quarter ended September 30, 2008, (ii) a decrease in its pension and postretirement liability of $31,951 as of September 30, 2008 and (iii) a charge to Other Comprehensive Income of $8,017. The above amounts also include a loss of $201 as a result of the settlement of one of the Company’s Canadian pension plans.

In accordance with the provisions of ASC Topic 715-20-50, Compensation—Retirement Benefits (“Topic 715”), the measurement date for defined benefit plans outside the U.S. is December 31 for the years ended December 31, 2010, 2009 and 2008.

Postemployment Obligations

The Company has postemployment plans in various countries and accounts for these plans in accordance with Topic 715. The Company’s postemployment obligations consist primarily of payments to be made to employees upon termination of employment, as defined, and are accrued according to local statutory laws in the respective countries. The Company’s obligation for postemployment benefits amounted to $1,992 and $2,534 as of December 31, 2010 and 2009, respectively.

Benefit Obligations and Plan Assets

A summary of the changes in benefit obligations and plan assets as of December 31, 2010 and 2009 is presented below.

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2010	2009	2010	2009
Change in benefit obligation
Benefit obligation at beginning of year	$133,097	$114,410	$558	$883
Service cost	3,570	2,986	—	—
Interest cost	6,843	6,718	62	84
Plan participants’ contributions	109	111	—	—
Actuarial (gain) loss	7,783	11,938	(2)	(6)
Currency translation impact	(2,844)	6,325	—	—
Curtailment/settlement gain	(32)	(1,250)	—	—
Administrative expenses paid	(215)	(379)	—	—
Benefits paid	(7,814)	(7,762)	(20)	(403)

Benefit obligation at end of year	$140,497	$133,097	$598	$558

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2010	2009	2010	2009
Change in plan assets
Fair value of plan assets at beginning of year	$61,312	$47,141	$—	$—
Actual return on plan assets	7,063	9,975	—	—
Employer contributions	9,899	8,276	—	—
Plan participants’ contributions	109	111	—	—
Administrative expenses paid	(215)	(379)	—	—
Currency translation impact	(270)	3,950	—	—
Benefits paid	(7,814)	(7,762)	—	—

Fair value of plan assets at end of year	$70,084	$61,312	$—	$—

Funded status (1)	$(70,413)	$(71,785)	$(598)	$(558)

(1)	In accordance with Topic 715, $3,591 and $4,225 of this amount is recorded in accrued expenses as of December 31, 2010 and 2009, respectively.

All of the Company’s pension plans that comprise the pension obligation amounts above, have a projected benefit obligation equal to or in excess of plan assets as of the years ended December 31, 2010 and 2009. The accumulated benefit obligation was $131,884 and $125,591 as of the years ended December 31, 2010 and 2009, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets is as follows:

	December 31
	2010	2009
Projected benefit obligation	$140,497	$133,097
Accumulated benefit obligation	131,884	125,591
Fair value of plan assets	70,084	61,312

Components of Net Periodic Benefit Cost

	Defined Benefit Plans			Other Postretirement Benefit Plans
	2010	2009	2008	2010	2009	2008
Service cost	$3,570	$2,986	$5,601	$—	$—	$489
Interest cost	6,843	6,718	6,985	26	84	1,364
Expected return on plan assets	(4,409)	(3,792)	(5,138)	—	—	—
Amortization of prior service cost	15	38	106	—	—	(418)
Amortization of net (gain) loss	982	1,230	666	(7)	(4)	(62)
Curtailment (gain) loss	126	282	(3,451)	—	—	(36,517)

Net periodic benefit cost	$7,127	$7,462	$4,769	$19	$80	$(35,144)

For defined benefit plans, the estimated net loss and prior service cost to be amortized from accumulated other comprehensive loss during 2011 is expected to be $1,268 and $14 respectively.

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2010	2009	2010	2009
Additional Information
Change in funded status included in accumulated other comprehensive loss, net of tax	$(3,609)	$(2,244)	N/A	N/A

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31 are as follows:

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2010	2009	2010	2009
Discount rate	5.16%	5.57%	4.50%	5.00%
Rate of compensation increase	3.78	3.81	—	—

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31 are as follows:

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2010	2009	2010	2009
Discount rate	5.57%	5.99%	5.00%	6.00%
Expected long-term return on plan assets	7.16	7.50	—	—
Rate of compensation increase	3.81	3.82	—	—

Plan Assets

The percentage of fair value of total plan assets for funded plans are invested as follows:

	Plan Assets at December 31
Asset Category	2010	2009
Marketable equities	65%	61%
Fixed income securities	35	39

Total	100%	100%

The Company’s plan assets are invested in the U.S., the United Kingdom (“UK”) and Canada. Plan asset investments are accounted for at cost on the trade date and are reported at fair value. Canadian plan assets totaling $19,009 are classified as Level 2 within the fair value hierarchy. All other plan assets totaling $51,075 are classified as Level 1. In general, plan assets are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investments, it is reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the plan assets. The investment objective of the plans is to maximize the return on plan assets over a long time horizon, while meeting the plan obligations. Investment risk is substantially reduced by diversification of investments within particular asset classes. The expected future rate of return on plan assets is based on historic performance of bonds and equities and the higher returns expected by equity-based capital relative to debt capital. The agreements with the fund managers include a number of restrictions which are designed to ensure that only suitable investments are held. Generally, investment performance is provided to and reviewed by the Company on a quarterly basis. If any changes take place in the legal, regulatory or tax environment which impact the investment of the portfolios or the investment returns, the fund manager is expected to notify the Company immediately and to advise on their anticipated impact.

Details relating to the Company’s plan assets are as follows:

U.S. Plan Assets: Approximately 86% of the Company’s plan assets are invested in the U.S., of which 56% are invested in marketable equity securities and 44% are invested in fixed income securities managed by the fund manager. This allocation is in accordance with the strategic allocation adopted by the Company’s pension committee comprising of approximately 60% equity investment and 40% bond investment.

UK Plan Assets: Approximately 62% of the Company’s plan assets are invested in the UK, of which 40% are invested in marketable equity securities and 60% are invested in fixed income securities managed by the fund manager. The trustees of the UK pension plan have adopted a strategic allocation comprising of 60% equity investment and 40% bond investment. The allocation of equity investments between UK domestic and UK foreign equities is 40% and 60%, respectively and the fixed income bond investment is allocated equally between government and corporate bonds in the UK. Investment risk is substantially reduced by diversification of investments and accordingly, assets are invested 60% in the fund manager’s Global Equity Index Fund, 20% in the Over 15 Year Gilts Index Fund (20%) and 20% in the AAA-AA-A Bonds Over 15 Year Index Fund . The majority of the Plan liabilities are linked to price and salary inflation. The policy is therefore to invest the majority of the assets in investments which are expected to exceed price inflation and general salary growth over long periods.

Canadian Plan Assets: Approximately 25% of the Company’s plan assets are invested in Canada, of which 68% are invested in marketable equity securities and 32% are invested in fixed income securities managed by the fund manager. The Company’s pension committee has adopted a strategic allocation comprising of approximately 65% equity investment and 35% bond investment. The target allocation of equity investments between Canadian domestic and Canadian foreign equities is approximately 50% each. As of December 31, 2010, assets were invested 86% in the fund manager’s Balanced Pension Trust Series O and 14% in the U.S. Pooled Pension Fund Series O. Investments are made with due consideration for the overall funds’ risk and expected return.

Contributions

The Company expects to make contributions and direct benefit payments of approximately $7,722 (unaudited) under its defined benefit plans in 2011.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Defined Benefit Plans	Other Postretirement Benefit Plans
2011	$6,945	$58
2012	6,422	57
2013	6,696	55
2014	7,237	54
2015	7,442	51
Years 2016–2019	37,397	219

The Company also maintains a funded retirement savings plan for U.S. employees which is qualified under Section 401(k) of the U.S. Internal Revenue Code. During 2008, the plan allowed eligible employees to contribute up to 15% of their compensation (plus catch-up contributions for participants over age 50), with the Company matching 100% of up to the first 4% of employee compensation. The Company suspended the matching contribution in February 2009 but for 2010 removed the suspension and enhanced the match to 200% of the first 1% of employee compensation and 100% of the next 4% of employee compensation. Costs associated with the Plan are charged to the consolidated statements of operations and amounted to $1,656, $256 and $1,169 for the years ended December 31, 2010, 2009 and 2008, respectively.

11. Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) were as follows:

	Foreign Currency Translation Adjustment	Pension Liability Changes Under Topic 715	Change in Value of Derivative Instruments	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2007	$29,663	$(2,024)	$—	$27,639
Current year change	(23,772)	(19,507)	(13,859)	(57,138)

Balance at December 31, 2008	5,891	(21,531)	(13,859)	(29,499)
Current year change	16,488	(2,244)	4,138	18,382

Balance at December 31, 2009	22,379	(23,775)	(9,721)	(11,117)
Current year change	2,628	(3,609)	9,721	8,740

Balance at December 31, 2010	$25,007	$(27,384)	$—	$(2,377)

Comprehensive loss for years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Net income (loss)	$(73,086)	$(111,993)	$26,596
Foreign currency translation adjustments	2,628	16,488	(23,772)
Pension liability changes under Topic 715	(3,609)	(2,244)	(19,507)
Change in value of derivative instruments	9,721	4,138	(13,859)

Comprehensive loss	$(64,346)	$(93,611)	$(30,542)

12. Commitments and Contingencies

Leases

The Company leases office buildings, vehicles, and computer equipment for its worldwide operations. Minimum rent is expensed on a straight-line basis over the term of the leases. These leases expire at various dates through 2052. The Company’s largest single lease commitment is a facility lease in Austria that expires in 2023 with aggregate future minimum rental payments due of approximately $5,000 at December 31, 2010. At December 31, 2010, future minimum rental payments due under non-cancelable leases were as follows:

2011	$4,832
2012	4,119
2013	3,431
2014	2,447
2015	1,765
Thereafter	5,490

Total minimum operating lease payments	$22,084

Operating lease rental expense was $5,122, $6,053 and $6,363 during the years ended December 31, 2010, 2009 and 2008, respectively. In November 2008, the Company entered into an agreement to buy out a portion of its remaining facility lease in Youngsville, North Carolina for $616 which was included in restructuring and impairments expense for the year ended December 31, 2008.

Collective Bargaining and Union Agreements

Approximately 71% of the Company’s employees are subject to various collective bargaining agreements or are members of trade unions, predominantly outside of the United States. Approximately 33% of these employees are covered by agreements that expire during 2011.

Legal Proceedings

The Company is involved in various legal matters, which have arisen in the ordinary course of business. The Company does not believe that the ultimate resolution of these matters will have a material adverse effect on its financial position, results of operations or cash flow.

Environmental Matters

The Company’s operations and facilities are subject to a number of national, state and local laws and regulations protecting the environment and human health in the United States and foreign countries that govern, among other things, the handling, storage and disposal of hazardous materials, discharges of pollutants into the air and water and workplace safety. Because of our operations, the history of industrial uses at some of our facilities, the operations of predecessor owners or operators of some of the businesses, and the use and release of hazardous substances at these sites, the liability provisions of environmental laws may affect us. Except as stated below, the Company is not aware of any material unasserted claims and any potential material liability from those claims.

During the third quarter of 2008, the Company, while evaluating its facility in Australia, discovered the possibility of contamination at the facility. Subsequently the Company had a preliminary evaluation performed, which confirmed the existence of contamination and estimated preliminary costs to remediate this facility. Based upon this evaluation, the Company accrued $4,100 in 2008 as its best estimate of the remediation costs it expected to incur. This amount was included in accrued expenses on the December 31, 2008 Consolidated Balance Sheet. Phase II assessment of the groundwater contamination performed for the Company during the second quarter of 2009 indicated the costs to remediate the contamination would be significantly less than originally estimated and accordingly, the Company reduced the accrual by $3,400 during the second quarter of 2009 based on this assessment. At the end of the second quarter of 2010, the Company entered into a contingent purchase and sale agreement with a third party whereby the third party could purchase the Australian facility after two years from the date of the purchase and sale agreement. Under the terms of the purchase and sale agreement, the environmental liability would transfer to the third party at the time of such purchase.

The Company believes that any additional liability in excess of amounts provided which may result from the resolution of such matters will not have a material adverse effect on the financial condition, liquidity or cash flow of the Company.

13. Stock-Based Compensation and Stockholders’ Equity (Deficit)

As discussed in Note 1, the Company had an effective 20 to 1 reverse split of its Old Common Stock; accordingly the effect of the split has been reflected retroactively for all periods presented.

The Company records stock-based compensation expense in accordance with Topic 718 and has used the straight-line attribution method to recognize expense for time-based RSUs granted after December 31, 2005. The Company recorded stock-based compensation expense during the three years ended December 31, 2010, 2009 and 2008 as follows:

	For the Years ended December 31,
	2010	2009	2008
RSU and Stock Option Awards (1)	$4,018	$2,305	$1,289
Management Incentive/Performance Award Programs (2)	2,467	—	2,986
Stock Awards (3)	825	94	—

Total	$7,310	$2,399	$4,275

(1)	Related to restricted stock units awarded in and prior to 2010 and stock options awarded to certain non-employee directors on the Effective Date. See further discussion below.
(2)	For 2010, the amount represents the estimated value of stock awards to be made under the 2010 Management Incentive Compensation Program (the “2010 MIC”), which was approved by the Company’s Board of Directors on September 22, 2010. See further discussion below. For 2009, no amounts were expensed related to the 2009 Performance Award Program, which was approved by the Company’s Board of Directors on March 10, 2009, as the underlying targets for 2009 were not achieved. For 2008, amount represents the approval by the Company’s Board of Directors on March 10, 2009 of the issuance of 201,741 shares of common stock to eligible participants under the Company’s performance award program for 2008. After withholding shares of common stock to satisfy minimum tax withholding requirements, a net number of 128,206 shares was issued to the eligible participants on March 11, 2009.
(3)	For 2010, amount represents a total of 39,764 shares of common stock that were sold to Mr. Stephen Light, the Company’s Chairman, President and Chief Executive Officer on January 5, 2010. See further discussion below. For 2009, represents the value of 3,000 shares of the Company’s common stock awarded to Mr. David Maffucci on June 8, 2009 in connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer.

The related tax impact on stock-based compensation was a tax benefit of $232, $118 and $411 for the years ended December 31, 2010, 2009 and 2008.

2010 Equity Incentive Plan

Pursuant to the plan of reorganization as discussed in Note 1, the Company adopted the 2010 Equity Incentive Plan (the “2010 Plan”) on the Effective Date. The 2010 Plan provides for the grant of awards consisting of any or a combination of stock options, stock appreciation rights, restricted stock, unrestricted stock or stock unit awards.

Shares Reserved for Awards

The maximum number of shares that may be delivered under or in satisfaction of awards under the 2010 Plan is 463,525 shares of New Common Stock, provided, however, that to the extent that equity incentive awards granted prior to the Effective Date pursuant to the Company’s 2005 Equity Incentive Plan, as amended, or employment agreements with the Company’s senior management do not vest on or after the Effective Date in accordance with their terms, the number of shares of New Common Stock reserved pursuant to the Plan with respect to such unvested awards shall be added to the number of shares of New Common Stock that may be delivered under the 2010 Plan. The number of shares deliverable under the 2010 Plan is subject to adjustment in the case of stock dividends and other transactions affecting the New Common Stock.

2005 Equity Incentive Plan

Effective May 19, 2005, the Company adopted the 2005 Equity Incentive Plan (the “2005 Plan”), under which the Board of Directors authorized 125,000 shares for grant (subsequently increased to 375,000 at the Company’s Annual Meeting of Stockholders on August 6, 2008).

Summary of Activity Under the 2010 Plan and the 2005 Plan

Long-Term Incentive Program

On September 22, 2010, the Board approved the Company’s 2010-2012 Long Term Incentive Plan (the “LTIP”) under the 2010 Plan. Awards under the LTIP are both time-based and performance-based. Awards will be paid in the form of restricted stock units or shares of common stock of the Company, as described below.

Time-based awards under the LTIP were approved in the form of 126,980 time-based restricted stock units and granted on September 22, 2010 under the Company’s 2010 Plan. These time-based restricted stock units will vest in equal installments on March 31, 2011, March 31, 2012, and March 10, 2013, and will be converted into shares of common stock as they vest.

Performance-based awards under the LTIP under the LTIP were approved in the form of 235,820 performance-based restricted stock units and granted on September 22, 2010 under the Company’s 2010 Plan. These performance-based restricted stock units will vest at December 31, 2012, if (a) if the participant remains continuously employed with the Company through December 31, 2012 and (b) on a sliding scale ranging from 0% to 110% if the Company’s results fall between 80.1% and 110% of the specified three-year cumulative Adjusted EBITDA target as adjusted to reflect currency exchange rate fluctuations relative to the U.S. Dollar. Vested stock units will be converted into shares of the Company’s common stock after the close of the three-year performance period. At December 31, 2010, management determined that it was probable that the specified three-year cumulative Adjusted EBITDA target as adjusted to reflect currency exchange rate fluctuations relative to the U.S. Dollar would be achieved, and accordingly recorded approximately $294 in compensation expense. As all shares do not vest until December 31, 2012, no shares were issued as of December 31, 2010.

2010 MIC

On September 22, 2010 the Board approved an amendment and restatement of the Company’s Performance Award Program for 2010 (“2010 MIC”). Under the amended plan, payouts are determined by the Company’s performance against a specified Adjusted EBITDA metric for the 2010 fiscal year. Fifty percent (50%) of any 2010 MIC award earned will be paid in cash and 50% is expected to be paid in the form of RSUs under the Company’s 2010 Plan based on an average per-share price within a collar. 2010 MIC awards will be paid out based on a sliding scale ranging from 35% if the metric is achieved at 95% of target up to 200% if the metric is achieved at 125% of target. The Adjusted EBITDA metric will be adjusted to reflect currency fluctuations relative to the U.S. Dollar. The awards will be fully vested at the grant date and are payable in Common Stock 90 days later. At December 31, 2010, management determined that the performance against the specified Adjusted EBITDA target as adjusted to reflect currency exchange rate fluctuations relative to the U.S. Dollar was met, and recorded approximately $5.0 million compensation expense, of which $2.5 million is included in accrued liabilities and $2.5 million is included in additional paid in capital in the Consolidated Balance Sheet at December 31, 2010. In accordance with the 2010 MIC agreement, the Company anticipates issuing approximately 164,000 shares of common stock prior to any withholdings for taxes in the second quarter of 2011.

Directors’ Deferred Stock Unit Plan

On September 22, 2010, the Board approved a new compensation plan for non-management directors (the “DSU Plan”). Under this plan, each director will receive an annual retainer of $95, to be paid on a quarterly basis in arrears beginning with the quarter ended September 30, 2010. Half of the annual retainer is payable in deferred stock units (“DSUs”), with the remaining half payable in cash, unless the director irrevocably elects to receive the remaining half in DSUs. The non-management directors were awarded an aggregate of 9,873 DSUs under the DSU Plan for service during the year ended December 31, 2010.

Non-employee Director RSU Awards

Awards to non-employee directors vest immediately under the 2005 Plan and the underlying shares will be issued to the director upon termination of service as a member of the Board or a change in control, as defined in the 2005 Plan. Annually during 2005, 2006 and 2007, the non-employee directors were granted 625 RSUs in the aggregate. In July 2008, they also were granted 2,441 RSUs in the aggregate. On June 9, 2009 the non-employee directors were granted 11,236 RSUs in the aggregate. These RSUs were fully vested on the grant date, provided however, that if a director ceases to serve as a member of the Board for any reason other than as a result of a change in control (as defined in the 2005 Plan) prior to the 2010 Annual Meeting of stockholders, the director will forfeit a pro rata portion of the award. This forfeiture provision was subsequently modified in connection with the Company’s Chapter 11 reorganization (see Note 1) so that the directors departing from the Board as a consequence of the Chapter 11 reorganization would not forfeit restricted stock units as a result. On August 4, 2009, Board members who served as non-employee directors during the year prior to the 2009 Annual Meeting of Stockholders were awarded 11,097 RSUs in the aggregate that vested immediately.

Additionally, as of the Effective Date, the two continuing non-employee members of the Board were granted an aggregate of 5,977 stock options with an exercise price of $20.80. These stock options vested immediately and have a four-year term.

Warrants

In connection with reorganization, the holders of the Company’s Old Common Stock also received warrants to purchase an aggregate of 1,663,760 shares of New Common Stock (the “Warrants”), representing approximately 0.0324108 Warrants for each share of Old Common Stock. The Warrants are exercisable for a term of four years from the issue date at an exercise price of $19.55 per share of New Common Stock. The exercise price was determined in accordance with a formula based on the final amount of allowed claims of the Lenders.

Performance-based RSU Awards

On May 16, 2007, the Company granted 37,144 performance-based RSUs to certain officers and employees of the Company. Generally, to earn common stock under these performance-based RSUs, defined shareholder return targets must be met over the four years following the grant date and the grantee must be employed by the Company through May 16, 2011. On August 6, 2008, the Company granted 21,650 performance-based RSU awards (based on shareholder return targets) and at various dates during 2009, the Company granted 51,173 performance-based RSU awards to certain employees, specifically 47,348 and 1,875 RSU awards to its chief executive officer and chief financial officer, respectively. Generally, to earn common stock under the performance-based RSUs granted in 2008 and 2009, defined shareholder return targets must be met over the three years following January 3, 2008 and the grantee must be employed by the Company through January 3, 2011.

On December 24, 2009, the Compensation Committee of the Company’s Board of Directors approved an amendment to the terms of all performance-based restricted stock units of the Company outstanding on December 24, 2009. The amendment provides that upon completion of a successful debt restructuring of the Company, as defined, which shall constitute a new performance criterion, such performance-based restricted stock units shall vest and settle in full. The Compensation Committee determined that this new performance criterion would be met and vesting would occur on the date the Plan is confirmed by the Bankruptcy Court (the “Confirmation Date”). The Confirmation Date occurred on May 12, 2010 and 43,854 shares of common stock underlying 71,571 performance-based RSUs were issued on that date; the remaining 27,717 shares underlying such RSUs were withheld from issuance in connection with minimum tax withholding requirements related to the issuance of such shares to the recipients. This modification had no material impact on the Company’s stock based compensation expense for 2009. In 2010, however, the Company recorded stock based compensation of approximately $1,741 related to this modification.

On December 31, 2009, the Company entered into an amendment to the employment agreement with Mr. Light as the per-participant, per-year limitations under the Company’s 2005 Plan prevented the Company from fulfilling its contractual obligation and granting to Mr. Light stock units under the Company’s equity incentive plan with an aggregate value of $1,250 on January 1, 2010. The amendment to Mr. Light’s employment agreement provides that in lieu of granting him such restricted stock units, the Company instead would (i) grant to Mr. Light 25,000 performance-based restricted stock units on January 1, 2010, which are to vest annually over a three-year period if the price of the Company’s common stock meets or exceeds certain price targets approved by the Compensation Committee of the Company’s Board of Directors; and (ii) make a cash payment to Mr. Light of $825 which Mr. Light was obligated to use the total amount of such cash payment, less the amount necessary to satisfy tax obligations with respect to the cash payment, to purchase shares of common stock from the Company at its agreed fair value, based on the average per share closing price on the New York Stock Exchange of the Company’s shares of common stock for the 20 trading days prior to January 1, 2010. Accordingly, a total of 39,764 shares of common stock were sold to Mr. Light on January 5, 2010 for approximately $531 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. On September 22, 2010, the Board approved an amendment to the terms of 25,000 restricted stock units previously granted to Mr. Light under the 2005 Equity Incentive Plan on January 1, 2010. The terms of the amended award align with those of the LTIP awards described above, including that 35% of such award is a time-based award (8,750 RSUs) and the remainder is a performance-based award with the exception that no scale for performance above 100% is provided.

Time-based RSU Awards

On August 6, 2008, the Company’s granted 21,650 time-based RSU awards to certain of the Company’s officers under the 2005 Plan, The time-based restricted stock unit awards are scheduled to vest completely, in nearly equal installments on the first, second, and third anniversaries of January 3, 2008 provided that the named officer continues to be employed by the Company on such dates. Additionally, on various dates during 2008, the Company granted 11,384 time-based RSU awards to certain employees, specifically 5,625 RSUs to its chief executive officer. Generally, such awards vest in nearly equal installments on the first, second and third anniversaries of the grant date. The time-based restricted stock units may also vest, in whole or in part, in connection with a change of control (as defined in the awards) and/or termination of employment under the circumstances set forth in the restricted stock unit awards. Dividends, if any, on such time based restricted stock units will be paid at the same rate as dividends on the Company’s common stock, but only in the form of additional restricted stock units.

At various dates in 2009, the Company granted 55,674 time-based RSU awards to certain employees, specifically 47,348 and 5,625 RSUs to its chief executive officer and chief financial officer, respectively. Such awards vest in nearly equal installments on certain dates as described in the table below. The time based restricted stock units may also vest, in whole or in part, in connection with a change of control (as defined in the awards) and/or termination of employment under the circumstances set forth in the restricted stock unit awards.

Certain time-based RSUs and all non-employee director RSUs automatically adjust to reflect awards of additional RSUs upon payment of dividends by the Company. Outstanding RSUs that were awarded in connection with the payment of dividends are included in the table below. No RSUs were awarded in connection with the payment of dividends since 2007 as no dividends were paid by the Company after 2007 because the Company’s senior credit facility in effect at that time precluded the payment of dividends. The Amended and Restated Credit Facility continues to prohibit the payment of dividends.

During the first quarter of 2010, 18,707 shares of common stock underlying 28,808 time-based RSUs were issued; the remaining 10,101 shares underlying the RSUs were withheld from issuance in connection with minimum tax withholding requirements related to the issuance of such shares to the recipients.

In March 2010, the Board approved the contingent acceleration of all outstanding time-based awards and non-employee director awards (for departing directors) scheduled to vest on or prior to September 30, 2010 so that they will be vested and settled immediately prior to the record date under the Plan, which was the day before the Effective Date. Accordingly, on May 24, 2010, 16,880 shares of common stock underlying 18,732 RSUs were issued; the remaining 1,852 shares underlying the RSUs were withheld from issuance in connection with minimum tax withholding requirements related to the issuance of such shares to the recipients.

A summary of RSUs outstanding as of December 31, 2010 and their vesting dates is as follows.

	Vesting Dates	Number of RSUs
Time-based RSUs granted during various dates in 2008	Various dates through November 2011.	5,743
Time-based RSUs granted during various dates in 2009	With respect to 24,649 RSUs—January 2011; with respect to 500 RSUs—annually in equal installments on April 30, 2011 and 2012.	25,149
Time-based RSUs granted during 2010	Annually in equal installments on March 31, 2011, March 31, 2012 and March 10, 2013.	131,167
Performance-based RSUs granted during 2010	December 31, 2012	227,583
Non-employee directors’ RSUs	Immediately vested on grant dates with underlying shares to be awarded upon director’s departure from the Board of Directors	19,118

Total RSUs outstanding		408,760

RSU activity during years ended December 31, 2008, 2009 and 2010, are presented below.

	Number of RSUs	Price Range of Grant-Date Fair Value Per RSU	Weighted Average Grant-Date Fair Value Price Per RSU
Outstanding, December 31, 2007	98,758	$91.80 – 240.20	$191.60
Granted	58,452	23.80 – 108.00	103.00
Forfeited	(74,441)	108.00 – 233.20	161.80
Issued or withheld for tax withholding purposes	(14,840)	23.80 – 233.20	182.20

Outstanding, December 31, 2008	67,929	75.40 – 240.20	150.00
Granted	129,180	10.80 – 33.00	26.40
Forfeited	(23,603)	102.40 – 233.20	193.00
Issued or withheld for tax withholding purposes	(6,035)	77.80 – 108.00	104.20

Outstanding, December 31, 2009	167,471	10.80 – 240.20	50.20
Granted	393,623	12.60 – 15.95	12.97
Forfeited	(33,158)	12.60 – 163.00	29.40
Issued or withheld for tax withholding purposes	(119,176)	10.40 – 240.20	50.54

Outstanding, December 31, 2010	408,760	$10.40 – 240.20	$15.74

Vested, December 31, 2010 (1)	19,118	$13.18 – 240.20	$26.89

(1)	Vested RSUs at December 31, 2010 consisted of non-employee director RSUs. The total grant-date fair value of such non-employee director RSUs that vested during the year ended December 31, 2010 was $514. Excluded from this table is an aggregate of 5,977 stock options with an exercise price of $20.80 that were granted on the Effective Date to the two continuing members of the Board of Directors. The total grant date fair value of such non-employee director stock options that vested during the year ended December 31, 2010 was $41.

Assumptions

In accordance with Topic 718, the Company uses the following assumptions in determining compensation expense:

Grant-Date Fair Value

The Company calculates the grant-date fair value of time-based RSUs, performance-based RSUs and non-employee directors’ RSUs based on the closing price of the Company’s common stock on the date of grant.

For performance-based RSUs granted on January 1, 2010, which were amended on September 22, 2010 and the time-based RSU’s granted on September 22, 2010, as previously discussed, the Company calculated the grant-date fair value of the original RSUs granted on January 1, 2010 by using a Monte Carlo pricing model and the following assumptions:

Expected term (i)	3 years
Expected volatility (ii)	120%
Expected dividends (iii)	None
Risk-free interest rate (iv)	1.75%

(i)	Expected term. Performance-based RSUs expire three years after the grant date.
(ii)	Expected volatility. The Company is responsible for estimating the volatility of the price of its common stock and has considered a number of factors, including third party estimates, to determine its expected volatility. For these awards, after being a public company for more than four years, the Company determined to use its own historical volatility rather than a peer group analysis. The volatility for the 2010 award was 120%.
(iii)	Expected dividends. No dividends were declared by the Company after 2007 because the Company’s senior credit facility at that time precluded the payment of dividends. The Amended and Restated Credit Facility continues to prohibit the payment of dividends.
(iv)	Risk-free interest rate. The yield on zero-coupon U.S. Treasury securities for the period that is commensurate with the expected term assumptions.

For stock options awarded to the two continuing non-employee members of the Board on the Effective Date, the Company calculated the grant-date fair value by using a Black-Scholes option pricing model and the following assumptions:

Expected term (i)	3 years
Expected volatility (ii)	75%
Expected dividends (iii)	None
Risk-free interest rate (iv)	1.19%

(i)	Expected term. The options are immediately vested at the date of grant but have a four-year contractual term. Therefore a three-year expected term was determined to be reasonable.
(ii)	Expected volatility. The Company is responsible for estimating the volatility of the price of its common stock and has considered a number of factors, including third party estimates, to determine its expected volatility. For these awards, after being a public company for five years, the Company determined to use a blend of its own five-year historical volatility and that of its peer group, which resulted in volatility of 75%.
(iii)	Expected dividends. No dividends were declared by the Company after 2007 because the Company’s senior credit facility at that time precluded the payment of dividends. The Amended and Restated Credit Facility continues to prohibit the payment of dividends.
(iv)	Risk-free interest rate. The yield on zero-coupon U.S. Treasury securities for the period that is commensurate with the expected term assumptions.

For the Warrants issued on the Effective Date, the Company calculated the grant-date fair value by using a Black-Scholes option pricing model and the following assumptions. The Warrants are not considered stock-based compensation and their issuance has been recorded as a memorandum entry only.

Expected term (i)	4 years
Expected volatility (ii)	75%
Expected dividends (iii)	None
Risk-free interest rate (iv)	1.65%

(i)	Expected term. Warrants expire four years after the grant date.
(ii)	Expected volatility. The Company is responsible for estimating the volatility of the price of its common stock and has considered a number of factors, including third party estimates, to determine its expected volatility. For these awards, after being a public company for five years, the Company determined to use a blend of its own five-year historical volatility and that of its peer group, which resulted in volatility of 75%.
(iii)	Expected dividends. No dividends were declared by the Company after 2007 because the Company’s senior credit facility at that time precluded the payment of dividends. The Amended and Restated Credit Facility continues to prohibit the payment of dividends.
(iv)	Risk-free interest rate. The yield on zero-coupon U.S. Treasury securities for the period that is commensurate with the expected term assumptions.

Forfeitures

As the time-based and performance-based RSUs require continued employment up to the time of vesting, the amount of stock-based compensation recognized during a period is required to include an estimate of forfeitures. No estimate of forfeitures has been made for RSUs and stock options awarded to non-employee directors because they vest immediately upon grant. Topic 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is related to employee attrition and based on a historical analysis of its employee turnover. This analysis is re-evaluated quarterly and the forfeiture rate will be adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will be only for those shares that meet the requirements of continued employment up to the time of vesting. As of December 31, 2010 the following forfeiture rates are estimated:

Description of Award	Forfeiture Rates
Time-based RSUs granted on various dates in 2008 and 2009 (0% 5%, 13%, 52%, 67% and 71% forfeiture rates with respect to 49,299, 2,950, 4,875, 25,400, 5,625 and 558 original grants of RSUs, respectively)	0	% – 71%
Time-based RSUs granted in 2010 (5% and 10% forfeiture rates with respect to 8,750 and 122,417 original grants of RSUs, respectively)	5	% – 10%
Performance-based RSUs granted in 2010 (5% and 10% forfeiture rates with respect to 227,253 original grants of RSUs, respectively)	5	% – 10%

In accordance with Topic 718, the cumulative effect of applying the change in estimate retrospectively is recognized in the period of change. During 2010, the Company recorded an aggregate amount of $201 as a result of changes to it’s forfeiture rates during the year ended December 31, 2010.

As of December 31, 2010, there was approximately $4.3 million of total unrecognized compensation expense related to unvested share-based awards which is expected to be recognized over a weighted average period of $2.06 years.

Our credit facility, as amended, prohibits our payment of dividends and accordingly, we made no such payments during the years ended December 31, 2009 and 2010.

14. Restructuring and Impairments Expense

Restructuring and impairments expense included in the Company’s statements of operations are the result of its long-term strategy to reduce production costs and improve long-term competitiveness. Restructuring and impairments expense consists principally of severance costs related to reductions in work force and of facility costs and impairments of assets principally related to closing facilities and/or shifting production from one facility to another. Impairment amounts for assets held for sale reflect estimated selling prices less costs to sell and are considered to be a Level 1 within the fair value hierarchy. Facility costs are principally comprised of costs to relocate assets to the Company’s other facilities, operating lease termination costs and other associated costs.

During 2010, the Company incurred $10,004 for restructuring and impairment related expense in the Clothing, Rolls and Corporate segments of $4,351, $4,109 and $1,543, respectively. This amount included approximately $2,400 related to the Company’s Vietnam clothing facility including $2,100 as an impairment, approximately $1,800 related to the Company’s closure of its Stowe Woodward roll covers facility in North Bay, Ontario including approximately $700 as an impairment, approximately $1,500 related to the closure of the Company’s Massachusetts corporate operations, the closure of a rolls plant in Germany and approximately $4,700 related to our continuation of the streamlining of the Company’s operations.

During 2009, the Company incurred $4,080 for restructuring and impairments-related expense in the Clothing, Rolls and Corporate segments of $1,233, $1,662 and $1,185, respectively. During 2009, the Company continued its program of streamlining its operating structure and incurred restructuring expenses of approximately $3,600 in connection therewith, which was partially reduced by a gain on the sale of its rolls manufacturing facility in Sweden (closed in 2008) of approximately $1,200. The Company also impaired $1,669 of long-term assets at various locations around the world.

During 2008, the Company incurred a total of $16,968 for restructuring and impairment-related expense in the Clothing, Rolls and Corporate segments of $9,373, $4,541 and $3,054, respectively. During 2008, the Company continued its program of streamlining its operating structure and recorded restructuring expenses of approximately $6,100 in connection therewith.

In addition in 2008, the Company closed its rolls manufacturing facility in Sweden and transferred production to certain of the Company’s other rolls manufacturing facilities in Europe. Certain assets at the Sweden facility were redeployed to the Company’s roll covering plants in China. The Company also announced in 2008 that it would be closing its rolls facility in Sherbrooke, Canada in early 2009. During 2008, the Company recorded restructuring expenses of approximately $2,800 related to these closures.

In December, 2008, the Company committed to a plan to cease production at its Huyck Wangner clothing facility in Geelong, Australia, which occurred at the end of the first quarter 2009. The Company retains a sales and distribution operation in Australia to service customers. In December 2008, the Company also discontinued construction of its new Vietnam clothing facility. As a result of these actions, the Company recorded restructuring expenses in the fourth quarter of 2008 of approximately $4,100 and an impairment loss of approximately $3,000 based upon the Company’s evaluation under Topic 360. The Company has temporarily partially reopened the Australia facility in mid-2010 and plans to continue operations during 2011.

During 2008, the Company also recorded additional asset impairments in the U.S. of approximately $1,000 based upon the Company’s evaluation under Topic 360.

The Company estimates restructuring expenses of approximately $1.0 million to $2.0 million during 2011, primarily related to a continuation of streamlining its operating structure.

The table below sets forth the significant components and activity in the restructuring program and asset impairments during 2010:

	Balance at December 31 2009	Charges	Write- offs	Currency Effects	Cash Payments	Balance at December 31 2010
Severance	$536	4,663	—	(49)	$(2,895)	$2,255
Facility	1,478	2,451	—	(57)	(3,401)	471
Asset impairments	—	2,890	(2,890)	—	—	—

Total	$2,014	$10,004	$(2,890)	$(106)	$(6,296)	$2,726

The table below sets forth the significant components and activity in the restructuring program and asset impairments during 2009:

	Balance at December 31 2008	Charges	Write- offs	Currency Effects	Cash Payments	Balance at December 31 2009
Severance	$5,422	$3,129	$—	$143	$(8,158)	$536
Facility costs	2,455	(718)	—	117	(376)	1,478
Asset impairments	—	1,669	(1,669)	—	—	—

Total	$7,877	$4,080	$(1,669)	$260	$(8,534)	$2,014

The table below sets forth the significant components and activity in the restructuring program and asset impairments during 2008:

	Balance at December 31 2007	Charges	Write- offs	Currency Effects	Cash Payments	Balance at December 31 2008
Severance	$2,046	$8,804	$—	$(476)	$(4,952)	$5,422
Facility costs	—	4,175	—	50	(1,770)	2,455
Asset impairments	—	3,989	(3,989)	—	—	—

Total	$2,046	$16,968	$(3,989)	$(426)	$(6,722)	$7,877

15. Business Segment and Geographic Region Information

The Company is a global manufacturer and supplier of consumable products primarily used in the production of paper, and is organized into two reportable segments: Clothing and Roll Covers. The Clothing segment represents the manufacture and sale of synthetic textile belts used to transport paper along the length of papermaking machines. The Roll Covers segment primarily represents the manufacture and refurbishment of covers used on the steel rolls of a papermaking machine. The Company manages each of these operating segments separately.

Management evaluates segment performance based on earnings before interest, taxes, depreciation and amortization before allocation of corporate charges. Such measure is then adjusted to exclude items that are of an unusual nature and are not used in measuring segment performance or are not segment specific (“Segment Earnings (Loss)”). The accounting policies of these segments are the same as those described in Accounting Policies in Note 2. Inter-segment net sales and inter-segment eliminations are not material for any of the periods presented.

The “Corporate” column consists of the Company’s headquarters, related assets and expenses that are not allocable to reportable segments. Significant Corporate assets include cash, investments in subsidiaries and deferred financing costs. Corporate depreciation and amortization consists primarily of deferred financing costs. Corporate segment earnings (loss) consists of general and administrative expenses. The “Eliminations” column represents eliminations of investments in subsidiaries.

Summarized financial information for the Company’s reportable segments is presented in the tables that follow for each of the three years in the period ended December 31, 2010.

	Clothing	Roll Covers	Corporate	Eliminations	Total
2010:
Net sales	$359,686	$188,648	$—	$—	$548,334
Depreciation and amortization (1)	30,188	10,771	322	—	41,281
Segment Earnings (Loss)	83,235	42,881	(10,666)	—

Total assets	523,769	234,222	706,503	(764,351)	700,143
Capital expenditures	21,919	5,756	253	—	27,928
2009:
Net sales	$331,398	$168,693	$—	$—	$500,091
Depreciation and amortization (1)	29,432	12,137	298	—	41,867
Segment Earnings (Loss)	80,305	36,677	(20,506)	—
Total assets	542,616	240,863	696,464	(786,432)	693,511
Capital expenditures	16,321	2,557	654	—	19,532
2008:
Net sales	$413,236	$224,903	$—	$—	$638,139
Depreciation and amortization (1)	32,155	13,501	272	—	45,928
Segment Earnings (Loss)	114,129	55,617	(11,859)	—
Total assets	548,851	337,555	809,445	(877,754)	818,097
Capital expenditures	28,492	10,143	393	—	39,028

(1)	Depreciation and amortization excludes amortization of financing costs of $5,950, $5,417, and $4,670 for 2010, 2009 and 2008, respectively.

Provided below is a reconciliation of Segment Earnings (Loss) to income before provision for income taxes for each of the three years in the period ended December 31, 2010:

	2010	2009	2008
Segment Earnings (Loss):
Clothing	$83,235	$80,305	$114,129
Roll Covers	42,881	36,677	55,617
Corporate	(10,666)	(20,506)	(11,859)
Non-cash compensation and related expenses	(7, 310)	(2,305)	(2,009)
Net interest expense	(56,795)	(67,300)	(58,504)
Depreciation and amortization (2)	(41,281)	(41,867)	(45,928)
Restructuring and impairments expenses	(10,004)	(4,080)	(16,968)
Financial restructuring costs included in general and administrative expense	(9,923)	—	—
Unrealized foreign exchange gain (loss) on revaluation of debt	—	—	1,985
Expenses related to debt or equity financing	—	—	(5,966)
Goodwill impairment	—	(80,600)	—

Income (loss) before reorganization items and provision (benefit) for income taxes	$(9,863)	$(99,676)	$30,497

(2)	Excludes amortization of deferred finance costs that are charged to interest expense.

Information concerning principal geographic areas is set forth below. Net sales amounts are by geographic area of product destination. Net sales amounts are for the years ended December 31 and property, plant and equipment amounts are as of December 31.

	North America	Europe	Asia- Pacific	Other	Total
2010:
Net sales (3)	$197,805	$188,723	$95,056	$66,750	$548,334
Property, plant and equipment (4)	108,322	148,051	38,961	65,936	361,270
2009:
Net sales (3)	$175,457	$206,969	$67,752	$49,913	$500,091
Property, plant and equipment (4)	112,137	167,251	46,033	60,128	385,549
2008:
Net sales (3)	$227,337	$237,054	$99,456	$74,292	$638,139
Property, plant and equipment (4)	115,117	176,738	46,264	46,471	384,590

(3)	Included in North America are net sales in the United States of $147,427, $135,449 and $168,999 for 2010, 2009 and 2008, respectively.
(4)	Included in North America are property, plant and equipment in the United States of $72,090, $76,161 and $82,025 as of December 31, 2010, 2009 and 2008, respectively. Included in Europe is property, plant and equipment in Germany of $69,568, $76,070 and $79,630 as of December 31, 2010, 2009 and 2008, respectively.

16. SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

On May 26, 2011, the Company closed on the sale of $240.0 million of 8.875% Senior Notes due in 2018 (the “2018 Notes”). The 2018 Notes are unsecured obligations of the Company and are fully and unconditionally guaranteed on a senior unsecured basis by all of the domestic wholly owned subsidiaries of the Company (the “Guarantors”). In accordance with Rule 3-10 of Regulation S-X promulgated under the Securities Act of 1933, the following condensed consolidating financial statements present the financial position, results of operations and cash flows of the Company (referred to as “Parent” for the purpose of this note only) on a Parent-only basis, the Guarantors on a Guarantors-only basis, the combined non-Guarantor subsidiaries and elimination entries necessary to arrive at the information for the Parent, the Guarantors and non-Guarantors subsidiaries on a consolidated basis.

Xerium Technologies Inc.

Condensed Consolidating Balance Sheets

at December 31, 2010

(Dollars in thousands)

	Total Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies Inc
ASSETS
Current assets:
Cash and cash equivalents	$6,345	$33	$32,323	$—	$38,701
Restricted Cash	13,701	—	—	—	13,701
Accounts receivable, net	—	23,098	70,234	—	93,332
Intercompany receivable	(89,179)	107,756	(18,577)	—	(0)
Inventories	—	18,729	64,404	(1,206)	81,927
Prepaid expenses	360	1,390	3,358	—	5,108
Other current assets	645	1,043	13,504	—	15,192

Total current assets	(68,128)	152,049	165,246	(1,206)	247,961
Property and equipment, net	763	71,330	289,177	—	361,270
Investments	481,697	129,654	577	(611,928)	—
Goodwill	—	17,737	43,221	—	60,958
Intangible assets	1,561	9,417	1,980	—	12,958
Other assets	—	—	16,419	577	16,996

TOTAL ASSETS	$415,893	$380,187	$516,620	$(612,557)	$700,143

LIABILITIES & STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Notes payable	$—	$—	$184	$—	$184
Accounts payable	673	10,528	30,485	—	41,686
Accrued expenses	(1,090)	11,164	37,603	—	47,677
Current maturity of long-term debt	4,906	917	6,971	—	12,794

Total current liabilities	4,489	22,609	75,243	—	102,341
Long-term debt less current maturities	252,692	46,585	169,106	—	468,383
Deferred and long-term taxes	—	—	28,506	—	28,506
Pension, other post-retirement and post-employment obligation	7,779	6,764	55,103	—	69,646
Other long-term liabilities	—	—	12,020	512	12,532
Minority interest	—	—	512	(512)	—
Intercompany loans	210,013	(332,129)	122,116	—	—
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(59,080)	636,358	54,014	(612,557)	18,735

TOTAL LIABILITIES & STOCKHOLDERS’ (DEFICIT) EQUITY	$415,873	$380,187	$516,620	$(612,557)	$700,143

Xerium Technologies Inc.

Condensed Consolidating Balance Sheets

at December 31, 2009

(Dollars in thousands)

	Total Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies Inc
ASSETS
Current assets:
Cash and cash equivalents	$7,226	$100	$15,713	$—	$23,039
Accounts receivable, net	—	16,401	67,201	—	83,602
Intercompany	(93,221)	95,593	(2,372)	—	—
Inventories	—	17,146	62,129	(1,101)	78,174
Prepaid expenses	1,380	790	3,601	—	5,771
Other current assets	8,979	1,907	14,942	—	25,828

Total current assets	(75,636)	131,937	161,214	(1,101)	216,414
Property and equipment, net	889	75,277	309,383	—	385,549
Investments	403,961	113,415	720	(518,096)	—
Goodwill	—	17,736	54,568	—	72,304
Intangible assets	—	11,411	680	—	12,091
Other assets	—	—	6,433	720	7,153

TOTAL ASSETS	$329,214	$349,776	$532,998	$(518,477)	$693,511

LIABILITIES & STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Notes payable	39,892	5,474	4,435	—	49,801
Accounts payable	699	6,602	24,823	—	32,124
Total Accrued expenses	1,499	10,325	34,440	—	46,264
Current maturity of longterm debt	299,598	64,466	221,326	—	585,390

Total current liabilities	341,688	86,867	285,024	—	713,579
Long-term debt less current	—	—	4,930	—	4,930
Deferred and longterm taxes	—	—	16,147	—	16,147
Pension, other post-retirement and post-employment obligation	6,407	6,753	57,492	—	70,652
Other Long-Term Liabilities	—	—	7,382	478	7,860
Minority Interest	—	—	478	(478)	—
Intercompany loans	175,840	(324,979)	149,139	—	—
Stockholders’ equity
TOTAL STOCKHOLDERS’ DEFICIT (EQUITY)	(194,721)	581,135	12,406	(518,477)	(119,657)

TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT (EQUITY)	$329,214	$349,776	$532,998	$(518,477)	$693,511

Xerium Technologies Inc.

Condensed Consolidating Statement of Operations

For the year ended December 31, 2010

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies Inc
NET SALES	—	170,727	425,367	(47,760)	548,334
COSTS AND EXPENSES
Cost of products sold	2,213	(117,801)	(266,026)	47,656	(333,958)
Selling	—	(20,611)	(52,272)	—	(72,883)
General and administration	(11,703)	(7,004)	(55,999)	(92)	(74,798)
Reasearch and development	21	(8,774)	(2,674)	—	(11,427)
Restructuring and impairments	(1,543)	(847)	(7,614)	—	(10,004)

TOTAL COSTS AND EXPENSES	(11,012)	(155,037)	(384,585)	47,564	(503,070)
(LOSS) INCOME FROM OPERATIONS	(11,012)	15,690	40,782	(196)	45,264
Interest expense, net	(33,942)	1,615	(24,468)	—	(56,795)
Foreign exchange gain (loss)	2,075	(1,124)	717	—	1,668
Equity in subsidiaries income (loss)	8,177	(4,666)	—	(3,511)	—
Dividend income	1,517	8,294	—	(9,811)	—
Reorganization Expense	(39,106)	(1,396)	(4,455)	—	(44,957)

NET (LOSS) INCOME BEFORE TAXES	(72,291)	18,413	12,576	(13,518)	(54,820)
Provision for income taxes	(795)	(253)	(17,218)	—	(18,266)

NET (LOSS) INCOME BEFORE MINORITY INTEREST	(73,086)	18,160	(4,642)	(13,518)	(73,086)
Minority interest	—	—	(92)	92	—

NET (LOSS) INCOME	$(73,086)	$18,160	$(4,734)	$(13,426)	$(73,086)

Xerium Technologies Inc.

Condensed Consolidating Statement of Operations

For the year ended December 31, 2009

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies Inc
NET SALES	—	153,259	390,163	(43,331)	500,091
COSTS AND EXPENSES
Cost of products sold	2,048	(106,006)	(251,929)	43,291	(312,596)
Selling	—	(17,914)	(48,894)	—	(66,808)
General and administration	(14,866)	(5,784)	(35,519)	—	(56,169)
Reasearch and development	51	(7,480)	(3,880)	—	(11,309)
Restructuring and impairments	(1,185)	(814)	(2,081)	—	(4,080)
Goodwill	—	(23,431)	(57,169)	—	(80,600)

TOTAL COSTS AND EXPENSES	(13,952)	(161,429)	(399,472)	43,291	(531,562)
(LOSS) INCOME FROM OPERATIONS	(13,952)	(8,170)	(9,309)	(40)	(31,471)
Interest expense, net	(35,983)	(1,609)	(29,708)	—	(67,300)
Foreign exchange gain (loss)	3,025	(1,925)	(2,005)	—	(905)
Equity in subsidiaries income (loss)	(66,724)	(25,651)	—	92,375	—
Dividend income	1,486	10,069	—	(11,555)	—

NET (LOSS) INCOME BEFORE TAXES	(112,148)	(27,286)	(41,022)	80,780	(99,676)
Provision for income taxes	155	(327)	(12,145)	—	(12,317)

NET (LOSS) INCOME	$(111,993)	$(27,613)	$(53,167)	$80,780	$(111,993)

Xerium Technologies Inc.

Condensed Consolidating Statement of Operations

For the year ended December 31, 2008

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies Inc
NET SALES	—	180,811	500,970	(43,642)	638,139
COSTS AND EXPENSES
Cost of products sold	2,549	(122,279)	(318,585)	43,848	(394,467)
Selling	—	(20,214)	(59,961)	—	(80,175)
General and administration	(8,998)	(13,976)	(69,138)	—	(92,112)
Research and development	(674)	(5,414)	(5,652)	—	(11,740)
Restructuring and impairments	(2,368)	(1,019)	(13,581)	—	(16,968)
Pension Curtailment	269	39,900	(201)	—	39,968

TOTAL COSTS AND EXPENSES	(9,222)	(123,002)	(467,118)	43,848	(555,494)
(LOSS) INCOME FROM OPERATIONS	(9,222)	57,809	33,852	206	82,645
Interest expense, net	(41,591)	18,039	(34,952)	—	(58,504)
Equity in subsidiaries income (loss)	76,465	8,537	—	(85,002)	—
Foreign exchange (loss) gain	(156)	5,499	1,013	—	6,356
Dividend income	1,625	6,260	—	(7,885)	—

NET (LOSS) INCOME BEFORE TAXES	27,121	96,144	(87)	(92,681)	30,497
Provision for income taxes	(525)	(760)	(2,616)	—	(3,901)

NET (LOSS) INCOME	$26,596	$95,384	$(2,703)	$(92,681)	$26,596

XERIUM Technologies Inc.

Condensed Consolidated Statements of Cash Flows

For the Year Ended December 31, 2010

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies, Inc.
Operating Activities:
Net (loss) income	$(73,086)	$18,160	$(4,734)	$(13,426)	$(73,086)
Stock-based compensation	7,310	—	—		7,310
Depreciation	323	7,821	30,819		38,963
Amortization of Intangibles	—	2,212	106		2,318
Deferred financing cost amortization	5,019	189	745		5,953
Unrealized foreign exchange gain on revaluation of debt	—	—	(1,621)		(1,621)
Change in fair value of interest rate swaps	4,630	4,097	994		9,721
Deferred Taxes	—	—	8,614		8,614
Non-cash reorganization items	22,947	1,396	4,455		28,798
Undistributed equity in (earnings) loss of subsidiaries	(8,177)	4,666	—	3,511	—
Asset Impairment	—	122	2,768		2,890
Gain on disposition of property and equipment	—	(213)	(1,892)		(2,105)
Change in assets and liabilities which provided (used) cash:
Accounts Receivable	—	(6,696)	(4,132)		(10,828)
Inventories	—	(1,583)	(3,332)	104	(4,811)
Prepaid Expenses	1,020	(600)	280		700
Other Current Assets	(813)	(553)	(708)		(2,074)
Account payable and accrued liabilities	(3,745)	5,447	9,900		11,602
Deferred and other long-term liabilities	300	(623)	(1,287)		(1,610)
I/C Rec/Pay, Net	(4,042)	(12,172)	16,214		—

CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(48,314)	21,670	57,189	(9,811)	20,734

Capital expenditures, gross	(252)	(3,435)	(24,241)		(27,928)
I/C PPE Transfers, Net	—	(645)	645		—
Proceeds from Disposition of Assets	—	296	3,874		4,170
Restricted Cash	(13,701)	—	—		(13,701)
Other	—	—	(29)		(29)

CASH USED IN INVESTING ACTIVITIES	(13,953)	(3,784)	(19,751)	—	(37,488)

Funding Loan Intercompany	17,481	(16,810)	(671)		—
Net Inc/(Dec) Notes Payable (<90 days)	—	—	(1,025)		(1,025)
Proceeds from Borrowings (>90 days)	60,000	—	402		60,402
Principal Payments on External Debt	(10,098)	(595)	(7,886)		(18,579)
Cash Dividends Paid	—	—	(9,811)	9,811	—
Other Financing Activities	(5,997)	(456)	(1,719)		(8,172)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	61,386	(17,861)	(20,710)	9,811	32,626

Effect of Exchange Rate on Cash Flows	—	(92)	(118)	—	(210)

NET (DECREASE) INCREASE IN CASH	(881)	(67)	16,610	—	15,662
Cash and cash equivalents at beginning of period	7,226	100	15,713	—	23,039

Cash and cash equivalents at end of period	$6,345	$33	$32,323	$—	$38,701

XERIUM Technologies Inc.

Condensed Consolidated Statements of Cash Flows

For the Year Ended December 31, 2009

(Dollars in thousands)

	Parent	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies, Inc.
Operating activities:
Net (loss) income	$(111,993)	$(27,613)	$(53,167)	$80,780	$(111,993)
Stock-based compensation	5,292	—	(2,987)		2,305
Depreciation	299	8,229	31,011		39,539
Amortization of Intangibles	—	2,212	116		2,328
Deferred financing cost amortization	2,976	442	1,999		5,417
Goodwill Impairment	—	23,431	57,169		80,600
Unrealized foreign exchange gain on revaluation of debt	—	—	(1,626)		(1,626)
Change in fair value of interest rate swaps	1,406	2,201	211		3,818
Deferred Taxes	—	—	7,586		7,586
Undistributed equity in loss (earnings) of subsidiaries	66,724	25,651	—	(92,375)	—
Asset Impairment	—	542	1,127		1,669
Loss (gain) on disposition of property and equipment	—	90	(2,069)		(1,979)
Change in assets and liabilities which provided (used) cash:
Accounts Receivable	—	7,163	14,747		21,910
Inventories	—	(220)	12,906	40	12,726
Prepaid Expenses	(812)	173	(43)		(682)
Other Current Assets	(1,228)	824	4,300		3,896
Account payable and accrued liabilities	(2,954)	(1,930)	(44,102)		(48,986)
Deferred and other long-term liabilities	1,499	(147)	(1,749)		(397)
I/C Rec/Pay, Net	12,788	(13,303)	515		—

CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(26,003)	27,745	25,944	(11,555)	16,131

Capital expenditures, gross	(654)	(2,768)	(16,110)		(19,532)
I/C PPE Transfers, Net	295	(46)	(249)		—
Proceeds from Disposition of Assets	—	6	4,255		4,261
Other Investing Activities	1,100	11,623	(11,623)		1,100

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	741	8,815	(23,727)	—	(14,171)

Funding Loan Intercompany	4,913	(35,227)	30,314		—
Net Inc/(Dec) Notes Payable (<90 days)	28,000	—	—		28,000
Proceeds from Borrowings (>90 days)	—	—	163		163
Principal Payments on External Debt	(9,801)	(2,079)	(29,423)		(41,303)
Cash Dividends Paid	—	—	(11,555)	11,555	—
Other Financing Activities	(845)	(156)	(489)		(1,490)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	22,267	(37,462)	(10,990)	11,555	(14,630)

Effect of Exchange Rate on Cash Flows	—	(125)	1,101	—	976

NET (DECREASE) INCREASE IN CASH	(2,995)	(1,027)	(7,672)	—	(11,694)
Cash and cash equivalents at beginning of period	10,221	1,127	23,385	—	34,733

Cash and cash equivalents at end of period	$7,226	$100	$15,713	$—	$23,039

XERIUM Technologies Inc.

Condensed Consolidated Statements of Cash Flows

For the Year Ended December 31, 2008

(Dollars in thousands)

	Parent, Inc.	Total Guarantors	Total Non Guarantors	Other Eliminations	Total Xerium Technologies, Inc.
Operating Activities:
Net (loss) income	$26,596	$95,384	$(2,703)	$(92,681)	$26,596
Stock-based compensation	1,300	—	2,975		4,275
Depreciation	274	8,006	34,683		42,963
Amortization of Intangibles	—	2,859	106		2,965
Deferred financing cost amortization	2,631	384	1,655		4,670
Pension Curtailment	(269)	(39,900)	201		(39,968)
Unrealized foreign exchange (gain) loss on revaluation of debt	(612)	86	(9,746)		(10,272)
Change in the fair value of interest rate swaps	711	(3,077)	698		(1,668)
Deferred Taxes	1	—	(12,949)		(12,948)
Undistributed equity in (earnings) loss of subsidiaries	(76,465)	(8,537)	—	85,002	—
Asset Impairment	684	348	2,957		3,989
Loss (gain) on disposition of property and equipment	5	(239)	(2,846)		(3,080)
I/C G/L on Sale of F/A	—	(13)	13		—
Change in assets and liabilities which provided (used) cash:
Accounts Receivable	—	4,690	7,248		11,938
Inventories	—	4,971	15,899	(206)	20,664
Prepaid Expenses	258	(107)	1,039		1,190
Other Current Assets	(33)	(932)	2,354		1,389
Account payable and accrued liabilities	2,525	4,547	17,048		24,120
Deferred and other long-term liabilities	(705)	(361)	1,311		245
I/C Rec/Pay, Net	16,938	(28,937)	11,999		—

CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(26,161)	39,172	71,942	(7,885)	77,068

Capital expenditures, gross	(393)	(7,968)	(30,667)		(39,028)
I/C PPE Transfers, Net	(13)	3,522	(3,509)		—
Proceeds from Disposition of Assets	144	961	3,567		4,672
Other Investing Activities	(1,700)	29,561	(28,738)		(877)

CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(1,962)	26,076	(59,347)	—	(35,233)

Funding Loan Intercompany	48,476	(62,984)	14,508		—
Net Inc/(Dec) Notes Payable (<90 days)	—	—	(1,776)		(1,776)
Proceeds from Borrowings (>90 days)	—	—	2,687		2,687
Principal Payments on External Debt	(3,824)	(830)	(19,775)		(24,429)
Cash Dividends Paid	—	—	(7,885)	7,885	—
Other Financing Activities	(7,341)	279	(1,732)		(8,794)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	37,311	(63,535)	(13,973)	7,885	(32,312)

Effect of Exchange Rate on Cash Flows	—	22	970	—	992

NET INCREASE (DECREASE) IN CASH	9,188	1,735	(408)	—	10,515
Cash and cash equivalents at beginning of period	1,033	(608)	23,793	—	24,218

Cash and cash equivalents at end of period	$10,221	$1,127	$23,385	$—	$34,733

XERIUM TECHNOLOGIES, INC.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(dollars in thousands)

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Classification	Balance at Beginning of Year	Charged (credited) to Cost and Expense	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2010:
Allowance for doubtful accounts	$7,370	$(1,180)	$(177)	$(1,258)	$4,755
For the year-ended December 31, 2009:
Allowance for doubtful accounts	$14,937	$(4,963)	$951	$(3,555)	$7,370
For the year-ended December 31, 2008:
Allowance for doubtful accounts	$5,367	$11,397	$(441)	$(1,386)	$14,937

ALLOWANCE FOR SALES RETURNS

Classification	Balance at Beginning of Year	Charged to Revenue	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2010:
Allowance for sales returns	$6,422	$4,176	$227	$(5,157)	$5,668
For the year-ended December 31, 2009:
Allowance for sales returns	$6,525	$5,497	$850	$(6,450)	$6,422
For the year-ended December 31, 2008:
Allowance for sales returns	$7,586	$7,782	$(805)	$(8,038)	$6,525

ALLOWANCE FOR CUSTOMER REBATES

Classification	Balance at Beginning of Year	Charged to Revenue	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2010:
Allowance for customer rebates	$1,432	$602	$(50)	$(767)	$1,217
For the year-ended December 31, 2009:
Allowance for customer rebates	$1,620	$1,008	$82	$(1,278)	$1,432
For the year-ended December 31, 2008:
Allowance for customer rebates	$2,002	$1,133	$(118)	$(1,397)	$1,620

WARRANTY LIABILITY

Classification	Balance at Beginning of Year	Charged to Revenue or Cost of Sales	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2010:
Warranty liability	$1,973	$1,472	$(95)	$(1,662)	$1,688
For the year-ended December 31, 2009:
Warranty liability	$2,424	$2,018	$80	$(2,549)	$1,973
For the year-ended December 31, 2008:
Warranty liability	$2,857	$1,979	$(136)	$(2,276)	$2,424

Exchange Offer for $240,000,000

Xerium Technologies, Inc.

8.875% Senior Notes due 2018

PRELIMINARY PROSPECTUS

                    , 2011

PART II

Information Not Required in Prospectus

Item 20.	Indemnification of Directors and Officers.

(a) The following entities are incorporated under the laws of Delaware: Xerium Technologies, Inc., Huyck Licensco Inc., Xerium III (US) Limited, Xerium IV (US) Limited and Xerium V (US) Limited (collectively, the “Delaware Corporations”).

The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Each of the certificates of incorporation, as amended and/or restated, of the Delaware Corporations includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent from time to time permitted by law, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

The certificates of incorporation and/or bylaws of each of the Delaware Corporations provide that the corporation must indemnify its directors and officers to the maximum extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the certificate of incorporation and/or bylaws. Xerium’s second amended and restated certificate of incorporation provides that Xerium shall not indemnify a person in connection with an action initiated by the person, unless the initiation of the action was approved by the directors.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the applicable Delaware Corporation’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(b) The following are limited liability companies organized under the laws of Delaware: Robec Brazil LLC, Stowe Woodward LLC, Stowe Woodward Licensco LLC, Wangner Itelpa I LLC, Wangner Itelpa II LLC, Weavexx, LLC, Xerium Asia, LLC and XTI LLC.

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

In accordance with these provisions, each of the limited liability company agreements of Robec Brazil LLC, Wangner Itelpa I LLC, Wangner Itelpa II LLC and XTI LLC state the company shall indemnify a member, manager, an officer, a person to whom the managers delegate management responsibilities, any affiliate, officer, director or shareholder of a member, or manager, or any employee or agent of the company or of the indemnified party from any loss, damage or claim incurred by the indemnified party by reason of any act performed or omitted to be performed by the indemnified party pursuant to the authority granted by the limited liability company agreement or in connection with the business of the company including expenses (including legal fees) incurred by such indemnified person in defending any claim, demand, action, suit or proceeding; provided however, that an indemnified party shall not be indemnified for any loss, damage or claim incurred by such party by reason of gross negligence or willful misconduct with such acts or omissions. The limited liability company agreements of Stowe Woodward LLC and Stowe Woodward Licensco LLC provide for the indemnification of members, directors, officers and employees to the maximum extent provided by law. The limited liability company agreements of Weavexx, LLC and Xerium Asia, LLC provide for indemnification of the officers and managers, to the maximum extent provided by law; provided, however, that no officer or manager shall be indemnified from any liability for fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

The limited liability company agreements of Stowe Woodward LLC, Stowe Woodward Licensco LLC, Robec Brazil LLC, Wangner Itelpa I LLC, Wangner Itelpa II LLC and XTI LLC eliminate the liability, loss or damage that arises out of any act performed or omitted to be performed by any indemnified party pursuant to the authority granted by the limited liability company agreement or otherwise in connection with the business or affairs of the company except for liabilities, losses or damages resulting from such party’s fraud, gross negligence or willful misconduct.

(c) Xerium maintains insurance to protect itself, its subsidiaries and its directors and officers, and those of its subsidiaries, against any such expense, liability or loss, whether or not Xerium would have the power to indemnify them against such expense, liability or loss under applicable law.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1(1)*	Joint Prepackaged Plan of Reorganization, as confirmed by the bankruptcy court on May 12, 2010.
2.2(2)	Confirmation Order, dated May 12, 2010.
3.1(3)	Second Amended and Restated Certificate of Incorporation of Xerium Technologies, Inc.
3.2(4)	Amended and Restated By-Laws of Xerium Technologies, Inc.
3.3(5)	Certificate of Incorporation of Huyck Licensco Inc.
3.4(6)	By-Laws of Huyck Licensco Inc., as Amended.
3.5	Certificate of Formation of Robec Brazil LLC.
3.6	Limited Liability Company Agreement of Robec Brazil LLC.
3.7(7)	Certificate of Formation of Stowe Woodward LLC.
3.8(8)	Limited Liability Company Agreement of Stowe Woodward LLC.
3.9(9)	Certificate of Formation of Stowe Woodward Licensco LLC.
3.10(10)	Limited Liability Company Agreement of Stowe Woodward Licensco LLC.
3.11	Certificate of Formation of Wangner Itelpa I LLC.
3.12	Limited Liability Company Agreement of Wangner Itelpa I LLC.
3.13	Certificate of Formation of Wangner Itelpa II LLC.
3.14	Limited Liability Company Agreement of Wangner Itelpa II LLC.
3.15	Certificate of Formation of Weavexx, LLC.
3.16	Limited Liability Company Agreement of Weavexx, LLC.
3.17	Certificate of Formation of Xerium Asia, LLC.
3.18	Limited Liability Company Agreement of Xerium Asia, LLC.
3.19(11)	Certification of Formation of Xerium III (US) Limited.
3.20(12)	By-Laws of Xerium III (US) Limited.
3.21(13)	Certification of Incorporation of Xerium IV (US) Limited.
3.22(14)	By-Laws of Xerium IV (US) Limited.
3.23(15)	Certification of Incorporation of Xerium V (US) Limited.
3.24(16)	By-Laws of Xerium V (US) Limited.
3.25(17)	Certificate of Formation of XTI LLC.
3.26(18)	Limited Liability Company Agreement of XTI LLC.
4.1(19)	Indenture among the Company, the guarantor parties thereto and U.S. Bank National Association as Trustee, dated May 26, 2011.
4.2(20)	Registration Rights Agreement among the Company, the guarantor parties thereto and the Initial Purchasers, dated May 26, 2011.
4.3(21)	Form of 8.875% Senior Notes due 2018 (included in exhibit 4.2).
5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
5.2	Opinion of Baker & McKenzie, LLP
10.1(22)	Amended and Restated Credit and Guaranty Agreement, dated as of May 30, 2008, among Xerium Technologies, Inc. and certain financial institutions as the Lenders.
10.2(23)	Waiver and Amendment No. 1 to Credit Agreement, dated as of September 29, 2009, by and among Xerium Technologies, Inc., certain subsidiaries of Xerium Technologies, Inc. and certain financial institutions as the Lenders.
10.3(24)	Waiver and Amendment No. 2 to Credit Agreement, dated as of December 14, 2009, by and among Xerium Technologies, Inc., certain subsidiaries of Xerium Technologies, Inc. and certain financial institutions as the Lenders.
10.4(25)	Waiver and Amendment No. 3 to Credit Agreement, dated as of January 29, 2010, among Xerium Technologies, Inc. and certain financial institutions as the Lenders.

10.5(26)	Waiver and Amendment No. 4 to Credit Agreement, dated as of February 26, 2010, among Xerium Technologies, Inc. and certain financial institutions as the Lenders.
10.6(27)	DIP Credit Agreement, dated April 1, 2010.
10.7(28)	Amended and Restated Credit Agreement among the Company and certain financial institutions as the Lenders, dated May 25, 2010.
10.8(29)	Exit Facility Credit Agreement among the Company and certain financial institutions as the Lenders, dated May 25, 2010.
10.9(30)	New Credit Facility among the Company, certain direct and indirect subsidiaries of the Company, and certain financial institutions, dated May 26, 2011.
10.10(31)	Director Nomination Agreement entered into by and among the Company and AS Investors, LLC, dated May 25, 2010.
10.11(32)	Director Nomination Agreement entered into by and among the Company, Carl Marks Strategic Investments, L.P., and Carl Marks Strategic Opportunities Fund, L.P., dated May 25, 2010.
10.12(33)+	2005 Equity Incentive Plan.
10.13(34)+	Amendment No. 1 to the 2005 Equity Incentive Plan.
10.14(35)+	Amendment No. 2 to the 2005 Equity Incentive Plan.
10.15(36)+	Amendment No. 3 to the 2005 Equity Incentive Plan.
10.16(37)+	Performance Criteria Terms for Performance-Based Awards Under the 2005 Equity Incentive Plan.
10.17(38)+	Form of 2008 Shareholder Return Based Restricted Stock Units Agreement under the 2005 Equity Incentive Plan.
10.18(39)+	Form of 2008 Time-Based Restricted Stock Units Agreement under the 2005 Equity Incentive Plan.
10.19(40)+	Form of 2005 Performance-Based Restricted Stock Units Agreement for Executive Officers.
10.20(41)+	Form of 2005 Time-Based Restricted Stock Units Agreement for Executive Officers.
10.21(42)+	Form of Restricted Stock Units Agreement for Directors.
10.22(43)+	Xerium Technologies, Inc. Performance Award Program for 2009.
10.23(44)+	2009 Director Restricted Stock Units Agreement dated as of June 9, 2009.
10.24(45)+	2009 Director Restricted stock Units Agreement dated as of August 4, 2009.
10.25(46)+	2010 Equity Incentive Plan of Xerium Technologies, Inc.
10.26(47)+	Amendment No. 1 to 2010 Equity Incentive Plan of Xerium Technologies, Inc.
10.27(48)+	Performance Award Program for 2010.
10.28(49)+	Management Incentive Compensation Program for 2010.
10.29(50)+	2011 Management Incentive Compensation Program.
10.30(51)+	Long Term Incentive Plan.
10.31(52)+	2011-2013 Long-Term Incentive Plan.
10.32(53)+	Form of Time-Based Restricted Stock Units Agreement under the Long Term Incentive Plan.
10.33(54)+	Form of Independent Director Indemnification Agreement entered into between the Registrant and certain independent directors.
10.34(55)+	Form of 2010 Director Option Agreement.
10.35(56)+	Description of Compensation for Non-Management Directors.
10.36(57)+	Directors’ Deferred Stock Unit Plan.
10.37(58)+	Amended and Restated Service Contract with John Badrinas.
10.38(59)+	Employment Agreement with Stephen R. Light.
10.39(60)+	Amendment No. 1 to Employment Agreement with Stephen R. Light.
10.40(61)+	Amendment No. 2 to Employment Agreement with Stephen R. Light.
10.41+	Amendment No. 3 to Employment Agreement with Stephen R. Light.
10.42(62)+	2010 Performance-Based Restricted Stock Units Agreement with Stephen R. Light.
10.43(63)+	Stock Purchase Agreement with Stephen R. Light.
10.44(64)+	2008 Time-Based Restricted Stock Units Agreement with Stephen R. Light.
10.45(65)+	Amended and Restated Time-Based Restricted Stock Units and Performance-Based Restricted Stock Units Agreement with Stephen R. Light.
10.46(66)+	Employment Agreement with Clifford E. Pietrafitta.
10.47(67)+	Amended and Restated Employment Agreement with David Pretty.

10.48(68)+	Amendment to Amended and Restated Employment Agreement with David Pretty.
10.49(69)+	Employment Agreement with Thomas C. Johnson.
10.50(70)+	Amendment to Employment Agreement with Thomas Johnson.
10.51(71)+	Employment Agreement with David Maffucci.
10.52(72)+	Amendment to Employment Agreement with David G. Maffucci.
10.53(73)+	Employment Agreement with Eduardo Fracasso.
10.54(74)+	Employment Agreement with Kevin McDougall.
10.55(75)+	Amendment to Employment Agreement with Kevin McDougall.
10.56+	Form of Amendment to Employment Agreements with senior executive officers.
10.57(76)+	Agreement dated July 15, 2010 between Xerium Technologies, Inc. and AlixPartners, LLP.
12.1	Ratio of Earnings to Fixed Charges.
21.1(77)	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.1).
23.3	Consent of Baker & McKenzie, LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on the signature pages hereto).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the U.S. Bank National Association with respect to the Indenture.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
101.INS(78)	XBRL Instance Document
101.SCH(78)	XBRL Taxonomy Extension Schema Document
101.CAL(78)	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF(78)	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB(78)	XBRL Taxonomy Extension Label Linkbase Document
101.PRE(84)	XBRL Taxonomy Extension Presentation Linkbase Document
(1)	Filed as Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2010, and incorporated herein by reference.
(2)	Filed as Exhibit 2.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2010, and incorporated herein by reference.
(3)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(4)	Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(5)	Filed as Exhibit 3.27 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(6)	Filed as Exhibit 3.28 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(7)	Filed as Exhibit 3.35 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(8)	Filed as Exhibit 3.36 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(9)	Filed as Exhibit 3.33 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(10)	Filed as Exhibit 3.34 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(11)	Filed as Exhibit 3.21 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(12)	Filed as Exhibit 3.22 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.

(13)	Filed as Exhibit 3.31 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(14)	Filed as Exhibit 3.32 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(15)	Filed as Exhibit 3.37 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(16)	Filed as Exhibit 3.38 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(17)	Filed as Exhibit 3.39 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on July 9, 2004, and incorporated herein by reference.
(18)	Filed as Exhibit 3.40 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on July 9, 2004, and incorporated herein by reference.
(19)	Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 2, 2011, and incorporated herein by reference.
(20)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 2, 2011, and incorporated herein by reference.
(21)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 2, 2011, and incorporated herein by reference.
(22)	Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 7, 2008, and incorporated herein by reference.
(23)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 30, 2009, and incorporated herein by reference.
(24)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 14, 2009, and incorporated herein by reference.
(25)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 1, 2010 and incorporated herein by reference.
(26)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 26, 2010 and incorporated herein by reference.
(27)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 2, 2010, and incorporated herein by reference.
(28)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(29)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(30)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 2, 2011, and incorporated herein by reference.
(31)	Filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(32)	Filed as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(33)	Filed as Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q filed on June 23, 2005, and incorporated herein by reference.
(34)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 11, 2008, and incorporated herein by reference.
(35)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 11, 2008, and incorporated herein by reference.
(36)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 11, 2009, and incorporated herein by reference.
(37)	Filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 11, 2008, and incorporated herein by reference.
(38)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 7, 2008, and incorporated herein by reference.

(39)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 7, 2008, and incorporated herein by reference.
(40)	Filed as Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1/A filed on May 3, 2005, Registration Number 333-114703, and incorporated herein by reference.
(41)	Filed as Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1/A filed on May 3, 2005, Registration Number 333-114703, and incorporated herein by reference.
(42)	Filed as Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1/A filed on May 3, 2005, Registration Number 333-114703, and incorporated herein by reference.
(43)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 10-Q filed on August 6, 2009, and incorporated herein by reference.
(44)	Filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on November 6, 2009, and incorporated herein by reference.
(45)	Filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on November 6, 2009, and incorporated herein by reference.
(46)	Filed as Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(47)	Filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2011, and incorporated herein by reference.
(48)	Filed as Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(49)	Filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on November 5, 2010 and incorporated herein by reference.
(50)	Filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.
(51)	Filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on November 5, 2010 and incorporated herein by reference.
(52)	Filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.
(53)	Filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on November 5, 2010 and incorporated herein by reference.
(54)	Filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on November 10, 2008, and incorporated herein by reference.
(55)	Filed as Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2010, and incorporated herein by reference.
(56)	Filed as Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011 and incorporated herein by reference.
(57)	Filed as Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011 and incorporated herein by reference.
(58)	Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 9, 2007, and incorporated herein by reference.
(59)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 12, 2008, and incorporated herein by reference.
(60)	Filed as Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K filed on April 8, 2008, and incorporated herein by reference.
(61)	Filed as Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K filed on March 26, 2010, and incorporated herein by reference.
(62)	Filed as Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K filed on March 26, 2010, and incorporated herein by reference.
(63)	Filed as Exhibit 10.49 to the Registrant’s Annual Report on Form 10-K filed on March 26, 2010, and incorporated herein by reference.
(64)	Filed as Exhibit 10.27 to the Registrant’s Annual Report on Form 10-K filed on April 8, 2008, and incorporated herein by reference.

(65)	Filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on November 5, 2010 and incorporated herein by reference.
(66)	Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.
(67)	Filed as Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K filed on March 12, 2009, and incorporated herein by reference.
(68)	Filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.
(69)	Filed as Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K filed on March 12, 2009, and incorporated herein by reference.
(70)	Filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.
(71)	Filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on August 6, 2009, and incorporated herein by reference.
(72)	Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 6, 2009, and incorporated herein by reference.
(73)	Filed as Exhibit 10.46 to the Registrant’s Annual Report on Form 10-K filed on March 26, 2010, and incorporated herein by reference.
(74)	Filed as Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2010, and incorporated herein by reference.
(75)	Filed as Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.
(76)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 20, 2010 and incorporated herein by reference.
(77)	Filed as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 11, 2011, and incorporated herein by reference.
(78)	Users of this interactive data file are advised pursuant to Rule 406T of Regulation S-T that this interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.

+	Management contract or compensatory arrangement or plan.

*	The following exhibits to the Joint Prepackaged Plan of Reorganization were filed with the bankruptcy court, which, as permitted by Item 601(b)(2) of Regulation S-K, have been omitted from this Registration Statement on Form S-4. We will furnish supplementally a copy of any exhibit to the Joint Prepackaged Plan of Reorganization to the Securities and Exchange Commission upon request.

Exhibit A	Amended and Restated Credit Facility
Exhibit B	Commitment Letter
Exhibit C	New Management Incentive Plan
Exhibit D	New Warrants
Exhibit E	Executory Contracts and Unexpired Leases to be Rejected
Exhibit F	Amended and Restated Pledge and Security Agreement
Exhibit G	Austria Contribution Agreement
Exhibit H	Austria Note
Exhibit I	Austria Purchase Agreement
Exhibit J	Canada Direction Letter Agreement
Exhibit K	Exit Facility Credit Agreement
Exhibit L	Exit Facility Pledge and Security Agreement
Exhibit M	Germany Assumption Agreement
Exhibit N	Intercreditor Agreement
Exhibit O	Nominating Agreement

Exhibit P	Registration Rights Agreement
Exhibit Q	Restated Bylaws of each Reorganized Debtor
Exhibit R	Restated Charters of each Reorganized Debtor
Exhibit S	Shareholder Rights Plan
Exhibit T	U.S. Direction Letter Agreement
Exhibit U	Initial Directors and Initial Officers of the Reorganized Debtors
Exhibit V	Retained Actions
Exhibit W	Additional Intercompany Transactions

(b) Financial Statement Schedules.

XERIUM TECHNOLOGIES, INC.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(dollars in thousands)

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Classification	Balance at Beginning of Year	Charged (credited) to Cost and Expense	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2010:
Allowance for doubtful accounts	$7,370	$(1,180)	$(177)	$(1,258)	$4,755
For the year-ended December 31, 2009:
Allowance for doubtful accounts	$14,937	$(4,963)	$951	$(3,555)	$7,370
For the year-ended December 31, 2008:
Allowance for doubtful accounts	$5,367	$11,397	$(441)	$(1,386)	$14,937

ALLOWANCE FOR SALES RETURNS

Classification	Balance at Beginning of Year	Charged to Revenue	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2010:
Allowance for sales returns	$6,422	$4,176	$227	$(5,157)	$5,668
For the year-ended December 31, 2009:
Allowance for sales returns	$6,525	$5,497	$850	$(6,450)	$6,422
For the year-ended December 31, 2008:
Allowance for sales returns	$7,586	$7,782	$(805)	$(8,038)	$6,525

ALLOWANCE FOR CUSTOMER REBATES

Classification	Balance at Beginning of Year	Charged to Revenue	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2010:
Allowance for customer rebates	$1,432	$602	$(50)	$(767)	$1,217
For the year-ended December 31, 2009:
Allowance for customer rebates	$1,620	$1,008	$82	$(1,278)	$1,432
For the year-ended December 31, 2008:
Allowance for customer rebates	$2,002	$1,133	$(118)	$(1,397)	$1,620

WARRANTY LIABILITY

Classification	Balance at Beginning of Year	Charged to Revenue or Cost of Sales	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2010:
Warranty liability	$1,973	$1,472	$(95)	$(1,662)	$1,688
For the year-ended December 31, 2009:
Warranty liability	$2,424	$2,018	$80	$(2,549)	$1,973
For the year-ended December 31, 2008:
Warranty liability	$2,857	$1,979	$(136)	$(2,276)	$2,424

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

XERIUM TECHNOLOGIES, INC.

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

/s/ DAVID A. BLOSS, SR. David A. Bloss, Sr.	Director

/s/ AMBASSADOR APRIL H. FOLEY Ambassador April H. Foley	Director

/s/ JAY GURANDIANO Jay Gurandiano	Director

/s/ JOHN F. MCGOVERN John F. McGovern	Director

/s/ MARC SAIONTZ Marc Saiontz	Director

/s/ JAMES F. WILSON James F. Wilson	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

HUYCK LICENSCO INC.

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	President and Director (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary, Treasurer and Director (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

ROBEC BRAZIL LLC

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	President and Manager (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary, Treasurer and Manager (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Manager

/s/ ELIZABETH I. LEETE Elizabeth I. Leete	Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

STOWE WOODWARD LLC

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	President and Manager (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary, Treasurer and Manager (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

STOWE WOODWARD LICENSCO LLC

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	President and Director (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary, Treasurer and Director (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

WANGNER ITELPA I LLC

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	President and Manager (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary, Treasurer and Manager (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

WANGNER ITELPA II LLC

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	President and Manager (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary and Manager (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

WEAVEXX, LLC

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	Chief Executive Officer, President and Manager (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary, Treasurer and Manager (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

XERIUM ASIA, LLC

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	President and Manager (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary, Treasurer and Manager (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

XERIUM III (US) LIMITED

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	President and Director (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary, Treasurer and Director (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

XERIUM IV (US) LIMITED

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	President and Director (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary, Treasurer and Director (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

XERIUM V (US) LIMITED

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	President and Director (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary, Treasurer and Director (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 22, 2011.

XTI LLC

By:	/s/ STEPHEN R. LIGHT
Stephen R. Light
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints Stephen R. Light and Clifford E. Pietrafitta, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 22, 2011.

Signature	Title

/s/ STEPHEN R. LIGHT Stephen R. Light	President and Manager (Principal Executive Officer)

/s/ THEODORE D. ORBAN Theodore D. Orban	Secretary, Treasurer and Manager (Principal Financial and Accounting Officer)

/s/ CLIFFORD E. PIETRAFITTA Clifford E. Pietrafitta	Manager

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1(1)*	Joint Prepackaged Plan of Reorganization, as confirmed by the bankruptcy court on May 12, 2010.
2.2(2)	Confirmation Order, dated May 12, 2010.
3.1(3)	Second Amended and Restated Certificate of Incorporation of Xerium Technologies, Inc.
3.2(4)	Amended and Restated By-Laws of Xerium Technologies, Inc.
3.3(5)	Certificate of Incorporation of Huyck Licensco Inc.
3.4(6)	By-Laws of Huyck Licensco Inc., as Amended.
3.5	Certificate of Formation of Robec Brazil LLC.
3.6	Limited Liability Company Agreement of Robec Brazil LLC.
3.7(7)	Certificate of Formation of Stowe Woodward LLC.
3.8(8)	Limited Liability Company Agreement of Stowe Woodward LLC.
3.9(9)	Certificate of Formation of Stowe Woodward Licensco LLC.
3.10(10)	Limited Liability Company Agreement of Stowe Woodward Licensco LLC.
3.11	Certificate of Formation of Wangner Itelpa I LLC.
3.12	Limited Liability Company Agreement of Wangner Itelpa I LLC.
3.13	Certificate of Formation of Wangner Itelpa II LLC.
3.14	Limited Liability Company Agreement of Wangner Itelpa II LLC.
3.15	Certificate of Formation of Weavexx, LLC.
3.16	Limited Liability Company Agreement of Weavexx, LLC.
3.17	Certificate of Formation of Xerium Asia, LLC.
3.18	Limited Liability Company Agreement of Xerium Asia, LLC.
3.19(11)	Certification of Formation of Xerium III (US) Limited.
3.20(12)	By-Laws of Xerium III (US) Limited.
3.21(13)	Certification of Incorporation of Xerium IV (US) Limited.
3.22(14)	By-Laws of Xerium IV (US) Limited.
3.23(15)	Certification of Incorporation of Xerium V (US) Limited.
3.24(16)	By-Laws of Xerium V (US) Limited.
3.25(17)	Certificate of Formation of XTI LLC.
3.26(18)	Limited Liability Company Agreement of XTI LLC.
4.1(19)	Indenture among the Company, the guarantor parties thereto and U.S. Bank National Association as Trustee, dated May 26, 2011.
4.2(20)	Registration Rights Agreement among the Company, the guarantor parties thereto and the Initial Purchasers, dated May 26, 2011.
4.3(21)	Form of 8.875% Senior Notes due 2018 (included in exhibit 4.2).
5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
5.2	Opinion of Baker & McKenzie, LLP
10.1(22)	Amended and Restated Credit and Guaranty Agreement, dated as of May 30, 2008, among Xerium Technologies, Inc. and certain financial institutions as the Lenders.
10.2(23)	Waiver and Amendment No. 1 to Credit Agreement, dated as of September 29, 2009, by and among Xerium Technologies, Inc., certain subsidiaries of Xerium Technologies, Inc. and certain financial institutions as the Lenders.
10.3(24)	Waiver and Amendment No. 2 to Credit Agreement, dated as of December 14, 2009, by and among Xerium Technologies, Inc., certain subsidiaries of Xerium Technologies, Inc. and certain financial institutions as the Lenders.
10.4(25)	Waiver and Amendment No. 3 to Credit Agreement, dated as of January 29, 2010, among Xerium Technologies, Inc. and certain financial institutions as the Lenders.
10.5(26)	Waiver and Amendment No. 4 to Credit Agreement, dated as of February 26, 2010, among Xerium Technologies, Inc. and certain financial institutions as the Lenders.
10.6(27)	DIP Credit Agreement, dated April 1, 2010.
10.7(28)	Amended and Restated Credit Agreement among the Company and certain financial institutions as the Lenders, dated May 25, 2010.

10.8(29)	Exit Facility Credit Agreement among the Company and certain financial institutions as the Lenders, dated May 25, 2010.
10.9(30)	New Credit Facility among the Company, certain direct and indirect subsidiaries of the Company, and certain financial institutions, dated May 26, 2011.
10.10(31)	Director Nomination Agreement entered into by and among the Company and AS Investors, LLC, dated May 25, 2010.
10.11(32)	Director Nomination Agreement entered into by and among the Company, Carl Marks Strategic Investments, L.P., and Carl Marks Strategic Opportunities Fund, L.P., dated May 25, 2010.
10.12(33)+	2005 Equity Incentive Plan.
10.13(34)+	Amendment No. 1 to the 2005 Equity Incentive Plan.
10.14(35)+	Amendment No. 2 to the 2005 Equity Incentive Plan.
10.15(36)+	Amendment No. 3 to the 2005 Equity Incentive Plan.
10.16(37)+	Performance Criteria Terms for Performance-Based Awards Under the 2005 Equity Incentive Plan.
10.17(38)+	Form of 2008 Shareholder Return Based Restricted Stock Units Agreement under the 2005 Equity Incentive Plan.
10.18(39)+	Form of 2008 Time-Based Restricted Stock Units Agreement under the 2005 Equity Incentive Plan.
10.19(40)+	Form of 2005 Performance-Based Restricted Stock Units Agreement for Executive Officers.
10.20(41)+	Form of 2005 Time-Based Restricted Stock Units Agreement for Executive Officers.
10.21(42)+	Form of Restricted Stock Units Agreement for Directors.
10.22(43)+	Xerium Technologies, Inc. Performance Award Program for 2009.
10.23(44)+	2009 Director Restricted Stock Units Agreement dated as of June 9, 2009.
10.24(45)+	2009 Director Restricted stock Units Agreement dated as of August 4, 2009.
10.25(46)+	2010 Equity Incentive Plan of Xerium Technologies, Inc.
10.26(47)+	Amendment No. 1 to 2010 Equity Incentive Plan of Xerium Technologies, Inc.
10.27(48)+	Performance Award Program for 2010.
10.28(49)+	Management Incentive Compensation Program for 2010.
10.29(50)+	2011 Management Incentive Compensation Program.
10.30(51)+	Long Term Incentive Plan.
10.31(52)+	2011-2013 Long-Term Incentive Plan.
10.32(53)+	Form of Time-Based Restricted Stock Units Agreement under the Long Term Incentive Plan.
10.33(54)+	Form of Independent Director Indemnification Agreement entered into between the Registrant and certain independent directors.
10.34(55)+	Form of 2010 Director Option Agreement.
10.35(56)+	Description of Compensation for Non-Management Directors.
10.36(57)+	Directors’ Deferred Stock Unit Plan.
10.37(58)+	Amended and Restated Service Contract with John Badrinas.
10.38(59)+	Employment Agreement with Stephen R. Light.
10.39(60)+	Amendment No. 1 to Employment Agreement with Stephen R. Light.
10.40(61)+	Amendment No. 2 to Employment Agreement with Stephen R. Light.
10.41+	Amendment No. 3 to Employment Agreement with Stephen R. Light.
10.42(62)+	2010 Performance-Based Restricted Stock Units Agreement with Stephen R. Light.
10.43(63)+	Stock Purchase Agreement with Stephen R. Light.
10.44(64)+	2008 Time-Based Restricted Stock Units Agreement with Stephen R. Light.
10.45(65)+	Amended and Restated Time-Based Restricted Stock Units and Performance-Based Restricted Stock Units Agreement with Stephen R. Light.
10.46(66)+	Employment Agreement with Clifford E. Pietrafitta.
10.47(67)+	Amended and Restated Employment Agreement with David Pretty.
10.48(68)+	Amendment to Amended and Restated Employment Agreement with David Pretty.
10.49(69)+	Employment Agreement with Thomas C. Johnson.
10.50(70)+	Amendment to Employment Agreement with Thomas Johnson.
10.51(71)+	Employment Agreement with David Maffucci.
10.52(72)+	Amendment to Employment Agreement with David G. Maffucci.
10.53(73)+	Employment Agreement with Eduardo Fracasso.
10.54(74)+	Employment Agreement with Kevin McDougall.

10.55(75)+	Amendment to Employment Agreement with Kevin McDougall.
10.56+	Form of Amendment to Employment Agreements with senior executive officers.
10.57(76)+	Agreement dated July 15, 2010 between Xerium Technologies, Inc. and AlixPartners, LLP.
12.1	Ratio of Earnings to Fixed Charges.
21.1(77)	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.1).
23.3	Consent of Baker & McKenzie, LLP (included in Exhibit 5.2).
24.1	Power of Attorney (included on the signature pages hereto).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the U.S. Bank National Association with respect to the Indenture.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
101.INS(78)	XBRL Instance Document
101.SCH(78)	XBRL Taxonomy Extension Schema Document
101.CAL(78)	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF(78)	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB(78)	XBRL Taxonomy Extension Label Linkbase Document
101.PRE(84)	XBRL Taxonomy Extension Presentation Linkbase Document
(1)	Filed as Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2010, and incorporated herein by reference.
(2)	Filed as Exhibit 2.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2010, and incorporated herein by reference.
(3)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(4)	Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(5)	Filed as Exhibit 3.27 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(6)	Filed as Exhibit 3.28 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(7)	Filed as Exhibit 3.35 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(8)	Filed as Exhibit 3.36 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(9)	Filed as Exhibit 3.33 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(10)	Filed as Exhibit 3.34 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(11)	Filed as Exhibit 3.21 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(12)	Filed as Exhibit 3.22 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(13)	Filed as Exhibit 3.31 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(14)	Filed as Exhibit 3.32 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(15)	Filed as Exhibit 3.37 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.
(16)	Filed as Exhibit 3.38 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 11, 2004, and incorporated herein by reference.

(17)	Filed as Exhibit 3.39 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on July 9, 2004, and incorporated herein by reference.
(18)	Filed as Exhibit 3.40 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on July 9, 2004, and incorporated herein by reference.
(19)	Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 2, 2011, and incorporated herein by reference.
(20)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 2, 2011, and incorporated herein by reference.
(21)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 2, 2011, and incorporated herein by reference.
(22)	Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 7, 2008, and incorporated herein by reference.
(23)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 30, 2009, and incorporated herein by reference.
(24)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 14, 2009, and incorporated herein by reference.
(25)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 1, 2010 and incorporated herein by reference.
(26)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 26, 2010 and incorporated herein by reference.
(27)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 2, 2010, and incorporated herein by reference.
(28)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(29)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(30)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 2, 2011, and incorporated herein by reference.
(31)	Filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(32)	Filed as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(33)	Filed as Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q filed on June 23, 2005, and incorporated herein by reference.
(34)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 11, 2008, and incorporated herein by reference.
(35)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 11, 2008, and incorporated herein by reference.
(36)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 11, 2009, and incorporated herein by reference.
(37)	Filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 11, 2008, and incorporated herein by reference.
(38)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 7, 2008, and incorporated herein by reference.
(39)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 7, 2008, and incorporated herein by reference.
(40)	Filed as Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1/A filed on May 3, 2005, Registration Number 333-114703, and incorporated herein by reference.
(41)	Filed as Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1/A filed on May 3, 2005, Registration Number 333-114703, and incorporated herein by reference.
(42)	Filed as Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1/A filed on May 3, 2005, Registration Number 333-114703, and incorporated herein by reference.
(43)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 10-Q filed on August 6, 2009, and incorporated herein by reference.

(44)	Filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on November 6, 2009, and incorporated herein by reference.
(45)	Filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on November 6, 2009, and incorporated herein by reference.
(46)	Filed as Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(47)	Filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2011, and incorporated herein by reference.
(48)	Filed as Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on May 28, 2010, and incorporated herein by reference.
(49)	Filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on November 5, 2010 and incorporated herein by reference.
(50)	Filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.
(51)	Filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on November 5, 2010 and incorporated herein by reference.
(52)	Filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.
(53)	Filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on November 5, 2010 and incorporated herein by reference.
(54)	Filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on November 10, 2008, and incorporated herein by reference.
(55)	Filed as Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2010, and incorporated herein by reference.
(56)	Filed as Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011 and incorporated herein by reference.
(57)	Filed as Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011 and incorporated herein by reference.
(58)	Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 9, 2007, and incorporated herein by reference.
(59)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 12, 2008, and incorporated herein by reference.
(60)	Filed as Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K filed on April 8, 2008, and incorporated herein by reference.
(61)	Filed as Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K filed on March 26, 2010, and incorporated herein by reference.
(62)	Filed as Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K filed on March 26, 2010, and incorporated herein by reference.
(63)	Filed as Exhibit 10.49 to the Registrant’s Annual Report on Form 10-K filed on March 26, 2010, and incorporated herein by reference.
(64)	Filed as Exhibit 10.27 to the Registrant’s Annual Report on Form 10-K filed on April 8, 2008, and incorporated herein by reference.
(65)	Filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on November 5, 2010 and incorporated herein by reference.
(66)	Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.
(67)	Filed as Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K filed on March 12, 2009, and incorporated herein by reference.
(68)	Filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.
(69)	Filed as Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K filed on March 12, 2009, and incorporated herein by reference.
(70)	Filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.

(71)	Filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on August 6, 2009, and incorporated herein by reference.
(72)	Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 6, 2009, and incorporated herein by reference.
(73)	Filed as Exhibit 10.46 to the Registrant’s Annual Report on Form 10-K filed on March 26, 2010, and incorporated herein by reference.
(74)	Filed as Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2010, and incorporated herein by reference.
(75)	Filed as Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2011, and incorporated herein by reference.
(76)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 20, 2010 and incorporated herein by reference.
(77)	Filed as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 11, 2011, and incorporated herein by reference.
(78)	Users of this interactive data file are advised pursuant to Rule 406T of Regulation S-T that this interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.

+	Management contract or compensatory arrangement or plan.

*	The following exhibits to the Joint Prepackaged Plan of Reorganization were filed with the bankruptcy court, which, as permitted by Item 601(b)(2) of Regulation S-K, have been omitted from this Registration Statement on Form S-4. We will furnish supplementally a copy of any exhibit to the Joint Prepackaged Plan of Reorganization to the Securities and Exchange Commission upon request.

Exhibit A	Amended and Restated Credit Facility
Exhibit B	Commitment Letter
Exhibit C	New Management Incentive Plan
Exhibit D	New Warrants
Exhibit E	Executory Contracts and Unexpired Leases to be Rejected
Exhibit F	Amended and Restated Pledge and Security Agreement
Exhibit G	Austria Contribution Agreement
Exhibit H	Austria Note
Exhibit I	Austria Purchase Agreement
Exhibit J	Canada Direction Letter Agreement
Exhibit K	Exit Facility Credit Agreement
Exhibit L	Exit Facility Pledge and Security Agreement
Exhibit M	Germany Assumption Agreement
Exhibit N	Intercreditor Agreement
Exhibit O	Nominating Agreement
Exhibit P	Registration Rights Agreement
Exhibit Q	Restated Bylaws of each Reorganized Debtor
Exhibit R	Restated Charters of each Reorganized Debtor
Exhibit S	Shareholder Rights Plan
Exhibit T	U.S. Direction Letter Agreement
Exhibit U	Initial Directors and Initial Officers of the Reorganized Debtors
Exhibit V	Retained Actions
Exhibit W	Additional Intercompany Transactions